As filed with the Securities and Exchange Commission on June 14, 2004

Registration No. [            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CMGI, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	04-2921333
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

425 Medford Street

Charlestown, Massachusetts 02129

(617) 886-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PETER L. GRAY, ESQ.

Executive Vice President and General Counsel

CMGI, INC.

425 Medford Street

Charlestown, Massachusetts 02129

(617) 886-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

MARK D. GERSTEIN, ESQ. DAVID M. HERNAND, ESQ. Latham & Watkins, LLP 233 South Wacker Drive Chicago, Illinois 60606-6401 (312) 876-7700	MARK G. BORDEN, ESQ. PHILIP P. ROSSETTI, ESQ. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement and the satisfaction of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	77,662,721	(1)	N/A	$3,798,000	(2)	$485.00
Common Stock, par value $0.01 per share	62,811,878	(3)	N/A	N/A		N/A	(4)

(1)	Represents an estimate of the maximum number of common shares of the registrant that it expects will be issuable to stockholders of Modus Media, Inc. pursuant to the agreement and plan of merger between the registrant, Westwood Acquisition Corp. and Modus Media, Inc. The maximum number of shares equals the purchase price of $157,500,000 divided by $2.028. Pursuant to the agreement and plan of merger, $2.028 is the lowest average closing price of CMGI common stock during the 20 trading days ending immediately prior to the second trading day preceding the completion of the merger that is to be used in the calculation of the exchange ratio.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rule 457(f)(2). Pursuant to Rule 457(f)(2), the proposed maximum offering price of the registrant’s common stock was calculated based on the book value of Modus Media, Inc. securities being received in this transaction as of March 31, 2004, the latest practicable date prior to the date of filing of this registration statement.
(3)	Represents an estimate of the number of shares of CMGI common stock being registered for resale by the selling stockholders named in this registration statement, all of which are issuable in connection with the merger in exchange for shares of Modus Media, Inc. common stock.
(4)	No filing fee is required with respect to the resale shares pursuant to Rule 457(f)(5) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Modus Media, Inc.

690 Canton Street

Westwood, Massachusetts 02090

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To Our Stockholders:

You are cordially invited to attend a special stockholders’ meeting of Modus Media, Inc. to be held on             , 2004 at     :00     .m. local time at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts, at which time we will ask you to consider and vote upon a proposal to adopt the merger agreement among Modus, CMGI, Inc. and a wholly-owned subsidiary of CMGI. The Modus Board of Directors has already approved the merger agreement.

If the merger agreement is adopted, Modus will become a wholly-owned subsidiary of CMGI and you will receive a certain number of shares of CMGI common stock for each share of common stock, non-voting common stock or series B common stock of Modus (which we refer to collectively as Modus common stock) that you own at the time of the merger. The exchange ratio for the merger is variable, based upon an aggregate purchase price of $157.5 million (subject to reduction if Modus’ net indebtedness exceeds a targeted amount), the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing (but not less than $2.028 or greater than $2.478) and the total number of shares of Modus common stock deemed outstanding immediately prior to closing (including shares issuable upon exercise of in-the-money options and warrants to purchase Modus common stock calculated as if exercised on a cashless basis). The specific mechanics for calculating the exchange ratio are described in more detail in the accompanying proxy statement/prospectus. 10.6% of the aggregate number of shares of CMGI common stock issuable to Modus stockholders in the merger will be deposited into an escrow account to secure the indemnification obligations of Modus stockholders to CMGI and to satisfy any post-closing adjustments for increases in Modus’ net indebtedness under the terms of the merger agreement.

CMGI common stock is quoted on the Nasdaq National Market under the trading symbol “CMGI,” and on             , 2004 its closing price was $    .             per share.

After careful consideration, your Board of Directors approved the merger and the merger agreement and deemed it advisable. Your Board of Directors recommends that you vote “FOR” the adoption of the merger agreement.

Please consider carefully all of the information in the enclosed proxy statement/prospectus about CMGI, Modus and the proposed merger. In particular, you should carefully consider the discussion in the section entitled “RISK FACTORS—Risks Related to the Merger” beginning on page 15.

The affirmative vote of the holders of a majority of the outstanding voting shares of Modus common stock is required to approve the merger agreement and the merger. Concurrently with executing the merger agreement, holders of shares of Modus representing approximately 58% of the voting power of Modus shares entered into agreements to vote their shares in favor of the merger, subject to limited exceptions. Accordingly, unless the merger agreement is terminated by CMGI or Modus, approval of the proposal to adopt the merger agreement is assured.

Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy in the enclosed envelope to ensure that your shares will be voted at the special meeting. Failure to return a properly executed proxy card at the special meeting will have the same effect as a vote against approval of the merger agreement and the merger.

Sincerely,

R. Scott Murray

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this proxy statement/prospectus or the CMGI common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [            ], 2004 and is first being mailed to stockholders on or about [            ], 2004.

MODUS MEDIA, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                          , 2004

To the Stockholders of Modus Media, Inc.:

A special meeting of the stockholders of Modus Media, Inc. will be held on             , 2004, at              m. local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts, for the following purposes:

1.    To consider and vote upon a proposal to adopt the merger agreement among Modus, CMGI, Inc. and a wholly-owned subsidiary of CMGI, and

2.    To transact any other business which properly comes before the special meeting or any adjournment of it.

These items of business are described in the attached proxy statement/prospectus. Holders of record of common stock or series B common stock of Modus at the close of business on             , 2004, the record date for the special meeting, will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the special meeting.

The Modus Board of Directors has approved the adoption of the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement. We cannot complete the merger unless a majority of the outstanding shares of common stock and series B common stock of Modus, voting together as a single class, vote to adopt the merger agreement.

Under Delaware law, holders of Modus common stock, non-voting common stock and series B common stock are entitled to dissenters’ rights of appraisal if the merger agreement is adopted. Any holder of Modus common stock, non-voting common stock and series B common stock who:

•	files with Modus, before the vote is taken to adopt the merger agreement, a written objection to the merger stating that he, she or it intends to demand payment for his, her or its shares if the merger is effected; and

•	does not vote in favor of the merger or for adoption of the merger agreement has the right to demand in writing from Modus, within 20 days after receiving notice from Modus that the merger has become effective, payment for his, her or its shares and appraisal of their value. Dissenting stockholders must follow the procedures regarding appraisal elements contained in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex 5 to this proxy statement/prospectus.

For more information about the merger, please review the accompanying proxy statement/prospectus and the merger agreement attached thereto as Annex 1. You may vote by completing and mailing the enclosed proxy card. Please review the instructions in this proxy statement/prospectus and the proxy card before sending in your proxy.

By Order of the Board of Directors,

R. Scott Murray

Chief Executive Officer

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QUESTIONS AND ANSWERS ABOUT

THE MERGER AND THE SPECIAL MEETING

Q:	What is the proposed transaction?

A:	A merger in which Westwood Acquisition Corp., a newly-formed company that is a wholly-owned subsidiary of CMGI, Inc., will merge with and into Modus. After the merger, you will own shares of CMGI common stock and will no longer own shares of common stock, non-voting common stock or series B common stock of Modus, which we refer to collectively as Modus common stock.

Q:	What am I being asked to approve?

A:	You are being asked to approve the merger.

This joint proxy statement/prospectus contains important information about the merger and the special meeting of stockholders of Modus, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will I receive in the merger?

A:	If we complete the merger, unless you exercise appraisal rights (discussed below), you will receive a certain number of shares of CMGI common stock for each share of Modus common stock that you own at the time of the merger. The exchange ratio for the merger is variable, based upon an aggregate purchase price of $157.5 million (subject to reduction if Modus’ net indebtedness exceeds a targeted amount), the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing (but not less than $2.028 or greater than $2.478) and the total number of shares of Modus common stock deemed outstanding immediately prior to closing (including shares issuable upon exercise of in-the-money options and warrants to purchase Modus common stock calculated as if exercised on a cashless basis). The specific mechanics for calculating the exchange ratio are described in more detail below in this proxy statement/prospectus; however the exchange ratio will not be greater than 2.231789 or less than 1.826501 (assuming no adjustment to the aggregate purchase price based upon the net indebtedness of Modus prior to closing). 10.6% of the aggregate number of shares of CMGI common stock issuable to Modus stockholders in the merger will be deposited into an escrow account to secure the indemnification obligations of Modus to CMGI and to satisfy any post-closing adjustments for increases in Modus’ net indebtedness under the terms of the merger agreement.

The merger consideration will be allocated pro rata among the stockholders of Modus, based on the total number of shares of common stock deemed outstanding immediately prior to the effective time. The number of shares of CMGI common stock any Modus stockholder will be entitled to receive in exchange for each share of Modus common stock owned immediately prior to the effective time of the merger will not be calculable until the second trading day immediately prior to the completion of the merger.

Set forth below is a table that shows (i) the exchange ratio used to determine how many shares of CMGI common stock one share of Modus common will be converted into in the merger at various average closing prices of CMGI common stock, (ii) the aggregate number of whole shares of CMGI common stock that holders of Modus common stock would receive in the merger at various average closing prices of CMGI common stock, and (iii) the number of shares of CMGI common stock a holder of 100 shares of

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Modus common stock would receive at different average closing prices of CMGI common stock. The table is based on the following assumptions:

•	that 29,570,583 shares of Modus common stock will be issued and outstanding on the effective date;

•	that the aggregate number of shares of Modus common stock that would be outstanding if all in-the-money options and warrants to purchase Modus common stock were exercised on a cashless basis is 34,798,409; and

•	that there has been no adjustment of the purchase price based upon the net indebtedness of Modus prior to closing.

	Average Closing Price of CMGI Common Stock	Applicable Exchange Ratio	Aggregate Number of Shares of CMGI Common Stock to be Issued in the Merger (Excluding Options and Warrants)	Number of Shares of CMGI Common Stock a Modus Stockholder Would Receive for Each 100 Shares of Modus Common Stock
	$1.500	2.231789	65,995,314	223
	or lower
	$1.750	2.231789	65,995,314	223
	$2.000	2.231789	65,995,314	223
Lower Collar Limit	$2.028	2.231789	65,995,314	223
	$2.100	2.155271	63,732,617	215
	$2.150	2.105148	62,250,464	210
	$2.250	2.011586	59,483,776	201
	$2.350	1.925987	56,952,552	192
	$2.450	1.847375	54,627,958	184
Higher Collar Limit	$2.478	1.826501	54,010,693	182
	$2.500	1.826501	54,010,693	182
	$2.600	1.826501	54,010,693	182
	$2.650	1.826501	54,010,693	182
	or higher

If the average trading price of CMGI common stock had been determined on June 9, 2004, it would have been $1.911, which would have resulted in an exchange ratio of 2.231789, based upon the assumptions above. The average trading price of CMGI common stock does not represent the actual value of the shares of CMGI common stock you will receive in the merger. The value of those shares will depend on market conditions at the time you receive those shares.

CMGI has the right to terminate the merger agreement and abandon the merger if, on any date 20 days or more after the date on which this registration statement (which includes this proxy/prospectus) is declared effective, the average closing price per share of CMGI common stock for the period of 20 trading days ending immediately prior to such date is more than $3.60480 per share. Similarly, Modus has the right to terminate the merger agreement and abandon the merger if, on any date 20 days or more after the date on which this registration statement (which includes this proxy/prospectus) is declared effective, the average closing price per share of CMGI common stock for the period of 20 trading days ending immediately prior to such date is less than $0.90120 per share.

Q:	Will Modus stockholders be able to trade the CMGI stock that they receive pursuant to the merger agreement?

A:

Yes. The CMGI common stock issued pursuant to the merger will be registered under the Securities Act of 1933 and will be listed on the Nasdaq National Market under the symbol “CMGI.” All shares of CMGI

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common stock that you receive pursuant to the merger or upon exercise of Modus options or warrants assumed or replaced by CMGI in the merger will be freely transferable unless you are deemed to be an affiliate of Modus at the time of the Modus special meeting or your CMGI common stock is subject to contractual transfer restrictions. Affiliates of Modus may, however, be able to transfer their shares of CMGI common stock subject to the terms of the stock transfer agreement with CMGI and the existence of an effective registration statement. For more information, see “OTHER AGREEMENTS—Stock Transfer Agreement” and “SELLING STOCKHOLDERS.”

Q:	Why are CMGI and Modus proposing to merge?

A:	We believe that the merger will provide strategic and financial benefits to the stockholders of both companies. We believe that the merger will allow stockholders of both companies to participate in a larger, more diversified company.

Q:	What happens if the merger is not completed?

A:	It is possible that the merger will not be completed. If the merger is not completed, Modus will continue to operate as an independent company. None of CMGI, Modus or any third party is under any obligation to make or consider any alternative proposals regarding the purchase of your shares of Modus stock. Modus may be required to pay CMGI a termination fee under the merger agreement if the merger is not completed for specified reasons. See “THE MERGER AGREEMENT – Termination Fees to be Paid by Modus” for a more complete description of the termination fees. In addition, either CMGI or Modus may be required to pay the other’s expenses incurred in connection with the proposed merger up to a maximum of $1,750,000 if the merger is not completed for specified reasons.

Q:	Where and when is the Modus Special Stockholder meeting?

A:	The Modus special meeting will be held on , 2004 at :00 .m. local time at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts.

Q:	Does the Modus Board of Directors recommend voting in favor of the merger agreement?

A:	Yes. After careful consideration, your Board of Directors determined the merger to be advisable and in your best interests as a stockholder of Modus. The Modus Board of Directors approved the merger agreement and recommends that you vote in favor of the merger agreement.

For a more complete description of the recommendation of and factors considered by the Modus Board of Directors, see the sections entitled “THE MERGER— Modus’ Reasons for the Merger” and “—Recommendation of the Modus Board of Directors.”

Q:	Will I be taxed on the CMGI common stock I receive in the merger?

A:	We expect the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, you will not recognize any gain or loss on your receipt of CMGI common stock in the merger for U.S. federal income tax purposes, except for gain or loss resulting from the receipt of cash in lieu of a fractional share of CMGI common stock. However, tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to read carefully the discussion in the section entitled “THE MERGER— Material United States Federal Income Tax Consequences” and to consult your tax advisor for a full understanding of the tax consequences of your participation in the merger.

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Q:	Will I have appraisal rights?

A:	Yes. Holders of Modus common stock are entitled to exercise appraisal rights in connection with the merger, subject to compliance with applicable procedures under the Delaware General Corporation Law, which are set forth on Annex 5 of this proxy statement/prospectus.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. For example, because Modus is not a publicly traded company, it will be difficult for you to determine whether the consideration that you will receive for your Modus common stock fairly represents the value of your Modus common stock. In addition, the average trading price of CMGI common stock used to determine the exchange ratio at closing will not be the value of CMGI common stock on the closing date, and the aggregate number of shares of CMGI common stock issuable in the merger is capped. We urge you to obtain current market quotations of CMGI common stock (Nasdaq: “CMGI”). In evaluating the merger, you should carefully consider the factors discussed in the section entitled “RISK FACTORS—Risks Related to the Merger.”

Q:	What do I need to do now?

A:	We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you as a stockholder. After reading this proxy statement/prospectus in its entirety, we ask that you vote on the merger.

Q:	What vote is required to approve the merger?

A:	Holders of shares of Modus common stock (other than Modus non-voting common stock) on the record date will be entitled to one vote for each share of common stock and series B common stock held on each matter submitted to a vote at the special meeting. The affirmative votes of holders of a majority of the common stock and series B common stock of Modus outstanding and entitled to vote, voting together as a single class, is required for the adoption of the merger.

Q:	How do I vote?

A:	Simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and return a proxy card, but do not include instructions on how to vote your proxy, we will vote your shares “FOR” approval and adoption of the merger agreement. If you fail to return your proxy card or to vote in person, the effect will be a vote against the adoption of the merger agreement.

For a more complete description of voting at the meeting, see the section entitled “SPECIAL MEETING OF MODUS STOCKHOLDERS.”

Q:	What do I do if I want to change my vote?

A:	If you want to change your vote, either send the secretary of Modus, Sheila M. Flaherty, at 690 Canton Street, Westwood, MA, 02090, a later-dated, signed proxy card before the special meeting with enough time for it to be delivered prior to the special meeting or attend the meeting and vote in person. You may also revoke your proxy by sending written notice to the secretary of Modus before the meeting. Attendance at the special meeting will not itself constitute a revocation of a proxy.

For a more complete description of how to change your vote, see the section entitled “SPECIAL MEETING OF MODUS STOCKHOLDERS—Voting, Revocation and Solicitation of Proxies.”

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Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, we will send written instructions for exchanging Modus common stock certificates for CMGI common stock certificates and the cash portion of the merger consideration paid on account of fractional shares, if any, which will be paid by check.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as quickly as possible. We hope to complete the merger during the third calendar quarter of 2004.

For a description of the conditions to completing the merger, see the section entitled “THE MERGER AGREEMENT—Conditions to Completion of the Merger.”

Q:	Whom should I call with questions?

A:	You should call Christine Caunt in the Modus Office of the General Counsel at (781) 407-2025 with any questions about the merger.

You may also obtain additional information about CMGI from documents filed with the Securities and Exchange Commission, which can be accessed via the internet at www.sec.gov. See “WHERE YOU CAN FIND MORE INFORMATION.”

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Agreement and Plan of Merger (which we refer to as the merger agreement) attached as Annex 1 and the other documents to which we refer you.

The Companies

CMGI, Inc.

425 Medford Street

Charlestown, MA 02129

(617) 886-4500

CMGI’s operating subsidiaries provide technology and e-commerce solutions that help businesses market, sell and distribute their products and services. These solutions include industry-leading global supply chain management and web-based distribution and fulfillment. In addition, CMGI’s affiliated venture capital arm is comprised of venture capital funds that focus on investing in technology companies. CMGI expects to continue to refine its product and service offerings, and continue to pursue developing, acquiring or investing in additional companies and technologies.

Westwood Acquisition Corp. is a newly formed, wholly-owned subsidiary of CMGI that was solely formed for the purpose of effecting the merger. Westwood Acquisition Corp. has not conducted and will not conduct any business during any period of its existence.

Modus Media, Inc.

690 Canton Street

Westwood, MA 02090

(781) 407-2000

Modus is a global outsource provider of supply chain management services to the technology industry. Modus offers a full range of services including demand planning, product assembly and fulfillment, after sales services, customer support services and financial management services. Modus’ primary North American operations are located in Utah, Texas, Tennessee, North Carolina and Guadalajara, Mexico. Modus also has European operations in Ireland, the United Kingdom, The Netherlands, Hungary and France, and Asian operations in Singapore, Taiwan, China and Malaysia. In addition, Modus holds minority interests in joint ventures in Korea and Japan.

The Merger (see page 28)

Modus has agreed to be acquired by CMGI under the terms of the merger agreement that is described in this proxy statement/prospectus and attached hereto as Annex 1. We encourage you to read the merger agreement in its entirety.

To accomplish this acquisition, Westwood Acquisition Corp., a newly-formed, wholly-owned subsidiary of CMGI will merge with and into Modus. As a result of the merger, Modus will become a wholly-owned subsidiary of CMGI. Upon completion of the Modus merger, each Modus stockholder (other than those who exercise dissenters’ rights) will receive a certain number of shares of CMGI common stock for each share of Modus common stock that he or she owns at the time of the merger. The exchange ratio for the merger is

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variable, based upon an aggregate purchase price of $157.5 million (subject to reduction if Modus’ net indebtedness exceeds a targeted amount), the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing (but not less than $2.028 or greater than $2.478) and the total number of shares of Modus common stock deemed outstanding immediately prior to closing (including shares issuable upon exercise of in-the-money options and warrants to purchase Modus common stock calculated as if exercised on a cashless basis). The specific mechanics for calculating the exchange ratio are described in more detail below in this proxy statement/prospectus; however the exchange ratio will not be greater than 2.231789 or less than 1.826501 (assuming no adjustment to the aggregate purchase price based upon the net indebtedness of Modus at the time of the closing). 10.6% of the aggregate number of shares of CMGI common stock issuable to Modus stockholders in the merger will be deposited into an escrow account to secure the indemnification obligations of Modus stockholders to CMGI and to satisfy any post-closing adjustments for increases in Modus’ net indebtedness under the terms of the merger agreement. See “THE MERGER – Merger Consideration.”

The shares of common stock received by Modus stockholders (excluding options and warrants) are expected to represent between approximately 11.9% and 14.1% of the outstanding common stock of CMGI immediately following the closing.

Under the merger agreement, CMGI has agreed that, at the effective time of the merger, all unexercised and unexpired options to purchase shares of Modus common stock then outstanding under any Modus stock option plan, whether or not then exercisable, either will be (a) assumed and converted into options to purchase shares of CMGI common stock or (b) terminated and substituted with options to purchase shares of CMGI common stock. These stock options will continue to be exercisable and vest subject to the terms and conditions applicable to them before the merger, except that prior to the effective time of the merger, (1) Modus will accelerate the vesting of one-third of the remaining unvested portion of all Modus stock options and (2) Modus will waive any liquidity thresholds to exercise contained in option agreements under Modus’ stock option plans. See “THE MERGER – Treatment of Stock Options.” The merger agreement does not expressly provide for the assumption of Modus’ warrants, but the terms of such warrants provide that they will remain as outstanding obligations of Modus following the effective time of the merger. Modus’ warrants exercised after the effective time of the merger will be entitled to receive the same consideration as if such warrants had been exercised immediately prior to the effective time of the merger. See “THE MERGER – Treatment of Warrants.”

Modus Reasons for the Merger (see page 31)

In reaching its decision to approve the merger agreement and the merger, the Modus Board of Directors considered a number of factors, including the value of the per share merger consideration, the opportunity to provide Modus stockholders with greater future liquidity, the complementary nature of the businesses and other strategic considerations, the long term prospects of Modus, CMGI’s agreement to pay off Modus’ outstanding senior credit facility and its mezzanine debt at the effective time of the merger, general economic conditions and the condition of the supply chain management industry as a whole. The Modus Board of Directors also considered a number of risks, including integration risks, the risk that the market price for CMGI common stock might decline and other risks. See “THE MERGER—Modus’ Reasons for the Merger.”

CMGI Reasons for the Merger (see page 29)

In reaching its decision to approve the merger agreement and the merger, CMGI’s Board of Directors considered a number of factors, including CMGI management’s view of the financial performance of CMGI and Modus, the consideration to be paid in the merger and the terms of the merger agreement and ancillary agreements, current market conditions for CMGI stock and the results of CMGI’s diligence investigation of Modus. The CMGI Board of Directors determined to proceed based on the potential benefits of the merger it

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believes will contribute to the success of CMGI’s supply chain management business. The CMGI Board of Directors also took into consideration risks associated with the merger. See “THE MERGER—CMGI’s Reasons for the Merger.”

Recommendation of the Modus Board of Directors (see page 32)

The Modus Board of Directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger of a wholly-owned subsidiary of CMGI with and into Modus, are advisable and in the best interests of Modus and its stockholders and recommends that Modus stockholders vote “FOR” approval of the merger agreement.

Modus Stockholders Entitled to Vote; Vote Required (see page 25)

You can vote at the Modus special meeting if you owned voting shares of Modus common stock at the close of business on             , 2004, the record date for the Modus special meeting. On that date, there were 25,294,056 shares of common stock and 830,245 shares of series B common stock of Modus outstanding and entitled to vote. You can cast one vote for each such share of common stock or series B common stock of Modus that you owned on that date. Stockholder approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock and series B common stock entitled to vote, voting together as a single class.

The Merger Agreement and Other Agreements (see pages 43-68)

The Merger Agreement

The parties have entered into an Agreement and Plan of Merger, dated as of March 23, 2004, which sets forth the terms and conditions of the merger. Among other things, the merger agreement:

•	restricts the business conduct of the parties before the closing of the merger;

•	contains representations and warranties of the parties to the agreement;

•	provides for an adjustment to the aggregate purchase price of $157.5 million and accordingly, the exchange ratio, if Modus’ net indebtedness exceeds a targeted amount ($76 million) at closing;

•	provides that CMGI will, at the effective time of the merger, repay or cause to be repaid certain of Modus’ outstanding indebtedness, estimated to be $101 million (including principal, interest and prepayment penalties) as of June 1, 2004;

•	provides for placing 10.6% of the shares of CMGI common stock issuable in connection with the merger into an escrow account to secure the indemnification obligations of Modus stockholders to CMGI and to satisfy any post-closing adjustments for increases in Modus’ net indebtedness;

•	prohibits Modus from soliciting competing offers;

•	permits the termination of the merger agreement by the parties under certain circumstances; and

•	provides for the payment of a termination fee and reimbursement of certain expenses if the merger agreement is terminated for certain reasons.

You are urged to read the section entitled “THE MERGER AGREEMENT” and the copy of the merger agreement attached hereto as Annex 1.

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The Stockholder Support Agreements (see page 64)

Concurrently with the execution of the merger agreement, CMGI entered into stockholder support agreements with certain significant Modus stockholders which together beneficially held approximately 58% of Modus common stock outstanding as of [            ], 2004, the record date for the Modus special meeting. Each agreement provides that the respective stockholder will vote for the merger, subject to limited exceptions, and will not dispose of his, her or its stock prior to the merger. You are urged to read the section entitled “OTHER AGREEMENTS —Stockholder Support Agreements” and the copy of the form of stockholder support agreement attached hereto as Annex 2.

Escrow Agreement (see page 65)

Pursuant to the terms of the merger agreement and concurrently with the consummation of the merger, CMGI will enter into an escrow agreement with Nicholas Nomicos and R. Scott Murray, jointly as stockholder representative of all of the Modus stockholders receiving shares of CMGI common stock as merger consideration in the merger and an escrow agent to be determined. Under the escrow agreement, certificates representing 10.6% of the aggregate number of shares of CMGI common stock issuable to Modus stockholders in the merger will be deposited into an escrow account to secure the indemnification obligations of Modus stockholders to CMGI and to satisfy any post-closing adjustments for increases in Modus’ net indebtedness under the terms of the merger agreement. Except with respect to ongoing claims for indemnification under the merger agreement, all shares and cash held in escrow will be released to former Modus stockholders on the 12 month anniversary of the closing date of the merger. The stockholder representative is entitled, subject to restrictions contained in the stock transfer agreement, to cause the shares in the escrow account to be sold for cash provided that the net proceeds of such sale are placed in the escrow account. You are urged to read the section entitled “OTHER AGREEMENTS —Escrow Agreement” and the copy of the form of escrow agreement attached hereto as Annex 4.

The Stock Transfer Agreement (see page 66)

Concurrently with the execution and delivery of the merger agreement, CMGI entered into a stock transfer agreement with Modus stockholders who beneficially held approximately 75% of the outstanding shares of Modus common stock and, as to the shares deposited in the escrow account, with Nicholas G. Nomicos and R. Scott Murray, jointly as stockholder representative. The stock transfer agreement sets forth certain sale and transfer restrictions on the shares of CMGI common stock delivered to such stockholders in the merger and those shares of CMGI common stock deposited into the escrow account. The Modus stockholders who are signatories to this agreement also agreed to certain standstill obligations for two years following the date of the merger agreement with respect to solicitations of CMGI stockholders and nominations of its directors. In exchange for the foregoing, CMGI agreed to effect the registration of the resale of the shares and the listing of the shares of CMGI common stock subject to this agreement. You are urged to read the section entitled “OTHER AGREEMENTS —Stock Transfer Agreement” and the copy of the stock transfer agreement attached hereto as Annex 3.

Listing of CMGI Common Stock on the Nasdaq National Market

CMGI’s common stock is listed on the Nasdaq National Market. It is a condition to the completion of the merger that the CMGI common stock issuable to the Modus stockholders pursuant to the merger agreement be approved for listing on the Nasdaq National Market, subject to official notice of issuance. Neither CMGI nor Modus will waive the condition that the CMGI common stock to be issued pursuant to the merger be approved for listing on the Nasdaq National Market.

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Ownership of CMGI after the Merger

CMGI will issue between 54,010,693 and 65,995,314 shares of CMGI common stock to Modus stockholders (excluding options and warrants) in the merger. Based on the number of shares of CMGI and Modus common stock outstanding on the record date, after completion of the merger, former Modus stockholders are expected to own between 11.9% and 14.1% of the then-outstanding shares of CMGI common stock (excluding options and warrants), assuming there is no adjustment to the purchase price as described in this proxy statement/prospectus based upon the net indebtedness of Modus at the time of the closing. Between approximately 10,462,418 and 12,783,960 additional shares of CMGI common stock will be subject to Modus stock options assumed in the merger, or subject to stock options granted under CMGI stock incentive plans to Modus employees in replacement of existing Modus options. CMGI has also agreed to adopt, prior to the effective time, an employee retention incentive policy to grant restricted shares of CMGI common stock to certain employees of Modus who continue to be employed by Modus or CMGI on the first anniversary of the effective time. CMGI will issue the shares of CMGI common stock pursuant to such grants promptly following the effective time of the merger. The number of shares of CMGI common stock issuable will be equal to (i) $3,500,000 divided by (ii) the closing price of CMGI common stock on the first trading day following the effective time. In addition, CMGI will issue between 3,693,026 and 4,512,484 shares of CMGI common stock to Modus warrant holders, assuming such holders do not exercise such warrants on a cashless basis and assuming that all Modus warrantholders who have an option to receive further warrants pursuant to existing contractual arrangements elect to receive such warrants prior to the effective time of the merger.

Interests of Certain Persons in the Merger (see page 35)

When considering the Modus Board of Directors’ recommendation that the Modus stockholders vote in favor of the approval of the merger agreement, Modus stockholders should be aware that some directors and executive officers of Modus have interests in the merger that may be different from, or in addition to, the interests of Modus stockholders. These interests include the continued indemnification of current directors and officers of Modus, the accelerated vesting, and removal of liquidity thresholds, of options to purchase Modus common stock or restricted common stock of Modus prior to or upon the effective time of the merger, severance arrangements with officers, the repayment of certain indebtedness of Modus held by directors or affiliates of directors, the ability of R. Scott Murray and Terence Leahy to repay their indebtedness to Modus in shares of Modus common stock and the potential employment of certain current officers of Modus by CMGI following the consummation of the merger.

The Modus Board of Directors knew about these additional interests, and considered them when it adopted the merger agreement.

Accounting Treatment (see page 39)

CMGI will account for the merger under the purchase method of accounting for business combinations under United States generally accepted accounting principles.

Dissenters’ Rights of Appraisal (see page 35)

Modus stockholders who do not vote in favor of the merger and follow the appropriate procedures under the General Corporation Law of the State of Delaware will be entitled, instead of receiving the shares of CMGI common stock pursuant to the merger agreement, to have the fair value of their shares of Modus common stock be determined by a Delaware court.

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Summary of Selected Historical Consolidated Financial Information of Modus

The table below presents summary financial information of Modus for each of the years in the five-year period ended December 31, 2003 and for the three months ended March 31, 2004 and 2003. This information has been derived from the selected historical consolidated financial data of Modus included in this proxy statement/prospectus. This information is only a summary, and you should read it in conjunction with the selected historical consolidated financial information of Modus included below under “INFORMATION ABOUT MODUS—Selected Historical Financial Information of Modus” and the historical consolidated financial statements and related notes of Modus included in this proxy statement/prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2004	2003	2003	2002 Restated(1)	2001 Restated(1)	2000	1999 Restated(2)
	(in thousands)
STATEMENT OF OPERATIONS DATA:
Revenue	$140,184	$133,131	$543,351	$595,703	$641,529	$688,102	$692,021
Gross profit	25,262	27,042	111,672	121,862	99,936	151,725	145,423
Selling, general and administrative expenses	21,422	22,903	86,653	99,169	117,929	120,254	117,263
Operating income (loss)	1,506	841	17,964	20,333	(24,459)	14,206	27,542
Income (loss) before income taxes	(3,343)	(3,310)	(3,923)	1,028	(36,427)	5,719	15,385
Provision (benefit) for income taxes	169	33	2,956	(1,359)	1,872	1,445	7,550
Net income (loss)	(3,512)	(3,343)	(6,879)	2,387	(38,299)	2,126	8,232

	As of March 31, 2004		As of December 31, 2003
BALANCE SHEET DATA:	(in thousands)
Cash and cash equivalents	$35,408		$43,186
Working capital	45,595		42,197
Total assets	222,196		248,001
Long-term debt, net of current portion	96,818		93,512
Total stockholders’ equity	3,798		5,157

(1)	See Note 3 to Modus’ consolidated financial statements for a discussion on the restatement.
(2)	Restated to reverse excess deferred tax asset valuation allowance of $3.7 million.

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Summary of Selected Historical Consolidated Financial Information of CMGI

The table below presents summary financial information of CMGI for each of the years in the five-year period ended July 31, 2003 and the nine months ended April 30, 2004 and 2003. This information has been derived from the selected financial data of CMGI included in this proxy statement/prospectus. This information is only a summary, and you should read it in conjunction with the historical financial statements and related notes of CMGI incorporated by reference in this proxy statement/prospectus.

	Nine Months Ended April 30,		Year Ended July 31,
	2004	2003	2003	2002	2001	2000	1999
			(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenue	$300,956	$339,105	$436,987	$168,476	$280,840	$313,469	$154,460
Cost of revenue	281,901	313,494	403,883	152,140	351,015	356,189	141,595
Research and development	—	—	332	4,732	25,347	48,477	12,888
In-process research and development	—	—	—	—	762	6,266	1,561
Selling	3,572	5,346	6,792	28,357	62,590	86,715	19,021
General and administrative	28,063	48,927	62,336	54,598	138,805	123,678	32,562
Amortization of intangible assets and stock-based compensation	262	164	218	4,941	182,704	171,683	6,255
Impairment of long lived-assets	—	456	456	2,482	170,659	20,873	—
Restructuring, net	5,566	29,144	55,348	(3,118)	109,207	—	—

Operating loss	(18,408)	(58,426)	(92,378)	(75,656)	(760,249)	(500,412)	(59,422)
Interest income (expense), net	1,594	3,392	3,717	36,416	(187)	(22,312)	243
Gains on issuance of stock by subsidiaries and affiliates	—	—	—	—	121,794	80,387	130,729
Other gains (losses), net	43,483	(45,680)	(41,317)	(67,983)	(322,033)	524,863	758,312
Other income (expense), net	(2,089)	(1,687)	(1,455)	(15,408)	(759)	(28,339)	(14,305)
Income tax benefit (expense)	70,181	(2,667)	(3,249)	7,096	(12,171)	(88,621)	(346,426)

Income (loss) from continuing operations	94,761	(105,068)	(134,682)	(115,535)	(973,605)	(34,434)	469,131
Extraordinary gain on retirement of debt, net of income taxes	—	—	—	131,281	—	—	—
Gain (loss) from discontinued operations, net of income taxes	(984)	(94,850)	(81,626)	(540,664)	(4,514,315)	(1,330,259)	7,109

Net income (loss)	93,777	(199,918)	(216,308)	(524,918)	(5,487,920)	(1,364,693)	476,240
Preferred stock accretion and amortization of discount	—	—	—	(2,301)	(7,499)	(11,223)	(1,662)
Gain on repurchase of Series C convertible preferred stock	—	—	—	63,505	—	—	—

Net income (loss) available to common stockholders	$93,777	$(199,918)	$(216,308)	$(463,714)	$(5,495,419)	$(1,375,916)	$474,578

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations before extraordinary item	$0.23	$(0.27)	$(0.34)	$(0.14)	$(2.97)	$(0.17)	$2.27
Income (loss) from discontinued operations, net of income taxes	—	(0.24)	(0.21)	(1.43)	(13.70)	(5.09)	0.03
Extraordinary gain on retirement of debt, net of income taxes	—	—	—	0.35	—	—	—

Net earnings (loss)	$0.23	$(0.51)	$(0.55)	$(1.22)	$(16.67)	$(5.26)	$2.30

Shares used in computing diluted net earnings (loss) per share	404,291	393,106	393,455	379,800	329,623	261,555	206,832

Consolidated Balance Sheet Data:
Working capital	$270,807	$173,072	$204,733	$203,879	$580,824	$1,110,105	$1,381,005
Total assets	445,693	448,339	455,341	910,267	2,054,375	8,557,107	2,404.594
Long-term obligations	20,259	31,785	26,816	122,697	319,043	654,417	68,090
Redeemable preferred stock	—	—	—	—	390,640	383,140	411,283
Stockholders’ equity	299,267	217,602	247,012	416,696	805,072	5,783,083	1,060,664

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CMGI Summary Unaudited Pro Forma Combined Financial Information

The table below presents selected financial data from the unaudited pro forma condensed combined financial statements of CMGI included in this proxy statement/prospectus. The pro forma condensed combined financial statements give effect to the proposed merger with Modus as if the merger had been completed on August 1, 2002 for income statement purposes and on April 30, 2004 for balance sheet purposes. The unaudited pro forma condensed combined financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. Modus and CMGI do not claim or represent that the following summary unaudited pro forma financial information is indicative of the results that would have been reported had the transactions actually occurred on the dates indicated above, nor is it indicative of future results. The unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes of CMGI included in this proxy statement/prospectus, as well as the audited and unaudited historical consolidated financial statements and related notes of CMGI incorporated by reference in this proxy statement/prospectus and of Modus included in this proxy statement/prospectus.

	Nine Months Ended April 30, 2004	Year Ended July 31, 2003
	(In thousands, except per share data)
Pro Forma Condensed Combined Statement of Operations Data
Net revenue	$728,430	$1,001,039
Operating income (loss)	739	(83,889)
Income (loss) from continuing operations	106,574	(133,971)
Basic earnings (loss) from continuing operations per share	0.23	(0.29)
Diluted earnings (loss) from continuing operations per share	0.22	(0.29)

	April 30, 2004
	(in thousands)
Pro Forma Condensed Combined Balance Sheet Data
Working capital	$216,724
Total assets	728,287
Non-current liabilities	28,323
Stockholders' equity	455,402

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Comparative Historical and Pro Forma Combined Per Share Data

The following table presents audited and unaudited basic and diluted earnings per share and book value per share data for CMGI and Modus separately on a historical basis and unaudited basic and diluted earnings per share and book value per share data for CMGI and Modus on a pro forma combined basis giving effect to the merger using the purchase method of accounting. The unaudited pro forma combined financial data presented below are not necessarily indicative of the results that would have occurred had the merger occurred at the beginning of the periods presented, and such data should not be construed as representative of the future financial position or operating results of CMGI. The pro forma combined net income (loss), pro forma stockholders’ equity and the pro forma number of shares of common stock outstanding used in determining the amounts presented below have been derived from unaudited pro forma financial statements included in this proxy statement/prospectus. This information is only a summary and should be read in conjunction with the selected historical consolidated financial data of Modus, the separate historical consolidated financial statements of Modus and related notes included in this proxy statement/prospectus, the selected historical consolidated financial data of CMGI, the separate historical consolidated financial statements of CMGI and related notes incorporated by reference in this proxy statement/prospectus, and the unaudited pro forma combined financial statements of CMGI included in this proxy statement/prospectus. The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period. The pro forma per share earnings (loss) from continuing operations is computed by dividing the pro forma earnings (loss) from continuing operations by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholder’s equity by the pro forma number of common shares outstanding at the end of the period. The Modus equivalent pro forma combined per share amounts are calculated by multiplying the CMGI pro forma combined per share amounts by an assumed common stock exchange ratio of 2.228.

Comparative Per Share Data

CMGI	Nine Months Ended April 30, 2004	Fiscal Year Ended July 31, 2003
Historical Per Common Share Data:
Earnings (loss) from continuing operations—basic	$0.24	$(0.34)
Earnings (loss) from continuing operations—diluted	0.23	(0.34)
Book value	0.75	0.62

Modus	Nine Months Ended March 31, 2004	Twelve Months Ended June 30, 2003
Historical Per Common Share Data:
Earnings (loss) from continuing operations—basic and diluted	$(0.06)	$(0.24)
Book value	0.13

CMGI and Modus	Nine Months Ended April 30, 2004	Fiscal Year Ended July 31, 2003
Pro Forma Combined Per Common Share Data:
Earnings (loss) from continuing operations—basic	$0.23	$(0.29)
Earnings (loss) from continuing operations—diluted	0.22	(0.29)
Book value	0.97

Equivalent Pro Forma Combined Per Common Share Data:
Earnings (loss) from continuing operations—basic	$0.51	$(0.65)
Earnings (loss) from continuing operations—diluted	0.49	(0.65)
Book value	2.16

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RISK FACTORS

The merger involves a number of risks. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS,” you should carefully consider the following risks before deciding whether to vote for approval of the merger agreement.

Risks Related to the Merger

The number of shares of CMGI common stock issuable in the merger is subject to a collar and other adjustments, which could result in Modus stockholders receiving less value than anticipated if the market price of CMGI common stock decreases.

The number and market price of the shares of CMGI common stock that Modus stockholders and option holders will receive or be entitled to receive in connection with the merger is subject to fluctuation. Modus stockholders will receive or be entitled to receive an aggregate of between 54,010,693 and 65,995,314 shares of CMGI common stock (excluding options and warrants) based upon the average closing price of CMGI common stock during the 20 trading days ending immediately prior to the second trading day preceding the completion of the merger. The merger agreement provides, however, that the average closing price of CMGI common stock used to calculate the merger consideration will not be more than $2.478 or less than $2.028. See “THE MERGER AGREEMENT—Terms of the Merger” on page 43. Although the number of CMGI shares that Modus stockholders will receive in the merger is based on that average trading price, the market price of CMGI common stock may fluctuate. Accordingly, on the date of the merger and on the date Modus stockholders actually receive their shares of CMGI common stock upon surrender of their Modus stock certificates, the market price of the CMGI common stock may be more or less than the average trading price of CMGI common stock used to determine the merger consideration. Furthermore, pursuant to the terms of the merger agreement, the merger consideration could decrease if Modus’ net indebtedness at closing exceeds a targeted amount of $76 million.

CMGI could make claims against your escrowed shares of CMGI common stock if CMGI has a claim for indemnification under the merger agreement after the merger or if there is an additional adjustment to the merger consideration because Modus’ net indebtedness at closing exceeds the targeted amount of $76 million.

In making its decision to acquire Modus, CMGI has relied on its management’s knowledge of the industry, due diligence conducted on Modus’ business and representations and warranties made by Modus concerning its business contained in the merger agreement. There can be no assurance that the representations and warranties made by Modus in the merger agreement are or will be true and complete. If these representations and warranties are inaccurate, CMGI may be able to make claims against the shares of CMGI common stock issued to Modus stockholders in the merger that are being held in escrow pursuant to the escrow agreement. See “THE MERGER AGREEMENT—Escrow and Indemnification” and “Other Agreements—Escrow Agreement.” If CMGI makes and prevails on any of these claims, you will not receive all or a portion of your shares of CMGI common stock being held in escrow. In addition, the merger agreement provides for a further adjustment of the merger consideration if Modus’ closing date net indebtedness, as definitely determined after the closing date, exceeds the targeted amount of $76 million and such adjustment was not fully made by the estimated adjustment made prior to closing (which is to be reflected in the exchange ratio calculation). To the extent there is to be a reduction of the merger consideration based on such adjustment, some shares of CMGI common stock subject to escrow will be returned to CMGI to reflect the adjustment of the merger consideration, and you will not receive a portion of your shares of CMGI common stock being held in escrow. See “THE MERGER AGREEMENT—Terms of the Merger.”

The price of CMGI common stock may be affected by factors different from those affecting the value of Modus common stock.

Upon completion of the merger, holders of Modus common stock will become holders of CMGI common stock. CMGI’s business differs from that of Modus, and CMGI’s results of operations, as well as the price of

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CMGI common stock, may be affected by factors different from those affecting Modus’ results of operations and the value of Modus common stock. For a discussion of CMGI’s business and certain factors to consider in connection with its business, see CMGI’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003 and CMGI’s Quarterly Report on Form 10-Q for the three months ended April 30, 2004, which are incorporated by reference in this proxy statement/prospectus and “RISK FACTORS—Risks Related to the Ownership of the Capital Stock of CMGI” in this proxy statement/prospectus.

CMGI may not realize all of the anticipated benefits of the merger.

The success of the merger will depend in part on the ability of CMGI to realize the anticipated synergies and cost savings from integrating the businesses of Modus with the supply chain management businesses of CMGI. CMGI’s success in realizing these benefits and the timing of this realization depend upon the successful integration of the technology, personnel and operations of Modus. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	retaining key employees;

•	retaining key customers;

•	consolidating corporate and administrative infrastructures;

•	maintaining customer service levels;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically disparate organizations;

•	effectively consolidating facilities;

•	coordinating and maintaining CMGI’s and Modus’ supplier bases; and

•	consolidating and integrating information technology systems.

We cannot assure you that the integration of Modus with CMGI’s supply chain management business will result in the realization of the full benefits that the parties anticipate in a timely manner or at all.

The officers and directors of Modus have interests different from yours as a Modus stockholder.

The directors and officers of Modus have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of Modus stockholders generally. See “THE MERGER—Interests of Certain Persons in the Merger.” As a result, these directors and officers could be more likely to approve and adopt the merger agreement and the merger than if they did not hold these interests.

Risks Related to the Ownership of CMGI Common Stock after the Merger

CMGI may not be profitable after the merger and risks depleting its working capital.

During the three and nine months ended April 30, 2004, CMGI had an operating loss of approximately $6.5 million and $18.4 million, respectively. CMGI anticipates that it will continue to incur significant operating expenses in the future, including significant costs of revenue and general and administrative expenses. CMGI also has significant commitments and contingencies, including real estate leases, continuing stadium sponsorship obligations, and guarantees entered into by CMGI on behalf of itself and current and former operating companies. As a result, CMGI can give no assurance that it will achieve profitability or be capable of sustaining profitable operations. CMGI may also use significant amounts of cash to fund growth and expansion of its operations, including through additional acquisitions. CMGI may also incur significant costs and expenses in

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connection with pending and future litigation. At April 30, 2004, CMGI had a consolidated cash, cash equivalents and marketable securities balance of approximately $260.2 million and fixed contractual obligations of $82.9 million. The merger agreement requires CMGI to repay certain Modus indebtedness (estimated to be approximately $101 million (including principal, interest and prepayment penalties) as of June 1, 2004) at the effective time of the merger, which will reduce CMGI’s available cash reserves. If CMGI is unable to reach and sustain profitability, it risks depleting its working capital balances and its business will be materially adversely affected.

Following the merger, CMGI will continue to derive substantially all of its revenue from a small number of customers and adverse industry trends or the loss of any of those customers could significantly damage CMGI’s business.

CMGI currently derives substantially all of its revenue from the supply chain management services provided by its wholly-owned subsidiary SalesLink Corporation (“SalesLink”). Following the merger, CMGI’s business and future growth will continue to depend in large part on the industry trend towards outsourcing supply chain management and other business processes. If this trend does not continue or declines, demand for CMGI’s supply chain management services would decline and its financial results could suffer.

In addition, both SL Supply Chain Services International Corp. (“SL Supply Chain”), a wholly-owned subsidiary of SalesLink, and Modus have been designated as authorized replicators for Microsoft. Such designation provides these companies with licenses to replicate Microsoft software products and documentation for their customers who want to bundle licensed software with their hardware products. These agreements typically have terms of limited duration, up to 12 months. A failure to maintain authorized replicator status could result in reduced business and revenues for SL Supply Chain or Modus in the future.

In addition, for the year ended December 31, 2003, five end customers accounted for approximately 44% of Modus’ net revenues. For the nine months ended April 30, 2004, one customer, Hewlett-Packard accounted for approximately 72% of CMGI’s consolidated net revenue. After the merger, the loss of any one or more of these customers would cause revenues to decline, perhaps below expectations. CMGI and Modus currently do not have any agreements which obligate any customer to buy a minimum amount of products or services. CMGI does not currently have any agreements which designate CMGI as its sole supplier of any particular products or services. Following the merger, the loss of a significant amount of business with Hewlett-Packard or any other key customers of CMGI or its operating companies, including Modus, would have a material adverse effect on CMGI. After the merger, CMGI will continue to derive the vast majority of its operating revenue from sales to a small number of key customers. There can be no assurance that CMGI’s revenue from key customers would not decline in future periods.

CMGI may have problems raising money it needs in the future.

CMGI has generally financed its operations and growth through the selective sale of investments or minority or majority interests in subsidiaries or affiliates to outside investors. Market and other conditions largely beyond CMGI’s control may affect its ability to engage in future sales of such securities, the timing of any such sales, and the amount of proceeds therefrom. Even if CMGI is able to sell any such securities in the future, CMGI may not be able to sell at favorable prices or on favorable terms. In addition, this funding source may not be sufficient in the future, and CMGI may need to obtain funding from outside sources. However, CMGI may not be able to obtain funding from outside sources. In addition, even if CMGI finds outside funding sources, CMGI may be required to issue to such outside sources securities with greater rights than those currently possessed by holders of CMGI’s common stock. CMGI may also be required to take other actions, which may lessen the value of its common stock or dilute its common stockholders, including borrowing money on terms that are not favorable to CMGI or issuing additional shares of common stock. If CMGI experiences difficulties raising money in the future, its business could be materially adversely affected.

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A decline in the technology sector could reduce CMGI’s revenues.

A large portion of CMGI’s and Modus’ respective supply chain management revenue comes from customers in the technology sector, which is intensely competitive and very volatile. Declines in the overall performance of the technology sector have in the past and could in the future adversely affect the demand for supply chain management services and reduce CMGI’s revenues and profitability from such customers.

The gross margins in the supply chain management business are low, which magnifies the impact of variations in revenue and operating costs on the financial results of CMGI.

As a result of intense price competition in the technology products marketplace, the gross margins in both CMGI’s and Modus’ supply chain management business are low, and both CMGI and Modus expect them to continue to be low in the future. Following the merger, increased competition arising from industry consolidation and/or low demand for certain products may hinder the ability of CMGI to maintain or improve its gross margins. In addition, there may be additional pressure following the merger with respect to overlapping customers that may seek to reduce pricing to the lower of the pre-merger pricing of CMGI and Modus. These low gross margins magnify the impact of variations in revenue and operating costs on CMGI’s financial results. Portions of CMGI’s and Modus’ operating expenses are relatively fixed, and planned expenditures are based in part on anticipated orders that are forecasted with limited visibility of future demand. As a result, following the merger CMGI may not be able to reduce its operating expenses as a percentage of revenue to mitigate any further reductions in gross margins. CMGI may also be required to spend money to restructure its operations should future demand fall significantly in any one facility. Following the merger, if CMGI cannot proportionately decrease its cost structure in response to competitive price pressures, CMGI’s business and operating results could suffer.

Because CMGI and Modus frequently sell to supply chain management customers on a purchase order basis, both companies are subject to uncertainties and variability in demand by customers, which, following the merger, could decrease revenue and adversely affect the financial results of CMGI.

Both CMGI and Modus frequently sell to their respective supply chain management customers on a purchase order basis rather than pursuant to long-term contracts or contracts with minimum purchase requirements. Consequently, both companies’ sales are subject to demand variability by their respective supply chain management customers. The level and timing of orders placed by these customers vary for a variety of reasons, including seasonal buying by end-users, the introduction of new technologies and general economic conditions. Customers submitting a purchase order may cancel, reduce or delay their orders. Following the merger, if CMGI is unable to anticipate and respond to the demands of its supply chain management customers, it may lose customers because of an inadequate supply of products, or an excess inventory, either of which may harm the business, financial position and operating results of CMGI.

CMGI’s and Modus’ respective supply chain management businesses are required to maintain adequate levels of inventory in order to meet customer needs, which presents risks to CMGI’s financial position and operating results.

Each of CMGI’s and Modus’ supply chain management businesses are often required to purchase and maintain adequate levels of inventory in order to meet customer needs rapidly and on a timely basis. CMGI and Modus are often required to finance the purchase of products or components that are necessary to fulfill customer orders. The technology sector served by the customers of CMGI and Modus is subject to rapid technological change, new and enhanced product specification requirements, and evolving industry standards. These changes may cause inventory on hand to decline substantially in value or to rapidly become obsolete. Most of CMGI’s and some of Modus’ customers offer limited protection from the loss in value of inventory. In addition, customers may become unable or unwilling to fulfill such protection obligations. Following the merger, the decrease or elimination of price protection or the inability of customers to fulfill their protection obligations

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could lower CMGI’s gross margins and cause it to record inventory write-downs. If CMGI is unable to manage its inventory with its customers with a high degree of precision, it may have insufficient product supplies or it may have excess inventory, resulting in inventory write-downs, which may harm CMGI’s business, financial position and operating results. In addition, CMGI may not be able to recover fully the credit costs it would face with the financing of inventory.

Following the merger, the ability of CMGI and its operating companies, including Modus, to obtain particular products or components in the required quantities and to fulfill customer orders on a timely basis is critical to CMGI’s success. In most cases, CMGI and its operating companies, including Modus, will have no guaranteed price or delivery agreements with their respective suppliers. CMGI and its operating companies, including Modus, may occasionally experience a supply shortage of certain products as a result of strong demand or problems experienced by their suppliers. If shortages or delays persist, the price of those products may increase, or the products may not be available at all. Accordingly, if CMGI is not able to secure and maintain an adequate supply of products or components to fulfill its customer orders on a timely basis, CMGI’s business, financial position and operating results may be adversely affected.

A failure of CMGI to meet customer expectations could result in lost revenues, increased expenses and negative publicity.

CMGI’s and Modus’ respective supply chain management customers face significant uncertainties in forecasting the demand for their products. Following the merger, limitations on the size of facilities, number of personnel and availability of materials could make it difficult for CMGI and its operating companies, including Modus, to meet customers’ unforecasted demand for additional production. Any failure to meet customers’ specifications, capacity requirements or expectations could result in lost revenue, lower client satisfaction, negative perceptions in the marketplace and potential claims for damages.

If CMGI is not able to establish customer sites where requested, or if it fails to retain key customers at established sites, customer relationships, revenue and expenses could be seriously harmed.

CMGI’s and Modus’ respective supply chain management customers have, at times, requested that CMGI or Modus add capacity or open a facility in locations near their sites. Following the merger, if CMGI elects not to add required capacity at sites near existing customers or establish sites near existing or potential customers, customers may decide to seek alternate service providers. In addition, if CMGI loses a significant customer of a particular site or opens a site with the expectation of business that does not materialize, operations at that site could become unprofitable or significantly less efficient. Any of these events could have a material adverse effect on the business, expenses and revenues of CMGI or its operating companies.

The likely continued expansion of the global operations of CMGI is subject to special risks and costs.

CMGI and Modus both maintain operations outside of the United States, and following the merger CMGI will likely expand these operations. This international expansion will require significant management attention and financial resources. The operations of CMGI are and will continue to be subject to numerous and varied regulations worldwide, some of which may have an adverse effect on the company’s ability to develop its international operations in accordance with its business plans or on a timely basis.

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CMGI is subject to risks of operating internationally.

CMGI’s success depends, in part, on its ability to manage and expand its international operations. Failure to expand its international sales and fulfillment activities could limit CMGI’s ability to grow.

CMGI and Modus currently conduct business in Mexico, China, Taiwan, Singapore, Ireland, France, The Netherlands and certain other foreign locations, in addition to their United States operations. Sales outside the United States accounted for 37%, 11% and 13% of CMGI’s total revenue for fiscal 2003, 2002, and 2001, respectively. Sales outside the United States accounted for 68%, 66% and 60% of Modus’ total revenue for fiscal 2003, 2002, and 2001, respectively. There are certain risks inherent in conducting international operations, including:

•	added fulfillment complexities in operations, including multiple languages, currencies, bills of materials and stock keeping units;

•	exposure to currency fluctuations and repatriation complexities and delays;

•	longer payment cycles;

•	greater difficulties in accounts receivable collections;

•	the complexity of ensuring compliance with multiple U.S. and foreign laws, particularly differing laws on intellectual property rights and export control; and

•	labor practices, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequences.

In addition, following the merger a substantial portion of CMGI’s business will be conducted in China, where it faces additional risks, including the following:

•	the challenge of navigating a complex set of licensing requirements and restrictions affecting the conduct of business in China by foreign companies;

•	difficulties and limitations on the repatriation of cash;

•	currency fluctuation and exchange rate risks;

•	protection of intellectual property, both for CMGI and its customers; and

•	difficulty retaining management personnel and skilled employees.

If CMGI is unable to manage these risks following the merger, it may face significant liability, its international sales may decline and its financial results may be adversely affected.

International laws and regulations may result in unanticipated costs and litigation.

CMGI’s international operations will increase its exposure to international laws and regulations. Noncompliance with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, could result in unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate CMGI’s products and services or levy sales or other taxes relating to its activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult to conduct its business.

CMGI and Modus depend on third-party software, systems and services.

CMGI and Modus rely on products and services of third-party providers in their business operations. Following the merger, there can be no assurance that CMGI will not experience operational problems attributable to the installation, implementation, integration, performance, features or functionality of such third-party software, systems and services. Any interruption in the availability or usage of the products and services provided by third parties could have a material adverse effect on the business or operations of CMGI.

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CMGI and Modus depend on certain important employees, and the loss of any of those employees may harm CMGI’s business following the merger.

CMGI’s and Modus’ performance is substantially dependent on the performance of their executive officers and other key employees, as well as management of their operating companies. The familiarity of these individuals with technology and service related industries will make them especially critical to the success of CMGI following the merger. In addition, the success of CMGI is dependent on its ability to attract, train, retain and motivate high quality personnel, especially for its operating companies’ management teams. Competition for such personnel is intense. The loss of the services of any of the executive officers or key employees of CMGI or Modus may harm CMGI’s business. CMGI has not yet formally concluded which Modus officers, if any, will be offered employment or the terms such offers might contain.

There may be conflicts of interest among CMGI, CMGI’s subsidiaries, and their respective officers, directors and stockholders.

Some of CMGI’s officers and directors also serve as officers or directors of one or more of CMGI’s subsidiaries. In addition, David S. Wetherell, CMGI’s Chairman of the Board, has significant compensatory interests in certain of CMGI’s @Ventures venture capital affiliates. As a result, CMGI, CMGI’s officers and directors, and CMGI’s subsidiaries and venture capital affiliates may face potential conflicts of interest with each other and with stockholders. Specifically, CMGI’s officers and directors may be presented with situations in their capacity as officers, directors or management of one of CMGI’s subsidiaries and venture capital affiliates that conflict with their fiduciary obligations as officers or directors of CMGI or of another subsidiary or affiliate.

CMGI’s strategy of expanding its business through acquisitions of other businesses and technologies presents special risks.

CMGI intends to continue to expand its business in certain areas through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

•	the need to incur additional indebtedness, issue stock or use cash in order to consummate the acquisition;

•	difficulty integrating acquired technologies, operations and personnel with the existing businesses;

•	diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

•	strain on managerial and operational resources as management tries to oversee larger operations;

•	the funding requirements for acquired companies may be significant;

•	exposure to unforeseen liabilities of acquired companies;

•	increased risk of costly and time-consuming litigation, including stockholder lawsuits; and

•	potential issuance of securities in connection with an acquisition with rights that are superior to the rights of holders of CMGI’s common stock, or which may have a dilutive effect on the common stockholders.

CMGI may not be able to successfully address these problems. Moreover, CMGI’s future operating results will depend to a significant degree on its ability to successfully integrate acquisitions and manage operations while also controlling expenses and cash burn.

CMGI’s quarterly results may fluctuate significantly.

CMGI’s operating results have fluctuated widely on a quarterly basis during the last several years, and it expects to experience significant fluctuations in future quarterly operating results. Many factors, some of which

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are beyond CMGI’s control, have contributed to these quarterly fluctuations in the past and may continue to do so. Such factors include:

•	demand for its products and services;

•	timing of new product introductions or software releases by its customers or their competitors;

•	payment of costs associated with its acquisitions, sales of assets and investments;

•	timing of sales of assets and marketable securities;

•	market acceptance of new products and services;

•	seasonality;

•	temporary shortages in supply from vendors;

•	charges for impairment of long-lived assets in future periods;

•	potential restructuring charges in connection with CMGI’s continuing restructuring efforts;

•	political instability or natural disasters in the countries in which it operates;

•	specific economic conditions in the industries in which CMGI competes; and

•	general economic conditions.

CMGI believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of its future performance. It is also possible that in some fiscal quarters, CMGI’s operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of CMGI’s common stock may decline.

The price of CMGI’s common stock has been volatile and may fluctuate based on the value of its assets.

The market price of CMGI’s common stock has been and is likely to continue to be volatile. In recent years, the stock market has experienced significant price and volume fluctuations, which have particularly impacted the market prices of equity securities of many companies providing technology-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of CMGI’s common stock. In addition, should the market price of CMGI’s common stock be below $1.00 per share for an extended period, it risks Nasdaq delisting, which would have an adverse effect on CMGI’s business and on the trading of CMGI common stock. In order to maintain compliance with Nasdaq listing standards, CMGI may consider several strategies, including without limitation a reverse stock split.

In addition, a portion of CMGI’s assets includes the equity securities of both publicly traded and privately held companies. The market price and valuations of the securities that CMGI holds may fluctuate due to market conditions and other conditions over which CMGI has no control. Fluctuations in the market price and valuations of the securities that CMGI holds in other companies may result in fluctuations of the market price of CMGI’s common stock and may reduce the amount of working capital available to CMGI.

CMGI and its operating companies will continue to be subject to intense competition.

The markets for the products and services of CMGI and Modus are highly competitive and often lack significant barriers to entry, enabling new businesses to enter these markets relatively easily. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with the products and services of CMGI and Modus. The market for supply chain management products and services is very competitive, and the intensity of the competition is expected to continue to increase. Following the merger, any failure to maintain and enhance the

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competitive position of CMGI and its operating companies, including Modus, would limit CMGI’s ability to maintain and increase market share, which would result in serious harm to its business. Increased competition may also result in price reductions, reduced gross margins and loss of market share. In addition, many of the current and potential competitors of CMGI and its operating companies, including Modus, will continue to have greater financial, technical, operational and marketing resources than those of CMGI following the merger. CMGI may not be able to compete successfully against these competitors. Competitive pressures may also force prices for supply chain management products and services down and such price reductions may reduce CMGI’s revenues.

To succeed, CMGI must respond to the rapid changes in the technology sector.

The markets for the technology-related products and services of CMGI and Modus are characterized by:

•	rapidly changing technology;

•	evolving industry standards;

•	frequent new product and service introductions;

•	shifting distribution channels; and

•	changing customer demands.

Following the merger, the success of CMGI will depend on its ability to adapt to this rapidly evolving marketplace. CMGI may not be able to adequately adapt its products and services or to acquire new products and services that can compete successfully. In addition, CMGI may not be able to establish and maintain effective distribution channels.

CMGI could be subject to infringement claims and other liabilities.

From time to time, CMGI and Modus have been, and following the merger CMGI will continue to be, subject to third-party claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights. Following the merger, any such claims may damage the business of CMGI by:

•	subjecting it to significant liability for damages;

•	resulting in invalidation of its proprietary rights;

•	resulting in costly license fees in order to settle such claims;

•	being time-consuming and expensive to defend even if such claims are not meritorious; and

•	resulting in the diversion of management time and attention.

The intellectual property of CMGI’s supply chain management customers may be damaged, misappropriated, stolen or lost while in the possession of CMGI, subjecting it to litigation and other adverse consequences.

In the course of providing supply chain management services to its customers, CMGI and its operating companies have possession of or access to certain intellectual property of such customers, including databases, software masters, certificates of authenticity and similar valuable intellectual property. In the event such intellectual property is damaged, misappropriated, stolen or lost, CMGI could suffer:

•	claims under indemnification provisions in customer agreements or other liability for damages;

•	delayed or lost revenue due to adverse customer reaction;

•	negative publicity; and

•	litigation that could be costly and time consuming.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements.” These forward-looking statements are based on estimates and assumptions made by management of CMGI or Modus, as the case may be, and take into account only the information available at the time the forward-looking statements are made. Although we each believe our respective estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our respective actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, anticipated benefits of the merger, business strategy, projected plans and objectives of CMGI, prospective products, sales and marketing efforts, costs and expenses, liquidity, cost savings and the other forward-looking statements contained in this proxy statement/prospectus:

•	the expected closing date of the merger;

•	pro forma financial data for Modus and CMGI;

•	information concerning the anticipated benefits of the merger;

•	the expected benefits of the merger considered by CMGI;

•	the expected competitive position and profitability of CMGI and its future access to capital; and

•	the benefits and cost savings expected to result from the merger considered by the Modus Board of Directors;

Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause CMGI’s actual results to differ materially from those in forward-looking statements:

•	general volatility of the capital markets and the market price of CMGI common stock;

•	CMGI’s ability to successfully integrate its supply chain business with Modus (including combining systems and supplier bases, maintaining Modus customers and retaining Modus key employees following the merger);

•	changes in the United States, global or regional economic conditions which may affect sales of CMGI’s products and services and increase costs associated with distribution;

•	the degree and nature of CMGI’s competition, including continued consolidation among CMGI’s competitors and customers;

•	changes in laws or regulations which may adversely affect CMGI’s ability to compete;

•	technological changes may be more difficult or expensive than anticipated; and

•	other factors described in the section entitled “RISK FACTORS.”

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward looking statements should be evaluated with the understanding of their inherent uncertainty.

CMGI’s actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of CMGI. The forward-looking statements speak only as of the date they are made. Neither CMGI nor Modus undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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SPECIAL MEETING OF MODUS STOCKHOLDERS

We are furnishing this proxy statement/prospectus to stockholders of Modus as part of the solicitation of proxies by the Modus Board of Directors for use at the special meeting.

Date, Time and Place

We will hold a special meeting of Modus stockholders at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts, at [            ] a.m., local time, on [            ], 2004.

Purpose of the Special Meeting

At the special meeting, we will be asking holders of Modus common stock to adopt the merger agreement among CMGI, Westwood Acquisition Corp., a wholly-owned subsidiary of CMGI, and Modus.

The Modus Board of Directors has determined that the merger is advisable and in the best interests of Modus stockholders, has approved the merger agreement and the merger, and recommends that Modus stockholders vote “FOR” adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of common stock and series B common stock of Modus at the close of business on [            ], 2004, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 25,294,056 shares of common stock of Modus were issued and outstanding and held by 221 holders of record and 830,245 shares of series B common stock of Modus were issued and outstanding and held by 9 holders of record. Whenever, in the context of voting, this proxy statement/prospectus refers to “common stock,” it does not include the non-voting common stock of Modus.

A quorum is present at the special meeting for purposes of the combined vote of the holders of common stock and series B common stock of Modus if the holders of a majority of the shares of such common stock of Modus that are issued and outstanding on the record date are represented in person or by proxy. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Holders of record of common stock and series B common stock of Modus on the record date are entitled to one vote for each share they hold.

On the record date, approximately 54% of the outstanding shares of common stock and series B common stock of Modus were held by directors and executive officers of Modus and their affiliates.

Quorum and Vote Required

The affirmative vote of holders of a majority of the outstanding shares of common stock and series B common stock of Modus, voting together as a single class, is required to adopt the merger agreement.

If you own common stock or series B common stock of Modus and you abstain from voting or do not vote, either in person or by proxy, it will have the effect of a vote against adoption of the merger agreement. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the requisite vote.

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Voting Agreements

The following executive officers, directors and 5% stockholders (and their affiliates) have entered into a stockholder support agreement with CMGI pursuant to which they agreed to vote any and all shares of Modus common stock they own “FOR” adoption of the merger agreement: Timothy M. Adams, Bain Capital Fund IV L.P., Bain Capital Partners V, L.P., BankAmerica Investment Corporation, BCIP Associates, BCIP Trust Associates, BCIP Trust Associates II, BCIP Trust Associates II-B, BCM Capital Partners, L.P., Daniel F. Beck, Chase Equity Associates, L.P., Robert T. Dechant, Sheila M. Flaherty, Information Partners, Harding Holdings Inc., Jeremiah D. Kelly, Linwood A. Lacy, Jr., Terence M. Leahy, R. Scott Murray, Sankaty Credit Opportunities, L.P., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P., W. Kendale Southerland, David A. Tanner and The Murray 2003 Qualified Annuity Trust. The form of stockholder support agreement is attached as Annex 2 to this proxy statement/prospectus.

The shares subject to the stockholder support agreements collectively represent approximately 58% of the outstanding voting shares of common stock and series B common stock of Modus as of the record date.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions with respect to the proposal will be voted “FOR” adoption of the merger agreement.

Shares of Modus common stock represented at the special meeting and entitled to vote but not voting, including abstentions, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares voted for the proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for adoption of the merger agreement. If a Modus stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against adoption of the merger agreement.

The persons named as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time prior to its exercise by filing with the secretary of Modus, Sheila M. Flaherty, 690 Canton Street, Westwood, MA, 02090, a duly executed revocation of proxy, by submitting a duly executed proxy to the secretary of Modus bearing a later date or by voting in person at the special meeting. Attendance at the special meeting will not itself constitute revocation of a proxy.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers and employees of Modus may solicit proxies from stockholders in person, by telephone or by other electronic means.

Please do not send stock certificates with your proxy. A transmittal form with instructions for the surrender of Modus stock certificates will be mailed to you as soon as practicable after completion of the merger. Modus stockholders that have not received their letter of transmittal within 30 days of the closing date should contact the exchange agent, American Stock Transfer & Trust Company, at (800) 937-5449.

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Appraisal Rights

If you do not wish to accept CMGI common stock in the merger, you have the right under Delaware law to have the fair value of your shares determined by the Delaware Court of Chancery. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written demand to Modus for appraisal in compliance with Delaware law before the vote on the merger;

•	not vote in favor of the merger; and

•	continuously hold your Modus common stock from the date you make the demand for appraisal through the closing of the merger.

Holders of non-voting common stock cannot and need not vote against the merger, but do need to comply with all other requirements of the Delaware statute governing appraisal rights. Merely voting against the merger will not protect your rights to appraisal. Annex 5 to this proxy statement/prospectus contains a copy of the Delaware statute governing appraisal rights. If you do not follow all the steps required by Delaware law, you will lose your rights to appraisal.

See “THE MERGER—Appraisal Rights” on page 35.

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THE MERGER

Background of the Merger

CMGI and Modus have been familiar with each other for several years. As participants in the supply chain management services industry, executives of CMGI, SalesLink (a wholly-owned subsidiary of CMGI) and Modus had occasional contact in the normal course of doing business.

In the spring of 2001, the Board of Directors of Modus engaged Goldman, Sachs & Co. to seek strategic alternatives for Modus. During the balance of 2001 and through 2002, Goldman, Sachs & Co. contacted various parties to discuss possible strategic combinations.

Prior to entering into merger discussions with Modus, CMGI had sought to expand its supply chain management business as a part of its overall corporate strategy. CMGI’s business plan included goals of establishing a presence in China, entering new vertical markets in the supply chain management business and diversifying its customer base. CMGI’s management determined that acquiring Modus would fit within this business strategy.

CMGI and Modus began discussions about a potential transaction in December 2002. From December 2002 through February 2003, Modus provided due diligence information to CMGI. Members of the senior management teams of Modus and CMGI met in February 2003 to discuss a potential transaction, but such discussions were discontinued in late February 2003.

On September 10, 2003, the CMGI Board of Directors held a regularly scheduled quarterly meeting at which CMGI’s management and Board of Directors discussed the competitive dynamics in the supply chain management business, including companies with a presence in China. CMGI’s management and Board of Directors discussed the possibility of acquiring Modus and, at the conclusion of such meeting, the CMGI Board of Directors authorized management of CMGI to retain an investment banker for the purpose of assisting CMGI evaluate a possible transaction with Modus. Subsequently, CMGI retained J.P. Morgan Securities Inc. to serve as its financial advisor.

On September 15, 2003, George A. McMillan, CMGI’s President and Chief Executive Officer, and David S. Wetherell, CMGI’s Chairman, met with R. Scott Murray, Modus’ Chief Executive Officer, to discuss industry trends, Modus’ business and their companies’ respective strategic objectives. This meeting was followed by a subsequent telephone conversation between Mr. McMillan and Mr. Murray on September 22, 2003 during which they discussed the possibility of a business combination. On September 29, 2003, Mr. McMillan, Thomas Oberdorf, CMGI’s Chief Financial Officer, Mr. Wetherell (by phone) and representatives of JPMorgan met with Mr. Murray, Timothy M. Adams, Modus’ Chief Financial Officer, and representatives of Goldman Sachs, to discuss a possible transaction. Both CMGI and Modus agreed to continue discussions and the Chief Financial Officers from both companies agreed to jointly develop estimates of integration costs and possible cost synergies that would result from a potential transaction.

On October 1, 2003 and October 2, 2003, Mr. Oberdorf and Mr. Adams met to discuss the financial implications of a potential transaction, including identifying synergies, cost savings and related integration costs. On October 10, 2003, Mr. McMillan, Mr. Oberdorf, Peter L. Gray, CMGI’s Executive Vice President and General Counsel, and representatives of JPMorgan met with Mr. Murray, Mr. Adams, Sheila M. Flaherty, Modus’ Senior Vice President and General Counsel, and representatives of Goldman Sachs to discuss a possible transaction and the results of their financial analysis. On October 27, 2003, Mr. McMillan, Mr. Oberdorf, Mr. Gray, Jonathan A. Kraft, a CMGI director, and Mr. Wetherell (by phone), and representatives of JPMorgan met with Mr. Murray, Mr. Adams, Mark E. Nunnelly, a Modus director, and representatives of Goldman Sachs to discuss terms of a potential acquisition of Modus by CMGI. Following these meetings, the parties and their representatives had several teleconference calls to negotiate certain deal parameters, but could not agree on

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terms. On November 8, 2003, Mr. McMillan and Mr. Murray spoke by phone and concluded that a transaction at that time was unlikely and that efforts to negotiate a transaction would cease.

Beginning in November 2003, Modus was from time to time engaged in discussions with a third party regarding a potential acquisition of Modus. However, Modus ultimately determined not to proceed with a transaction with such third party.

On March 5, 2004, Mr. McMillan, Mr. Oberdorf and Mr. Murray met to discuss reviving the discussions between CMGI and Modus concerning a possible business combination. Mr. Murray discussed the financial results for the year ended December 31, 2003 and the fiscal year 2004 budget. Both parties agreed that they would elevate the renewed merger discussion to their respective Boards. Later that day, Mr. McMillan and Mr. Oberdorf met with Mr. Wetherell to discuss their meeting with Mr. Murray.

On March 10, 2004, the CMGI Board of Directors held its regularly scheduled quarterly meeting. During such meeting, members of management of CMGI presented the possible acquisition of Modus as a topic of discussion and the Board of Directors authorized management of CMGI to engage in negotiations with Modus. Later on the same day, Mr. McMillan, Mr. Oberdorf and Mr. Gray met with Mr. Murray and Mr. Adams to discuss the possible terms of a potential transaction. Similar meetings were held on March 11, 2004 and March 12, 2004, at which meetings Ms. Flaherty also participated. On March 12, 2004 the CMGI Board of Directors held a telephonic special meeting during which CMGI management described the recent negotiations with Modus, and the Board authorized management of CMGI to commence due diligence and negotiations concerning a possible combination transaction if certain terms and conditions were agreed to by Modus.

Over the following ten days, CMGI and its accounting, financial and legal advisors conducted due diligence on Modus at the Boston office of Hale and Dorr LLP, Modus’ legal counsel, and the parties concurrently negotiated the terms of a definitive merger agreement and related ancillary agreements.

On March 21, 2004, the CMGI Board of Directors held a telephonic special meeting at which they discussed the progress of CMGI’s negotiations with Modus, reviewed due diligence findings of CMGI management, Ernst & Young and outside counsel and reviewed deal terms that remained to be negotiated. Between March 14 and March 22, 2004, the Modus Board of Directors held numerous telephonic special meetings at which they discussed the progress of the discussions with CMGI, reviewed the diligence findings of Modus management and reviewed the deal terms that remained to be negotiated.

On March 22, 2004, the CMGI Board of Directors again held a telephonic meeting. At the conclusion of discussions among members of the CMGI Board of Directors and CMGI management concerning the terms of the proposed transaction, the CMGI Board of Directors unanimously approved the transaction, subject to management resolving various open business issues and Modus obtaining signatures from a sufficient number of its stockholders to the stockholder support agreements and the stock transfer agreement. On March 22, 2004, the Modus Board of Directors also held a telephonic special meeting at which the Modus Board of Directors approved the transaction.

On March 23, 2004, the parties finalized the terms of the merger agreement and the ancillary agreements while Modus sought to obtain signatures from a sufficient number of Modus stockholders to the stockholder support agreements and the stock transfer agreement. CMGI and Modus publicly announced the transaction on the morning of March 24, 2004.

CMGI’s Reasons for the Merger

In reaching its decision to approve the merger agreement and the merger, CMGI’s Board of Directors determined that the merger is in the best interests of CMGI and its stockholders. The decision by CMGI’s Board of Directors was reached after consulting with CMGI’s management and its financial and legal advisors, and after consideration of various factors, including:

•	CMGI management’s view of the financial performance of CMGI and Modus before and after giving effect to the merger;

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•	the type and amount of consideration to be paid in the transaction;

•	the terms of the merger agreement and ancillary agreements;

•	current financial market conditions and historical market prices for CMGI common stock, volatility and trading information; and

•	the results of the due diligence investigation conducted by CMGI’s management, accountants and legal counsel.

The CMGI Board of Directors’ decision to approve the merger agreement and the merger was based on potential benefits of the merger that the CMGI Board of Directors believes will contribute to the success of CMGI’s supply chain management business and corresponding benefits to CMGI, including:

•	the complementary nature of services currently offered by Modus to those offered in CMGI’s supply chain management business, which will enable CMGI to expand the range of services it offers;

•	the opportunity to diversify the current customer base of CMGI’s supply chain management business by adding Modus’ current customers;

•	the fact that the combined business will have a significant geographic presence, especially in China and other parts of Asia, where CMGI’s supply chain management business currently has only limited operations, which will allow CMGI to service clients who increasingly are moving production to lower cost venues;

•	the opportunity for the combined company to achieve cost savings through the realization of operational synergies between Modus’ and CMGI’s supply chain management business;

•	the increased scale and revenue base of the combined company compared to that of CMGI’s existing supply chain management business;

•	the increased efficiency of the sales team of the combined company and the ability to forge stronger relations with the combined company’s most significant customers;

•	the expectation that the merger will be accretive to CMGI’s earnings in the first year following consummation of the merger (excluding restructuring costs); and

•	the willingness of Modus stockholders currently holding in excess of two-thirds of Modus common stock to be subject to volume limitations on resales of shares of CMGI common stock received in the merger.

In considering the merger, the CMGI Board of Directors also identified and considered a number of potentially negative factors, including the following:

•	the risk that the potential benefits of the merger may not be realized fully as a result of the companies not being able to successfully integrate their technology, personnel and operations, general industry-wide or economic conditions or other factors;

•	the risk that after the merger CMGI could lose important current customers of CMGI or Modus, or that shared customers may seek to renegotiate contracts based on the rates of the lower cost pre-merger vendor;

•	the risk that payment of Modus’ debt, as provided under the merger agreement, will result in liquidity risk for CMGI;

•	the risk that if the merger is not consummated, CMGI’s management will have devoted substantial time and resources to the combination at the expense of attending to and growing CMGI’s supply chain management business or other business opportunities;

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•	the risk that after the merger the change in size and geographic scope of CMGI, matters associated with the transition and the increased management responsibilities related to such factors will impact the ability of management to oversee operations;

•	the risk that demand for supply chain management services will decline;

•	the potential adverse impact of additional shares of CMGI common stock being resold into the market following the closing (subject to the volume limitations applicable to Modus’ significant stockholders), which could have the effect of putting downward pressure on the trading price of CMGI common stock; and

•	other applicable risks described in this prospectus under “Risk Factors” on pages 15 through 23.

The CMGI Board of Directors ultimately determined that the potential benefits of the merger outweighed the negative factors in concluding to proceed with the merger, but the CMGI Board of Directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the CMGI Board of Directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the CMGI Board of Directors may have given different weight to different factors considered in the analysis.

Modus’ Reasons for the Merger

In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement by Modus stockholders, the Modus Board of Directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The following discussion of factors considered by the Modus Board of Directors in making its decision is not intended to be exhaustive, but includes all material factors considered by the Modus Board of Directors.

The Modus Board of Directors considered the following factors as reasons that the merger will be beneficial to Modus and its stockholders:

•	the value of the per share merger consideration to be paid in the merger;

•	the belief that the opportunity to own CMGI common stock would provide Modus stockholders with greater future liquidity in the security of a company that could capitalize on the business prospects of Modus and provide a better return of stockholder investments;

•	the complementary nature of and other strategic benefits of combining Modus with CMGI;

•	the apparent trend of consolidation in the supply chain management servicing industry and the likelihood that competitors of Modus would participate in this consolidation; and

•	the repayment of Modus’ debt and cash held by CMGI.

In the course of its deliberations, the Modus Board of Directors reviewed with Modus management a number of other factors relevant to the merger. In particular, the Modus Board of Directors considered, among other things:

•	information relating to the business, assets, management, competitive position and operating performance of Modus, including the prospects of Modus if it were to continue as an independent company;

•	the likelihood that the merger would be completed; and

•	the expected qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code.

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The Modus Board of Directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	the risk that the operations of CMGI and Modus might not be successfully integrated;

•	the risk that, despite the efforts of Modus and CMGI before and after the merger, key personnel might leave Modus;

•	the risk that the potential benefits of the merger might not be fully realized;

•	the risk that certain key customers would terminate or reduce their business relationships with Modus; and

•	the risk that the market price for CMGI stock might decline.

The Modus Board of Directors believed that certain of these risks were unlikely to occur, that Modus could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Modus Board of Directors did not find it practicable and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Modus Board of Directors may have given different weight to different factors.

Recommendation of the Modus Board of Directors

The Modus Board of Directors has approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Modus and its stockholders. The Modus Board of Directors recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger at the special meeting of Modus stockholders.

Structure of the Merger

The merger agreement provides for the merger of Westwood Acquisition Corp., a newly-formed, wholly-owned subsidiary of CMGI, with and into Modus. As a result of the merger, Westwood Acquisition Corp. will cease to exist and Modus will continue as the surviving corporation and become a wholly-owned subsidiary of CMGI.

Merger Consideration

Upon the completion of the merger, the outstanding shares of Modus common stock, other than Modus dissenting shares and any shares of Modus common stock held by CMGI, Westwood Acquisition Corp. or Modus (which would be cancelled and extinguished) will be converted into the right to receive a certain number of shares of CMGI common stock as described below:

•	The total number of shares of CMGI common stock issuable as merger consideration at the effective time, assuming no Modus dissenting shares, will be determined by dividing (i) the purchase price of $157,500,000 (subject to adjustment as discussed below and in “MERGER AGREEMENT—Terms of Merger”) by (ii) the average closing price of CMGI common stock during the 20 trading days ending immediately prior to the second trading day preceding completion of the merger. The merger agreement provides, however, that the average closing price of CMGI common stock used to calculate the total number of shares issuable as merger consideration will not be more than $2.478 or less than $2.028.

•

The number of shares of CMGI common stock issuable to Modus stockholders in respect of each share of Modus common stock as merger consideration at the effective time will be determined by dividing (i) the total number of shares of CMGI common stock issuable by (ii) the total number of shares of Modus common stock outstanding immediately prior to the effective time, including shares of Modus

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common stock issuable upon exercise of in-the-money options and warrants to purchase shares of Modus common stock assuming such options and warrants were exercised on a cashless basis.

•	In no event will CMGI be required to issues shares of CMGI common stock in the merger which, when taken together with the aggregate number of shares of CMGI common stock that will be subject to issuance upon exercise of options assumed or substituted for by CMGI, will exceed the maximum number of shares that may be issued and options and warrants that may be assumed, substituted or granted without approval of the stockholders of CMGI under Nasdaq’s Marketplace Rules. CMGI has requested and expects to receive written confirmation from the Nasdaq National Market that options for the purchase of shares of Modus common stock held currently by Modus employees that will be terminated and replaced with options for the purchase of CMGI common stock at the effective time of the merger will not be included in the number of shares issuable in the merger for purposes of determining whether stockholder approval under the Nasdaq Marketplace Rules is required. Based on such confirmation and CMGI’s plans for issuing substitute options under CMGI stock incentive plans, the restriction on the number of shares of CMGI common stock issuable as merger consideration described above will not result in any reduction in the number of shares actually issued.

•	Pursuant to the merger agreement, in the event that Modus’ net indebtedness reflected on its closing balance sheet delivered to CMGI no later than two days before the closing date exceeds a targeted amount of net indebtedness of $76,000,000, and such excess is greater than the amount, if any, by which Modus’ net working capital, as defined in the merger agreement, reflected on such balance sheet exceeds $12,818,000 (Modus’ net working capital as of February 29, 2004), then the $157,500,000 purchase price will be reduced by the amount by which such excess indebtedness exceeds such net working capital excess, and the exchange ratio used to calculate the number of shares of CMGI common stock each Modus stockholder will receive in the merger will be adjusted accordingly. If the final amounts of such adjustments are different from the preliminary amounts calculated prior to the closing of the merger, such adjustments will be accounted for under the escrow agreement, as described below. See “THE MERGER AGREEMENT—Terms of the Merger.”

•	At the effective time, 10.6% of the aggregate number of issuable shares of CMGI common stock issuable to Modus stockholders in the merger at the applicable exchange ratio (determined prior to any purchase price adjustments, as described above) will be deposited in an escrow account pursuant to an escrow agreement. The shares will be held in the escrow account until the 12 month anniversary of the closing date. The shares in the escrow account will be the sole and exclusive remedy for (i) payment of indemnification obligations under the merger agreement (see “THE MERGER AGREEMENT—Indemnification Rights”) and (ii) any post-closing purchase price adjustment as described above. Shares of CMGI common stock remaining in the escrow account at the end of the 12 month period will be distributed pro rata to Modus stockholders in accordance with their Modus stock holdings as of the effective time. For more information regarding the escrow agreement, see “OTHER AGREEMENTS—Escrow Agreement.”

The precise number of shares of CMGI common stock any Modus stockholder will be entitled to receive in exchange for each share of Modus common stock owned immediately prior to the effective time of the merger will not be calculable until the second trading day immediately prior to the completion of the merger. In any event, however, the exchange ratio will not be greater than 2.231789 or less than 1.826501 (assuming no adjustment to the aggregate purchase price). In the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares affecting the CMGI common stock, the calculation of the exchange ratio and the related calculation and termination rights as described under “THE MERGER AGREEMENT—Treatment of Stock Options” will be correspondingly adjusted to reflect such event.

Set forth below is a table that shows (i) the aggregate number of whole shares of CMGI common stock that holders of Modus common stock would receive in the merger at various average closing prices of CMGI common stock, (ii) the resulting exchange ratio used to determine how many shares of CMGI common stock one share of Modus common will be converted into in the merger, and (iii) the number of shares of CMGI common

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stock a holder of 100 shares of Modus common stock would receive at different average closing prices of CMGI common stock. The table is based on the following assumptions:

•	that 29,570,583 shares of Modus common stock will be issued and outstanding on the effective date;

•	that the aggregate number of shares of Modus common stock that would be outstanding if all in-the-money options and warrants to purchase Modus common stock were exercised on a cashless basis is 34,798,409; and

•	that there has been no adjustment of the purchase price as described above.

	Average Closing Price of CMGI Common Stock	Applicable Exchange Ratio	Aggregate Number of Shares of CMGI Common Stock to be Issued in the Merger (excluding options and warrants)	Number of Shares of CMGI Common Stock a Modus Stockholder Would Receive for Each 100 Shares of Modus Common Stock
	$1.500	2.231789	65,995,314	223
	or lower
	$1.750	2.231789	65,995,314	223
	$2.000	2.231789	65,995,314	223
Lower Collar Limit	$2.028	2.231789	65,995,314	223
	$2.100	2.155271	63,732,617	215
	$2.150	2.105148	62,250,464	210
	$2.250	2.011586	59,483,776	201
	$2.350	1.925987	56,952,552	192
	$2.450	1.847375	54,627,958	184
Higher Collar Limit	$2.478	1.826501	54,010,693	182
	$2.500	1.826501	54,010,693	182
	$2.600	1.826501	54,010,693	182
	$2.650	1.826501	54,010,693	182
	or higher

If the average trading price of CMGI common stock had been determined on June 9, 2004, it would have been $1.911, which would have resulted in an exchange ratio of 2.231789. The average trading price does not represent the actual value of the shares of Modus common stock you will receive in the merger. The value of those shares will depend on market conditions at the time you receive those shares.

Treatment of Modus Stock Options and Warrants

Under the merger agreement, CMGI has agreed that at the effective time of the merger all unexercised and unexpired options to purchase shares of Modus common stock then outstanding under any Modus stock option plan, whether or not then exercisable, either will be (a) assumed and converted into options to purchase shares of CMGI common stock or (b) terminated and substituted with options to purchase shares of CMGI common stock issued under CMGI’s existing stock incentive plans. The outstanding stock options of Modus otherwise will continue to be exercisable and vest subject to the terms and conditions applicable to them before the merger, except that, prior to the effective time of the merger, Modus will accelerate the vesting of one-third of the remaining unvested portion of all Modus stock options and Modus will waive any liquidity thresholds to exercise contained in option agreements under Modus’ stock option plans. See “THE MERGER AGREEMENT—Treatment of Stock Options.” The merger agreement does not expressly provide for the assumption of Modus’ warrants, but the terms of such warrants provide that they will remain as outstanding obligations of Modus following the effective time of the merger. Modus’ warrants exercised after the effective time of the merger will be entitled to receive the same consideration as if such warrants had been exercised immediately prior to the effective time of the merger. See “THE MERGER AGREEMENT—Treatment of Warrants.”

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Appraisal Rights

Modus stockholders who do not vote in favor of the merger and follow the appropriate procedures under the General Corporation Law of the State of Delaware (“DGCL”) will be entitled, instead of receiving the shares of CMGI common stock pursuant to the merger agreement, to have the fair value of their shares of Modus common stock be determined by a Delaware court. Section 262 of the DGCL, “Appraisal Rights,” is attached hereto as Annex 5. CMGI will not be obligated to complete the merger if, as of the effective time, holders of more than 3% of Modus common stock have exercised their appraisal rights and have not withdrawn such demand for appraisal.

Interests of Certain Persons in the Merger

In considering the recommendation of the Modus Board of Directors with respect to the adoption of the merger agreement, you should be aware that certain directors and officers of Modus have interests in the merger that are different from, or in addition to, the interests of Modus stockholders. The Modus Board of Directors was aware of and considered these interests when it considered and approved the merger agreement and the merger. These interests relate to or arise from, among other things:

•	the continued indemnification of current directors and officers of Modus;

•	the accelerated vesting, and removal of liquidity thresholds, of options to purchase Modus common stock or restricted common stock of Modus prior to or upon the effective time of the merger;

•	severance arrangements with officers;

•	the repayment of certain indebtedness of Modus held by directors or affiliates of directors; and

•	the ability of R. Scott Murray (a director and the Chief Executive Officer of Modus) and Terence Leahy (a director of Modus) to repay their indebtedness to Modus in shares of Modus common stock.

Except as described below, none of the directors or officers of Modus with the interests described above have, to the knowledge of CMGI and Modus, any material interest in the merger apart from those of Modus stockholders generally.

Indemnification and Insurance

Subject to any limitation imposed from time to time under applicable law, CMGI will indemnify and hold harmless the present and former officers, directors, employees and agents of Modus and its subsidiaries in respect of acts or omissions occurring on or before the effective time of the merger. Indemnification will be provided to the extent provided under Modus’ certificate of incorporation and bylaws or any indemnification agreement with Modus’ and its subsidiaries’ officers and directors to which Modus or its subsidiaries is a party that is in effect on the date of the merger agreement.

For six years after the effective time of the merger, CMGI will procure officers’ and directors’ liability insurance in respect of acts or omissions occurring on or before the effective time of the merger covering each of the present and former officers, directors, employees and agents of Modus and its subsidiaries currently covered by Modus’ or its subsidiaries’ officers’ and directors’ liability insurance policy on terms no less favorable to those of such policy in effect on the date of the merger agreement or, if substantially equivalent insurance is unavailable, the best available coverage. However, CMGI will not be required to pay an annual premium for such liability insurance in excess of 200% of the amount per annum Modus paid prior to entering into the merger agreement.

Stock Options and Restricted Stock Agreements

Under the merger agreement, at the effective time of the merger, all unexercised and unexpired options to purchase shares of Modus common stock then outstanding under any stock option plan of Modus, either will be

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assumed and converted into options to purchase shares of CMGI common stock or terminated and substituted with options to purchase shares of CMGI common stock issued under CMGI’s existing stock option plans. For more information, please see “THE MERGER AGREEMENT—Treatment of Stock Options.”

Pursuant to the merger agreement, prior to the effective time of the merger, Modus will accelerate the vesting of one-third of the remaining unvested portion of all Modus stock options, and Modus will waive any liquidity thresholds to exercise contained in option and restricted stock agreements under Modus’ stock option plans.

Pursuant to the terms of existing restricted stock agreements between Modus and certain executive officers, as amended, consummation of the merger will cause termination of all repurchase rights governing the restricted stock, and such stock therefore will become fully vested and free of all encumbrances and restrictions.

The following table shows for each director and executive officer of Modus the number of Modus stock options that will become exercisable upon the merger as a result of: (a) the waiver of the liquidity thresholds to exercise currently applicable to such options, (b) the acceleration of one-third of the remaining unvested options pursuant to the merger agreement and (c) any other acceleration resulting from the merger pursuant to the terms of the applicable option agreement. The table also shows the shares of Modus restricted stock held by such individual with respect to which any repurchase rights will lapse upon the merger. The data in the table assumes the merger occurred on June 1, 2004.

Executive Officer or Director	Number of Modus options that will become exercisable upon the merger(1)	Number of shares of Modus restricted stock for which any repurchase rights shall lapse upon the merger
R. Scott Murray	—	2,550,000	(2)

Timothy M. Adams	80,000	75,000

Daniel F. Beck	112,061	—

Robert T. Dechant	80,000	200,000

Vahram V. Erdekian	56,878	—

Sheila M. Flaherty	92,175	50,000

Jeremiah D. Kelly	43,333	—

Linwood A. Lacy Jr.	62,967	—

Terence M. Leahy	362,260	—

Nicholas G. Nomicos	73,333	—

W. Kendale Southerland	93,333	50,000

Randy S. Stone	51,152	—

David A. Tanner	55,000	50,000

(1)	The table does not reflect shares of common stock currently held, or warrants or options that were otherwise vested as of June 1, 2004.
(2)	Includes 1,128,929 shares of common stock held in trust for the benefit of Mr. Murray’s designees as to which Mr. Murray disclaims beneficial ownership.

Severance Arrangements

Modus has an employment agreement with R. Scott Murray, Modus’ Chief Executive Officer. The agreement provides that if Mr. Murray’s employment is terminated by Modus without “cause” (as defined below) or by Mr. Murray for “good reason” (as defined below), he will be entitled to:

•	his base salary for 18 months following termination;

•	the pro rata portion of his performance bonus for the portion of the year prior to termination;

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•	receive health and dental benefits for him and his family at a level commensurate with such benefits at the time of termination for 18 months following the termination;

•	have the employer’s share of the premiums for such benefits paid until the earlier of 18 months following termination or such time as he becomes eligible to receive those benefits from another employer; and

•	have his life insurance and long-term disability insurance benefits maintained until the earlier of 18 months following termination or such time as he becomes eligible to receive those benefits from another employer.

Modus has severance agreements with each of Mr. Adams, Mr. Beck, Mr. Dechant, Ms. Flaherty, Mr. Kelly, Mr. Southerland and Mr. Tanner. These agreements provide that if the individual’s employment is terminated by Modus without cause or by the individual following a change in control, for good reason, then he or she will be entitled to receive his or her base salary for 12 months following termination; provided that if the individual remains unemployed at the end of such 12-month period, the individual will be entitled to additional base salary continuation as long as the individual remains unemployed, to a maximum of 6 additional months. In addition, the agreements with Mr. Adams, Mr. Beck, Mr. Dechant, Ms. Flaherty and Mr. Kelly, provide that following a termination described in the previous sentence, he or she will be entitled to:

•	receive dental and group health benefits until the earlier of 18 months following termination or such time as the executive becomes eligible to receive those benefits from another employer; and

•	his or her pro rata bonus for that portion of the year that he or she was employed by Modus to the extent that annual management bonus payments are made for the year in which the individual’s employment was terminated.

The employment and severance agreements generally define the terms used as follows:

“Cause” means:

•	any failure of the executive to take or refrain from taking any corporate action as specified by the Chief Executive Officer (or in the case of Mr. Murray, consistent with his duties as Chief Executive Officer as specified in written directions of the Board of Directors), which such failure is not cured within 30 days after written notice that failure to take or refrain from taking such action shall constitute cause;

•	dishonesty, gross negligence or gross misconduct by the executive in connection with the performance by the executive of his or her duties for Modus; or

•	the conviction of the executive of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

For the purposes of the severance agreements, “good reason” means:

•	a substantial diminution in the executive’s responsibility or authority;

•	the executive’s primary office is relocated to an office more than 35 miles from Westwood, Massachusetts; or

•	the executive suffers a reduction in annual base salary.

For the purpose of Mr. Murray’s agreement, “good reason” means:

•	Modus breaches, in any material respect, its obligations under Mr. Murray’s agreement including without limitation a substantial diminution or adverse alteration in the title, responsibilities, duties or powers of, or any reduction in the compensation or benefits payable to Mr. Murray, and such breach remains uncured for a period of 30 days following written notice to Modus setting forth in reasonable detail the nature of such breach; or

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•	following a merger, Modus fails to obtain a reasonably satisfactory agreement from any successor entity to (i) assume Mr. Murray’s agreement, (ii) agree to perform the agreement as contemplated and (iii) agree that Mr. Murray retains the same role and responsibilities in the merged or surviving parent company as he had prior to the merger.

Repayment of Indebtedness

Pursuant to the merger agreement, at the effective time, CMGI shall pay, or cause or to be paid, all amounts (including principal, interest and prepayment penalties) outstanding pursuant to certain debt agreements of Modus described in the merger agreement and estimated to be $101 million as of June 1, 2004. Certain directors of Modus or their affiliates hold a portion of such indebtedness along with warrants to purchase shares of common stock of Modus at an exercise price of $1.00 per share, as shown in the table below. Modus expects that, pursuant to rights granted in existing agreements, the parties identified in the table below will be issued additional warrants to purchase shares of common stock of Modus at an exercise price of approximately $1.37 per share prior to the consummation of the merger.

Debtholder	Affiliated Directors	Principal, Interest and Prepayment Penalties as of May 31, 2004 (in thousands)	Warrants Outstanding	Warrants to be Issued
Linwood A. Lacy, Jr.	Linwood A. Lacy, Jr.	$7,677	69,187	76,094

Affiliates of Bain Capital or Sankaty Advisors, LLC	Jonathan S. Lavine Nicholas G. Nomicos Mark E. Nunnelly(1)	$27,905	184,499	202,918

(1)	Mr. Lavine and Mr. Nunnelly are managing directors and Mr. Nomicos is an executive vice president of Bain Capital, LLC. Sankaty Advisors, LLC is an affiliate of Bain Capital, LLC. Mr. Lavine is also Chief Investment Officer of Sankaty Advisors, LLC.

Other Arrangements

Pursuant to the terms of the merger agreement, the outstanding principal and interest on a $1,250,000 note issued by R. Scott Murray to Modus and a $350,000 note issued by Terence M. Leahy to Modus may be repaid in cash or shares of Modus common stock, at the option of the obligor under each such loan, with the value of shares of Modus common stock being based on a value per share equal to the average closing price per share of CMGI common stock for the period of 20 trading days ending immediately prior to the second trading day before the date on which the merger is consummated multiplied by the exchange ratio used to determine the total number of CMGI shares issuable in the merger. These loans will be repaid prior to closing.

In connection with the merger, the surviving company in the merger may extend offers of employment to certain current officers of Modus. CMGI has not yet formally concluded which Modus officers, if any, will be offered employment or the terms such offers might contain.

Resale of CMGI Common Stock

Shares of CMGI common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Modus common stock issued to any Modus stockholder that is, or is expected to be, an “affiliate” of CMGI or Modus for purposes of Rule 145 of the Securities Act. Persons that may be deemed to be “affiliates” of CMGI or Modus for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, CMGI or Modus, respectively, and will include the directors and executive officers of CMGI and Modus, respectively. The merger agreement requires each of Modus’ affiliates to execute a written agreement with CMGI to the effect that such affiliate will not transfer any shares of CMGI common stock received as a result of the merger, except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act.

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The restrictions under Rule 145 of the Securities Act will not apply to shares that CMGI is registering for resale in the registration statement of which this proxy statement/prospectus is a part. The registration for resale includes approximately 62,811,878 shares of CMGI common stock issuable as merger consideration, assuming an exchange ratio of 2.231789 and assuming that the selling stockholders exercise all of their options and warrants (including warrants Modus expects to issue pursuant to existing contractual arrangements with some of the current debt holders) to purchase Modus common stock prior to the merger, that will be immediately available for resale in the public market following the effective time of the merger, subject to the limitations contained in the stock transfer agreement. See “OTHER AGREEMENTS—Stock Transfer Agreement” and “SELLING STOCKHOLDERS.”

After the effective time of the merger, CMGI intends to file a post-effective amendment on Form S-3 to the registration statement of which this proxy statement/prospectus forms a part, which amendment will include a resale prospectus for each Modus stockholder who is a party to the transfer agreement and the stockholder representative with respect to shares of CMGI common stock held in escrow pursuant to the escrow agreement. See “OTHER AGREEMENTS—Escrow Agreement” and “—Stock Transfer Agreement” and “SELLING STOCKHOLDERS.” CMGI has agreed to keep a resale registration statement effective until the earliest of (i) 270 days following the effective time of the registration statement, (ii) the date of final sale by persons covered by the registration statement of all the CMGI common stock registered on the registration statement or (iii) the date upon which all of the CMGI common stock registered on the registration statement is saleable without registration pursuant to Rule 145 under the Securities Act.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, CMGI will account for the merger using the purchase method of accounting. Under this method of accounting, CMGI will record the market value of its common stock issued in the merger, the fair value of CMGI options and warrants issued in exchange for the options and warrants to purchase shares of Modus common stock, the fair value of options to purchase Modus common stock assumed by CMGI, and the amount of CMGI’s direct transaction costs associated with the merger as the purchase price of acquiring Modus. CMGI will allocate the purchase price to the net tangible and identifiable intangible assets and liabilities acquired, based on their respective fair values at the date of the completion of the merger. Any excess of the purchase price over the fair value of the tangible assets and liabilities acquired and the identifiable intangible assets acquired will be accounted for as goodwill. The amount of purchase price attributable to the fair value of assets and liabilities to be acquired, including identifiable intangible assets that will be amortized over their estimated useful life, has not yet been determined.

In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” any goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if impairment indicators are present). In the event that CMGI’s management determines that the value of goodwill has become impaired, CMGI will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger to United States holders (as defined below) of Modus common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial opinions, and administrative pronouncements and published rulings of the Internal Revenue Service, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. There can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger summarized in this discussion or that any such contrary position would not be sustained.

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This summary is limited to United States holders who hold their shares of Modus common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, and does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not consider any specific facts or circumstances that may be relevant to a shareholder subject to special rules under U.S. federal income tax laws, including without limitation:

•	banks, insurance companies and other financial institutions;

•	partnerships or other entities treated as partnerships or flow-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting for their securities holdings;

•	persons that hold Modus common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a constructive sale or conversion transaction;

•	persons who acquired their shares of Modus common stock upon the exercise of employee stock options or otherwise as compensation;

•	persons whose functional currency is not the U.S. dollar; and

•	foreign holders.

If a partnership or other entity taxed as a partnership holds Modus common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnerships should consult their tax advisors about the tax consequences of the merger to them.

You are strongly urged to consult your tax advisors regarding the specific U.S. federal income tax consequences of the merger to you in light of your particular situation, as well any tax consequences arising under any other federal, state, local or foreign tax laws.

For purposes of this discussion, we use the term “United States holder” to mean a beneficial owner of Modus common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust controlled by one or more U.S. persons that is subject to the primary supervision of a U.S. court, and certain other trusts considered U.S. persons for U.S. federal income tax purposes.

Tax Consequences of the Merger

As a condition to completing the merger, CMGI must receive from Latham & Watkins LLP, and Modus must receive from Wilmer Cutler Pickering Hale and Dorr LLP, an opinion dated as of closing that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Each opinion will be based on customary factual assumptions and representations as set forth in representation letters to be delivered by each of CMGI and Modus at the time of closing, which assumptions and representations must continue to be true and accurate in all respects as of the closing. The opinions also will assume that the merger will be completed according to the terms of the merger agreement. An opinion of counsel represents such counsel’s best legal judgment and is not binding on the IRS or any court.

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If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, subject to the qualifications and assumptions described above, the material U.S. federal income tax consequences of the merger are:

•	Modus will not recognize gain or loss in the merger;

•	you will not recognize gain or loss if you receive solely CMGI stock in exchange for your Modus common stock in the merger;

•	you will recognize capital gain or loss on any cash you receive in lieu of a fractional share of CMGI common stock in an amount equal to the difference between the amount of cash received and the portion of your tax basis in the Modus common stock that would be allocated to the fractional share of CMGI common stock for which you received cash instead;

•	your aggregate tax basis in the CMGI common stock you receive in the merger will be equal to your aggregate tax basis in the Modus common stock you surrender in exchange, reduced by the tax basis allocable to any fractional shares of CMGI common stock for which you received cash instead; and

•	your holding period of the CMGI common stock you receive in the merger will include your holding period of the Modus common stock you surrendered in exchange.

You must retain records and file a statement setting forth facts relating to the merger with your U.S. federal income tax returns.

Consequences of the Escrow

For U.S. federal income tax purposes, you will be treated as if you received all of the escrow shares upon consummation of the merger. Accordingly, until the escrow shares are released from escrow, your interim tax basis for the shares of CMGI common stock received in the merger will be determined as though the maximum number of shares of CMGI common stock will be received. You should not recognize any gain or loss in the event that all or a portion of the escrow shares are returned to CMGI. The tax basis of any such returned shares will be added to the adjusted basis of the remaining shares of CMGI common stock that you received in the merger. In addition, you should not recognize gain or loss when the escrow shares are released to you upon termination of the escrow.

Under the escrow agreement, the stockholder representative has the right to sell some or all of the escrow shares, subject to the provisions of that agreement. In the event that any escrow shares are sold, you will recognize capital gain or loss (long-term or short-term depending on your holding period in such shares) in an amount equal to your pro-rata portion of the proceeds from such sale over the basis allocable to your pro-rata portion of the shares sold notwithstanding that the escrow agent will retain the proceeds of such sale. Similarly, you will be taxed on your pro-rate share of any income earned from the investment of such proceeds, even if such earnings are retained in escrow.

If the escrow shares, or any proceeds from the sale of any escrow shares, are returned or paid to CMGI, it is possible that you may be entitled to an offsetting adjustment.

The taxation of escrows is complex. You are encouraged to consult your tax advisor regarding the tax consequences of the escrow, including the return of any escrow shares to CMGI, the sale of any shares held in escrow and the release of the shares from the escrow.

Consequences to holders of Modus common stock who exercise dissenters’ rights

If you properly exercise your dissenters’ rights with respect to the merger, you will receive cash in exchange for your Modus common stock. In such case, you will recognize capital gain or loss measured by the difference between the amount of cash received and your tax basis in the stock. The capital gain will be long-term if you have held the Modus common stock for more than one year and otherwise will be short-term.

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Consequences if the Merger Fails to Qualify as a Reorganization

If the merger fails to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, your receipt of CMGI common stock and any cash in lieu of fractional shares of CMGI common stock pursuant to the merger will be fully taxable for U.S. federal income tax purposes. In such case, you will recognize capital gain or loss equal to the excess of the value of CMGI common stock plus any cash received in the merger over your tax basis in the Modus common stock exchanged in the merger. Your tax basis in the CMGI common stock received will be equal to the fair market value of such stock on the date of the merger. Your holding period for the CMGI common stock will begin on the day after the closing date of the merger.

Backup Withholding

If you are a non-corporate United States holder of Modus common stock, you may be subject to backup withholding on any cash payments you receive. However, you can avoid backup withholding if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute IRS Form W-9 or any successor form included in the letter of transmittal to be delivered to you following the completion of the merger;

•	provide a certification of foreign status on IRS Form W-8BEN or any successor form; or

•	are otherwise exempt from backup withholding.

Backup withholding is not an additional tax, and any amounts withheld may be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

Tax matters are very complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You are strongly urged to consult your tax advisors regarding the specific U.S. federal income tax consequences of the merger to you, as well any tax consequences arising under any state, local or foreign tax laws and any other federal tax laws.

Listing on the Nasdaq National Market

It is a condition to the completion of the merger that the CMGI common stock issuable to the Modus stockholders pursuant to the merger agreement be approved for listing on the Nasdaq National Market. Pursuant to the Nasdaq regulatory requirements, CMGI will notify Nasdaq via a Notification Form regarding the listing of additional shares related to the merger.

Regulatory Matters

The merger has been approved by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, CMGI and Modus made pre-merger notification filings regarding the merger on April 15, 2004. On April 23, 2004, CMGI and Modus were notified that they were granted early termination of the waiting period provided under the statute and on May 3, 2004 received official notice of approval. The merger was also approved by the Competition Authority of Ireland on May 20, 2004.

Operations Following the Merger

After the merger, Modus will be a wholly-owned subsidiary of CMGI. Modus will operate with CMGI’s subsidiary, SalesLink, in the supply chain management segment.

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THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement, which is included in this proxy statement/prospectus as Annex 1 and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

Terms of the Merger

Structure of the Merger

The merger agreement provides for the merger of Westwood Acquisition Corp., a newly-formed, wholly-owned subsidiary of CMGI, with and into Modus. As a result of the merger, Westwood Acquisition Corp. will cease to exist and Modus will continue as the surviving corporation and a wholly-owned subsidiary of CMGI.

Completion and Effectiveness of the Merger

The closing of the merger will occur as soon as practicable after all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived unless the parties agree otherwise in writing (see the section entitled “THE MERGER AGREEMENT—Conditions to Completion of the Merger”). The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

We are working to complete the merger as quickly as reasonably possible. We currently expect that the merger will close in the third calendar quarter of 2004. The merger agreement may be terminated by CMGI and Modus if the merger does not close by November 30, 2004. In addition, the merger agreement may be terminated by CMGI and Modus by mutual consent or by either party under various circumstances. See “THE MERGER AGREEMENT —Termination of the Merger Agreement.”

Merger Consideration

Upon the completion of the merger, the outstanding shares of Modus common stock other than Modus dissenting shares and any shares of Modus common stock held by CMGI, Westwood Acquisition Corp. or Modus, if any (which would be cancelled and extinguished) will be converted into the right to receive a certain number of shares of CMGI common stock as described below:

•	The total number of shares of CMGI common stock issuable as merger consideration at the effective time, assuming no Modus dissenting shares, will be determined by dividing (i) the purchase price of $157,500,000 (subject to adjustment as discussed below) by (ii) the average closing price of CMGI common stock during the 20 trading days ending immediately prior to the second trading day preceding completion of the merger. The merger agreement provides, however, that the average closing price of CMGI common stock used to calculate the total number of shares issuable as merger consideration will not be more than $2.478 or less than $2.028.

•	The number of shares of CMGI common stock issuable to Modus stockholders in respect of each share of Modus common stock as merger consideration at the effective time will be determined by dividing (i) the total number of shares of CMGI common stock issuable by (ii) the total number of shares of common stock outstanding immediately prior to the effective time, including shares of Modus common stock issuable upon exercise of in-the-money options and warrants to purchase shares of Modus common stock assuming such options and warrants were exercised on a cashless basis.

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•	In no event will CMGI be required to issues shares of CMGI common stock in the merger which, when taken together with the aggregate number of shares of CMGI common stock that will be subject to issuance upon exercise of options assumed or substituted for by CMGI, will exceed the maximum number of shares that may be issued and options and warrants that may be assumed, substituted or granted without approval of the stockholders of CMGI under Nasdaq’s Marketplace Rules. CMGI has requested and expects to receive written confirmation from the Nasdaq National Market that options for the purchase of shares of Modus common stock held currently by Modus employees that will be terminated and replaced with options for the purchase of CMGI common stock at the effective time of the merger will not be included in the number of shares issuable in the merger for purposes of determining whether stockholder approval under the Nasdaq Marketplace Rules is required. Based on such confirmation and CMGI’s plans for issuing substitute options under CMGI stock incentive plans, the restriction on the number of shares of CMGI common stock issuable as merger consideration described above will not result in any reduction in the number of shares actually issued.

•	Pursuant to the merger agreement, in the event that Modus’ net indebtedness reflected on its closing balance sheet delivered to CMGI no later than two days before the closing date exceeds a targeted amount of net indebtedness of $76,000,000, and such excess is greater than the amount, if any, by which Modus’ net working capital, as defined in the merger agreement, reflected on such closing balance sheet exceeds $12,818,000 (Modus’ net working capital as of February 29, 2004), then the $157,500,000 purchase price will be reduced by the amount by which such excess indebtedness exceeds such net working capital excess, and the exchange ratio used to calculate the number of shares of CMGI common stock each Modus stockholder will receive in the merger will be adjusted accordingly. If the final amounts of such adjustments are different from the preliminary amounts calculated prior to the closing of the merger, such adjustments will be accounted for under the escrow agreement, as described below.

•	At the effective time, 10.6% of the aggregate number of issuable shares of CMGI common stock issuable to Modus stockholders in the merger at the applicable exchange ratio (determined prior to any purchase price adjustments, as described above) will be deposited in an escrow account pursuant to an escrow agreement. Such shares will be held in the escrow account until the 12 month anniversary of the closing date. The shares in the escrow account will be the sole and exclusive remedy for (i) payment of indemnification rights and (ii) any post-closing purchase price adjustment, as described above. Shares of CMGI common stock remaining in the escrow account at the end of the twelve month period will be distributed pro rata to Modus stockholders in accordance with their Modus stock holdings as of the effective time. For more information regarding the escrow agreement, see “OTHER AGREEMENTS—Escrow Agreement.”

The precise number of shares of CMGI common stock any Modus stockholder will be entitled to receive in exchange for each share of Modus common stock owned immediately prior to the effective time of the merger will not be calculable until the second trading day immediately prior to the completion of the merger. In any event, however, the exchange ratio will not be greater than 2.231789 or less than 1.826501 (assuming no adjustment to the aggregate purchase price). In the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares affecting the CMGI common stock, the calculation of the exchange ratio and the related calculation and termination rights as described under “THE MERGER AGREEMENT—Treatment of Stock Options” will be correspondingly adjusted to reflect such event.

Set forth below is a table that shows (i) the aggregate number of whole shares of CMGI common stock that holders of Modus common stock would receive in the merger at various average closing prices of CMGI common stock, (ii) the resulting exchange ratio used to determine how many shares of CMGI common stock one share of Modus common will be converted into in the merger, and (iii) the number of shares of CMGI common stock a holder of 100 shares of Modus common stock would receive at different average closing prices of CMGI common stock. The table is based on the following assumptions:

•	that 29,570,583 shares of Modus common stock will be issued and outstanding on the effective date;

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•	that the aggregate number of shares of Modus common stock that would be outstanding if all options and warrants to purchase Modus common stock were exercised on a cashless basis is 34,798,409; and

•	that there has been no adjustment of the purchase price as described above.

	Average Closing Price of CMGI Common Stock	Applicable Exchange Ratio	Aggregate Number of Shares of CMGI Common Stock to be Issued in the Merger (excluding options and warrants)	Number of Shares of CMGI Common Stock a Modus Stockholder Would Receive for Each 100 Shares of Modus Common Stock
	$1.500	2.231789	65,995,314	223
	or lower
	$1.750	2.231789	65,995,314	223
	$2.000	2.231789	65,995,314	223
Lower Collar Limit	$2.028	2.231789	65,995,314	223
	$2.100	2.155271	63,732,617	215
	$2.150	2.105148	62,250,464	210
	$2.250	2.011586	59,483,776	201
	$2.350	1.925987	56,952,552	192
	$2.450	1.847375	54,627,958	184
Higher Collar Limit	$2.478	1.826501	54,010,693	182
	$2.500	1.826501	54,010,693	182
	$2.600	1.826501	54,010,693	182
	$2.650	1.826501	54,010,693	182
	or higher

If the average trading price of CMGI common stock had been determined on June 9, 2004, it would have been $1.911, which would have resulted in an exchange ratio of 2.231789. The average trading price does not represent the actual value of the shares of Modus common stock you will receive in the merger. The value of those shares will depend on market conditions at the time you receive those shares.

Shares of Modus common stock held by Modus stockholders who validly exercise dissenters’ rights will be subject to appraisal in accordance with the DGCL. See “THE MERGER—Appraisal Rights.”

Immediately prior to the effective time, CMGI will deposit certificates representing 10.6% of the aggregate number of shares of CMGI common stock issuable to the Modus stockholders in the merger (prior to any adjustments to the purchase price described below) into an escrow account with an escrow agent selected by CMGI and subject to the approval of the Modus stockholders representative. The shares of CMGI common stock held in the escrow account will secure the indemnification obligations of Modus to CMGI under the terms of the merger agreement and be used to satisfy any adjustment to the purchase price determined after closing of the merger. The portion of the shares deposited into the escrow account with respect to each former Modus stockholder will be equal to the portion of the shares of CMGI common stock to be received by such stockholder times a fraction, the numerator of which is the number of shares of CMGI common stock issuable to such stockholder and the denominator of which is the total number of shares of CMGI common stock issuable to Modus stockholders in the merger. The escrow agent will hold the escrowed CMGI common stock and make payments from the escrow in accordance with the terms of an escrow agreement to be entered into by the escrow agent, CMGI and the Modus stockholder representative. To the extent any of the shares of CMGI common stock deposited into escrow have not been used to satisfy indemnification obligations of the Modus stockholders under the merger agreement or used to satisfy an adjustment to the purchase price, such shares will be distributed to the Modus stockholders on a pro rata basis (based on the exchange ratio used on the effective date) after the 12 month anniversary of the effective date. The stockholder representative can direct the escrow agent to sell some or all of the shares in escrow, provided that the proceeds of any such sale continue to be held in the escrow

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account and remain available to satisfy any amounts owed to CMGI under the merger agreement. See “THE MERGER AGREEMENT—Escrow and Indemnification” and “OTHER AGREEMENTS —Escrow Agreement.”

All shares of Modus common stock outstanding immediately prior to the effective time, other than dissenting shares, will no longer be outstanding following the merger and will be automatically cancelled and retired and shall cease to exist. Upon completion of the merger, each share of Modus common stock held by CMGI or any direct or indirect wholly-owned subsidiaries of CMGI immediately prior to the merger also will be automatically cancelled and extinguished for no consideration.

Pre- and Post-Closing Adjustments to the Purchase Price

Under certain circumstances, the $157,500,000 purchase price will be reduced and the exchange ratio used to calculate the number of shares of CMGI common stock each Modus stockholder will receive in the merger will be adjusted accordingly. Any reduction in purchase price and simultaneous adjustment of the exchange ratio will depend upon the amount of net indebtedness and working capital of Modus as of the closing date. No later than two days prior to the closing of the merger, Modus will prepare and deliver a projected balance sheet and a projected statement setting forth the difference between Modus’ estimated net indebtedness on the closing date and a target level of net indebtedness of $76,000,000 and the difference between Modus’ estimated net working capital (as defined in the merger agreement) on the closing date and a target level of net working capital of $12,818,000. For purposes of the merger agreement, “net indebtedness” means total amount of short-term and long-term indebtedness for borrowed money (including capitalized lease obligations but excluding the excluded obligations, as defined in the merger agreement), less the sum of all cash and cash equivalents, plus (i) the sum of all professional fees and expenses incurred by Modus in connection with the transactions contemplated by the merger agreement and (ii) the actual cost or, if not then known, the estimated cost, of Modus taking certain actions described in a schedule to the merger agreement. For purposes of the merger agreement, “net working capital” means the total amount of current assets (excluding cash and cash equivalents), less the total amount of current liabilities (excluding current portion of long-term indebtedness and indebtedness with a maturity of less than one year). In the event estimated net indebtedness exceeds $76,000,000, and such excess is greater than the amount, if any, by which estimated net working capital, as defined in the merger agreement, exceeds $12,818,000, then:

•	the $157,500,000 purchase price will be reduced by an amount equal to the difference between (i) the estimated net indebtedness minus $76,000,000 less (ii) if a positive number, estimated net working capital, as defined in the merger agreement, minus $12,818,000; and

•	the exchange ratio will be recalculated using the adjusted purchase price.

The merger agreement sets forth the procedures and dispute resolution mechanics that CMGI and the Modus stockholder representative will follow to finally determine the net indebtedness and net working capital amounts of Modus as of the closing date. The merger agreement provides that within no more than 30 business days after the closing date, CMGI will prepare and deliver to the Modus stockholder representative a final closing balance sheet for Modus and a final statement setting forth the difference, if any, between Modus’ net indebtedness at closing and $76,000,000 and the difference, if any, between Modus’ net working capital at closing and $12,818,000. The Modus stockholder representative then will have 20 business days to review the final closing balance sheet and final statement of net indebtedness and net working capital. If the net indebtedness and working capital amounts on the final closing balance sheet and final statement of net indebtedness and net working capital are different from the amounts set forth in the initial balance sheet and initial statement of net indebtedness and net working capital provided by Modus prior to the effective time, then the purchase price will be recalculated and the exchange ratio will be recalculated. If the resulting purchase price adjustment amount is greater then the purchase price adjustment amount calculated prior to the effective time, then CMGI and the Modus stockholder representative will jointly instruct the escrow agent to return to CMGI that number of shares of CMGI common stock (valued using the average closing price of CMGI common stock used at the effective

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time) equal to the dollar amount of such deficiency that are being held in escrow pursuant to the escrow agreement. See “THE MERGER AGREEMENT—Escrow and Indemnification” and “OTHER AGREEMENTS—Escrow Agreement.”

Procedures for Exchange of Modus Stock Certificates

Fractional Shares

CMGI will not issue any fractional shares of CMGI common stock in the merger. Instead, each holder of Modus common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of CMGI common stock will receive cash, without interest, in lieu of a fractional share. No interest will be paid or accrued on any cash in lieu of fractional shares. The merger agreement provides that, promptly after the closing of the merger, the exchange agent will sell a number of shares of CMGI common stock equal to the total number of fractional shares which holders of Modus common stock would otherwise be entitled to receive. The proceeds generated from such sales will be distributed by the exchange agent to holders of Modus common stock exchanged in the merger on a pro-rata basis.

Exchange of Modus Stock Certificates for CMGI Stock Certificates

Promptly following completion of the merger, American Stock Transfer & Trust Company, the exchange agent in the merger, will mail to each record holder of Modus common stock a letter of transmittal in customary form and instructions for surrendering the record holder’s stock certificate in exchange for a certificate representing CMGI common stock.

Only those holders of Modus common stock who properly surrender their Modus stock certificates in accordance with the exchange agent’s instructions will receive (a) a certificate representing CMGI common stock, (b) cash in lieu of any fractional share of CMGI common stock and (c) the right to receive shares of CMGI common stock and/or cash out of the escrow pursuant to the escrow agreement. After the effective time of the merger, each certificate representing shares of Modus common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate the merger consideration described in the preceding sentence. The surrendered certificates representing Modus common stock will be cancelled. If any portion of the merger consideration described in clauses (a) and (b) of the first sentence of this paragraph have not been distributed to the Modus common stockholders within six months of the effective time, then such merger consideration will be delivered to CMGI upon demand, and any Modus stockholder who has not properly surrendered its Modus common stock will look only to CMGI for delivery of such portion of the merger consideration to which they are entitled upon surrender of their shares. Following completion of the merger, Modus will not register any transfers of Modus common stock outstanding on its stock transfer books before the merger.

Holders of Modus common stock should not send in their Modus stock certificates until they receive a letter of transmittal from the exchange agent, with instructions for the surrender of Modus stock certificates. Modus stockholders that have not received their letter of transmittal within 30 days of the closing date should contact the exchange agent, American Stock Transfer & Trust Company, at (800) 937-5449.

Distributions with Respect to Unexchanged Shares

Holders of Modus common stock are not entitled to receive any dividends or other distributions on CMGI common stock until the merger is completed. After the merger is completed, holders of Modus common stock certificates will be entitled to receive dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of CMGI common stock which they are entitled to receive upon exchange of their Modus stock certificates, but they will not be paid any dividends or other distributions on the CMGI common stock until they surrender their Modus stock certificates to the exchange agent in accordance with the exchange agent instructions.

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Lost Stock Certificates

If a Modus stock certificate is lost, stolen or destroyed, the holder of such certificate may need to execute an affidavit or post a bond prior to receiving the merger consideration described above. Neither CMGI nor Modus shall be liable to any holder of shares of Modus common stock for any portion of the merger consideration delivered to a public official pursuant to any abandoned property, escheat or similar law.

Treatment of Stock Options

Under the merger agreement, CMGI has agreed that at the effective time of the merger all unexercised and unexpired options to purchase shares of Modus common stock then outstanding under any Modus stock option plan, whether or not then exercisable, will be either (a) assumed and converted into options to purchase shares of CMGI common stock or (b) terminated and substituted with options to purchase shares of CMGI common stock issued under CMGI’s existing incentive stock option plans. The number of shares of CMGI common stock subject to such converted and substituted options shall be equal to the number of shares of Modus common stock that were issuable upon exercise of such options immediately prior to the effective time of the merger multiplied by the exchange ratio (used to calculate the merger consideration payable in respect of outstanding shares of Modus common stock), rounded down to the nearest whole number of shares of CMGI common stock. The exercise price for such converted and substituted options will be equal to the exercise price per share of Modus common stock immediately prior to the effective time divided by the exchange ratio, rounded up to the nearest whole cent. The outstanding stock options of Modus otherwise will continue to be exercisable and vest subject to the terms and conditions applicable to them before the merger, except that, prior to the effective time of the merger, Modus will accelerate the vesting of one-third of the remaining unvested portion of all Modus stock options and Modus will waive any liquidity thresholds to exercise contained in option agreements under Modus’ stock option plans.

The number of options that are assumed and converted into options to purchase shares of CMGI common stock shall be the number of options which, when taken together with the number of shares of CMGI common stock otherwise issuable to Modus stockholders in connection with the merger and shares issued upon exercise of warrants, represent no more than the maximum number of options that can be assumed by CMGI without requiring CMGI to obtain approval of the stockholders of CMGI under Nasdaq’s Marketplace Rules for the transactions contemplated by the merger agreement. Any options not so assumed will be terminated and substituted with options to purchase shares of CMGI common stock. At the effective time, CMGI will assume each Modus stock option plan, but will not issue options under such plans in the future.

Treatment of Warrants

The merger agreement does not expressly provide for CMGI’s assumption of Modus’ warrants, but the terms of such warrants provide that they will remain outstanding obligations of Modus after the effective time of the merger. Any such warrants exercised after the effective time of the merger shall receive the same merger consideration as if the warrants had been exercised immediately prior to the effective time.

Payment of Modus Indebtedness

At the effective time of the merger, CMGI has agreed to pay, or cause or to be paid, all amounts (including principal, interest and prepayment penalties) outstanding pursuant to certain debt agreements of Modus described in the merger agreement estimated to be $101 million as of June 1, 2004.

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Representations and Warranties

The merger agreement contains representations and warranties of CMGI and Modus relating to, among other things:

•	corporate organization and qualification;

•	charter documents and corporate books and records;

•	corporate authority and board approval;

•	capital structure;

•	absence of conflicts or violations and required filings and consents;

•	litigation;

•	financial statements;

•	absence of certain changes since December 31, 2003 with respect to Modus and since July 31, 2003 with respect to CMGI;

•	tax treatment of the merger;

•	disclosure documents (including the registration statement of which this proxy statement/prospectus is a part); and

•	brokers.

The merger agreement contains representations and warranties of Modus relating to, among other things:

•	subsidiaries;

•	required governmental approvals;

•	no undisclosed liabilities;

•	leases of personal property and real property;

•	owned real property;

•	material contracts;

•	intellectual property matters;

•	compliance with laws and permits;

•	taxes;

•	insurance coverage;

•	employee benefits;

•	employees;

•	personal property and assets;

•	environmental compliance;

•	customers;

•	inventory;

•	related-party transactions;

•	foreign corrupt practices;

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•	past acquisitions;

•	compliance with international trade laws;

•	labor and other employment matters;

•	stockholder vote required to complete the merger; and

•	customer subsidies.

The merger agreement also contains the following additional representations and warranties of CMGI relating to:

•	SEC filings by CMGI; and

•	CMGI’s formation and operation of the merger subsidiary to be merged with Modus.

The representations and warranties contained in the merger agreement are subject to various materiality, material adverse affect and knowledge qualifications.

Conduct of Business before Completion of the Merger

General Restrictions on Operations

Modus and CMGI have agreed to restrictions on their respective business activities pending completion of the merger or the termination of the merger agreement. In general, Modus has agreed to (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers and key employees of Modus and each of its subsidiaries and to preserve the current relationships of Modus and each of its subsidiaries with the customers, suppliers and other persons with which Modus or any of its subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Modus and CMGI have agreed not to take the specific actions described below.

Additional Restrictions on Modus’ Interim Operations

In addition, Modus also has agreed that, without the written consent of CMGI or as otherwise excepted in a schedule to the merger agreement, Modus will not and will not permit any of its subsidiaries to:

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of Modus or any of its subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Modus or any of its subsidiaries, other than the issuance of additional:

(A)	options granted to non-executive employees pursuant to Modus’ stock option plans in existence on March 23, 2004 in a manner consistent with past practice;

(B)	warrants to purchase shares of Modus common stock contemplated by agreements existing on March 23, 2004; and

(C)	shares of Modus common stock issuable upon the exercise of Modus stock options and/or warrants to purchase shares of capital stock of Modus outstanding on March 23, 2004 in accordance with their terms;

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•	sell, pledge, dispose of, transfer, license or encumber, or authorize the sale, pledge, disposition, transfer, license or encumbrance of any material property or assets (including intellectual property) of Modus or any of its subsidiaries, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned subsidiary of Modus to Modus or to any other wholly-owned subsidiary of Modus or issuance of additional warrants to purchase shares of Modus common stock contemplated by agreements existing as of March 23, 2004) or enter into any agreement with respect to the voting of its capital stock;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

•	acquire any interest in any person or any division thereof or any assets, other than acquisitions of assets budgeted for in Modus’ budget for the fiscal year ending December 31, 2004 as disclosed to CMGI prior to March 23, 2004 or in the ordinary course of business consistent with past practice that is individually not in excess of $250,000 or in the aggregate not in excess of $1,000,000 for Modus and its subsidiaries taken as a whole;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned subsidiary of Modus) for borrowed money, provided that Modus and its subsidiaries may incur indebtedness for borrowed money under revolving credit lines existing as of March 23, 2004 so long as the Modus’ net indebtedness does not exceed $80,000,000;

•	terminate, cancel or request any material change in, or agree to any material change in, any material contract of Modus other than in the ordinary course of business consistent with past practice;

•	make or authorize any capital expenditure in excess of Modus’ budget for the fiscal year ending December 31, 2004, other than capital expenditures that are not in the aggregate in excess of $500,000 for Modus and its subsidiaries taken as a whole;

•	except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on March 23, 2004:

(A)	increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of non-officer employees of Modus or any of its subsidiaries which are not across-the-board increases unless required pursuant to an agreement in existence on March 23, 2004 or collective bargaining or similar agreements to which Modus is subject);

(B)	grant any rights to severance or termination pay to, or enter into any agreement to provide severance benefits with, any director, officer or other employee of Modus or any of its subsidiaries, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for the issuance of new stock options to new, non-executive employees in the ordinary course of business consistent with past practice, or to the extent required by applicable law or the terms of a collective bargaining agreement in existence on the date of the merger agreement; or

(C)	take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any employee benefit plans;

•

pre-pay any long-term debt in an amount not to exceed $50,000 in the aggregate for Modus and its subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations, except

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for borrowings under revolving credit lines existing as of March 23, 2004 in the ordinary course of business consistent with past practice;

•	fail to collect notes or accounts receivable in the ordinary course of business consistent with past practice, or enter into a factoring or discounting arrangement with a third party with respect to accounts receivable, fail to pay any account payable in the ordinary course of business consistent with past practice, or vary Modus’ inventory practices in any material respect from its past practices;

•	make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by Unites States generally accepted accounting principles or by a governmental authority;

•	waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

•	make any material tax election or settle or compromise any material liability for taxes;

•	take, or agree to take, any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code;

•	adopt or implement any stockholder rights plan;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Modus is a party;

•	write up, write down or write off the book value of any assets, individually or in the aggregate, for Modus and its subsidiaries taken as a whole, except for depreciation and amortization in accordance with Unites States generally accepted accounting principles consistently applied and any write-offs of inventory or accounts receivable that do not exceed $200,000 individually or $500,000 in the aggregate;

•	take any action to exempt or make not subject to (A) the provisions of Section 203 of the Delaware General Corporation Law, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares any person or entity (other than CMGI, Westwood Acquisition Corp. or any of CMGI’s subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions of such law;

•	open or close, or enter into an agreement to open or close, any facility or office;

•	take any action that is intended or would reasonably be expected to result in the non-satisfaction of any of conditions to the merger set forth in the merger agreement;

•	fail to be in material compliance with the terms of instruments evidencing indebtedness incurred by the Modus;

•	permit any insurance policy relating to Modus’ business to lapse without obtaining replacement insurance coverage of comparable amount at similar cost;

•	enter into any contract which contains any non-compete or exclusivity provisions with respect to any customer, line of business or geographic area with respect to Modus or any of its subsidiaries, or which restricts the conduct with respect to any customer of any line of business by Modus, any of its subsidiaries or any of Modus’ current or future affiliates (including CMGI) or any geographic area in which Modus, any of its subsidiaries or any of Modus’ current or future affiliates (including CMGI) may conduct business, or which otherwise restricts the operation of Modus’ business, in each case in any material respect and other than non-compete agreements signed by employees incident to their employment by Modus or any of its subsidiaries;

•	take any formal action or grant any consent or approval concerning any joint venture outside the ordinary course of business consistent with past practice; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

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Restrictions on CMGI’s Interim Operations

CMGI has agreed that, without the written consent of Modus or unless required by law or any regulations of the Nasdaq Stock Market, CMGI will not:

•	amend or otherwise change its certificate of incorporation or bylaws in a manner that adversely affects the rights of the CMGI common stockholders (except for a reverse stock split as previously approved by the stockholders of CMGI);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of CMGI’s capital stock (other than regular quarterly cash dividends);

•	make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or as required by United States generally accepted accounting principles or a governmental authority;

•	take, or agree to take, any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code;

•	authorize or undertake any acquisition of another company (whether by way of merger, consolidation, stock purchase, asset purchase or otherwise) in a manner that would be reasonably likely to delay the effectiveness of the registration statement due to a requirement to include financial statements for the acquired assets or company in the registration statement of which this proxy statement/prospectus is a part or authorize or undertake any equity financing intended primarily to raise capital for CMGI;

•	take any action that is intended or would reasonably be expected to result in the non-satisfaction of any of the conditions to the merger set forth in the merger agreement, or;

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Modus Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, subject to specific exceptions described below, Modus has agreed that neither it nor any of its subsidiaries will, and that it will not authorize or permit its representatives or controlled affiliates to, directly or indirectly:

•	encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•	participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal.

Under the merger agreement, Modus agreed to cease all existing discussions or negotiations as of March 23, 2004 with any parties with respect to any acquisition proposal and promptly request that all confidential information with respect to any acquisition proposal furnished by Modus be returned.

Modus is obligated to advise CMGI as promptly as practicable (and in no event later than 24 hours after receipt) of any inquiry received by it relating to any potential acquisition proposal and the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the proposal or inquiry. Modus must advise CMGI of any information requested from it or of any negotiations or discussions being sought to be initiated with it relating to any potential acquisition proposal. Finally, Modus must furnish CMGI a copy of any such proposal or inquiry if it is in writing and must keep CMGI fully informed on a prompt basis with respect to any developments regarding any such proposal or inquiry.

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Notwithstanding the prohibitions described in the preceding three paragraphs, if, at any time prior to Modus’ stockholders’ approval of the merger, Modus’ Board of Directors determines in good faith, after consultation with outside counsel, that it would otherwise be reasonably likely to constitute a breach of the directors’ fiduciary duties to stockholders, Modus may, in response to a superior proposal and after notifying CMGI, take the following actions:

•	furnish information with respect to Modus and its subsidiaries to the person making such superior proposal pursuant to a customary confidentiality agreement with terms that are no more favorable to the other party to such confidentiality agreement than those in place with CMGI; and

•	participate in discussions or negotiations with respect to such superior proposal.

Prior to Modus’ entering into the merger agreement, Modus’ Board of Directors approved the merger agreement, declared advisable the transactions contemplated by the merger agreement and directed that the merger agreement and the transactions contemplated thereby be submitted to Modus’ stockholders for approval at a meeting of such stockholders. Modus agreed in the merger agreement that neither its Board of Directors nor any committee thereof will:

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CMGI, its approval or recommendation of the adoption and approval of the merger and the matters to be considered at Modus’ stockholders’ meeting;

•	approve or recommend, or propose publicly or to its stockholders to approve or recommend, any acquisition proposal other than the merger; or

•	cause Modus to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal other than the merger.

However, if the Modus Board of Directors determines in good faith, after consultation with outside counsel, that it would otherwise be likely to constitute a breach of its fiduciary duty to stockholders and so long as Modus continues to comply with the other provisions of the merger agreement, the Modus Board of Directors may withdraw or modify its recommendation of the merger no earlier than the second business day following the day of delivery of written notice to CMGI of its intention to do so. No provision of the merger agreement restricts Modus from taking and disclosing to it stockholders positions contemplated by Rules 14d-9 or 14e-2 under the Securities Exchange Act of 1934, to the extent applicable to Modus. Regardless of whether Modus receives an acquisition proposal or Modus’ Board of Directors changes its recommendation, Modus is obligated under the terms of the merger agreement to call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the merger agreement.

An “acquisition proposal” means any offer or proposal made by a person other than CMGI concerning any:

•	merger, consolidation, business combination, or similar transaction involving Modus or any of its subsidiaries;

•	sale, lease or other disposition directly or indirectly by merger, consolidation, business combination or share exchange, joint venture or otherwise of assets of Modus or any of its subsidiaries representing 20% or more of the consolidated assets of Modus and its subsidiaries;

•	issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of Modus or any of its subsidiaries;

•	transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of Modus or any of its subsidiaries; or

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•	any combination of the foregoing (other than the merger).

A “superior proposal” means any bona fide acquisition proposal for at least 50% of the voting power of Modus’ capital stock or 50% of Modus’ consolidated assets:

•	that is made by a third party which was not solicited by Modus, a subsidiary of Modus, any representatives of Modus or any other affiliates;

•	that is not dependent on financing not then committed; and

•	which, in the good faith judgment of the Modus’ Board of Directors, after consultation with Modus’ financial advisor, taking into account, to the extent deemed appropriate by Modus’ Board of Directors, the various legal, financial and regulatory aspects of the proposal and the person making such proposal:

(A)	if accepted, is reasonably likely to be consummated, and

(B)	if consummated, would result in a transaction that is more favorable to the Modus stockholders, from a financial point of view, than the transactions contemplated by the merger agreement.

Additional Covenants

Modus Stockholders Meeting

Modus has agreed to call and hold a meeting of its stockholders as promptly as practicable (but not before 21 days after the effectiveness of the registration statement of which this proxy statement/prospectus is a part) for the purpose of voting upon the approval of the merger.

Governmental Consents and Antitrust Approvals

The merger agreement provides that Modus and CMGI will use their reasonable best efforts to:

•	obtain from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by CMGI or Modus or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental authority in connection with the merger and the consummation of the transactions contemplated by the merger agreement; and

•	make all necessary filings with respect to the merger agreement and the merger required under (i) the Securities Act of 1933 and the Securities Exchange Act of 1934, and any other applicable federal or state securities laws, (ii) the Hart-Scott-Rodino Act, (iii) the merger regulations of the European Community, (iv) any other applicable antitrust laws, and (v) any other applicable law.

CMGI and Modus have agreed to cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. However, CMGI is not required to agree to the imposition of conditions, the requirement of divestiture of assets or property, or the requirement of expenditure of money by CMGI or Modus to a third party in exchange for any such consent.

Employee Benefit Matters; Retention Plan

With respect to employee benefit plans maintained by CMGI or any of its subsidiaries in which any director, officer or employee of Modus or its subsidiaries will participate, CMGI has agreed to recognize, or it will cause Modus to recognize, to the extent recognized under the applicable employee plan, all service of such directors, officers or employees with Modus or its subsidiaries (and predecessor entities), as the case may be, for purposes of vesting, eligibility for entitlement to and accrual of benefits, in any benefit plan of CMGI in which such directors, officers or employees may be eligible to participate in after the effective time. However, CMGI and Modus will not recognize any service to the extent that such recognition would result in a duplication of benefits or benefit accrual for any particular director, officer or employee.

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CMGI has agreed to adopt, prior to the effective time, an employee retention incentive policy to grant restricted shares of CMGI common stock to certain employees of Modus who continue to be employed by Modus or CMGI on the first anniversary of the effective time. The employees of Modus who will be eligible for such grants and how the shares will be allocated among such employees will be mutually agreed upon by CMGI and the Chief Executive Officer of Modus prior to the effective time of the merger. CMGI will issue the shares of CMGI common stock pursuant to such grants promptly following the effective time. The number of shares of CMGI common stock issuable will be equal to (i) $3,500,000 divided by (ii) the closing price of CMGI common stock on the first trading day following the effective time. The shares issuable pursuant to such grants may be issued under any new or pre-existing plan of CMGI. The merger agreement further provides that no awards under the retention policy will be made to persons who may be disqualified individuals within the meaning of Section 280G of the United States Internal Revenue Code.

Plan of Reorganization

Each of CMGI and Modus has agreed that it will not take any action that would disqualify the merger, and to use its reasonable best efforts to take any action to qualify the merger, as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code.

Indemnification of Directors and Officers and Insurance

CMGI has agreed to cause to be maintained in effect provisions of the certificate of incorporation and bylaws of Modus with respect to indemnification and advancement of expenses after the merger and has agreed that such certificate of incorporation and bylaws will not be amended, appealed or modified for a period of six years after the effective time in any manner that would adversely affect the rights thereunder of any individual that was on or prior to the effective time a director, officer, trustee, fiduciary, employee or agent of Modus or its subsidiaries, or who served at the request of Modus or any of its subsidiaries in such capacity of another entity, unless such modification is required by law. CMGI has also agreed to cause Modus to comply with and satisfy, or CMGI will itself comply with and satisfy, the indemnification obligations contained in the certificate of incorporation and bylaws of Modus.

For six years from the effective time of the merger, the surviving company in the merger will maintain for the benefit of the current directors and officers of Modus an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the effective time of the merger covering each person currently covered by the officers’ and directors’ liability insurance policies of Modus on terms no less favorable than those of the policies of Modus currently in effect or, if substantially equivalent insurance coverage is unavailable, the best available coverage. However, the surviving company in the merger will not be required to pay an annual premium for the director and officer insurance in excess of 200% of the annual premium paid by Modus prior to March 23, 2004, which Modus has represented to CMGI was approximately $320,000.

Conditions to Completion of the Merger

The obligations of each of CMGI and Modus to complete the merger are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

•	the registration statement (of which this proxy statement/prospectus is a part) must be declared effective by the SEC and no stop order suspending its effectiveness may be issued by the SEC and no proceedings for that purpose may be initiated or, to the knowledge of CMGI or Modus, threatened by the SEC;

•	the approval of the merger and the merger agreement by Modus stockholders;

•	the absence of any legal prohibition having the effect of preventing or prohibiting completion of the merger;

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•	the receipt of all other governmental and regulatory consents, approvals and authorizations required to complete the merger, without (A) the imposition of material conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of any material funds by CMGI or Modus to a third party in exchange for any such consent;

•	the expiration or termination of the applicable waiting period under antitrust laws, together with an extension thereof, including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the approval for listing on the Nasdaq National Market of the shares of CMGI common stock to be issued in the merger;

•	the representations and warranties of the other party, disregarding all qualifications and exceptions relating to materiality or material adverse effect, being true and correct on the date of the merger agreement and the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the representing party, and the receipt of a certificate of an executive officer of the other party to that effect;

•	the other party having performed or complied in all material respects with its agreements and covenants in the merger agreement (including Modus’ obligation not to incur additional indebtedness for borrowed money that would cause Modus’ net indebtedness to exceed $80,000,000, any violation of which would be deemed material) and each ancillary agreement, and the receipt of a certificate of an executive officer of the other party to that effect;

•	the receipt of an opinion from the party’s counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the escrow agreement shall be executed by the other party and the escrow agent. The escrow agreement is further described in this proxy/prospectus under the heading “OTHER AGREEMENTS—Escrow Agreement.”

CMGI’s and Westwood Acquisition Corp.’s obligations to complete the merger are also subject to the following conditions:

•	the receipt of all consents, approvals and authorizations set forth on a schedule to the merger agreement, without (A) the imposition of material conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of any material funds by CMGI or Modus to a third party in exchange for any such consent;

•	receipt of a comfort letter of PricewaterhouseCoopers LLP, dated the date the registration statement becomes effective and dated within 2 days of the effective date, in form and substance reasonably satisfactory to CMGI;

•	the absence of any action or claim pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge which would:

(A)	prevent consummation of any of the transactions contemplated by the merger agreement or any ancillary agreement,

(B)	cause any of the transactions contemplated by the merger agreement or any ancillary agreement to be rescinded following consummation of such transaction, or

(C)	affect adversely the right or powers of CMGI to own, operate or control Modus, and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

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•	the number of shares of Modus common stock that have not been voted for approval of the merger and with respect to which demand for appraisal rights under the DGCL has been properly made must not exceed 3% of the total shares of Modus common stock outstanding immediately prior to the effective time;

•	certain loans to Modus’ executive officers must be repaid in cash or through the transfer of shares of Modus common stock; and

•	since the date of the merger agreement, there shall not have occurred any material adverse change to Modus.

Modus’ obligations to complete the merger are also subject to the following additional condition:

•	since the date of the merger agreement, there shall not have occurred any material adverse change to CMGI.

“Material adverse change,” when used in reference to Modus, means any change, effect, circumstance or event that, individually or when aggregated with all other changes, effects, circumstances or events, (a) has been, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or assets of Modus and its subsidiaries, taken as a whole, or (b) materially adversely affected or affects or is reasonably likely to materially adversely affect the ability of Modus to perform its obligations under the merger agreement or timely consummate the transactions contemplated by the merger agreement, except that none of the following, individually or collectively, will constitute a material adverse change:

•	any change that is the result of economic factors affecting a national or the world economy, except to the extent that such factors disproportionately affect Modus’ or its subsidiaries’ business relative to the effect of such factors on other persons operating in the industry in which the reference company operates;

•	any change that is the result of any outbreak of national or international hostilities or terrorism or disease or escalation thereof or other similar calamity or crisis, except to the extent that such conditions disproportionately affect Modus’ or its subsidiaries’ business relative to the effect of such conditions on other persons operating in the industry in which Modus operates;

•	any change that is the result of factors generally affecting Modus’ industry, except to the extent that such factors disproportionately affect Modus’ or its subsidiaries’ business relative to the effect of such factors on other persons operating in the industry in which Modus operates; and

•	the loss of Modus’ existing contract to provide fulfillment services for a large provider of DSL modems in the United States.

“Material adverse change,” when used in reference to CMGI, means any change, effect, circumstance or event that, individually or when aggregated with all other changes, effects, circumstances or events, (a) has been, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or assets of CMGI or its subsidiaries, taken as a whole, or (b) materially adversely affected or affects or is reasonably likely to materially adversely affect the ability of CMGI to perform its obligations under the merger agreement or timely consummate the transactions contemplated by the merger agreement, except that none of the following, individually or collectively, will constitute a material adverse change:

•	any change that is the result of economic factors affecting a national or the world economy, except to the extent that such factors disproportionately affect CMGI’s or its subsidiaries’ business relative to the effect of such factors on other persons operating in the industry in which CMGI operates;

•	any change that is the result of any outbreak of national or international hostilities or terrorism or disease or escalation thereof or other similar calamity or crisis, except to the extent that such conditions disproportionately affect CMGI’s or its subsidiaries’ business relative to the effect of such conditions on other persons operating in the industry in which CMGI operates; and

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•	any change that is the result of factors generally affecting CMGI’s industry, except to the extent that such factors disproportionately affect CMGI’s or its subsidiaries’ business relative to the effect of such factors on other persons operating in the industry in which CMGI operates.

Indemnification

Survival

The representations and warranties in the merger agreement survive until the first anniversary of the closing date. The covenants, agreements and obligations of the parties under the merger agreement survive (i) until fully performed, unless such performance is waived by the party entitled to performance, or (ii) if not fully performed, until the expiration of the relevant statute of limitations.

Indemnification Rights of CMGI, Westwood Acquisition Corp. and Modus after the Merger

Subject to the limitations set forth below, from and after the effective time, CMGI, Modus (as the surviving company in the merger) and their respective affiliates, officers, directors, employees, stockholders, representatives and agents (each “indemnified parties”) shall be indemnified and held harmless out of the shares of CMGI common stock then held in escrow pursuant to the escrow agreement (together with any cash or other property held in such escrow), from and against and in respect of any and all damages incurred or suffered by any indemnified parties arising out of or in connection with any inaccuracy in or breach of any of the Modus’ representations, warranties, covenants or agreements contained in the merger agreement (without regard to any materiality qualifications). The indemnification rights described in the prior sentence will be CMGI’s and Modus’ sole and exclusive remedy following the effective time of the merger with respect to breaches of representations, warranties, covenants and agreement in the merger agreement (except for fraud).

No indemnified party shall be entitled to indemnification for any damages until the aggregate amount of all damages under all claims of all indemnified parties for all applicable breaches shall exceed $1,000,000, at which time the full amount of damages incurred (minus a deductible of $500,000) shall be subject to indemnification under the merger agreement.

Indemnification Rights of Modus Stockholders

Subject to the limitation set forth below, from and after the effective time and until the first anniversary of the closing date, any one or more of the Modus stockholders immediately prior to the effective time will have the right to make a claim against CMGI or Modus (as the surviving company in the merger) in respect of any and all damages incurred or suffered by any such stockholder(s) arising out of or in connection with any inaccuracy in or breach of any of CMGI’s or Westwood Acquisition Corp.’s representations, warranties, covenants or agreements contained in the merger agreement (without regard to any materiality qualifications).

No Modus stockholder will be entitled to recover damages pursuant to its indemnification rights described above until the aggregate amount of all damages under all claims for all breaches exceeds $1,000,000, at which time the full amount of damages incurred (minus a deductible of $500,000) will be recoverable under the merger agreement. Other than claims that CMGI failed to pay the purchase price, CMGI’s and Modus’ maximum liability for damages will be an amount equal to the number of shares of CMGI common stock deposited into escrow at the effective time multiplied by the average closing price of the CMGI’s common stock for the period of 20 days ending immediately prior to the second trading before completion of the merger.

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Termination of the Merger Agreement

Termination by CMGI or Modus

Either CMGI or Modus, by action of their respective boards of directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after approval of the merger agreement by Modus stockholders:

•	by mutual written consent of CMGI and Modus;

•	if the merger is not completed by November 30, 2004, except that the right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before such date;

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and nonappealable; or

•	if the Modus stockholders do not approve the merger agreement at a duly convened stockholders meeting at which the vote to approve the merger agreement was taken, except that Modus shall not have the right to so terminate the merger agreement if CMGI then has the right to terminate the merger agreement on the basis set forth in clauses (A), (B), (C), (D), (E) or (F) of the next paragraph.

Termination by CMGI

CMGI, by action of the CMGI Board of Directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after approval of the merger agreement by Modus stockholders:

•	if:

(A)	the Modus Board of Directors withdraws or adversely modifies its recommendation of the merger or the merger agreement (or determines to do so);

(B)	the Modus Board of Directors fails upon CMGI’s request, in response to notification by Modus that it has received another acquisition proposal, to reconfirm its recommendation of the merger or the merger agreement (or determines to do so) within 10 days after such request (or such shorter period of time as may exist between such request and the second business day preceding the Modus stockholders’ meeting);

(C)	the Modus Board of Directors decides to recommend an acquisition proposal other than that contemplated by the merger agreement to the Modus stockholders or has determined to accept a superior proposal;

(D)	a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of the outstanding shares of Modus common stock is commenced (other than by CMGI or an affiliate of CMGI) and the Modus Board of Directors fails to recommend that the stockholders of Modus not tender their shares in such tender or exchange offer;

(E)	any person (other than CMGI or an affiliate of CMGI) or group becomes after the date of the merger agreement the beneficial owner of 20% or more of the outstanding shares of Modus common stock; or

(F)	for any reason within its control the Modus Board of Directors fails to call or hold the Modus stockholders’ meeting by November 30, 2004;

•	if, since the date of the merger agreement, there has been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse change on Modus and such material adverse change is not cured within 10 days after written notice thereof;

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•	if there has been a breach by Modus of any covenant or agreement set forth in the merger agreement or any ancillary agreement, if any representation or warranty of Modus set forth in the merger agreement or any ancillary agreement that is qualified as to materiality or material adverse effect shall have become untrue, or any representation or warranty of Modus set forth in this merger agreement or any ancillary agreement that is not so qualified becomes untrue in any material respect, and (A) such breach or misrepresentation is not cured within 10 days after written notice thereof, and (B) such breach or misrepresentation would result in the failure of a closing condition relating to the accuracy of the representations and warranties of Modus or the performance by Modus of its obligations under the merger agreement; or

•	if, on any date 20 or more days after the date on which the registration statement (of which this proxy/prospectus is a part of) is declared effective, the average closing price per share of CMGI common stock for the period of 20 trading days ending immediately prior to such date is more than $3.60480 per share.

Termination by Modus

Modus, by action of the Modus Board of Directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after approval of the merger agreement by Modus stockholders:

•	if, since the date of the merger agreement, there has been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse change on CMGI and such material adverse change is not cured within 10 days after written notice thereof;

•	if there has been a breach by CMGI or Westwood Acquisition Corp. of any covenant or agreement set forth in the merger agreement or any ancillary agreement or if any representation or warranty of CMGI or Westwood Acquisition Corp. set forth in the merger agreement or any ancillary agreement that is qualified as to materiality or material adverse effect shall have become untrue, or any representation or warranty of CMGI or Westwood Acquisition Corp. set forth in this merger agreement or any ancillary agreement that is not so qualified becomes untrue in any material respect, and (A) such breach or misrepresentation is not cured within 10 days after written notice thereof, and (B) such breach or misrepresentation would result in the failure of a closing condition relating to the accuracy of the representations and warranties of CMGI and Westwood Acquisition Corp. or the performance by CMGI of its obligations under the merger agreement;

•	if, on any date 20 or more days after the date on which the registration statement of which this proxy/prospectus is a part is declared effective, the average closing price per share of CMGI common stock for the period of 20 trading days ending immediately prior to such date is less than $0.90120 per share; or

•	if the Modus Board of Directors determines to accept a superior proposal, but only after Modus:

(A)	holds the Modus stockholders’ meeting and has failed to obtain the stockholder approval necessary to complete the merger and the other transactions contemplated by the merger agreement; and

(B)	agrees to pay the termination fee and expenses as further described below under “THE MERGER AGREEMENT—Termination Fee to be Paid by Modus” and “—Expenses.”

If Modus is otherwise in compliance with its obligations under the merger agreement and the Modus stockholders’ meeting has not been held within 60 days (other than for failure of the stockholders to provide a quorum) after Modus’ Board of Directors has first notified CMGI that it intends to withdraw or adversely modify its recommendation of the merger in response to a superior proposal, then Modus need not comply with the condition set forth in (A) above to exercise it right to terminate the merger agreement.

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Termination Fee to be Paid by Modus

Modus has agreed to pay CMGI a termination fee of $2,875,000 if the merger agreement is terminated:

•	by CMGI for any of the following reasons:

(A)	the Modus Board of Directors withdraws or adversely modifies its recommendation of the merger or the merger agreement (or resolves to do so);

(B)	the Modus Board of Directors fails upon CMGI’s request, in response to notification by Modus that it has received another acquisition proposal, to reconfirm its recommendation of the merger or the merger agreement (or determined to do so) within 10 days after such request (or such shorter period of time as may exist between such request and the second business day preceding the Modus stockholders’ meeting);

(C)	the Modus Board of Directors decides to recommend an acquisition proposal other than that contemplated by the merger agreement to the Modus stockholders or determines to accept a superior proposal;

(D)	a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of the outstanding shares of Modus common stock is commenced (other than by CMGI or an affiliate of CMGI) and the Modus Board of Directors fails to recommend that the stockholders of Modus not tender their shares in such tender or exchange offer;

(E)	any person (other than CMGI or an affiliate of CMGI) or group becomes after the date merger agreement the beneficial owner of 20% or more of the outstanding shares of Modus common stock;

(F)	for any reason within its control, Modus fails to call or hold its stockholders’ meeting by November 30, 2004; or

•	by Modus, because the Modus Board of Directors determines to accept a superior proposal.

Modus further agrees to pay an additional termination fee of $2,875,000 upon the earlier of 90 days after such termination described above or upon the closing of a transaction that would have constituted an acquisition proposal.

If the merger agreement is terminated by either CMGI or Modus because the Modus stockholders did not approve the merger agreement at a duly convened stockholders meeting at which the vote to approve the merger agreement was taken and an acquisition proposal has been made and not withdrawn prior to the Modus stockholders’ meeting, then Modus has agreed to pay CMGI $2,875,000 after such termination and an additional $2,875,000 upon the closing of a transaction that would have constituted an acquisition proposal as to which a definitive acquisition or similar agreement has been entered into by Modus within 12 months after such termination.

Except as described in the sections entitled “THE MERGER AGREEMENT—Indemnification,” “—Termination Fee to be Paid by Modus” and “—Expenses,” neither party will have any liability to the other upon termination of the merger agreement, unless it breaches its obligations with respect to confidentiality and public announcements regarding the merger under the merger agreement or willfully and materially breaches its representations, warranties, covenants or agreements under the merger agreement.

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Expenses

CMGI has agreed to pay Modus’ expenses up to an amount equal to $1,750,000 if Modus terminates the merger agreement because:

•	CMGI has breached any of its representations, warranties, covenants and agreements in the merger agreement, which breach (A) is not cured within 10 days after written notice thereof, and (B) would result in the failure of a closing condition relating to the accuracy of the representations and warranties of CMGI and Westwood Acquisition Corp. or the performance by CMGI of its obligations under the merger agreement; or

•	there has been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse change on CMGI and such material adverse change is not cured within 10 days after written notice thereof.

Modus has agreed to pay CMGI’s expenses up to an amount equal to $1,750,000:

•	if CMGI terminates the merger agreement for the reasons described in the first three bullet points under “THE MERGER AGREEMENT—Termination of the Merger Agreement—Termination by CMGI” above or because the Modus stockholders do not approve the merger agreement at a duly convened stockholders meeting at which the vote to approve the merger agreement was taken; or

•	if Modus terminates the merger agreement because the Modus Board of Directors determines to accept a superior proposal.

CMGI and Modus have agreed to each pay one-half of the expenses related to printing, filing and mailing this proxy statement/prospectus and all SEC and other regulatory filing fees incurred in connection with the registration statement of which this proxy statement/prospectus is a part. Except as described above, all expenses incurred by CMGI and Modus in connection with the merger will be borne solely and entirely by the party which has incurred the expense.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by action of both of the CMGI Board of Directors and the Modus Board of Directors at any time prior to the effective time of the merger. However, after approval of the merger agreement by the Modus stockholders, no amendment may be made without further shareholder approval which, by law or in accordance with the rules of the Nasdaq National Market, requires further approval by the Modus stockholders. All amendments to the merger agreement must be in writing signed by each party.

Extensions and Waivers

At any time prior to the effective time of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of any other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant the merger agreement; and

•	waive compliance by any other party with any of the agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the merger agreement by the Modus stockholders, there may not be, without further approval of the Modus stockholders, any extension or waiver of the merger agreement or any portion of the merger agreement which, by law or in accordance with the rules of the Nasdaq National Market, requires further approval by the Modus stockholders. All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

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OTHER AGREEMENTS

Stockholder Support Agreements

The following summary describes material provisions of the stockholder support agreements, which are attached to this proxy statement/prospectus as Annex 2 and are incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the stockholder support agreements that are important to you. We encourage you to read the stockholder support agreements carefully in their entirety.

The following executive officers, directors and 5% stockholders (and their affiliates) have entered into a stockholder support agreement with CMGI pursuant to which they agreed to vote any and all shares of Modus stock they own “FOR” adoption of the merger agreement: Timothy M. Adams, Bain Capital Fund IV L.P., Bain Capital Partners V, L.P., BankAmerica Investment Corporation, BCIP Associates, BCIP Trust Associates, BCIP Trust Associates II, BCIP Trust Associates II-B, BCM Capital Partners, L.P., Daniel F. Beck, Chase Equity Associates, L.P., Robert T. Dechant, Sheila M. Flaherty, Information Partners, Harding Holdings Inc., Jeremiah D. Kelly, Linwood A. Lacy, Jr., Terence M. Leahy, R. Scott Murray, Sankaty Credit Opportunities, L.P., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P., W. Kendale Southerland, David A. Tanner and The Murray 2003 Qualified Annuity Trust. The form of stockholder support agreement is attached as Annex 2 to this proxy statement/prospectus.

The shares subject to the stockholder support agreements collectively represent approximately 58% of the outstanding voting shares of common stock and series B common stock of Modus as of the record date.

Agreement to Vote. Each stockholder who executed a stockholder support agreement has agreed that at any special meeting or in connection with any written consent of Modus’ stockholders it will vote all of its shares of Modus common stock:

•	in favor of the approval of the terms of the merger agreement, the merger and the other transactions contemplated in the merger agreement and any actions required in furtherance thereof; and

•	against any action that would result in a breach by Modus of the merger agreement or a breach by the stockholders of the stockholder support agreement, any acquisition proposals, any change in the persons who constitute the Board of Directors of Modus that is not approved in advance by at least a majority of the persons who were directors of Modus as of the date of the stockholder support agreement (or their successors who were so approved), any change in the present capitalization of Modus or any amendment of Modus’ certificate of incorporation or bylaws and any other action or proposal involving Modus or any of its subsidiaries that is intended to prevent, delay, postpone or adversely affect the transactions contemplated by the merger agreement.

Each stockholder appointed CMGI (and any designee of CMGI) as its proxy and attorney in fact to vote or act by written consent with respect to its shares until the termination of the stockholder support agreement.

Additional Obligations. In addition, each stockholder who entered into stockholder support agreements also agreed that it will not:

•	transfer, or consent to any transfer of, any or all of its respective shares of Modus common stock or take any action that would result in such stockholder no longer having the power to vote or cause to be voted such shares in favor of the merger agreement;

•

act in concert with any person to make, or in any manner participate in, directly or indirectly, a solicitation of proxies or powers of attorney or similar rights to vote from any holder of shares of Modus common stock, nor seek to advise or influence any person with respect to the voting of any shares of

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Modus common stock, in connection with any vote or other action on any matter, other than to recommend that stockholders of Modus vote in favor of the merger and the merger agreement;

•	deposit any of its shares of Modus common stock into a voting trust or enter into another arrangement or agreement with any person with respect to the voting of such shares;

•	take any other action that would encourage, solicit, initiate or facilitate any acquisition proposal by a third party;

•	enter into any agreement with respect to any acquisition proposal or enter into any agreement, arrangement or understanding requiring it to vote against or otherwise fail to support the merger or any other transaction contemplated by the stockholder support agreement; or

•	participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal by a third party.

Termination. Each stockholder support agreement provides that it will terminate upon the earlier of:

•	mutual consent of CMGI and the stockholder that is party to such stockholder support agreement;

•	the termination of the merger agreement in accordance with its terms;

•	immediately prior to the commencement of the Modus stockholders’ meeting being conducted in accordance with the terms of the merger agreement, if, at the time of such meeting, the Modus Board of Directors shall have withdrawn, or adversely modified, or failed upon CMGI’s request to reconfirm its recommendation of the merger in connection with a superior proposal for the acquisition of at least 50% of the voting power or consolidated assets of Modus made by an unsolicited third party which causes the Modus Board of Directors to believe that a recommendation of the merger would be a breach of its fiduciary duty to stockholders; and

•	the consummation of the merger.

The stockholder support agreements do not limit or affect any actions taken by any member of the Modus Board of Directors or any officer of Modus in his or her capacity as a director or officer of Modus.

Escrow Agreement

The following summary describes material provisions of the escrow agreement, a form of which is attached to this proxy statement/prospectus as Annex 3 and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the escrow agreement that is important to you. We encourage you to read the form of escrow agreement carefully in its entirety.

Pursuant to the terms of the merger agreement and concurrently with the consummation of the merger, CMGI will enter into an escrow agreement with Nicholas Nomicos and R. Scott Murray, jointly as stockholder representative of all of the Modus stockholders receiving shares of CMGI common stock as merger consideration in the merger, and with escrow agent to be determined. Under the escrow agreement, certificates representing 10.6% of the aggregate number of shares of CMGI common stock issuable to Modus stockholders in the merger (assuming no purchase price adjustments) will be paid into an escrow account to secure the indemnification obligations of Modus stockholders to CMGI and to satisfy any post-closing adjustments for increases in Modus’ net indebtedness under the terms of the merger agreement. Except with respect to ongoing claims for indemnification under the merger agreement, all shares and cash held in escrow will be released to former Modus stockholders on the 12 month anniversary of the closing date of the merger.

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Dividend and Voting Rights. Any cash dividends or other distributions declared and paid on the shares of CMGI common stock held in escrow will be paid by CMGI to the stockholders with an interest in such escrowed shares. Any securities distributed in respect of escrowed shares shall be transferred into the escrow account and held and used in the same manner as all other escrowed shares. Each stockholder with an interest in the escrowed shares shall have voting rights with respect to such stockholder’s pro rata portion of the escrowed shares.

Sale of Escrowed Shares and Cash Held in Escrow. The stockholder representative, in its sole and absolute discretion, can direct the escrow agent to sell some or all of the shares held in escrow, provided that the proceeds of any such sale continue to be held in the escrow account and remain available to satisfy any amounts owed to CMGI under the merger agreement. Escrowed cash also may be used to pay certain costs and expenses of the stockholder representative incurred in defense of claims made against the escrow account, up to a maximum of $500,000.

Disbursements from the Escrow Account. If it has been determined in accordance with the terms of the merger agreement and the escrow agreement that an indemnification payment should be made out of the escrow account, the escrow agent will make a pro rata deduction from the escrow account of cash or shares beneficially owned by each stockholder with shares deposited in the escrow account. Any disbursements out of the escrow account in respect of indemnification under the merger agreement will be made first out of shares held in the escrow account and, if no further shares remain in the escrow account, then out of cash held in the escrow account.

Release of Escrow. At the 12-month anniversary of the closing date of the merger, all shares and cash held in the escrow account will be released and distributed to the stockholders who beneficially own them, except that the escrow agent will continue to hold in escrow an amount sufficient to cover indemnification amounts which are still validly being contested or claimed under the terms of the merger agreement until all such claims are resolved.

Stock Transfer Agreement

The following summary describes material provisions of the stock transfer agreement, which is attached to this proxy statement/prospectus as Annex 4 and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the stock transfer agreement that is important to you. We encourage you to read the stock transfer agreement carefully in its entirety.

Concurrently with the execution and delivery of the merger agreement, CMGI entered into a stock transfer agreement with Nicholas G. Nomicos and R. Scott Murray, jointly as stockholder representative of the stockholders entering into the stock transfer agreement, and certain officers, directors and other Modus stockholders who beneficially owned 21,451,320 shares of Modus common stock on the date of the merger agreement. Such stockholders will receive shares of CMGI common stock (or rights to acquire such shares of CMGI common stock) in exchange for their shares of Modus common stock (or options or warrants) on the same terms and conditions as other Modus stockholders. See “SELLING STOCKHOLDERS.”

Volume Limitations on Sales of CMGI Common Stock Received in the Merger. The stock transfer agreement imposes volume limitations on the number of shares of CMGI common stock received in the merger that can be sold by stockholders that are party to such agreement following the effective time of the merger. Specifically, the stockholders party to the agreement may not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the shares of CMGI common stock they will receive in the merger in exchange for their respective shares of Modus common stock, except as described below, if the aggregate number of such shares to be sold by all

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such stockholders on any given trading day would exceed a specified maximum number of shares for such day based on the following:

Sale Price as Percentage of Closing Price for the prior Trading Day	Maximum Number of Shares which may be Sold on current Trading Day
Greater than 107.5%	1,100,000
Greater than 105.0% to 107.5%	850,000
Greater than 92.5% to 105.0%	700,000
Equal or less than 92.5%	300,000

The maximum number of shares that can be sold each day is based on a comparison of the per share sale price of the shares proposed to be sold as a percentage of the per share closing price of CMGI common stock for the prior trading day on the Nasdaq National Market. In addition, none of the shares of CMGI common stock that are held in the escrow established pursuant to the escrow agreement described above may be sold or transferred under any circumstances between the 180th and 240th days following the effective date of the merger. Each stockholder who is not then subject to reporting obligations of Section 16 of the Securities Exchange Act of 1934 with respect to CMGI is required to report such stockholder’s monthly sales of shares subject to the stock transfer agreement to CMGI.

Each stockholder that is a party to the stock transfer agreement agreed that it would make all dispositions of shares subject to the volume limitations through a single broker dealer designated by the stockholder representative. Unless otherwise agreed among the stockholders that are parties to the stock transfer agreement, all sales of shares subject to the volume limitations made on any particular day through the designated broker will be allocated on a pro rata basis among the stockholders who have requested that a sale of shares be made on such day.

Permitted Transfers of CMGI Common Stock. Each stockholder who is a party to the stock transfer agreement may sell, transfer or otherwise dispose of CMGI shares of common stock without regard to the volume limitations discussed above if such transfer is:

•	to affiliates of such stockholder who have agreed in writing to be bound by the terms of the stock transfer agreement;

•	pursuant to an offer or exchange subject to Regulation 14D of the Securities Exchange Act of 1934;

•	arising as a result of a merger or similar transaction involving CMGI;

•	to CMGI;

•	a pledge of such shares in connection with a bona fide financing with a financial institution, where the pledgee agrees to become a party to the stock transfer agreement in the event of a foreclosure on such shares;

•	if the transferring stockholder is an investment vehicle and is transferring shares to its investors and such investors have agreed in writing to be bound by the terms of the stock transfer agreement;

•	to a qualified institutional investor as defined in the Investment Company Act of 1940 and such transfer is consented to by CMGI; or

•	pursuant to a foreclosure of a pledge of such shares existing on the date of the stock transfer agreement.

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Standstill. Each stockholder who is a party to the stock transfer agreement additionally agreed that for two years following the date of the agreement (March 23, 2004), unless invited by the CMGI Board of Directors in writing, it would not:

•	effect or seek, offer or propose to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose any solicitation of CMGI stockholders, or file, mail or disseminate any solicitation materials, with respect to any consent or proxy;

•	otherwise act, alone or in concert with others, to nominate directors for election at any meeting of CMGI’s stockholders or similar action by written consent or propose any matter for submission to a vote or action by written consent of CMGI stockholders; or

•	take any action which to the knowledge of such stockholder would require CMGI to make a public announcement regarding any of the types of matters described in this paragraph.

Registration of CMGI Common Stock. In exchange for all of the foregoing, CMGI agreed that it would effect the registration with the Securities and Exchange Commission of the resale of all shares of CMGI common stock issued in the merger (including shares deposited into escrow pursuant to the escrow agreement described below) to stockholders who are parties to the stock transfer agreement. CMGI agreed to maintain the effectiveness of such registration statement for up to 330 days after the effective time of the merger (plus an additional day for each day the effectiveness of the registration statement is suspended during such 330 day period).

Termination. The stock transfer agreement will terminate, and become null and void and have no further effect, upon the earliest to occur of:

•	the mutual consent of CMGI and the stockholder representative;

•	as to all shares of CMGI common stock other than shares held in escrow, 180 days from the date of the consummation of the merger, and as to all shares then held in escrow pursuant to the escrow agreement, 335 days from the date of the consummation of the merger; and

•	if the effectiveness of this registration statement shall have been suspended for greater than five trading days during the period of either the first 180 days of intended effectiveness or the last 90 days of the intended effectiveness, respectively, on the trading day following the date of written notice thereof from the stockholder representative to CMGI.

The termination of the stock transfer agreement shall not prevent any party thereto from seeking any remedies (at law or in equity) against any other party for such party’s breach of any term of the stock transfer agreement.

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INFORMATION ABOUT CMGI

Business

Overview

CMGI provides technology and e-commerce solutions that help businesses market, sell and distribute their products and services. These solutions include industry-leading global supply chain management and web-based distribution and fulfillment. CMGI previously operated under the name CMG Information Services, Inc. and was incorporated in Delaware in 1986.

CMGI’s business strategy over the years has led to the development, acquisition and operation of majority-owned subsidiaries focused on technology and supply chain management services, as well as the strategic investment in other companies that have demonstrated synergies with CMGI’s core businesses. CMGI’s strategy also envisions and promotes opportunities for synergistic business relationships among its subsidiaries, investments and affiliates. CMGI expects to continue to develop and refine its product and service offerings, and to continue to pursue developing, acquiring or investing in additional companies and technologies.

CMGI’s current operating subsidiaries have been classified in one operating segment: eBusiness and Fulfillment. CMGI’s eBusiness and Fulfillment companies work across the full eBusiness value chain to deliver goods from the manufacturer to the customer by applying state-of-the-art technology to provide inventory and supply chain management, and fulfillment services.

In addition, CMGI’s affiliated venture capital arm is comprised of venture capital funds that focus on investing in technology companies.

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INFORMATION ABOUT MODUS

Business

Modus is a global services provider of extended supply chain management solutions servicing the technology industry. Modus delivers innovative solutions that are designed to optimize an organization’s supply chain, improving time to market, inventory management and distribution. Hardware manufacturers, software publishers, telecommunication carriers, broadband and wireless service providers and other companies engage Modus to manage and perform the multiple processes that occur between the acquisition of materials for products and the manufacture, assembly, packaging, and delivery of products to their customers.

Modus supplements the traditional supply chain with services at the front-end such as customer supply chain management, and at the back-end with after sales services such as returns management and repair. Modus offers a selection of services to its clients. These services include the following elements:

Demand Planning

To enhance the planning process, Modus offers a demand planning solution called Supply Chain Conditioning and Execution (SCC&E). SCC&E is based on improved forecasting, parts consumption and rapid replenishment. Modus takes input from a range of factors including rolling forecasts, economic order quantities, part lead times, marketing promotions, seasonal spikes and historic utilization to determine the most effective replenishment levels and production models to support a clients’ supply chain. SCC&E streamlines the supply chain by reducing the amount of time, product, and cash tied up in inventory. SCC&E is integrated with Modus’ ERP system for automated execution.

Product Assembly and Fulfillment

Modus has extensive experience managing multiple vendor relationships, its own and its clients’, and managing materials and inventory including digital, physical and printed. Modus’ Content Management Services include:

•	Materials and Parts Procurement;

•	Vendor Management;

•	Inventory Management;

•	Warehousing and Logistics Services; and

•	Content Manufacturing (including Media Replication, Offset Printing and On-Demand Printing).

Each of Modus’ Solution Centers has kitting and assembly capabilities. Modus assembles and packages products using multiple business models including build to stock and build to order. Modus’ kitting and assembly capabilities allow for late customization of kitted product for final destination.

Modus’ fulfillment services extend from initial order processing through the return process and support both direct to consumer and indirect channels and comply with global export regulations and deliver clients’ products around the globe. In addition to physical distribution, Modus provides clients with a controlled, reliable, secure, flexible, and scaleable platform for fully electronic distribution of all types of digital content: software, documents, music and video.

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After Sales Services

Modus’ After Sales Services integrates all the activities required to move a product from its typical final destination to the point of disposition. Modus provides these services for clients who want to maximize profitability by recovering useable assets, ensuring accurate and timely disposition, and providing their customers with exceptional post-sale product support including rapid order fulfillment.

Modus offers a comprehensive range of After Sales Services, including:

•	Returns Management;

•	Repair;

•	Asset Recovery;

•	Distribution and Fulfillment; and

•	Financial Management Services.

Customer Support Services

Modus manages its clients’ customers through global response centers handling customer service inquiries associated with supporting its supply chain service models. Modus operates three response centers around the world. These response centers take orders, provide order and shipment status information and issue Returns Merchandise Authorizations (RMAs) in the languages Modus’ clients require using multiple communication methods including the telephone, fax, internet and email.

Financial Management Services

Modus’ financial system manages the accounts receivable process, including secure online credit card processing, as well as handling international tax issues, tariffs and duties, and currency conversions for its clients.

Modus’ primary North American operations are located in Utah, Texas, Tennessee, North Carolina and Guadalajara, Mexico. Modus also has European operations in Ireland, the United Kingdom, The Netherlands, Hungary and France, and Asian operations in Singapore, Taiwan, China, Korea and Malaysia. In addition, Modus holds minority interests in joint ventures in Korea and Japan. Modus and its subsidiaries together have approximately 3,300 employees in its facilities throughout the world.

Market Price of and Dividends on Common Stock

There is no established trading market for the common stock, non-voting common stock or series B common stock of Modus. Modus has not paid any cash dividends on shares of Modus common stock in its last two fiscal years or any subsequent interim period thereafter. Modus currently anticipates that it will retain all of its future earnings available for distribution to the holders of Modus common stock for use in the expansion and operation of its respective businesses, and does not anticipate paying any cash dividends on shares of Modus common stock in the foreseeable future.

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Selected Historical Financial Information of Modus

The selected historical consolidated financial information of Modus has been derived from the consolidated financial statements and related notes of Modus for each of the years in the five-year period ended December 31, 2003, and the unaudited interim consolidated financial statements for the three months ended March 31, 2004 and 2003. This information is only a summary, and you should read it in conjunction with the historical consolidated financial statements of Modus and the related notes included in this proxy statement/prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2004	2003	2003	2002 (Restated)(1)	2001 (Restated)(1)	2000 (Restated)(2)	1999 (Restated)(3)
	(in thousands)
STATEMENT OF OPERATIONS DATA:
Revenue	$140,184	$133,131	$543,351	$595,703	$641,529	$688,102	$692,021
Gross profit	25,262	27,042	111,672	121,862	99,936	151,725	145,423
Selling, general and administrative expenses	21,422	22,903	86,653	99,169	117,929	120,254	117,263
Restructuring and merger related charges	310	3,298	6,084	2,911	8,000	12,460	—
Stock-based compensation expense (income)	2,024	—	971	(551)	(1,534)	4,805	618
Operating income (loss)	1,506	841	17,964	20,333	(24,459)	14,206	27,542
Interest expense	4,483	4,059	17,465	16,992	11,913	7,653	3,452
Income (loss) before income taxes	(3,343)	(3,310)	(3,923)	1,028	(36,427)	5,719	15,385
Provision (benefit) for income taxes	169	33	2,956	(1,359)	1,872	1,445	7,550
Income (loss) from continuing operations	(3,512)	(3,343)	(6,879)	2,387	(38,299)	4,274	7,835
Income (loss) from discontinued operations	—	—	—	—	—	(2,148)	397
Net income (loss)	(3,512)	(3,343)	(6,879)	2,387	(38,299)	2,126	8,232

BALANCE SHEET DATA (as of period end):
Cash and cash equivalents	$35,408		$43,186	$37,957	$51,543	$18,333	$29,759
Working capital	45,595		42,197	30,131	42,004	52,997	29,589
Total assets	222,196		248,001	232,710	254,253	335,680	290,357
Long-term debt, net of current portion	96,818		93,512	79,355	102,843	83,127	55,744
Total stockholders’ equity	3,798		5,157	4,802	(6,253)	39,009	47,116

(1)	See Note 3 to Modus’ consolidated financial statements for a discussion on the restatement.
(2)	Restated to reclassify a $1.0 million book overdraft from cash to accounts payable on the balance sheet.
(3)	Restated to reverse excess deferred tax asset valuation allowance of $3.7 million

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MODUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business

Modus is a global outsource provider of supply chain management services to the technology and broadband industries. Modus offers a full range of services including demand planning, product assembly and fulfillment, after sales services, customer support services and financial management services. Modus’ primary North American operations are located in Utah, Texas, North Carolina, Tennessee and Guadalajara, Mexico. Modus also has European operations in Ireland, the United Kingdom, The Netherlands, Hungary and France and Asian operations in Singapore, Taiwan, China and Malaysia. In addition, Modus holds minority interests in joint ventures in Korea and Japan.

Modus has agreed to be acquired by CMGI under the terms of the merger agreement that is described in this proxy statement/prospectus and attached hereto as Annex 1. We encourage you to read the merger agreement in its entirety. To accomplish this acquisition, Westwood Acquisition Corp., a newly-formed, wholly-owned subsidiary of CMGI will merge with and into Modus. As a result of the merger, Modus will become a wholly-owned subsidiary of CMGI. Upon completion of the Modus merger, each Modus stockholder (other than those who exercise dissenters’ rights) will receive a certain number of shares of CMGI common stock for each share of Modus common stock that he or she owns at the time of the merger. The exchange ratio for the merger is variable, based upon an aggregate purchase price of $157.5 million (subject to reduction if Modus’ net indebtedness exceeds a targeted amount), the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing (but not less than $2.028 or greater than $2.478 per share) and the total number of shares of Modus common stock deemed outstanding immediately prior to closing (including shares issuable upon exercise of in-the-money options and warrants to purchase Modus common stock calculated as if exercised on a cashless basis). The specific mechanics for calculating the exchange ratio are described in more detail in this proxy statement/prospectus; however, the exchange ratio will not be greater than 2.231789 or less than 1.826501 (assuming no adjustment to the aggregate purchase price based upon the net indebtedness of Modus at the time of the closing). 10.6% of the aggregate number of shares of CMGI common stock issuable to Modus stockholders in the merger will be deposited into an escrow account to secure the indemnification obligations of Modus stockholders to CMGI and to satisfy any post-closing adjustments for increases in Modus’ net indebtedness under the terms of the merger agreement.

Critical Accounting Policies

Modus’ accounting policies are described in Note 2 to the consolidated financial statements of Modus for the three years ended December 31, 2003, 2002 and 2001 included in this proxy statement/prospectus. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and footnotes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results often will differ from those estimates, and such differences may be material to the financial statements.

The most significant accounting estimates inherent in the preparation of Modus’ consolidated financial statements include estimates as to revenue recognition, valuation of inventories, restructuring accruals, impairments of long-lived assets and goodwill and valuation allowances for deferred tax assets. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions and product mix. Modus re-evaluates these significant factors on a quarterly basis. Historically, actual results have not differed significantly from those determined using the estimates described above.

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Modus believes the following critical accounting policies comprehend the more significant judgments and estimates used in the preparation of its consolidated financial statements:

•	Revenue Recognition. Modus applies the provisions of Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Modus’ application of EITF 99-19 includes evaluation of the terms of each major customer contract relative to a number of criteria that management considers in making its determination with respect to gross versus net reporting of revenue for transactions with its customers. Modus management’s criteria for making these judgments place particular emphasis on determining the primary obligor in a transaction and who bears general inventory risk. EITF 99-19 impacts only Modus’ revenue and cost of revenue and has no other impact on Modus’ consolidated financial statements.

•	Excess and Obsolete Inventory. Modus writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and its estimated net realizable value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Such adjustments are considered permanent adjustments to the cost basis of the inventory. If inventory is written down to its net realizable value and subsequently there is an increased demand for the inventory at a higher value, the increased value of the inventory is not realized until the inventory is sold, which will result in improved margins in the period in which the product is sold.

•	Restructuring Expenses. For restructuring plans implemented prior to December 31, 2002, Modus assessed the need to record restructuring charges in accordance with EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Modus also applies SEC Staff Accounting Bulletin (“SAB”) No. 100, Restructuring and Impairment Charges. In accordance with this guidance, management must execute an exit plan that will result in the incurrence of costs that have no future economic benefit. Also, under the terms of EITF 94-3, a liability for the restructuring charges is recognized in the period management approves the restructuring plan. Modus records liabilities that primarily include the estimated severance and other costs related to employee benefits and certain estimated costs to exit equipment and facility lease obligations, and other service contracts. These estimates are based on the remaining amounts due under various contractual agreements, adjusted for any anticipated contract cancellation penalty fees or any anticipated or unanticipated event or changes in circumstances that would reduce these obligations. The settlement of these liabilities could differ materially from recorded amounts. In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3. The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activity. The provisions of this Statement have been applied by Modus to exit or disposal activities that were initiated after December 31, 2002.

•

Accounting for Impairment of Long-Lived Assets. Through December 31, 2001, Modus recorded impairment charges as a result of management’s ongoing business review and impairment analysis performed under its policy regarding impairment, utilizing the guidance in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Where impairment indicators were identified, management evaluated whether the projected undiscounted cash flows were sufficient to cover the particular long-lived asset being reviewed. If the undiscounted cash flows were insufficient, management then determined the amount of the impairment charge by comparing the carrying value of long-lived assets to their fair value. On January 1, 2002, Modus adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under

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SFAS No. 144, Modus tests certain long-lived assets or group of assets for recoverability whenever events or changes in circumstances indicate that Modus may not be able to recover the assets carrying amount. SFAS No. 144 defines impairment as the condition that exists when the carrying amount of a long-lived asset or group exceeds its fair value. When events or changes in circumstances dictate an impairment review of a long-lived asset or group, Modus evaluates recoverability by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to cover the carrying value, Modus measures any impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value.

•	Goodwill. On January 1, 2002, Modus adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires Modus to evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Accordingly, Modus is required to reassess the useful lives and residual values of all identifiable intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments. In addition, to the extent an intangible asset is then determined to have an indefinite useful life, Modus is required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142. Other intangible assets will continue to be amortized over their useful lives.

Under the provisions of SFAS No. 142, Modus was required to perform transitional goodwill impairment tests as of January 1, 2002. Modus completed the transitional goodwill impairment tests during the fiscal quarter ended June 30, 2002 and concluded that goodwill was not impaired. In order to complete the transitional goodwill impairment tests as required by SFAS No. 142, Modus identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. In accordance with the provisions of SFAS No. 142, Modus has designated reporting units for purposes of assessing goodwill impairment. The standard defines a reporting unit as the lowest level of an entity that is a business and that can be distinguished, physically and operationally and for internal reporting purposes, from the other activities, operations, and assets of the entity. Based on the provisions of the standard, Modus has determined that the reporting unit for purposes of goodwill impairment testing is its North American regional operations. Modus determined the fair value of this reporting unit and compared it to the reporting unit’s carrying amount. Modus’ valuation methodology requires management to make judgments and assumptions based on historical experience and projections of future operating performance. If these assumptions differ materially from future results, Modus may record impairment charges in the future. Additionally, Modus’ policy is to perform its annual impairment testing for all reporting units in the fourth quarter of each fiscal year. Modus performed its annual impairment test as of September 30, 2003, and concluded goodwill was not impaired. At December 31, 2003, Modus’ carrying value of goodwill totaled $7.5 million.

•

Income taxes. Income taxes are accounted for under the provisions of SFAS No. 109, Accounting for Income Taxes, using the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. SFAS No. 109 also requires that the deferred tax assets be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. This methodology requires estimates and judgments in the determination of the recoverability of deferred tax assets and in the calculation of certain tax liabilities. At December 31, 2003 and 2002, respectively, a valuation allowance has been recorded against most of

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the gross deferred tax assets since management believes that after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized.

Recently Issued Accounting Pronouncements

In November 2002, the EITF reached a consensus on EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue 00-21 provides guidance on how to determine when an arrangement that involves multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes, and if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. The guidance in the consensus is effective for revenue arrangements entered into on or after January 1, 2004. The adoption of EITF Issue 00-21 did not have a material effect on Modus’ financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 addresses the consolidation of variable interest entities, including entities commonly referred to as special purpose entities. The Company was required to apply FIN 46 to all new variable interest entities created or acquired after January 31, 2003. In December 2003, the FASB revised certain portions of FIN 46 (“FIN 46-R”). For all entities created on or before December 31, 2003, the Company is not required to adopt FIN 46, but will be required to adopt FIN 46-R as of January 1, 2005. The Company is in the process of evaluating whether its investments are considered variable interest entities and would therefore be consolidated as of January 1, 2005. For entities created after December 31, 2003, the Company will apply the provisions of FIN 46-R as of the date they first become involved with the respective entities.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 except for the provisions that were cleared by the FASB in prior pronouncements. The adoption of SFAS 149 did not have a material impact on Modus’ consolidated financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective for us during the second quarter of 2003. The adoption of SFAS 150 did not have a material impact on Modus’ consolidated financial position or results of operations.

In December 2003, the FASB issued SFAS No. 132(R), a revision to SFAS No. 132, Employers’ Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132(R) is effective for financial statements with fiscal years ending after December 15, 2003 with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for fiscal years ending after June 15, 2004. The adoption of SFAS No. 132(R) did not have a material impact on Modus’ consolidated financial position or results of operations.

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Results of Operations

Introduction and Overview

Modus’ revenue trends tend to be a function of client demand and mix of product components such as CD-ROM’s, print material and cables. Over the past few years, demand in the technology industry has experienced a general market reduction. The majority of our revenues have historically been, and continue to be, driven by technology-focused customers in the computer hardware and software industries. The latter part of the year 2000 marked the start of an industry-wide downturn in technology spending by businesses and consumers served by our customers. Accordingly, our business was negatively impacted and demand for our services decreased, resulting in excess capacity in our industry. Competition increased and prices declined. These factors have been the primary determinants of our financial results over this time period in which we have generally experienced declining revenues.

The market for supply chain management products and services is very competitive, and the intensity of competition is expected to continue to increase. Increased competition arising from industry consolidation and/or low demand for certain of our customer’s products may hinder our ability to maintain or improve our gross margins. A portion of our operating expenses is relatively fixed, and planned expenditures are based in part on anticipated orders that are forecasted. We continue to focus on margin improvement, through cost reduction and restructuring initiatives, as well as asset and employee productivity gains, in order to improve the profitability of our business and maintain our competitive position. We are reacting to margin and pricing pressures in several ways, including efforts to lower our cost to service customers by helping customers reduce the content of the final product, moving work to lower-cost regions, such as China, and adding other service offerings at higher margins.

The Company’s previously issued consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001 have been restated to correct the following errors: (1) For the year ended December 31, 2001, the Company netted $35.1 million of customer reimbursements for shipping and handling against the related costs in cost of revenue; such reimbursements should be classified in revenue; (2) The Company overstated its provision for income taxes by $7.7 million during the year ended December 31, 2002, overstated its benefit for income taxes by $11.5 million during the year ended December 31, 2001 and overstated its deferred tax assets by $7.7 million as of December 31, 2001; and (3) The Company recorded $5.9 million and $9.7 million of book overdrafts as a reduction of cash as of December 31, 2002 and 2001; such amounts in excess of funds on deposit should be classified as a liability.

Revenue

Modus derives revenues from a wide variety of supply chain services provided to clients. Changes in revenues from period to period are directly related to changes in the business of clients, changes in pricing, changes in the composition of the products and services we provide, and changes in the mix of clients we serve.

Gross Profit

Modus’ gross profit percentage during a period is dependent on a number of factors. The pricing changes discussed under “Revenue” above have been the primary contributor to the gross profit changes we experienced from 2001 to 2003. In addition to changes in pricing, the volume of business and customer product mix we experience in a given period also impact margins. A significant portion of the costs required to deliver products and services are fixed in nature. Increases in volume allow us to leverage these costs, which results in higher gross profit margins, while decreases in volume have the opposite effect. The relative mix of clients, as well as the related content of products or services we provide them, can also have an impact on gross profit margins. Although gross profit measured as a percentage of revenue may be lower, we believe providing incremental value-added services to clients has an overall positive effect on gross margin as measured in dollars. Additionally, the ability to utilize automated production and packaging equipment versus manual labor can have a favorable effect on gross profit.

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Selling, General and Administrative Expenses

A portion of Selling, General and Administrative expenses are fixed in the short term. However, certain components such as incentive compensation, professional services, travel and other expenses can vary based on volume, individual events, or initiatives we may be pursuing at various times throughout the year. In addition to these factors, some Selling, General and Administrative expenses are incurred in countries outside the U.S. and changes in foreign currency rates can cause Selling, General and Administrative expenses reported in U.S. dollars to fluctuate.

Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

The table below provides certain operating data as an aid to understanding the discussion and analysis of the results of operations. Amounts are shown as a percentage of revenue.

	Three Month Periods Ended March 31, (in thousands)
	2004	%	2003	%
Revenue	$140,184	100.0%	$133,131	100.0%
Gross profit	25,262	18.0	27,042	20.3
Selling, general and administrative expenses	21,422	15.3	22,903	17.2
Restructuring and merger related charges	310	0.2	3,298	2.5
Stock-based compensation expense	2,204	1.6	—	0.0
Operating income	1,506	1.1	841	0.6
Interest expense	4,483	3.2	4,059	3.0
Loss before income taxes	(3,343)	-2.4	(3,310)	-2.5
Provision for income taxes	169	0.1	33	0.0
Net loss	$(3,512)	-2.5	$(3,343)	-2.5

Revenue

Revenue in the first quarter increased 5.3% to $140.2 million in 2004 from $133.1 million in 2003. Revenue was impacted by a modest increase in the technology sector for our customer’s products and services. In the first quarter 2004, Modus saw significant growth in our China operations. European results increased quarter over quarter related to increased exchange rates for the Euro and the British Pound. Additional revenue was generated by the results of efforts in 2003 to obtain new clients in all regions.

Gross Profit

Gross profit in the first quarter of 2004 decreased to 18.0% of revenue from 20.3% of revenue in 2003. This decrease reflects the shift in the product mix of our clients to products that contain a higher amount of lower margin materials and an increase in hardware component business, which has lower gross profit margins.

Selling, General and Administrative Expenses

Selling, General and Administrative expenses in the first quarter decreased to $21.4 million in 2004 from $22.9 million in 2003. Selling, General and Administrative expenses decreased due to bonus accruals that were earned in 2003 and that were not earned in 2004.

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Restructuring and Merger Related Charges

Restructuring and merger related charges decreased to $0.3 million in 2004 from $3.3 million in 2003. The charges in 2003 related to restructuring global operations and included $2.1 million for severance and termination benefits and $1.2 million related to the closure of a facility in North America. The charges in 2004 related to merger costs, primarily legal fees, associated with a potential merger that was not consummated.

Stock-Based Compensation Expense

Stock-based compensation expense for 2004 relates to a non-recourse loan that was issued to an officer in exchange for the purchase of 1,250,000 shares of common stock. This loan is accounted for as a variable stock option and is marked-to-market each reporting date. The increase in the charge relates to the higher value attributed to the stock based upon the proposed merger with CMGI.

Interest Expense

Interest expense increased to $4.5 million in 2004 as compared to $4.1 million in 2003. This increase is primarily due to an increase in long-term debt as well as higher interest rates under terms of the lending arrangements for a portion of the debt.

Provision for Income Taxes

Provision for income taxes in 2004 of $0.2 million represents an increase of $0.2 million from the 2003 income tax expense. Although Modus had an overall loss before income taxes in both 2004 and 2003, the income tax provision represents income tax in jurisdictions outside of the United States.

Comparison of Years Ended December 31, 2003 and 2002

Results of Operations

The following table summarizes certain key information in the understanding of the discussion and analysis of results of operations.

	Years Ended December 31, (in thousands)
	2003	%	2002	%
Revenue	$543,351	100.0%	$595,703	100.0%
Gross profit	111,672	20.6	121,862	20.5
Selling, general and administrative expenses	86,653	15.9	99,169	16.6
Restructuring and merger related charges	6,084	1.1	2,911	0.5
Stock-based compensation expense (income)	971	0.2	(551)	-0.1
Operating income	17,964	3.3	20,333	3.4
Interest expense	17,465	3.2	16,992	2.9
Income (loss) before income taxes	(3,923)	-0.7	1,028	0.2
Provision (benefit) for income taxes	2,956	0.5	(1,359)	-0.2
Net income (loss)	$(6,879)	-1.3	$2,387	0.4

Revenue

Revenue decreased 8.8% to 543.4 million in 2003 from 595.7 million in 2002. This decline was largely the result of pricing changes of approximately 2%, clients reducing the material components in their products of approximately 7%, and the termination of a few high volume, low margin projects from 2 customers which resulted in a 7% revenue decrease year over year. This decrease was offset by an approximately 7% increase due to volumes and new business with existing and new customers.

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Gross Profit

Gross profit percentage improved slightly from 20.5% in 2002 to 20.6% in 2003. New higher margin business combined with the foreign exchange impact from European operations offset clients reducing their bill of materials which produced lower margin revenue.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $12.5 million or 12.6%, to $86.7 million in 2003 compared to $99.2 million in 2002. As part of Modus’ overall expense reduction plan which was implemented during 2002, the Company reduced headcount, incentive compensation, employee benefits and certain discretionary spending which accounted for approximately 12% of the decrease. In addition, in February 2003, Modus closed its Preston, WA facility, thereby reducing costs by an additional 1%.

Restructuring and Merger Related Charges

Restructuring and merger related charges increased to $6.1 million in 2003 from $2.9 million in 2002. The charges in 2003 included $4.8 million for severance and termination benefits and $1.3 million related to the closure of a facility in North America. The charges in 2002 included $2.6 million for severance and termination benefits and $0.5 million related to the closure of facilities partially offset by $0.2 million of changes to prior year estimates.

Stock-Based Compensation Expense (Income)

Stock-based compensation expense (income) increased to an expense of $1.0 million in 2003 from income of $0.6 million in 2002. The 2003 expense relates to a non-recourse loan that was issued to an officer in exchange for the purchase of 1,250,000 shares of common stock. This loan is accounted for as a variable stock option, and accordingly, Modus recorded a $1.3 million charge for the year. In addition, Modus recorded stock-based compensation expense in 2003 of $0.5 million, offset by a reversal of $0.8 million recorded in prior years from options forfeited by employees prior to vesting. The 2002 income relates to the reversal of $1.1 million recorded in prior years for options forfeited by employees prior to vesting, partially offset by annual stock-based compensation expense of $0.5 million.

Interest Expense

Interest expense in 2003 was $17.5 million as compared to $17.0 million in 2002. This increase is primarily due to additional interest paid on a higher long-term debt balance outstanding year over year as well as increased interest rates under the terms of the debt arrangements for a portion of the outstanding debt.

Provision (Benefit) for Income Taxes

Provision for income taxes in 2003 of $3.0 million represents an increase of $4.4 million from the 2002 income tax benefit of $1.4 million. Although Modus had an overall loss before income taxes in 2003, the income tax provision represents income tax in jurisdictions outside of the United States. The income tax benefit in 2002 reflects the reversal of a portion of the deferred tax asset valuation allowance as a result of reaching sustained profitability and implementing tax planning strategies in certain foreign jurisdictions which made realization of the underlying deferred tax assets more likely than not.

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Comparison of Years Ended December 31, 2002 and 2001

Results of Operations

The following table summarizes certain key information to aid in the understanding of the discussion and analysis of results of operations.

	Years Ended December 31, (in thousands)
	2002	%	2001	%
Revenue	$595,703	100.0%	$641,529	100.0%
Gross profit	121,862	20.5	99,936	15.6
Selling, general and administrative expenses	99,169	16.6	117,929	18.4
Restructuring and merger related charges	2,911	0.5	8,000	1.2
Stock-based compensation income	(551)	-0.1	(1,534)	-0.2
Operating income (loss)	20,333	3.4	(24,459)	-3.8
Interest expense	16,992	2.9	11,913	1.9
Income (loss) before income taxes	1,028	0.2	(36,427)	-5.7
Provision (benefit) for income taxes	(1,359)	-0.2	1,872	0.3
Net income (loss)	2,387	0.4	(38,299)	-6.0

Revenue

Revenue decreased 7.1% to $595.7 million in 2002 from $641.5 million in 2001. Pricing changes, lost business with a few customers, and form factor changes contributed 1%, 5% and 6% decreases to revenue, respectively. These decreases were offset by a net increase in revenue related to sales to new and existing customers.

Gross Profit

Gross profit percentage increased to 20.5% in 2002 from 15.6% in 2001. The increase in gross profit percentage in 2002, as compared to the prior fiscal year, was primarily attributable to new higher margin business and reduced inventory write-down requirements in 2002.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased 15.9% to $99.2 million in 2002 from $117.9 million in 2001. A reduction in salaries and benefits contributed 9% of the selling, general and administrative decrease, while reduced discretionary spending for travel, consulting and other professional services produced a decrease compared to 2001 of approximately 7%.

Restructuring and Merger Related Charges

Restructuring and merger related charges decreased to $2.9 million in 2002 from $8.0 million in 2001. The charges in 2002 included $2.6 million for severance and termination benefits and $0.5 million related to the closure of facilities partially offset by $0.2 million of changes to prior year estimates. The charges in 2001 included $5.5 million for severance and termination benefits and $2.5 million related to the closure of three facilities in North America.

Stock-based Compensation Income

Stock-based compensation income decreased to $0.6 million in 2002 from $1.5 million in 2001. The 2002 income relates to the reversal of $1.1 million recorded in prior years for options forfeited by employees prior to vesting, partially offset by annual stock-based compensation expense of $0.5 million. The 2001 income relates to the reversal of $4.1 million recorded in prior years for options forfeited by employees prior to vesting and partially offset by the annual stock-based compensation expense of $2.6 million.

Interest Expense

Interest expense in 2002 was $17.0 million as compared to $11.9 million in 2001. In June of 2002, Modus entered into a new debt financing arrangement at interest rates and terms that were higher than previously available.

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Provision (Benefit) for Income Taxes

Benefit for income taxes recorded in 2002 of $1.4 million represents a decrease of $3.3 million from the income tax provision of $1.9 million recorded in 2001. The income tax benefit in 2002 reflects the reversal of a portion of the deferred tax asset valuation allowance as a result of reaching sustained profitability and implementing tax planning strategies in certain foreign jurisdictions which made realization of the underlying deferred tax assets more likely than not. The provision for 2001 reflected income earned in foreign jurisdictions.

Liquidity and Capital Resources

At March 31, 2004, cash and cash equivalents totaled $35.4 million. For the quarter ended March 31, 2004 cash used in operating activities was $8.7 million which includes a $2.5 million source of cash generated from the operations of the business and an $11.2 million use of cash invested in working capital. Cash used for capital equipment purchases in the quarter was $0.7 million, primarily invested in technology and production related equipment, offset by $1.5 million of cash provided by financing activities during the three months ended March 31, 2004.

At December 31, 2003, cash and cash equivalents totaled $43.2 million. Modus generated $5.8 million of cash from operations in 2003 which includes an $11.9 million source of cash generated from the operations of the business and a $6. 1 million use of cash invested in working capital. Cash used in investing activities in 2003 was $4.5 million relating to a $5.5 million use of cash for the purchase of property and equipment offset by a $1.0 million payment against a related party note receivable. The investment in property and equipment was used primarily for completion of three new operations in China and purchases of technology and production related equipment. Net cash used in financing activities in 2003 was $0.4 million. On January 9, 2003, Modus entered into a new line of credit comprised of a domestic credit facility with a maximum $40.0 million revolving credit line subject to a borrowing base, which is calculated based on eligible receivables, inventories and fixed assets (the “New Line of Credit”) with a three-year term. At the end of 2003, Modus had outstanding long-term debt of $93.5 million. The New Line of Credit had $10.4 million drawn as of December 31, 2003 with remaining availability of $25.3 million. Under the terms of the merger agreement with CMGI, this debt will be repaid by CMGI upon the consummation of the merger and an early debt repayment fee of approximately $1.2 million will also be due.

Changes in foreign currency exchange rates had a $4.4 million positive impact on reported cash flows in 2003 due to the increase during the year in the value of the Euro and the British Pound, the functional currencies of the European operations, relative to the U.S. dollar.

Existing cash and cash equivalents, revolving line of credit and cash flows from operations continue to be the primary sources of working capital. Future liquidity needs will depend on, among other factors, the timing of capital expenditures, expenditures in connection with possible acquisitions, changes in customer order volume, the timing and collection of receivables, and an ability to repay the long-term debt. Modus has a revolving bank line of credit totaling $40.0 million based upon its lending base of receivables and inventory balances. As of March 31, 2004, $12.5 million was drawn on the revolving bank line of credit.

Modus believes existing cash balances, revolving bank line of credit, and anticipated cash flows from operations will be sufficient to fund operations for the foreseeable future.

Working capital totaled $45.6 million, $42.2 million and $30.1 million at March 31, 2004, December 31, 2003 and December 31, 2002, respectively. The primary source of working capital continues to be cash and cash equivalent balances as described above. Working capital increased in 2003 primarily due to increases in accounts receivable and inventory due to business expansion in Asia and the effect of lower accrued liabilities paid related to debt financing accruals and other operating related accruals, all funded primarily by increased borrowings.

The future liquidity needs will depend on, among other factors, the timing of capital expenditures, changes in customer order volume and the timing and collection of receivables. Modus believes that it has sufficient liquidity and financing sources to meet its cash flow needs for at least the next twelve months.

82

Contractual Obligations and Commercial Commitments

The following is a summary of the Company’s commitments as of December 31, 2003 (in thousands):

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$94,728	$1,216	$93,090	$422	—
Capital lease obligations	1,891	398	1,194	299	—
Operating leases	84,097	16,406	32,430	20,748	$14,513
Other long-term liabilities	2,089	—	483	1,055	551

Total	$182,805	$18,020	$127,197	$22,524	$15,064

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to financial risk in several areas including changes in foreign exchange rates and interest rates. The Company attempts to minimize its exposures by using certain financial instruments, for purposes other than trading, in accordance with the Company’s overall risk management guidelines. Further information regarding the Company’s accounting policies for financial instruments and disclosures of financial instruments can be found in Notes 2, 9 and 14 to the Company’s consolidated financial statements.

Foreign Exchange

Modus has operations in various countries and currencies throughout the world, with approximately 23.3% of its revenue denominated in Euros during the year ended December 31, 2003, and smaller revenue exposures in other currencies. As a result, Modus’s financial position and results of operations can be affected by fluctuations in foreign currency exchange rates.

Modus enters into forward currency exchange contracts to hedge intercompany and third-party liabilities denominated in currencies other than the functional currency. The fair value of Modus’s foreign currency exchange contracts was estimated based on foreign exchange rates as of December 31, 2003 and 2002. At December 31, 2003, the notional value of Modus’s foreign currency exchange contracts was to sell 4.2 million Euros, 3.7 million British Pounds, and 267.3 million Hungarian Forints. At December 31, 2002, the notional value of Modus’ foreign currency exchange contracts was to buy 25.7 million Singapore dollars, 9.2 million Euros and 0.9 million British Pounds.

Modus believes that these contracts economically function as effective hedges of the underlying exposures, but the foreign currency contracts do not meet the specific criteria for hedge accounting defined in SFAS No. 133, thus requiring Modus to record all changes in the fair value of these contracts in earnings in the period of the change. Modus recorded a charge of $0.2 million, a benefit of $0.3 million and a charge of $0.2 million in the years ended December 31, 2003, 2002 and 2001, respectively, to reflect the impact of its forward foreign currency exchange contracts.

Interest Rates

Modus is exposed to the risk of interest rate fluctuations when borrowing in connection with its credit agreement. Modus does not enter into any arrangements to minimize the risk of this fluctuation.

Modus is exposed to the risk of interest rate fluctuations from the investments of cash generated from operations. Modus’ cash equivalents represent highly liquid investments, with original maturities of 90 days or less, in money market funds. Cash equivalents are convertible to a known amount of cash and carry an insignificant change in value.

83

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 23, 2004, CMGI entered into an agreement to acquire all of the stock of Modus Media, Inc., referred to as Modus, for consideration preliminarily valued at $160.5 million, consisting of: CMGI common stock valued at approximately $132.0 million, options and warrants to purchase CMGI common stock valued at approximately $25.1 million and estimated direct acquisition costs of $3.4 million. CMGI will also pay approximately $96.3 million in cash in connection with the merger to retire certain indebtedness of Modus. Since the acquisition has not yet been completed, the actual consideration for the acquisition of Modus cannot yet be determined. For the purpose of the pro forma financial information included herein, the number of shares of CMGI common stock assumed issued in the acquisition of Modus is approximately 65.1 million. This amount is based on the number of shares of Modus common stock outstanding as of March 23, 2004, the date of the CMGI-Modus merger agreement. Upon completion of the Modus merger, each Modus stockholder (other than those who exercise dissenters’ rights) will receive a certain number of shares of CMGI common stock for each share of Modus common stock that he or she owns at the time of the merger. The exchange ratio for the merger is variable, based upon an aggregate purchase price of $157.5 million (subject to reduction if Modus’ net indebtedness exceeds a targeted amount), the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing (but not less than $2.028 or greater than $2.478) and the total number of shares of Modus common stock deemed outstanding immediately prior to closing (including shares issuable upon exercise of in-the-money options and warrants to purchase Modus common stock calculated as if exercised on a cashless basis). Similarly, the estimated value of the options and warrants to purchase CMGI common stock, to be issued in the acquisition of Modus as replacement grants for outstanding Modus options and warrants, is based on the outstanding options and warrants to purchase Modus common stock as of March 23, 2004. The actual number of CMGI common shares, stock options and warrants to be issued will be based on the actual outstanding Modus common shares, stock options and warrants as of the completion of the merger. The estimated acquisition-related costs consist primarily of investment banker, legal and accounting fees to be incurred that are directly related to the acquisition of Modus.

The following pro forma unaudited condensed combined financial statements give effect to CMGI’s acquisition of Modus. The unaudited pro forma condensed combined statements of operations for the nine months ended April 30, 2004 and the year ended July 31, 2003 give effect to the acquisition of Modus by CMGI as if it had occurred on August 1, 2002. The pro forma statement of operations for the nine months ended April 30, 2004 is based on historical results of operations of CMGI for the nine months ended April 30, 2004 and the historical results of operations of Modus for the nine months ended March 31, 2004. The pro forma statement of operations for the twelve months ended July 31, 2003 is based on historical results of operations of CMGI for the twelve months ended July 31, 2003 and the historical results of operations of Modus for the twelve months ended June 30, 2003. The unaudited pro forma condensed combined balance sheet as of April 30, 2004 gives effect to the acquisition of Modus as if the transaction had occurred on that date. The pro forma balance sheet is based on the historical balance sheet of CMGI as of April 30, 2004 and the historical balance sheet of Modus as of March 31, 2004. The following pro forma condensed combined financial information, consisting of the pro forma statements of operations, the pro forma balance sheet and the accompanying notes, should be read in conjunction with and are qualified by the historical consolidated financial statements and notes of CMGI and of Modus, which are either incorporated by reference or included in this proxy statement/prospectus.

The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the acquisition of Modus, or of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisition of Modus been effected as of the dates described above.

84

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

April 30, 2004

	CMGI April 30, 2004	Modus Media March 31, 2004	Pro Forma Adjustments (A)		Pro Forma As Adjusted
	(In thousands)
Assets
Cash and cash equivalents	$259,716	$35,408	$(96,318)		$198,806
Accounts receivable, trade, net of allowance for doubtful accounts	58,493	95,222	—		153,715
Inventories	43,275	23,708	—		66,983
Prepaid Expenses and other current assets	33,650	8,272	—		41,922

Total current assets	395,134	162,610	(96,318)		461,426
Property and Equipment, net	7,234	32,664	—		39,898
Goodwill and excess purchase price for Modus acquisition	22,122	7,482	164,557		186,679
			(7,482)
Other non-current assets	21,203	19,440	(359)		40,284

Total assets	$445,693	$222,196	$60,398		$728,287

Liabilities and Stockholders’ Equity
Accounts payable	$41,743	$83,787	$—		$125,530
Accrued income taxes	24,622	—	—		24,622
Accrued expenses	39,908	32,389	3,360		75,657
Other current liabilities	18,054	839	—		18,893

Total current liabilities	124,327	117,015	3,360		244,702
Long-term debt, less current installments	1,590	96,818	(95,159)		3,249
Other non-current liabilities	20,509	4,565	—		25,074
Stockholders’ equity	299,267	3,798	(1,159 164,557 (3,360 (7,482 (359 (1,315 1,315	) ) ) ) )	455,262

Total liabilities and stockholders’ equity	$445,693	$222,196	$60,398		$728,287

85

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended April 30, 2004

	CMGI	Modus Media	Pro Forma Adjustments		Pro Forma As Adjusted
	(In thousands, except per share data)
Net revenues	$300,956	$427,474	$—		$728,430
Operating expenses:
Cost of revenues	281,901	341,949	7,891	(B)	631,741
Selling	3,572	11,192	42	(B)	14,806
General and administrative	28,063	52,821	(7,933	)(B)	72,951
Amortization of intangible assets and stock-based compensation	262	2,995	(2,995	)(C)	1,716
			1,454	(D)
Restructuring, net	5,566	911	—		6,477

Total operating expenses	319,364	409,868	(1,541)		727,691

Operating income (loss)	(18,408)	17,606	1,541		739
Other income (expense):
Interest income	2,821	235	(787	)(E)	2,269
Interest expense	(1,227)	(13,702)	13,483	(F)	(1,446)
Other gains (losses), net	43,483	(3,574)	—		39,909
Equity in income of affiliates, net	29	111	—		140
Minority interest	(2,118)	—	—		(2,118)

	42,988	(16,930)	12,696		38,754

Income (loss) from continuing operations before income taxes	24,580	676	14,237		39,493
Income tax expense (benefit)	(70,181)	2,404	696	(G)	(67,081)

Income (loss) from continuing operations	$94,761	$(1,728)	$13,541		$106,574

Basic earnings from continuing operations per share	$0.24				$0.23

Diluted earnings from continuing operations per share	$0.23				$0.22

Shares used in computing earnings from continuing operations per share:
Basic	398,581		66,786	(H)	465,367

Diluted	404,291		81,947	(H)	486,238

86

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Twelve Months Ended July 31, 2003

	CMGI	Modus Media	Pro Forma Adjustments		Pro Forma As Adjusted
	(In thousands, except per share data)
Net revenues	$436,987	$564,052	$—		$1,001,039
Operating expenses:
Cost of revenues	403,883	447,941	11,917	(I)	863,741
Research and development	332	—	—		332
Selling	6,792	12,793	73	(I)	19,658
General and administrative	62,336	80,885	(11,990	)(I)	131,231
Amortization of intangible assets and stock-based compensation	218	(551)	551	(J)	6,079
			2,361	(K)
			3,500	(L)
Impairment of long-lived assets	456	—	—		456
Restructuring, net	55,348	8,083	—		63,431

Total operating expenses	529,365	549,151	6,412		1,084,928

Operating income (loss)	(92,378)	14,901	(6,412)		(83,889)
Other income (expense):
Interest income	3,396	510	(1,503	)(M)	2,403
Interest (expense) recovery, net	321	(17,167)	16,842	(N)	(4)
Other gains (losses), net	(41,317)	(4,711)	—		(46,028)
Equity in income (losses) of affiliates, net	(1,774)	576	—		(1,198)
Minority interest	319	—	—		319

	(39,055)	(20,792)	15,339		(44,508)

Loss from continuing operations before income taxes	(131,433)	(5,891)	8,927		(128,397)
Income tax expense	3,249	884	1,441	(O)	5,574

Loss from continuing operations	$(134,682)	$(6,775)	$7,486		$(133,971)

Basic loss from continuing operations per share	$(0.34)				$(0.29)

Diluted loss from continuing operations per share	$(0.34)				$(0.29)

Shares used in computing loss from continuing operations per share:
Basic	393,455		66,786	(P)	460,241

Diluted	393,455		66,786	(P)	460,241

87

Notes to the Unaudited

Pro Forma Condensed Combined Financial Information

(A) The pro forma financial information reflects CMGI’s pending acquisition of all of the stock of Modus for consideration preliminarily valued at $160.5 million plus a cash payment of approximately $96.3 million in connection with the merger to retire certain indebtedness of Modus (see description of the components of the estimated consideration in the table below). Since the acquisition has not yet been completed, the actual consideration for the acquisition of Modus cannot yet be determined. For the purpose of the pro forma financial information, the number of shares of CMGI common stock assumed issued in the acquisition of Modus is approximately 65.1 million. This amount is based on the number of shares of Modus common stock outstanding as of March 23, 2004, the date of the CMGI-Modus merger agreement. Given that the exchange ratio for the merger is variable (as described above), the preliminary determination of the number of shares of CMGI common stock to be issued to the Modus common stock holders was based on the trading price of CMGI common stock on March 23, 2004 relative to the CMGI stock price collar established (minimum not less than $2.028 and maximum not greater than $2.478). Based on the CMGI stock price collar the range of shares of CMGI common stock that could be issued is between 53.2 million and 65.1 million shares of CMGI common stock. The pro forma financial information herein assumes that the maximum number of CMGI shares will be issued. The estimated value of the options and warrants to purchase CMGI common stock to be issued in the merger was determined using the Black-Scholes option pricing model and is based on the outstanding options and warrants to purchase Modus common stock as of March 23, 2004 that will be replaced with CMGI options and warrants as part of the transaction consideration. The actual number of CMGI common shares, stock options and warrants to be issued will be based on the actual outstanding Modus common shares, stock options and warrants as of the completion of the merger. The estimated acquisition related costs consist primarily of investment banker, legal and accounting fees to be incurred directly related to the acquisition of Modus.

The estimated purchase price for all of the stock of Modus and the cost to retire certain Modus indebtedness in connection with the pending merger is as follows:

(in thousands)	Estimated Purchase Price for Modus Stock
Fair value of 65.1 million shares of CMGI common stock to be issued	$131,408
Fair value of 13.0 million CMGI options to be issued *	17,050
Fair value of 4.5 million CMGI warrants to be issued	8,696
Estimated direct merger costs	3,360

Total estimated purchase price	$160,514

* For purposes of purchase accounting, only $17.0 million of the total CMGI option value of $21.8 million (as determined by a Black-Scholes calculation) has been included in the determination of purchase price. The remaining $4.8 million of option value to be issued in connection with the merger represents the intrinsic value of unvested Modus options that will be replaced with CMGI options. Under the provisions of FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, the intrinsic value of the unvested option awards of Modus that will be replaced with CMGI options is required to be allocated to unearned compensation and recognized as non-cash compensation cost over the remaining future vesting period of the Modus options to be replaced. Accordingly, approximately $1.5 million and $2.4 million of non-cash unearned compensation charges have been reflected in the pro forma statements of operations for the nine month period ended April 30, 2004 and the twelve month period ended July 31, 2003, respectively.

88

Notes to the Unaudited

Pro Forma Condensed Combined Financial Information (Continued)

(in thousands)	Modus Debt Retirement in Connection with Merger
Estimated cash payment by CMGI to retire certain indebtedness of Modus	$95,159
Estimated cash payment by CMGI to satisfy contractual prepayment penalty associated with the Modus debt retirement	1,159

Total estimated cash payments by CMGI for Modus debt retirement in connection with the merger	$96,318

The following represents the preliminary allocation of the estimated purchase price for CMGI’s pending acquisition of Modus over the historical net book values of the acquired assets and assumed liabilities of Modus as of the date of the pro forma balance sheet, and is for illustrative purposes only. The actual purchase price allocation will be based on fair values of the acquired assets and assumed liabilities as of the actual acquisition date. Assuming the transaction occurred on April 30, 2004, the estimated purchase price allocation for the acquisition of Modus would have been as follows:

(in thousands)	Modus
Working capital, including cash acquired	$45,595
Property & equipment	32,664
Other non-current assets	19,081
Long-term debt	(96,818)
Non-current liabilities	(4,565)
Excess purchase price	164,557

Total estimated purchase price	$160,514

The purchase price allocation for the acquisition of Modus is preliminary and is subject to adjustment upon finalization of purchase accounting as of the date of the consummation of the merger. Since the Modus acquisition has not yet been consummated, CMGI has not completed its valuation of the tangible and intangible assets and liabilities to be acquired. As a result, the final allocation of the excess of purchase price over the book value of the net assets acquired could differ materially. Upon completion of its valuation of the tangible and intangible assets and liabilities to be acquired, certain identifiable intangible assets may be recorded that would be subject to amortization. Assuming a three-year life, every $1.0 million of identifiable intangible assets recorded would result in approximately $333,000 of annual amortization expense in the pro forma statements of operations.

The pro forma adjustments reconcile the historical balance sheet of Modus to the allocated purchase price above and include the repayment of approximately $95.2 million of Modus debt as well as a $1.2 million contractual prepayment penalty on such debt. The pro forma adjustments also reflect the accrual of approximately $3.4 million of estimated acquisition costs which consist primarily of investment banker, legal and accounting fees to be incurred directly related to the acquisition of Modus. The pro forma balance sheet also includes adjustments to reflect the repayment to Modus, prior to the consummation of the merger, of approximately $1.7 million of outstanding loans due from certain officers and directors that are included in the historical balance sheet of Modus. These loans which are required to be repaid as a condition of the merger agreement, totaling approximately $359,000 and $1.3 million are included in other non-current assets and stockholders equity, respectively, in the historical balance sheet of Modus. In addition, the pro forma adjustments reflect the elimination of approximately $7.5 million of goodwill from the historical balance sheet of Modus.

89

Notes to the Unaudited

Pro Forma Condensed Combined Financial Information (Continued)

(B) The pro forma adjustment reflects the reclassification of certain Modus operating expenses (purchasing function costs & depreciation expense) to conform to the CMGI presentation.

(C) The pro forma adjustment relates to stock-based compensation charges recorded in the historical financial statements of Modus. The underlying stock options and restricted stock to which these charges related are included in the calculation of the purchase consideration as the stock options and restricted stock will be exchanged for CMGI options and common stock. Accordingly, on a pro forma basis, the Modus historical expense has been eliminated and replaced as discussed in note D below.

(D) The pro forma adjustment reflects the amortization of deferred stock-based compensation resulting from the intrinsic value ($4.8 million) associated with unvested options of Modus that will be assumed or replaced by CMGI upon consummation of the merger. The fair value of the options was determined using the Black-Scholes option-pricing model and was based on the following weighted-average assumptions: expected volatility—102.95%; expected lives —4.6 years; risk-free interest rate — 2.71%; and expected dividend yield—0%.

(E) The pro forma adjustment reflects lower interest income as a result of the assumed reduction in CMGI’s cash balance resulting from the assumed repayment of certain Modus debt on August 1, 2002 in connection with the merger. The amount of the adjustment to interest income is based upon actual rates of return on CMGI invested funds during the pro forma period.

(F) The pro forma adjustment relates to interest expense recorded in the historical financial statements of Modus. Certain Modus debt will be repaid by CMGI upon consummation of the merger. Accordingly, on a pro forma basis, the interest expense associated with the Modus debt has been eliminated to reflect the assumed repayment on August 1, 2002.

(G) The pro forma adjustment reflects the incremental foreign income tax expense that would have been recorded by CMGI in its consolidated statements of operations related to the income tax effect of the pro forma adjustments. Additional foreign taxable income, thus increased foreign income tax expense, is primarily attributable to the elimination of interest expense associated with certain Modus debt, which will be retired by CMGI upon consummation of the merger as discussed in note F above.

(H) The pro forma statement of operations results in income from continuing operations. The pro forma basic and diluted earnings from continuing operations per common share are computed by dividing the income from continuing operations by the weighted average number of common shares outstanding. The calculation of the basic and diluted weighted average number of common shares outstanding assumes that the 65.1 million shares of CMGI’s common stock estimated to be issued in the acquisition of Modus, and the estimated grant of 1.7 million shares of restricted stock to certain employees of Modus were outstanding for the entire period. In addition, the calculation of the diluted weighted average number of common shares outstanding also includes 15.2 million shares of common stock equivalents related to Modus options and warrants to be assumed by CMGI.

90

Notes to the Unaudited

Pro Forma Condensed Combined Financial Information (Continued)

The following table reflects the estimated pro forma basic and diluted weighted average shares outstanding upon consummation of the merger, and is based on the number of shares of Modus common stock, options and warrants outstanding as of March 23, 2004, the date of the CMGI-Modus merger agreement. Since the acquisition has not yet been completed, the actual shares issuable upon consummation of the merger cannot yet be determined.

	Nine Months ended April 30, 2004
	Basic	Diluted
	(in thousands)
CMGI historical common shares used in computing earnings (loss) per share	398,581	404,291
CMGI common shares to be issued for outstanding shares of Modus	65,054	65,054
CMGI common shares (restricted stock) to be granted to Modus employees upon consummation of the Merger	1,732	1,732
CMGI stock options (common stock equivalents) to be issued to Modus employees as replacement grants for Modus options outstanding upon consummation of the merger.	—	10,656
CMGI warrants (common stock equivalents) to be issued to Modus warrant holders as replacement grants for Modus warrants outstanding upon consummation of the merger.	—	4,505

Estimated total pro forma shares outstanding	465,367	486,238

(I) The pro forma adjustment reflects the reclassification of certain Modus operating expenses (purchasing function costs & depreciation expense) to conform to the CMGI presentation.

(J) The pro forma adjustment relates to stock-based compensation charges recorded in the historical financial statements of Modus. The underlying stock options and restricted stock to which these charges related are included in the calculation of the purchase consideration as the stock options and restricted stock will be exchanged for CMGI options and common stock. Accordingly, on a pro forma basis, the Modus historical expense has been eliminated and replaced as discussed in note K below.

(K) The pro forma adjustment reflects the amortization of deferred stock-based compensation resulting from the intrinsic value ($4.8 million) associated with unvested options of Modus that will be assumed or replaced by CMGI upon consummation of the merger. The fair value of the options was determined using the Black-Scholes option-pricing model and was based on the following weighted-average assumptions: expected volatility—102.95%; expected lives —4.6 years; risk-free interest rate — 2.71%; and expected dividend yield—0%.

(L) The pro forma adjustment reflects the amortization of deferred stock-based compensation related to a $3.5 million grant of restricted stock that will be issued to certain Modus employees upon consummation of the merger. This restricted stock issuance has a one year vesting period.

(M) The pro forma adjustment reflects lower interest income as a result of the assumed reduction in CMGI’s cash balance resulting from the assumed repayment of certain Modus debt on August 1, 2002 in connection with the merger. The amount of the adjustment to interest income is based upon actual rates of return on CMGI invested funds during the pro forma period.

91

Notes to the Unaudited

Pro Forma Condensed Combined Financial Information (Continued)

(N) The pro forma adjustment relates to interest expense recorded in the historical financial statements of Modus. Certain Modus debt will be repaid by CMGI upon consummation of the merger. Accordingly, on a pro forma basis, the interest expense associated with the Modus debt has been eliminated to reflect the assumed repayment on August 1, 2002.

(O) The pro forma adjustment reflects the incremental foreign income tax expense that would have been recorded by CMGI in its consolidated statements of operations related to the income tax effect of the pro forma adjustments. Additional foreign taxable income, thus increased foreign income tax expense, is primarily attributable to the elimination of interest expense associated with certain Modus debt, which will be retired by CMGI upon consummation of the merger.

(P) The pro forma statement of operations results in a loss from continuing operations. The pro forma basic and diluted loss from continuing operations per common share are computed by dividing the loss from continuing operations by the weighted average number of common shares outstanding. The calculation of the basic and diluted weighted average number of common shares outstanding assumes that the 65.1 million shares of CMGI’s common stock estimated to be issued in the acquisition of Modus, and the estimated grant of 1.7 million shares of restricted stock to certain employees of Modus were outstanding for the entire period. The calculation of the diluted weighted average number of common shares outstanding excluded 15.2 million shares of common stock equivalents related to CMGI options and warrants to be issued to Modus as replacement grants and 6.6 million shares related to existing CMGI options, as their inclusion in the calculation would have been antidilutive.

The following table reflects the estimated pro forma basic and diluted weighted average shares outstanding upon consummation of the merger, and is based on the number of shares of Modus common stock, options and warrants outstanding as of March 23, 2004, the date of the merger agreement. Since the acquisition has not yet been completed, the actual shares issuable upon consummation of the merger cannot yet be determined.

	Year ended July 31, 2003
	Basic	Diluted
	(in thousands)
CMGI historical common shares used in computing earnings (loss) per share	393,455	393,455
CMGI common shares to be issued for outstanding shares of Modus	65,054	65,054
CMGI common shares (restricted stock) to be granted to Modus employees upon consummation of the Merger	1,732	1,732
*CMGI stock options (common stock equivalents) to be issued to Modus employees as replacement grants for Modus options outstanding upon consummation of the merger.	—	—
*CMGI warrants (common stock equivalents) to be issued to Modus warrant holders as replacement grants for Modus warrants outstanding upon consummation of the merger.	—	—

Estimated total pro forma weighted average shares outstanding	460,241	460,241

* Shares excluded from the diluted weighted average shares outstanding calculation, as their inclusion would be antidilutive.

92

MARKET VALUE OF COMMON STOCK

CMGI

CMGI common stock trades on the Nasdaq National Market under the ticker symbol “CMGI.” On June 4, 2004, there were approximately 5,760 record holders of CMGI’s common stock.

The table below sets forth, for the fiscal quarters indicated, the high and low sale prices per share of CMGI’s common stock as reported by Nasdaq.

	CMGI’s Common Stock
	High	Low
Fiscal Year 2001
First Quarter	$49.13	$12.88
Second Quarter	24.81	3.63
Third Quarter	6.94	1.75
Fourth Quarter	6.50	1.95

Fiscal Year 2002
First Quarter	$2.50	$0.60
Second Quarter	3.15	1.46
Third Quarter	1.83	1.22
Fourth Quarter	1.30	0.38

Fiscal Year 2003
First Quarter	$0.93	$0.28
Second Quarter	1.74	0.51
Third Quarter	1.07	0.68
Fourth Quarter	2.30	0.93

Fiscal Year 2004
First Quarter	$1.95	$1.36
Second Quarter	3.29	1.74
Third Quarter	2.84	1.69
Fourth Quarter (through June 4, 2004)	2.19	1.66

CMGI has never paid any cash dividends and it has no present intention to declare or to pay cash dividends. It is CMGI’s present policy to retain earnings, if any, to finance the growth and development of its business.

The following table sets forth the closing price of CMGI’s common stock as reported on the Nasdaq National Market on February 23, 2004, 30 days before the date of public announcement of the merger agreement, March 23, 2004, the last full trading day before the public announcement of the merger agreement, and [            ], 2004, the last full trading day for which the closing price was available at the time of the printing of this proxy statement/prospectus.

Date	CMGI’s Common Stock
February 23, 2004		$2.52
March 24, 2004		$2.09
[ ], 2004	$

Modus

Modus common stock is not traded on a public market. Consequently, market prices for shares of Modus common stock are not available.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF MODUS PRIOR TO THE MERGER

The following table sets forth information as of March 31, 2004 with respect to the beneficial ownership of common stock and series B common stock of Modus by:

•	each person known by Modus to own beneficially more than 5% of the outstanding common stock or series B common stock;

•	each director of Modus;

•	Modus’ Chief Executive Officer and the eight other Modus executive officers, collectively referred to below as the “executive officers;” and

•	all executive officers and directors of Modus as a group.

The number of shares beneficially owned by each person or entity is determined in accordance with the applicable rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of Modus common stock or series B common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Shares of Modus common stock or series B common stock issuable upon the exercise or conversion of any stock option, warrant, preferred stock or other right within 60 days of March 31, 2004 are deemed beneficially owned for computing the percentage ownership of the person holding the options, warrants or rights, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to the knowledge of Modus, all persons named in the table have sole voting and investment power with respect to their shares of Modus common stock or series B common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is c/o Modus Media, Inc., 690 Canton Street, Westwood, MA 02090. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name of Stockholder	Number of Shares of Common Stock		Percentage Ownership of Common Stock	Number of Shares of Series B Common Stock		Percentage Ownership of Series B Common Stock
Bain Funds c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199	9,397,017	(1)	36.6%	184,499	(1)	22.2%

Morton H. Rosenthal 49 Washington Avenue Cambridge, MA 02140	2,781,532	(2)	11.0%	—		—

Chase Equity Associates, L.P. 380 Madison Avenue, 12th Floor New York, NY 10017	2,686,054	(3)	10.0%	—		—

BankAmerica Investment Corp. 231 South LaSalle Street Chicago, IL 60697	1,798,976	(4)	6.6%	—		—

OCM Mezzanine Fund, L.P. 1301 Avenue of the Americas 34th Floor New York, NY 10019	788,781	(5)	3.0%	253,686	(5)	30.6%

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Name of Stockholder	Number of Shares of Common Stock		Percentage Ownership of Common Stock	Number of Shares of Series B Common Stock		Percentage Ownership of Series B Common Stock
Canpartners Investments IV, LLC c/o Canyon Capital Advisors LLC 9665 Wilshire Blvd Ste 200 Beverly Hills, CA 90212	645,746	(6)	2.5%	322,873		38.9%

Directors and Executive Officers

Timothy M. Adams	125,000	(7)	*	—		—

Daniel F. Beck	144,525	(8)	*

Robert T. Dechant	250,000	(9)	1.0%	—		—

Vahram V. Erdekian	47,113	(10)	*	—		—

Sheila M. Flaherty	157,763	(11)	*	—		—

Jeremiah D. Kelly	37,500	(12)	*

Linwood A. Lacy, Jr.	1,253,282	(13)	4.9%	69,187		8.3%

Jonathan S. Lavine(14)	9,397,017	(1)	36.6%	184,499	(1)	22.2%

Terence M. Leahy	1,824,998	(15)	6.9%	—		—

R. Scott Murray	2,550,000	(16)	10.1%	—		—

Nicholas G. Nomicos	50,000	(17)	*	—		—

Mark E. Nunnelly(18)	9,397,017	(1)	36.6%	184,499	(1)	22.2%

W. Kendale Southerland	150,000	(19)	*

Randy S. Stone	36,088	(20)	*	—		—

David A. Tanner	132,876	(21)	*

All directors and executive officers as a group (15 persons)	16,156,162	(22)	58.4%	253,686		30.6%

*	Less than 1%.
(1)	Includes 4,951,219 shares of common stock held by Bain Capital Fund IV, L.P., 3,445,028 shares of common stock held by Bain Capital Partners V, L.P., 174,304 shares of common stock held by Information Partners, 287,028 shares of common stock held by BCIP Associates and 170,440 shares of common stock held by BCIP Trust Associates, L.P. Includes 184,499 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of warrants and 184,499 shares of common stock issuable within 60 days of March 31, 2004 upon the conversion of series B common stock. Shares of series B common stock and warrants are held as follows: BCM Capital Partners, L.P. holds 91,336 shares and 91,336 warrants, Sankaty Credit Opportunites, L.P. holds 30,750 shares and 30,750 warrants, Sankaty High Yield Partners II, L.P. holds 30,750 shares and 30,750 warrants, Sankaty High Yield Partners III, L.P. holds 30,750 shares and 30,750 warrants, BCIP Trust Associates II holds 694 shares and 694 warrants, and BCIP Trust Associates II-B holds 219 shares and 219 warrants. Each of the Bain Capital Funds has an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(2)	Certain of these shares have been pledged to Corporate Software, Inc. (or its successor) as collateral for indebtedness incurred by Mr. Rosenthal.
(3)	Includes 1,647,306 shares of common stock issuable within 60 days of March 31, 2004 upon the conversion of non-voting common stock. The general partner of J.P. Morgan Partners (BHCA), L.P. (“JPMP BHCA”) (f/k/a Chase Equity Associates, L.P.) is JPMP Master Fund Manager, L.P. (“JPMP Master Fund”), whose general partner is JPMP Capital Corp, a wholly-owned subsidiary of J.P. Morgan Chase & Co. (“JPMC”), a publicly traded company. Each of JPMP Master Fund, JPMP Capital Corp. and JPMC may be deemed beneficial owners of the shares held by JPMP BHCA, however, the foregoing shall not be construed as an admission that any of JPMP Master Fund, JPMP Capital Corp. or JPMC is the beneficial owner of the shares held by JPMP BHCA.

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(4)	Consists of shares of common stock issuable within 60 days of March 31, 2004 upon the conversion of non-voting common stock.
(5)	Includes 535,095 shares of common stock issuable within 60 days March 31, 2004 upon the exercise of warrants and 253,686 shares of common stock issuable within 60 days of March 31, 2004 upon the conversion of series B common stock. Oaktree Capital Management, LLC (“Oaktree”) serves as the general partner of OCM Mezzanine Fund, L.P. (the “Fund”) and in such capacity has discretionary authority and control over all of the assets of the Fund. Based on Oaktree’s relationship with the Fund, Oaktree may be deemed to beneficially own the shares of Modus common stock held by the Fund. Oaktree and each of its principals and member hereby disclaims beneficial ownership of the shares of the Modus common stock held by the Fund except for their pecuniary interest therein.
(6)	Includes 322,873 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of warrants and 322,873 shares of common stock issuable within 60 days of March 31, 2004 upon the conversion of series B common stock.
(7)	Includes 50,000 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(8)	Consists of shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(9)	Includes 50,000 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(10)	Includes 47,113 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(11)	Includes 106,763 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(12)	Consists shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(13)	Includes 58,300 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options and 69,187 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of warrants. Also includes 1,024,608 shares of common stock held by Harding Holdings, Inc., a subsidiary of Ingram Industries, Inc. Mr. Lacy, a director of Ingram Industries, Inc. disclaims any beneficial ownership of any shares beneficially owned by Ingram Industries, Inc.
(14)	Mr. Lavine, a director of Modus, is a managing director of Bain Capital, LLC and disclaims any beneficial ownership of any shares beneficially owned by the Bain Funds except to the extent of his pecuniary interest therein. Mr. Lavine has an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(15)	Includes 1,118,981 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(16)	Includes 1,128,929 shares of common stock held in trust for the benefit of Mr. Murray’s designees. Mr. Murray disclaims beneficial ownership of these shares.
(17)	Includes 50,000 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options. Mr. Nomicos, a director of Modus, is an executive vice president of Bain Capital, LLC and disclaims any beneficial ownership of any shares beneficially owned by the Bain Funds, except to the extent of his pecuniary interest therein, if any. Mr. Nomicos has an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(18)	Mr. Nunnelly, a director of Modus, is a managing director of Bain Capital, LLC and disclaims any beneficial ownership of any shares beneficially owned by the Bain Funds except to the extent of his pecuniary interest therein. Mr. Nunnelly has an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(19)	Includes 100,000 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(20)	Includes 36,088 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(21)	Includes 50,000 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options.
(22)	Includes 1,849,270 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of options, 253,686 shares of common stock issuable within 60 days of March 31, 2004 upon the exercise of warrants and 253,686 shares of common stock issuable within 60 days of March 31, 2004 upon the conversion of series B common stock.

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SELLING STOCKHOLDERS

The resale of shares of CMGI common stock issued to some “affiliates” of Modus, as that term is defined in Rule 145 under the Securities Act, are being registered by way of the registration statement of which this joint proxy statement/prospectus forms a part. Without this registration statement, these shares could only be resold by the affiliates subject to the restrictions on resale in Rule 145. As required in the merger agreement, this registration statement also will register the resale of shares of CMGI common stock issued in the merger to Modus stockholders who are parties to the stock transfer agreement, as well as the stockholder representative under the escrow agreement.

The selling stockholders would be entitled to receive an aggregate of 62,811,878 shares of CMGI common stock assuming an exchange ratio of 2.231789 and assuming that the selling stockholders exercise all of their options and warrants to purchase Modus common stock prior to the closing of the merger.

The following table sets forth the names of the selling stockholders, the number of shares and percentage of shares of CMGI common stock that the selling stockholders owned prior to the offering for resale of any of the shares of CMGI common stock being registered hereby, the maximum number of shares of CMGI common stock that may be offered for resale for the account of the selling stockholders pursuant to this joint proxy statement/prospectus and the percentage of shares of CMGI common stock to be held by the selling stockholders after the offering of the shares available for resale (assuming all of the shares offered for resale are sold by the selling stockholders).

	Number of Shares of CMGI Common Stock Owned Before the Offering(2)	Number of Shares of CMGI Common Stock to be Resold in the Offering (3)	Percentage of Shares of CMGI Common Stock Owned (4)
Selling Stockholders (1)			Before Offering of the Resale Shares	After Offering of the Resale Shares (5)
Timothy M. Adams	613,741	613,741	*	—
Bain Capital Fund IV, L.P.	11,050,076	11,050,076	2.3%	—
Bain Capital Partners V, L.P.	7,688,575	7,688,575	1.6%	—
BankAmerica Investment Corp.	4,195,646	4,014,934	*	*
BCIP Associates	640,585	640,585	*	—
BCIP Trust Associates, L.P	380,386	380,386	*	—
BCIP Trust Associates II	4,800	4,800	*	—
BCIP Trust Associates II-B	1,515	1,515	*	—
BCM Capital Partners, L.P.	631,877	631,877	*	—
Daniel F. Beck	492,247	492,247	*	—
Canpartners Investments IV, LLC	2,233,690	2,233,690	*	—
Chase Equity Associates, L.P.	6,227,572	5,994,705	1.3%	*
Rory J. Cowan	1,529,884	1,529,884	*	—
Robert T. Dechant	892,715	892,715	*	—
Vahram V. Erdekian	182,822	178,822	*	*
Sheila M. Flaherty	536,301	536,301	*	—
Fleet National Bank, as Trustee of Abegail L. Moore Trust dated June 5, 1996	238,703	238,703	*	—
Fleet National Bank, as Trustee of Alexander S. Moore Trust dated June 5, 1996	238,707	238,707	*	—
Harding Holdings, Inc.	2,286,708	2,286,708	*	—
Information Partners	389,009	389,009	*	—
Deborah Keeman	202,976	202,976	*	—
Jeremiah D. Kelly	223,178	223,178	*	—

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	Number of Shares of CMGI Common Stock Owned Before the Offering (2)		Number of Shares of CMGI Common Stock to be Resold in the Offering (3)		Percentage of Shares of CMGI Common Stock Owned (4)
Selling Stockholders (1)					Before Offering of the Resale Shares	After Offering of the Resale Shares (5)
Linwood A. Lacy, Jr.	702,495		702,495		*	—
Terence M. Leahy	4,073,010		4,073,010		*	—
Stephen D.R. Moore	1,256,939		1,256,939		*	—
R. Scott Murray	3,171,530		3,171,530		*	—
Nicholas G. Nomicos	223,178		223,178		*	—
Morton H. Rosenthal	6,207,792	(6)	6,207,792	(6)	1.3%	—
OCM Mezzanine Fund, L.P.	2,376,681		2,376,681		*	—
Sankaty Credit Opportunities, L.P.	212,734		212,734		*	—
Sankaty High Yield Partners II, L.P.	212,734		212,734		*	—
Sankaty High Yield Partners III, L.P.	212,734		212,734		*	—
W. Ken Southerland	558,947		557,947		*	*
Randy S. Stone	156,504		156,504		*	—
David A. Tanner	463,935		463,935		*	—
The Murray 2003 Qualified Annuity Trust	2,519,531		2,519,531		*	—
Total	63,230,457		62,811,878

(1)	This table is based upon information supplied to CMGI by Modus or the selling stockholders.
(2)	Includes shares of CMGI common stock the selling stockholders are entitled to receive in the merger assuming an exchange ratio of 2.231789 and assuming the selling stockholders exercise all of their options and warrants to purchase Modus stock prior to the closing of the merger.
(3)	Represents shares of CMGI common stock the selling stockholders are entitled to receive in the merger assuming an exchange ratio of 2.231789 and assuming that the selling stockholders exercise all of their options and warrants to purchase shares of Modus common stock prior to the closing of the merger. Includes shares being deposited in an escrow account pursuant to the merger agreement. These escrowed shares may be sold by the escrow agent at the direction of the stockholder representative.
(4)	The percentage of shares owned is determined based upon the sum of (i) 401,315,770 shares of CMGI common stock issued and outstanding as of June 4, 2004, and (ii) the issuance of an aggregate of 76,639,401 shares of CMGI common stock at the effective time of the merger.
(5)	Assumes that the selling stockholders sell all of the shares of CMGI common stock available for resale.
(6)	Certain of these shares have been pledged to Corporate Software, Inc. (or its successor) as collateral for indebtedness incurred by Mr. Rosenthal. This registration statement shall not cover the resale of any pledged shares that are held by the pledgee.

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Plan of Distribution

With the exception of the stock transfer agreement, CMGI does not know of any plan of distribution for the resale of CMGI common stock by the selling stockholders. CMGI will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares.

CMGI expects that the selling stockholders or their transferees may sell the resale shares from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell the resale shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling stockholders or the purchasers of the resale shares, or both.

At any time a particular offer of resale shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of resale shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the resale shares purchased from the selling stockholders, any discounts, commission and other items constituting compensation from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

The selling stockholders and any broker-dealers who act in connection with the sale of resale shares hereunder may be deemed to be “underwriters” as that term is defined in the Securities Act and any commissions received by them and profit on any resale of shares might be deemed to be underwriting discounts and commissions under the Securities Act.

Any or all of the sales or other transactions involving the resale shares described above, whether by the selling stockholders, any broker-dealer or others, may be made pursuant to this joint proxy statement/ prospectus. In addition, any resale shares that qualify for sale under Rule 145 of the Securities Act may be sold under Rule 145 rather than under this joint proxy statement/ prospectus.

In order to comply with the securities laws of certain states, if applicable, the resale shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any other persons participating in the sale or distribution of the resale shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of CMGI common stock by the selling stockholders or other persons. Under these rules and regulations, the selling stockholders and other persons participating in the sale or distribution:

•	may not engage in any stabilization activity in connection with CMGI common stock;

•	must furnish each broker which offers resale shares covered by this joint proxy statement/ prospectus with the number of copies of this joint proxy statement/ prospectus and any supplement which are required by the broker; and

•	may not bid for or purchase any CMGI common stock or attempt to induce any person to purchase any CMGI common stock other than as permitted under the Exchange Act.

These restrictions may affect the marketability of any resale shares offered by the selling stockholders.

CMGI will use commercially reasonable efforts to cause copies of this joint proxy statement/ prospectus to be available to the selling stockholders. After the effective time of the merger (if required by applicable law, rules or regulations), CMGI has agreed with Modus to file a post-effective amendment on Form S-3 to the registration statement of which this joint proxy statement/ prospectus is a part, which post-effective amendment

99

will include a resale prospectus for the benefit of the selling stockholders of the number of shares of CMGI common stock received by the selling stockholders pursuant to the merger, and to keep this amendment effective until the earliest of (i) the date all shares of CMGI registered on the amendment become saleable pursuant to Rule 145 of the Securities Act without registration under the Securities Act, (ii) the date of final sale by the selling stockholders of all shares of CMGI common stock registered on the amendment, (iii) the 330th day after the effective time of the merger, extended for one day for each day the effectiveness of the registration statement is suspended and (iv) upon termination of all of the limitations on disposition as described in “OTHER AGREEMENTS—Stock Transfer Agreement.”

CMGI may suspend the effectiveness or use of, or trading under, the registration statement if it shall determine, upon recommendation of counsel, that it would be impractical or inadvisable to amend or supplement the registration statement or prospectus due to pending negotiations relating to a transaction or the occurrence of an event:

•	that would require disclosure of material nonpublic information;

•	as to which CMGI has a bona fide business purpose for preserving confidentiality; or

•	that would render CMGI unable to comply with Securities and Exchange Commission requirements.

100

COMPARISON OF RIGHTS OF STOCKHOLDERS OF MODUS AND STOCKHOLDERS OF CMGI

CMGI and Modus are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of CMGI capital stock and Modus capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of Modus common stock will become holders of CMGI common stock and their rights will be governed by Delaware law, the CMGI certificate of incorporation and the CMGI bylaws.

This section of this proxy statement/prospectus describes the material differences between the rights of CMGI stockholders and Modus stockholders. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. You are urged to read carefully the relevant provisions of Delaware law, as well as the certificate of incorporation and bylaws of CMGI. In addition, you should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Modus and being a stockholder of CMGI.

	Modus	CMGI
Authorized Capital Stock	115,970,000 of which (i) 100,000,000 are shares of common stock, par value $0.01 per share and (ii) 15,000,000 are shares of non-voting common stock, par value $0.01 per share, (iii) 850,000 shares of series B common stock, par value $0.01 per share, and (iv) 120,000 shares of preferred stock, par value $0.01 per share.	1,405,000,000 of which (i) 1,400,000,000 are shares of common stock, par value $0.01 per share; and (ii) 5,000,000 are shares of preferred stock, par value $0.01 per share.

Board of Directors

Size of Board	The number of directors is determined by resolution of the stockholders or the Board of Directors, but in no event less than one.	The number of directors, other than those elected by holders of any class or series of stock having a preference over the common stock, shall be not less than three nor more than fifteen.

Classification of Board	There is no staggered Board of Directors and each director is up for election at each annual meeting.	Other than any director which might be elected by holders of any class or series of stock having a preference over the common stock, the directors are divided into three classes and each director is elected to staggered three-year terms.

Vacancies	Until filled by the stockholders at the next annual meeting, any vacancy on the Board of Directors may be filled by a majority of the Board of Directors then in office or by a sole remaining director, even if this number of directors is less than a quorum.	Until filled by the stockholders at the next annual meeting and unless elected by holders of any class or series of stock which may have a preference over the common stock, any vacancy on the Board of Directors may be filled by a majority of the Board of Directors then in office or by a sole remaining director, even if the number of directors is less than a quorum. Any director so elected holds office for the remainder of the term of the director class of which such director is a part.

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	Modus	CMGI

Removal	Directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors.	Directors may only be removed by the affirmative vote of at least 75% of the outstanding shares of CMGI stock entitled to vote, voting as a single class.

Board Quorum and Vote Requirements	A majority of the total number of the whole Board of Directors will constitute a quorum at all meetings of the Board of Directors. In the event of a disqualification of a director to vote at any meeting, then the required quorum is reduced by one for each director disqualified; but the number can never be less than 1/3 of all directors. The affirmative vote of a majority of the directors present at a duly held meeting at which there is a quorum present will be the act of the Board of Directors.	A majority of the total number of the whole Board of Directors will constitute a quorum at all meetings of the Board of Directors. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Stockholder Meetings

Special Meetings	Special meetings of the stockholders may be called by the president or the Board of Directors.	Special meetings of stockholders may be called by the chairman of the Board of Directors, a majority of the entire Board of Directors or upon receipt of a written request signed by stockholders owning at least 20% of the stock entitled to vote at the meeting.

Voting Rights	The holders of shares of common stock are entitled to one vote for each share, the holders of non-voting common stock are not entitled to vote, the holders of series B common stock are entitled to the number of votes for each share equal to the number of shares of common stock into which such share is convertible. The common stock and series B common stock vote together as a single class on all matters. There is no cumulative voting.	The holders of shares of common stock are entitled to vote on all matters and are entitled to one vote for each share. No preferred stock of CMGI is currently outstanding.

Record Date	The Board of Directors may fix in advance a record date for determining which stockholders are entitled to vote at any meeting. Such record date shall not be more than 60 nor less than 10 days before the date of the meeting. The list of stockholders entitled to vote at a meeting shall be prepared at least 10 days in advance of the meeting and is available for inspection prior to and at the meeting.	The Board of Directors may fix in advance a record date for determining which stockholders are entitled to vote at any meeting. The record date for determining stockholders entitled to vote shall be not more than 60 nor less than 10 days before the meeting.

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	Modus	CMGI
Action by Written Consent	Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which shares entitled to vote on such action were present and voted.	Stockholders may not effect any action by written consent.

Quorum Requirements	The holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum.	The holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. If two or more classes of stock are entitled to vote as separate classes, in the case of each such class, a quorum consists of a majority of all stock of that class entitled to vote.

Notice Requirements for Stockholder Proposals, including Director Nominations	Modus’ governing documents do not have a provision for stockholder nominations.	Any stockholder entitled to vote in an election of directors may bring a proposal to a meeting of stockholders and/or nominate one or more persons for election as director if written notice is provided at least 120 days in advance of the notice of annual meeting released to stockholders in connection with the previous year’s annual meeting or 30 days prior to the actual notice of meeting if the date of the annual meeting has changed substantially or an annual meeting was not held in the previous year.

Exculpation and Indemnification of Directors, Officers and Employees

Exculpation	Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director shall be personally liable to Modus or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

No director is personally liable to CMGI or its stockholders for monetary damages for breach of fiduciary duty except:

•      for a breach of the duty of loyalty;

•      for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

•      to the extent provided under Section 174 of the DGCL relating to prohibition of dividends or distributions or the repurchase or redemption of stock; or

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	Modus	CMGI
• for any transaction from which the director derives improper personal benefit.

Indemnification

In general, indemnification is provided to officers and directors to the fullest extent allowed under Section 145 of the DGCL or any other applicable law. Modus may indemnify its employees and other agents.

In general, indemnification is not required by Modus for proceedings initiated by an officer or director unless the proceeding was authorized by the Board of Directors.

CMGI will indemnify and hold harmless any director or officer from liability so long as such person acts in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of CMGI, and, with respect to any criminal action, which such person had no reasonable cause to believe was unlawful. No indemnification shall be made if such person has been adjudged to be liable for gross negligence or willful misconduct in the performance of a duty to CMGI unless a court determines that despite the adjudication of liability but in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. CMGI may enter into agreements with any person which provide for greater or different indemnification than provided in the certificate of incorporation and by-laws.

Other Rights

Purchase of Stockholder Shares

First Offer. Holders of Modus common stock (with the exception of series B common stock) who wish to transfer their common stock by way of a sale for cash must notify Modus within 30 days of the transfer and Modus shall have an irrevocable and exclusive option to purchase all of such holders shares proposed to be sold at the cash price proposed to be paid. Should (i) the transfer not occur within 180 days of the notice and at 95% or greater of the proposed price and (ii) such selling stockholder desires to sell the shares at a lower price, such selling stockholder must reoffer the shares to Modus at such lower price.

Tag Along Rights. Should any Modus stockholder or stockholders seek to transfer in a single transaction or a series of related transactions more the 50% of the aggregate number of outstanding shares of common stock (including shares issuable upon conversion or exercise of warrants), such stockholder(s) must notify Modus within 30 days of the closing of the proposed transfer and Modus shall notify each other stockholder

CMGI may not purchase any shares of its stock from any person who beneficially owns 5% or more of the voting stock of CMGI at a price exceeding the average closing price for the 20 trading business days prior to the date of purchase, unless a majority of stockholders, each of whom beneficially own less than 5% of CMGI stock, approve the transaction. These restrictions do not apply to:

•      an offer to purchase made on the same terms and conditions made to all holders of that class of stock;

•      any purchase from a 5% stockholder occurring more than two years after such stockholder’s last acquisition of CMGI stock;

•      any purchase of CMGI stock in accordance with any stock option or employee benefit plan; or

•      any purchase at prevailing market prices pursuant to a stock purchase program.

104

	Modus	CMGI

and warrantholder and each other stockholder and warrantholder shall have the right to require the selling stockholders to reduce the number of shares to be transferred by such selling stockholder and require the proposed purchaser to purchase from each other stockholder and warrantholder which seeks to exercise its right to sell the number of shares equal to the product obtained by multiplying (i) the number of shares proposed to be purchased and (ii) the fraction that is the product of dividing the electing stockholder’s or warrantholder’s shares by the total number of shares stock held by stockholders who wish to sell to the proposed purchaser.

Drag Along Rights. Should any Modus stockholder(s) or warrantholder(s) who collectively own at least 66 2/3% (or at least a majority, if the consideration to be provided in the transfer is cash or securities registered on the Nasdaq National Market or a national securities exchange, or a combination thereof) of the outstanding shares propose to sell or otherwise dispose of all of the shares owned by them in a single transaction or series of transactions, such disposing stockholders shall have the right to require each of the other stockholders and warrantholders to sell, upon the same terms and conditions, and at the same time and place, as such disposing stockholders propose to sell.

Amendments to Organizational Documents

Certificate of Incorporation	The certificate of incorporation cannot be amended in any manner that would effect the certificate of designation related to any outstanding series of preferred stock unless such amendment has received an affirmative vote of the holders of such affected series voting separately as a class.	For a majority of the articles of the certificate of incorporation, an affirmative vote of 75% of the holders of the outstanding shares of CMGI stock entitled to vote, voting together as a single class, is required.

Bylaws	Bylaws may be amended by the vote of a majority of directors present at any regular or special meeting at which a quorum is present or by a vote of a majority of shares entitled to vote at a regular or special meeting of stockholders.	CMGI’s bylaws may be amended only by the majority vote of the entire Board of Directors or by the affirmative vote of the holders of at least 75% of the outstanding shares of CMGI stock entitled to vote, voting together as a single class.

105

EXPERTS

The consolidated financial statements and schedule of CMGI, Inc. as of July 31, 2003 and 2002 and for each of the years in the three-year period ended July 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Modus as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the CMGI common stock offered by this proxy statement/prospectus will be passed upon for CMGI by its counsel, Latham & Watkins LLP. Legal matters pertaining to federal income tax consequences of the merger will be passed upon for CMGI by Latham & Watkins LLP and for Modus by Wilmer Cutler Pickering Hale and Dorr LLP.

106

WHERE YOU CAN FIND MORE INFORMATION

CMGI files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by CMGI at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of CMGI are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

CMGI has filed a registration statement on Form S-4 to register with the SEC the CMGI common stock to be issued to Modus stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of CMGI, in addition to being a proxy statement of Modus for the Modus special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CMGI common stock. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows CMGI to “incorporate by reference” information into this proxy statement/prospectus. This means that CMGI can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superceded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that CMGI has previously filed with the SEC. They contain important information about CMGI and its financial condition. The following documents, which were filed by CMGI with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	annual report of CMGI on Form 10-K for the fiscal year ended July 31, 2003, filed with the SEC on October 20, 2003;

•	quarterly reports of CMGI on Form 10-Q for the fiscal quarters ended September 30, 2003 (filed with the SEC on December 12, 2003), January 31, 2004 (filed with the SEC on March 15, 2004) and April 30, 2004 (filed with the SEC on June 11, 2004);

•	current reports of CMGI on Form 8-K filed with the SEC on September 30, 2003, December 8, 2003, March 8, 2004, March 24, 2004 and June 10, 2004; and

•	the description of CMGI’s common stock contained in its registration statement on Form 8-A filed with the SEC on January 11, 1994, and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, CMGI incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the dates of the Modus special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus through CMGI or from the SEC through the SEC’s Internet Web site at the address described above. Documents incorporated by reference are available from CMGI without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit to this proxy statement/prospectus.

Modus stockholders may request a copy of information incorporated by reference into this proxy statement/prospectus by contacting the investor relations department of CMGI at:

CMGI, Inc.

425 Medford Street

Charlestown, Massachusetts 02129

(617) 886-4500

Attention: Investor Relations

107

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Modus Media, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Modus Media, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company has restated its consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001.

Boston, Massachusetts

June 4, 2004

MODUS MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002 (Restated)
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$43,186	$37,957
Accounts receivable, less allowance for doubtful accounts of $1,746 in 2003 and $2,592 in 2002	104,573	97,495
Inventories	30,035	28,703
Prepaid expenses and other current assets	8,564	12,138

Total current assets	186,358	176,293
Property, plant and equipment, net	34,153	34,741
Deferred tax assets	4,180	3,603
Goodwill	7,482	7,482
Other noncurrent assets	14,285	8,151
Note receivable from related party (Note 4)	1,543	2,440

Total assets	$248,001	$232,710

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,216	$1,132
Accounts payable	107,539	104,150
Accrued liabilities	35,031	38,614
Accrued management fee due to related party (Note 4)	375	2,266

Total current liabilities	144,161	146,162
Long-term debt, net of current portion	93,512	79,355
Deferred tax liabilities	3,082	1,664
Other noncurrent liabilities	2,089	727

Total liabilities	242,844	227,908

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.01 par value, liquidation value of $1,000 per share; 120,000 shares authorized in 2003 and 2002; zero shares issued and outstanding in 2003 and 2002	—	—
Common stock, $0.01 par value; 115,850,000 shares authorized in 2003 and 2002; 29,527,997 and 27,347,398 shares issued and outstanding in 2003 and 2002, respectively	295	273
Additional paid-in capital	33,291	30,632
Note receivable from stockholder	(1,310)	—
Deferred stock compensation	(169)	(457)
Accumulated deficit	(18,735)	(11,856)
Other comprehensive loss	(8,215)	(13,790)

Total stockholders’ equity	5,157	4,802

Total liabilities and stockholders’ equity	$248,001	$232,710

The accompanying notes are an integral part of these consolidated financial statements.

MODUS MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002 (Restated)	2001 (Restated)
	(in thousands)
Revenue	$543,351	$595,703	$641,529
Cost of revenue	431,679	473,841	541,593

Gross profit	111,672	121,862	99,936
Selling, general and administrative expenses	85,153	97,669	116,429
Management fee expense to related party (Note 4)	1,500	1,500	1,500
Restructuring charges	6,084	2,911	8,000
Stock-based compensation expense (income)	971	(551)	(1,534)

Operating income (loss)	17,964	20,333	(24,459)
Other expense (income):
Interest expense	17,465	16,992	11,913
Equity in (earnings) loss of unconsolidated affiliates	(64)	(404)	419
Foreign exchange losses (gains)	4,172	1,294	(717)
Other expense, net	314	1,423	353

Income (loss) before income taxes	(3,923)	1,028	(36,427)
Provision (benefit) for income taxes	2,956	(1,359)	1,872

Net income (loss)	$(6,879)	$2,387	$(38,299)

The accompanying notes are an integral part of these consolidated financial statements.

MODUS MEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

	Common stock		Additional paid-in capital	Note receivable from stockholder	Deferred stock compensation	Retained earnings (accumulated deficit)	Other comprehensive income (loss)
	Number of shares	$0.01 par value						Total	Comprehensive income (loss)
Balance, December 31, 2000	26,181,993	$262	$31,499	$—	$(3,597)	$24,056	$(13,211)	$39,009
Comprehensive loss:
Net loss (restated)						(38,299)		(38,299)	$(38,299)
Translation adjustment							(5,404)	(5,404)	(5,404)

Total comprehensive loss									$(43,703)

Issuance of common stock under stock option plans	59,158	1	35					36
Purchase and retirement of common stock	(50,000)	(1)	(60)					(61)
Stock-based compensation (income)					(1,534)			(1,534)
Forfeiture of options pertaining to deferred stock compensation			(4,073)		4,073			—

Balance, December 31, 2001	26,191,151	262	27,401	—	(1,058)	(14,243)	(18,615)	(6,253)
Comprehensive income:
Net income (restated)						2,387		2,387	$2,387
Translation adjustment							4,825	4,825	4,825

Total comprehensive income									$7,212

Issuance of common stock under stock option plans	99,492	1	32					33
Warrants issued in connection with debt financing			3,625					3,625
Common stock issued in connection with debt financing	830,245	8	726					734
Issuance of common stock upon exercise of warrants	239,362	2						2
Shares canceled upon settlement with former employee	(12,852)	—						—
Stock-based compensation (income)					(551)			(551)
Forfeiture of options pertaining to deferred stock compensation			(1,152)		1,152			—

Balance, December 31, 2002	27,347,398	273	30,632	—	(457)	(11,856)	(13,790)	4,802
Comprehensive income (loss):
Net loss						(6,879)		(6,879)	$(6,879)
Translation adjustment							5,575	5,575	5,575

Total comprehensive loss									$(1,304)

Issuance of common stock under stock option plans	275,976	3	91					94
Issuance of common stock in exchange for cash and note receivable	3,060,000	31	3,029	(1,250)				1,810
Shares received and cancelled upon settlement of notes receivable with former employees	(1,155,377)	(12)	(1,144)					(1,156)
Interest on note receivable from stockholder				(60)				(60)
Stock-based compensation (income)			1,456		(485)			971
Forfeiture of options pertaining to deferred stock compensation			(773)		773			—

Balance, December 31, 2003	29,527,997	$295	$33,291	$(1,310)	$(169)	$(18,735)	$(8,215)	$5,157

The accompanying notes are an integral part of these consolidated financial statements.

MODUS MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002 (Restated)	2001 (Restated)
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(6,879)	$2,387	$(38,299)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,541	12,175	15,664
Stock-based compensation (income)	971	(551)	(1,534)
Deferred income taxes	(25)	(3,409)	443
Equity in (earnings) losses of unconsolidated affiliates	(64)	(404)	419
Amortization of debt issuance costs	2,897	348	2,227
Amortization of debt discount costs	902	447	—
Non-cash restructuring	277	—	994
Non-cash interest expense accrued on long-term debt	4,353	2,548	—
Charges in connection with warrants issued	—	354	—
(Gain) loss on disposal of fixed assets	(120)	698	—
Changes in assets and liabilities:
Accounts receivable, net	(1,069)	16,049	47,066
Inventories	745	7,549	49,535
Prepaid expenses and other current assets	2,735	5,101	(1,935)
Accounts payable	2,405	(13,321)	(53,144)
Accrued liabilities	(7,617)	1,146	(14,442)
Accrued management fee to related party (Note 4)	(1,891)	1,516	375
Other assets and liabilities, net	(1,402)	3,382	(2,669)

Net cash provided by operating activities	5,759	36,015	4,700

Cash flows from investing activities:
Purchase of property and equipment	(5,508)	(4,018)	(7,721)
Issuance of note receivable to related party (Note 4)	—	—	(2,000)
Proceeds from payment of note receivable from related party (Note 4)	1,000	—	—

Net cash used in investing activities	(4,508)	(4,018)	(9,721)

Cash flows from financing activities:
Borrowings on long-term debt	10,406	360	33,692
Repayments on long-term debt and capital lease obligations	(1,235)	(34,187)	(1,340)
Issuance costs on long-term debt refinancing	(5,646)	(3,130)	—
Proceeds from issuance of common stock	1,904	35	36
Purchase and retirement of common stock	—	—	(61)
Increase (decrease) in book overdrafts (included in accounts payable)	(5,875)	(3,781)	8,670

Net cash (used in) provided by financing activities	(446)	(40,703)	40,997

Effect of exchange rate changes on cash and cash equivalents	4,424	(4,880)	(2,766)

Increase (decrease) in cash and cash equivalents	5,229	(13,586)	33,210
Cash and cash equivalents, beginning of year	37,957	51,543	18,333

Cash and cash equivalents, end of year	$43,186	$37,957	$51,543

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,904	$13,380	$9,520
Cash paid for income taxes	2,222	4,634	6,302
Non-cash investing and financing activities:
Series B common stock issued in connection with debt financing	$—	$734	$—
Warrants to purchase common stock issued in connection with debt financing	—	3,273	—
Issuance of Series A and Series B Notes to pay down the Line of Credit at the June 2002 Refinancing	—	65,000	—
Exchange of Old Promissory Notes for New Promissory Notes	—	12,700	—
Issuance of shares in exchange for note receivable from stockholder	1,250	—	—
Shares cancelled upon settlement with former employees	1,156	—	—

The accompanying notes are an integral part of these consolidated financial statements.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2003, 2002 and 2001

1.	Nature of Business

Modus Media, Inc. (the “Company” or “Modus”) is a global outsource provider of supply chain management services to the technology and broadband industries. The Company offers a full range of services including demand planning, product assembly and fulfillment, after sales services, customer support services and financial management services. The principal North American operations are located in Utah, Texas, North Carolina, Tennessee and Guadalajara, Mexico. The principal European subsidiaries include operations in Ireland, the United Kingdom, the Netherlands, Hungary and France. The principal Asian subsidiaries include operations in Singapore, Taiwan, China and Malaysia. In addition, the Company holds minority interests in joint ventures in Korea and Japan.

On March 23, 2004, the Company entered into a merger agreement (stock for stock) with CMGI, at a preliminary aggregate purchase price of $157.5 million, subject to reduction if Modus’ net indebtedness at closing exceeds a targeted amount. The exchange ratio for the merger is variable based on the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing (but not less than $2.028 or greater than $2.478 per share) and the total number of shares of Modus common stock deemed outstanding immediately prior to closing (including shares issuable upon exercise of in-the-money options and warrants to purchase Modus common stock). The exchange ratio will not be greater than 2.231789 or less than 1.826501 (assuming no adjustment to the aggregate purchase price based upon the net indebtedness of Modus at the time of the closing. CMGI has agreed to repay the outstanding senior debt of Modus of approximately $95 million at March 31, 2004 upon closing plus early debt termination fees of approximately $1.2 million. The merger is subject to various closing conditions including stockholder and regulatory approval and compliance with various representations and warranties contained in the merger agreement.

2.	Summary of Significant Accounting Policies

The financial information as of December 31, 2002 and for the years ended December 31, 2002 and 2001 has been restated to correct certain errors in the previously issued financial statements. The nature of the errors and the impact on the previously issued financial statements are disclosed in Note 3.

The following is a summary of significant accounting policies followed in the preparation of these financial statements.

Basis of Presentation and Consolidation

The accompanying financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and investments purchased with original or remaining maturity dates of three months or less.

Significant Customers and Concentration of Credit Risk

For the year ended December 31, 2003, no customer accounted for greater than 10% of total revenue. For the year ended December 31, 2002, three customers accounted for approximately 14%, 13% and 13% of total revenue. For the year ended December 31, 2001, two customers accounted for approximately 16% and 13% of total revenue.

Financial instruments that subject the Company to concentration of credit risk consist primarily of trade receivables with customers in the technology industry. The large number of customers comprising the Company’s customer base and their geographic dispersion mitigates this credit risk. To reduce credit risk, the Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for potentially uncollectible accounts.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories include material, labor and overhead and are valued at the lower of cost or market. Materials include, but are not limited to, compact discs, instruction manuals, packaging materials and computer peripherals such as keyboards and mice. Substantially all of the Company’s inventories are valued using the first-in, first-out method. The cost of the remaining inventories is determined using a specific-identification method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and its estimated net realizable value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Such adjustments are considered permanent adjustments to the cost basis of the inventory.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over estimated useful lives of 33 years for buildings and 2 to 10 years for machinery and equipment. Leasehold improvements are amortized using the straight-line method over the remaining lease terms or estimated useful lives, whichever is shorter.

Maintenance and repair costs are charged to operating expenses as incurred. When properties are retired or otherwise disposed of, the asset cost and accumulated depreciation are eliminated and the resulting gain or loss, if any, is included in the consolidated statement of operations.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount that is more likely than not realizable.

United States federal income taxes are not provided on the unremitted accumulated earnings of foreign subsidiaries, as such earnings are considered to be permanently reinvested. In addition, the Company’s debt arrangements restrict remittance on future earnings of the foreign subsidiaries.

Foreign Currency Translation

The financial statements and transactions of the Company’s foreign subsidiaries are maintained in their local currency and translated into United States dollars for purposes of consolidation. Assets and liabilities of the Company’s international subsidiaries are translated into United States dollars at current exchange rates. Income and expense items are translated at average exchange rates prevailing during the year.

Cumulative gains and losses arising from the translation of the Company’s international subsidiaries’ financial statements are accounted for in stockholders’ equity. Losses from foreign currency transactions of $4.2 million and $1.3 million for 2003 and 2002, respectively, and gains from foreign currency transactions of $0.7 million for 2001 were recorded in other expenses (income) in the consolidated statement of operations.

Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedging accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of operations, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company uses derivative

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

instruments to manage exposures to foreign currencies. The Company’s objective for utilizing derivatives is to manage these risks using the most effective methods to eliminate or reduce the impacts of these exposures. Consistent with the provisions of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value and adjustments to the fair value of derivatives that do not qualify for hedge accounting must be recognized currently in earnings when they occur.

Revenue Recognition

The Company derives its revenue primarily from providing a variety of fulfillment and supply chain management services to the technology and broadband industries. The Company offers a full range of outsourced supply chain management services including procurement, management of inventory and materials, production, fulfillment, warehousing and storage, e-commerce and end-user order management services. Fees for these services are based, as applicable, on processing steps performed per unit, on transactions processed, or on a term of service delivery. These services are set forth in written arrangements entered into between the Company and the customer. These arrangements do not contain any up front fees or require minimum service level requirements.

Revenue is recognized for these services in accordance with all applicable revenue recognition criteria, including the provisions of SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Revenue is recognized when services are rendered, as applicable, based on achieving service milestones or over the service period.

The Company applies the provisions of Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The Company’s application of EITF 99-19 includes evaluation of the terms of each major customer contract relative to a number of criteria that management considers in making its determination with respect to gross versus net reporting of revenue for transactions with its customers. Management’s criteria for making these judgments place particular emphasis on determining the primary obligor in a transaction and who bears general inventory risk. The Company does not take title to its customers’ proprietary technology, although the Company often does purchase or produce the media for delivery of that technology product. EITF 99-19 impacts only the Company’s revenue and cost of revenue and has no other impact on the Company’s consolidated financial statements.

The Company applies the provisions of EITF 00-10, Accounting for Shipping and Handling Fees and Costs, which requires that reimbursements for shipping and handling costs be recorded in revenue on a gross basis.

Impairment of Long-Lived Assets

Through December 31, 2001, the Company recorded impairment charges as a result of management’s ongoing business review and impairment analysis performed under its policy regarding impairment, utilizing the guidance in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Where impairment indicators were identified, management evaluated whether the projected undiscounted cash flows were sufficient to cover the particular long-lived asset being reviewed. If the undiscounted cash flows were insufficient, management then determined the amount of the impairment charge by comparing the carrying value of long-lived assets to their fair value. On January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, the Company tests certain long-lived assets or group of assets for recoverability whenever events or changes in circumstances indicate that the Company may not be able to recover the assets carrying amount. SFAS No. 144 defines impairment as the condition that exists when the carrying amount of a long-lived asset or group of assets exceeds its fair value. When events or changes in circumstances dictate an impairment review of a long-lived asset or group, the Company evaluates

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recoverability by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to cover the carrying value, the Company measures any impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value.

Goodwill

On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which revised the standards of accounting for goodwill and indefinite-lived intangible assets by replacing the regular amortization of these assets with the requirement that they are reviewed annually for possible impairment, or more frequently if impairment indicators arise. The Company has elected to make September 30 the annual impairment assessment date for all reporting units, and will perform additional impairment tests when triggering events occur. The Company has three reporting units: Americas, Europe and Asia. The Company performed the annual impairment assessments for all reporting units as of September 30, 2003 and 2002. The assessments resulted in no goodwill impairment at December 31, 2003 and 2002. During and prior to 2001, goodwill was amortized on a straight-line basis over a ten-year period. Amortization expense for the year ended December 31, 2001 was $0.9 million. In accordance with the guidance of SFAS No. 142, goodwill associated with acquisitions was not amortized during 2002 and 2003. Had goodwill been amortized in the years ended December 31, 2003 and 2002, the Company’s pro forma net income (loss) would have been ($7.8) million and $1.5 million, respectively. Goodwill was $7.5 million at December 31, 2003 and 2002.

Debt Issuance Costs

The Company has capitalized costs associated with the issuance of multiple promissory notes (Note 9) in other non-current assets. These costs are being amortized through interest expense over the life of the related debt.

Debt Discount Costs

The Company has capitalized the costs of equity instruments issued to its lenders in connection with entering its various debt arrangements (Note 9) and recorded them as a reduction to the carrying value of the related debt in the consolidated balance sheet. The net carrying value of the debt is then accreted upward to its expected maturity value over the life of the related debt arrangement through interest expense on the consolidated statement of operations.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying value due to the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is based on the current rates offered to the Company for debt instruments of similar risks and maturities and approximates its carrying value.

Book Overdrafts

The Company maintains bank accounts at various institutions. Although it is the Company’s practice to transfer money amongst these accounts on a daily basis, legal right of offset does not exist between these institutions. At December 31, 2002, outstanding checks written at one financial institution exceeded cash on hand by $5.9 million. This book overdraft is included in accounts payable. No such book overdraft existed at December 31, 2003.

Restructuring Expenses

For restructuring plans implemented prior to December 31, 2002, the Company assessed the need to record restructuring charges in accordance with EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The Company also applies SAB No. 100, Restructuring and Impairment Charges. In accordance with this guidance, management must execute an exit plan that will result in the incurrence of

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

costs that have no future economic benefit. Also under the terms of EITF 94-3, a liability for the restructuring charges is recognized in the period management approves the restructuring plan. The Company records liabilities that primarily include the estimated severance and other costs related to employee benefits and certain estimated costs to exit equipment and facility lease obligations, and other service contracts. These estimates are based on the remaining amounts due under various contractual agreements, adjusted for any anticipated contract cancellation penalty fees or any anticipated or unanticipated event or changes in circumstances that would reduce these obligations. The settlement of these liabilities could differ materially from recorded amounts. In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3. The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activity. The provisions of SFAS 146 have been applied by the Company to exit or disposal activities that were initiated after December 31, 2002.

Accounting for Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense for fixed employee stock option grants is recorded only to the extent that the fair market value of the Company’s common stock exceeds the option exercise price on the date of grant. The Company follows the provisions of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS 123, for all stock-based awards (Note 13).

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Net income (loss):
As reported (restated)	$(6,879)	$2,387	$(38,299)
Add back:
Stock-based compensation expense (income) included in reported net income (loss)	971	(551)	(1,534)
Deduct:
Stock-based compensation expense under the fair value based method for all awards	(414)	(1,237)	(2,253)

Pro forma net income (loss)	$(6,322)	$599	$(42,086)

The fair value of each stock option is estimated at the date of grant using the Black-Scholes option-pricing model. The estimated weighted average fair value of stock options granted to employees was approximately $0.27, $0.15, and $0.25 per share during the years ended December 31, 2003, 2002, and 2001, respectively. The following table summarizes the assumptions used in the Black Scholes option-pricing model:

	Year ended December 31,
	2003	2002	2001
Expected life	5 years	5 years	5 years
Expected volatility	0%	0%	0%
Dividend yield	0%	0%	0%
Weighted average risk-free interest rate	3.2%	2.9%	4.5%

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 addresses the consolidation of variable interest entities, including entities commonly referred to as special purpose entities. The Company was required to apply FIN 46 to all new variable interest entities created or acquired after January 31, 2003. In December 2003, the FASB revised certain portions of FIN 46 (“FIN 46-R”). For all entities created on or before December 31, 2003, the Company is not required to adopt FIN 46, but will be required to adopt FIN 46-R as of January 1, 2005. The Company is in the process of evaluating whether its investments (Note 7) are considered variable interest entities and would therefore be consolidated as of January 1, 2005. For entities created after December 31, 2003, the Company will apply the provisions of FIN 46-R as of the date they first become involved with the respective entities.

In November 2002, the EITF reached a consensus on EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue 00-21 provides guidance on how to determine when an arrangement that involves multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes, and if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. The guidance in the consensus is effective for revenue arrangements entered into on or after January 1, 2004. The adoption of EITF Issue 00-21 is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, with certain provisions effective prior to this date. The adoption of this Statement did not have a material impact on the Company’s consolidated financial position or results of operations.

In May 2003, the FASB issued Statement on Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective for the Company during the third quarter of 2003. The adoption of SFAS 150 did not have a material impact on the Company’s consolidated financial position or results of operations.

In December 2003, the FASB issued SFAS No. 132(R), a revision to SFAS No. 132, Employers’ Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132(R) is effective for financial statements with fiscal years ending after December 15, 2003 with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for fiscal years ending after June 15, 2004. The

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

adoption of SFAS No. 132(R) did not have a material impact on the Company’s consolidated financial position or results of operations.

Reclassifications

Certain reclassifications have been made to prior-period amounts to conform with the current-year presentation. Such reclassifications had no impact on reported net income (loss).

3.	Restatement

The Company’s previously issued consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001 have been restated to correct the following errors: (1) For the year ended December 31, 2001, the Company netted $35.1 million of customer reimbursements for shipping and handling against the related costs in cost of revenue; such reimbursements should be classified in revenue; (2) The Company overstated its provision for income taxes by $7.7 million during the year ended December 31, 2002, overstated its benefit for income taxes by $11.5 million during the year ended December 31, 2001 and overstated its deferred tax assets by $7.7 million as of December 31, 2001; and (3) The Company recorded $5.9 million and $9.7 million of book overdrafts as a reduction of cash as of December 31, 2002 and 2001; such amounts in excess of funds on deposit should be classified as a liability.

The tables below summarize the restatements to the consolidated balance sheet and the consolidated statements of operations and of cash flows for the years ended December 31, 2002 and 2001. The notes to the consolidated financial statements have been adjusted to reflect the changes where appropriate.

Consolidated Balance Sheet

	12/31/02		12/31/02
	As reported	Adjustment	Restated
Cash	$32,082	$5,875	$37,957
Current assets	170,418	5,875	176,293
Total assets	226,835	5,875	232,710
Accounts Payable	98,275	5,875	104,150
Current liabilities	140,287	5,875	146,162
Total liabilities	222,033	5,875	227,908

Consolidated Statement of Operations

	12/31/02		12/31/02
	As reported	Adjustment	Restated
Provision (benefit) for income taxes	$6,371	$(7,730)	$(1,359)
Net income (loss)	(5,343)	7,730	2,387

Consolidated Statement of Operations

	12/31/01		12/31/01
	As reported	Adjustment	Restated
Revenue	$606,389	$35,140	$641,529
Cost of revenue	506,543	35,140	541,593
Provision (benefit) for income taxes	(9,605)	11,477	1,872
Net loss	(26,822)	(11,477)	(38,299)

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Statement of Cash Flows

	12/31/03		12/31/03
	As reported	Adjustment	(Restated)
Decrease in book overdrafts	$—	$(5,875)	$(5,875)
Net cash (used in) provided by financing activities	5,429	(5,875)	(446)
Increase (decrease) in cash and cash equivalents	11,104	(5,875)	5,229

Consolidated Statement of Cash Flows

	12/31/02		12/31/02
	As reported	Adjustment	(Restated)
Deferred income taxes	$4,321	$(7,730)	$(3,409)
Decrease in book overdrafts	—	(3,781)	(3,781)
Net cash used in financing activities	(36,922)	(3,781)	(40,703)
Increase (decrease) in cash and cash equivalents	(9,805)	(3,781)	(13,586)

Consolidated Statement of Cash Flows

	12/31/01		12/31/01
	As reported	Adjustment	(Restated)
Deferred income taxes	$(11,034)	$11,477	$443
Increase in book overdrafts	—	8,670	8,670
Net cash used in financing activities	32,327	8,670	40,997
Increase (decrease) in cash and cash equivalents	24,540	8,670	33,210

4.	Related Party Transactions

Loans to Officers

The Company has extended loans to certain officers, directors and former officers of the Company. The loans, which totaled $1.6 million and $1.2 million as of December 31, 2003 and 2002, respectively, bear interest at 5% and mature at the earlier of (1) a defined maturity date between 2008 and 2011 or, in one case, when employment with the Company ceases, or (2) a liquidity event, such as a sale or other change in control of the Company. Interest on the loans is due at maturity. During the year ended December 31, 2003, loans of $1.2 million were settled with former employees in exchange for 1.2 million shares of common stock.

In January 2003, a loan of $1.3 million was issued to an officer of the Company to purchase 1,250,000 shares of the Company’s common stock; the loan is collateralized by 2,500,000 shares of the Company’s common stock and otherwise is nonrecourse. As of December 31, 2003, this loan and related accrued interest receivable of $1.3 million is classified as note receivable from stockholder in the accompanying consolidated balance sheet. Because this loan was issued to purchase shares of the Company’s common stock and the interest is prepayable, this loan is accounted for as a variable stock option and is marked-to-

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

market each reporting date. At December 31, 2003, the Company recorded stock-based compensation expense of $1.2 million in connection with this mark-to-market calculation. In July 2003, a loan of $0.3 million was issued to a former officer and current director of the Company. This loan is collateralized by 350,000 shares of the Company’s common stock. This loan and related accrued interest receivable is classified in other long-term assets in the accompanying consolidated balance sheet.

Transactions with Other Related Parties

Effective December 15, 1997, the Company entered into a management agreement with a current significant stockholder with representation on the Company’s Board of Directors that requires the stockholder to provide managerial, financial and transactional advice and services to the Company. For each of the years ended December 31, 2003, 2002 and 2001, the management fee for this agreement was $1.5 million and is included in the Company’s selling, general and administrative expenses. Unpaid management fees totaled $0.4 million and $2.3 million as of December 31, 2003 and 2002, respectively.

In January 2001, Open Channel Solutions (“OCS”), (Note 7) borrowed $2.0 million from the Company in exchange for a three-year, 11.5% note. In March 2003, OCS paid the Company $1.0 million and entered into a new note for the remaining $1.5 million balance with a term of three years and bearing interest at a rate of 9.25% payable quarterly in arrears. The Company periodically reviews this note for impairment and determined that no such impairment was required at December 31, 2003 and 2002. At December 31, 2003, the amount of accrued and unpaid interest was $0.1 million.

As of December 31, 2003, one of the note holders from the June 2002 Financing (Note 9) is a Director of the Company. This note holder has an 8.3% interest in the Series B shares of common stock, the June 2002 Warrants, the Future Warrants and the Series B Notes, a 6.9% interest in the Series A Notes and a less than 1% interest in the Company’s common shares.

In addition, the fund manager of another note holder from the June 2002 Financing is a Director of the Company. This note holder has a 22.2% interest in the Series B shares of common stock, the June 2002 Warrants, the Future Warrants, and the Series B Notes and a 35.2% interest in the Series A Notes. A related party to this note holder has a 36.7% interest in the Company’s common shares, and also has two directors on the Company’s Board of Directors.

During 2003, certain key members of management purchased 560,000 shares of the Company’s common stock for $560,000 under the 1997 Stock Incentive Plan (Note 13).

5.	Inventories

The components of inventories were as follows (in thousands):

	December 31,
	2003	2002
Raw materials	$26,767	$24,206
Work-in-process	879	856
Finished goods and completed components	2,389	3,641

	$30,035	$28,703

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,
	2003	2002
Leasehold improvements	$8,741	$10,182
Buildings (including assets under capital lease of $2,532 in 2003 and 2002)	25,444	21,735
Machinery and equipment (including assets under capital lease of $1,876 in 2003 and 2002)	99,789	119,267

	133,974	151,184
Less: accumulated depreciation and amortization	99,821	116,443

Property, plant and equipment, net	$34,153	$34,741

Depreciation and amortization expense for the years ended December 31, 2003, 2002 and 2001 was $9.5 million, $12.2 million and $14.8 million, respectively.

7.	Investments

Joint Ventures

The Company has investments in two joint ventures in Japan and Korea. These affiliates provide a full-range of integrated services to their customers, consisting of software manufacturing, hardware assembly, on-demand manufacturing and end user order management services. The carrying value of the Company’s 40% investment in the Japan joint venture was $2.9 million and $2.5 million as of December 31, 2003 and 2002, respectively; this investment is accounted for under the equity method. The carrying value of the Company’s 20% investment in the Korea joint venture was $0.9 million as of December 31, 2003 and 2002; this investment is accounted for under the cost method since the Company does not have significant influence on the joint venture. The Company believes it does not have significant influence due to a number of factors, including that the Company does not hold any position on the Korean joint venture’s board of directors. These investments are included in other noncurrent assets on the accompanying consolidated balance sheets. The Company’s equity in earnings from the Japan joint venture is included in other expense (income) in the accompanying consolidated statement of operations and totaled $0.5 million, $0.5 million and $1.3 million in other income, for the years ended December 31, 2003, 2002 and 2001, respectively.

Open Channel Solutions

The Company has approximately a 20% investment in Open Channel Solutions (“OCS”). The investment is accounted for under the equity method. OCS provides electronic software license management and distribution support to high-technology companies. The carrying value of the investment in OCS was $1.9 million and $2.3 million as of December 31, 2003 and 2002, respectively. This investment is included in other noncurrent assets on the accompanying consolidated balance sheets. The Company’s equity in earnings from this affiliate is included in other expense (income) in the accompanying consolidated statement of operations and totaled $0.4 million, $0.1 million and $1.7 million in other expense for the years ended December 31, 2003, 2002 and 2001, respectively.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2003	2002
Compensation and other benefits	$14,093	$16,073
Taxes	4,454	6,130
Professional/ consulting fees	5,551	3,977
Restructuring reserve	1,913	3,338
Interest	2,360	1,506
Occupancy	1,135	690
Other	5,525	6,900

	$35,031	$38,614

9.	Debt

The Company’s debt was as follows (in thousands):

	December 31,
	2003	2002
Revolving line of credit	$10,406	$—
Series A notes due in 2006 at an interest rate of 14%	30,000	30,000
Series B notes due in 2006 at interest rates of 17%–19% (net of debt discount of $2,708 and $3,610 at December 31, 2003 and 2002, respectively)	35,326	32,295
Deferred Compensation Note due in 2003 at an interest rate of 14%	—	185
Promissory note due in 2007 at an interest rate of 15%	15,930	13,706
Debt assumed in business acquisition due in 2005 at an interest rate of 7.0%	246	809
Debt assumed in business acquisition due in 2008 at an interest rate of 5.84%	293	358
Mortgage payable due in 2004 at an interest rate of 5.36%	888	1,483
Capital leases payable in varying amounts through 2008 at a weighted average interest rate of 7.32% at December 31, 2003 and 2002	1,639	1,651

	94,728	80,487
Less: current portion	1,216	1,132

Long-term portion	$93,512	$79,355

On January 9, 2003, the Company entered into a new line of credit comprised of a domestic credit facility with a $40.0 million revolving credit line subject to a borrowing base, which is calculated based on eligible receivables, inventories and fixed assets (the “New Line of Credit”) with a three-year term. The New Line of Credit contains certain covenants, of which the most restrictive relates to fixed charge coverage. The New Line of Credit is collateralized by substantially all of the Company’s assets, including shares of its subsidiaries. Borrowings under the agreement bear interest on either the Prime Rate + 2% or LIBOR + 3% (4%-6% at December 31, 2003).

As part of the January 2003 financing which established the New Line of Credit, the Company also extended to December 31, 2006 the maturity of multiple promissory note agreements (“Notes”) with investors in the principal amount of $65.0 million, which were initially issued in June 2002. There were no other changes or modifications to the terms of the Notes.

On June 26, 2002, the Company entered into a Forbearance, Fifteenth Amendment and Waiver Agreement (the “June 2002 Financing”) that extended the maturity of the existing Line of Credit to April 30, 2003 and

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provided for a further extension to June 30, 2003 provided that no default or event of default existed and upon payment of certain extension fees. The June 2002 Financing replaced the Company’s previous credit facility, which had been entered into on December 15, 1997 with a group of banks for a revolving line of credit (the “Line of Credit”) of $130.0 million, expiring on December 17, 2001. The outstanding borrowings under the line of credit at December 31, 2002 and 2003 were none and $10.4 million, respectively.

On March 8, 2002, the Company entered into a Forbearance, Fourteenth Amendment and Waiver Agreement with the banks, which extended the maturity of the Line of Credit to June 28, 2002. In connection with this agreement, the Company granted warrants to purchase 855,845 shares of the Company’s common stock (the “April 2002 Warrants”). The April 2002 Warrants had an exercise price of $0.01 and vested immediately. Due to an additional financing arrangement that was entered into prior to June 28, 2002, two thirds of the April 2002 Warrants (including any exercised warrants) were cancelled. The remaining April 2002 Warrants to purchase 285,282 shares were valued at $354,000 and immediately recorded to additional paid-in capital and interest expense. The fair value of each warrant was calculated using the Black-Scholes option-pricing model with the following assumptions: 100% volatility, term of two years, risk-free interest rate of 3.54% and a dividend yield of 0%.

The financial covenants relating to the June 2002 Financing required the Company to attain specified monthly minimum consolidated EBITDA levels for each rolling three-month period through the end of the extension periods and to limit capital expenditures to $5.0 million. The Company had additional reporting requirements to lenders. Borrowings under the agreement bore interest at rates based on either the Prime Rate + 2% or LIBOR + 3%. The Company had the option to select which method will be utilized when calculating interest on the June 2002 Financing. The applicable interest rate at December 31, 2003 was 6.00%. In addition, Modus pays a fee on the unused portion of the Line of Credit at a rate of 0.5% a year. As of December 31, 2003 and 2002, the available borrowing base was $25.3 million and $24.5 million, respectively.

As part of the June 2002 Financing, the Company entered into multiple promissory note agreements (“Series A and B Notes”) with investors in the principal amount of $65.0 million which was used to pay down the Line of Credit. Approximately $30.0 million are classified as Series A Notes and $35.0 million are classified as Series B Notes. The interest rate on Series A Notes is 14% per year payable quarterly in cash in arrears, and the interest rate on Series B Notes is 17% per year. Of the interest on Series B Notes, 12% is payable quarterly in cash in arrears and the remaining 5% is deferred and is payable upon maturity.

In connection with the June 2002 Financing, the Company issued to holders of the Series B Notes (1) 830,245 shares of Series B common stock; (2) warrants to purchase 830,245 shares of common stock (the “June 2002 Warrants”); (3) incremental notes payable totaling $1.7 million at the maturity date (the “Deferred Compensation Notes”); and (4) an annual option to receive either (a) additional warrants to purchase 830,245 shares of the Company’s common stock (the “Future Warrants”) or (b) an additional 2% of accruable interest on the principal of the Series B Notes, with total interest on the Series B Notes not to exceed 21%. In June 2003, on the first annual option, one holder of the Series B Notes opted to receive Future Warrants to purchase 281,409 shares of the Company’s common stock and three holders of the Series B Notes opted to increase their accruable interest on the principal of the Series B Notes by 2%. The Company recorded no additional charge to additional paid-in capital in the accompanying consolidated balance sheet for the Future Warrants issued as they had already been accounted for in June 2002.

At issuance, the Company calculated the fair value of the Series B common stock as $830,000; the fair value of the June 2002 Warrants as $739,000; and the current fair value of the Future Warrants as $3,026,000. These fair values were proportionally allocated to the related Series B Notes (resulting in an aggregate debt discount of $4,062,000) and were recorded as a discount to the notes payable. The discount is amortized to interest expense through the maturity date of the Series B Notes. The fair value of each warrant was

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

calculated using the Black-Scholes option-pricing model with the following assumptions: 100% volatility, term of ten years, risk-free interest rate of 4.84% and a dividend yield of 0%.

The Deferred Compensation Notes shall mature on the earlier of the closing of a pre-defined subsequent financing or July 1, 2003. Interest on the Deferred Compensation Notes was payable quarterly on the principal balance at a rate of 14% per year. The Deferred Compensation Notes were being accreted on the balance sheet using the interest method with a quarterly charge to interest expense. In January 2003, the Company repaid the Deferred Compensation Notes at their maturity value of $1.7 million. As this repayment was made as a condition of the January 2003 refinancing, the $1.7 million is recorded as a debt issuance cost and is amortized to interest expense over the lives of the related Series A and Series B notes. The Company recorded $0.4 million in interest expense in the accompanying consolidated statement of operations during the year ended December 31, 2003 and has $1.1 million remaining in debt issuance costs, which is included in other noncurrent assets in the accompanying balance sheet at December 31, 2003.

On July 24, 2002, the Company amended and restated certain promissory notes dated October 13, 1999 (the “Old Promissory Notes”) in the principal amount of $12.7 million (the “New Promissory Notes”). Certain terms of the Old Promissory Notes including the interest rate and interest payment method were amended. The interest rate on the New Promissory Notes is 15% per year and interest shall accrue quarterly in arrears on the unpaid principal balance. All principal and interest on the New Promissory Notes is payable in full on June 30, 2007.

Certain of the Company’s foreign subsidiaries have additional lines of credit available to fund local working capital requirements. The lines of credit are collateralized by certain assets of the local entities. Approximately $9.9 million and $9.5 million of these facilities were unused at December 31, 2003 and 2002, respectively.

Future maturities of the Company’s debt as of December 31, 2003 are as follows (in thousands):

2004	$1,216
2005	640
2006	76,126
2007	16,324
2008	362
Thereafter	60

$94,728

Under the terms of the June 2002 financing, the debt and the line-of-credit become due upon a change of control. Upon the completion of the proposed merger with CMGI, it is anticipated that these amounts plus an early termination fee of approximately $1.2 million will be paid.

The Company was in compliance with all other debt covenants during each of the years ended December 31, 2003 and 2002.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Commitments and Contingencies

Lease Commitments

The Company leases certain offices, facilities and equipment under noncancelable operating leases, which expire at various dates through 2023. Rent expense for operating leases was $21.5 million, $22.9 million and $22.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003, future minimum lease payments for noncancelable leases were as follows (in thousands):

Year	Operating	Capital
2004	$16,406	$398
2005	12,242	398
2006	10,605	398
2007	9,583	398
2008	8,265	299
Thereafter	26,996	—

Total minimum payments	$84,097	1,891

Less: amounts representing interest		252

Present value of minimum lease payments		$1,639

Guarantees and Indemnification Obligations

The Company enters into standard indemnification agreements in its ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally its business partners or customers, in connection with patent, copyright or other intellectual property infringement claims by any third party with respect to the Company’s current products, as well as claims relating to property damage or personal injury resulting from the performance of services by the Company or its subcontractors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. Historically, the Company’s costs to defend lawsuits or settle claims relating to such indemnity agreements have been minimal and accordingly, the Company believes the estimated fair value of these agreements is immaterial.

11.	Income Taxes

The provision (benefit) for income taxes was comprised of the following (in thousands):

	Year ended December 31,
	2003	2002 (Restated)	2001 (Restated)
Current:
Federal	$—	$—	$—
State	58	—	—
Foreign	2,923	2,155	1,429

Total current	2,981	2,155	1,429

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	(25)	(3,514)	443

Total deferred	(25)	(3,514)	443

Total provision (benefit)	$2,956	$(1,359)	$1,872

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s income (loss) before income taxes included approximately $6.4 million, $2.1 million and $4.0 million of income related to foreign operations for the years ended December 31, 2003, 2002 and 2001, respectively.

The deferred foreign income tax benefit in 2002 reflects the reversal of a portion of the deferred tax asset valuation allowance as a result of reaching sustained profitability and implementing tax planning strategies in certain foreign jurisdictions which make realization of the underlying deferred tax assets more likely than not.

The Company’s effective tax rate differed from the statutory United States federal income tax rate primarily as follows (in thousands):

	Year ended December 31,
	2003	2002 (Restated)	2001 (Restated)
At federal statutory rate	$(1,334)	$350	$(12,385)
Provision for foreign earnings	(678)	(2,060)	646
U.S. tax on foreign earnings	1,110	2,644	3,818
Change in valuation allowance	3,777	(2,749)	12,042
State taxes, net of federal effect	(279)	86	(1,234)
Deferred compensation	330	(86)	(522)
Other, net	30	456	(493)

	$2,956	$(1,359)	$1,872

The components of the Company’s deferred income tax assets and liabilities were as follows (in thousands):

	December 31,
	2003	2002 (Restated)
Deferred tax assets:
Receivable allowances	$402	$499
Inventory adjustments	827	607
Accrued liabilities	5,958	6,601
Tax loss carryforwards	18,925	16,245

Total deferred tax assets	26,112	23,952
Less: valuation allowance	(22,789)	(19,125)

Deferred tax assets, net of valuation allowance	3,323	4,827

Deferred tax liabilities:
Property, plant and equipment	$(1,899)	$(862)
Foreign earnings not yet remitted	—	(1,586)
Other	(326)	(440)

Total deferred tax liabilities	(2,225)	(2,888)

Net deferred tax assets	$1,098	$1,939

Undistributed earnings and profits of foreign subsidiaries subject to U.S. tax upon repatriation amounted to approximately $39.0 million at December 31, 2003. U.S. federal income taxes are not provided on unremitted accumulated earnings of foreign subsidiaries, as such earnings are considered to be permanently reinvested abroad. In addition, there are restrictions placed on the distributions of future earnings under the Company’s January 2003 loan agreement and with certain local governments.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total tax loss carryforwards approximate $54.0 million at December 31, 2003 and expire between 2004 and 2023. Management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. The Company has determined that a valuation allowance of $22.8 million and $19.1 million at December 31, 2003 and 2002, respectively, was required to be recorded against net deferred tax assets in both the US and foreign jurisdictions where it is more likely than not that the assets are not realizable.

Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. Accordingly, the proposed merger with CMGI may limit the availability of these loss carryforwards. Foreign net operating losses may be subject to limitation by local taxing authorities.

12.	Employee Benefit Plans

Defined Contribution Plans

The Company has a defined contribution 401(k) plan covering substantially all domestic employees who meet certain eligibility requirements. Participants may make contributions to the 401(k) plan from 1% to 15% of their compensation, as defined in the plan. The Company may contribute a certain percentage of the employee’s annual compensation to the 401(k) plan, subject to certain limitations. Company contributions are fully vested after two years of service. The Company’s contributions and costs attributable to the 401(k) plan amounted to $0.1 million, $0.1 million and $1.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Certain of the Company’s foreign subsidiaries also have defined contribution plans covering those employees who meet certain eligibility requirements. Participants may make contributions to the plans from 1% to 20% of their compensation, as defined. The Company may contribute a certain percentage of the employee’s annual compensation to the plans, subject to certain limitations. Contributions made to these plans amounted to $0.2 million, $0.4 million and $1.1 million for the years ended December 31, 2003, 2002 and 2001.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Defined Benefit Pension Plans

Certain of the Company’s foreign subsidiaries have defined benefit pension plans for long-term employees. The plans are based on an employee’s years of service and earnings. The retirement plan liabilities and their related costs are computed in accordance with the laws and appropriate actuarial practices of the individual countries. The change in benefit obligation and plan assets consisted of the following (in thousands):

	Year ended December 31,
	2003	2002
Funded Status
Projected benefit obligation at end of period	$18,254	$11,625
Fair value of plan assets at end of period	17,256	11,908

Funded status	$(998)	$283

Amounts recognized on the balance sheet
Prepaid (accrued) benefit cost	$(998)	$283
Weighted-average assumptions used to determine projected benefit obligations
Discount rate	5.50%	5.50%
Rate of compensation increase	4.25%	4.25%
Weighted-average assumptions used to determine fair value of plan assets
Discount rate	5.50%	5.50%
Expected return on plan assets	6.75%	5.75%
Rate of compensation increase	4.25%	4.25%
Additional pension data
Net periodic pension cost	$3,754	$2,385
Employer contribution	1,429	1,164
Participant contributions	1,193	801
Benefits Paid	708	474

13.	Stockholders’ Equity

Common Stock

The Company has authorized common stock, nonvoting common stock and Series B common stock. The holders of common stock and the holders of Series B common stock are each entitled to one vote per share held, and the holders of nonvoting common stock have no voting rights.

Common stock, $0.01 par value, consisted of the following shares issued and outstanding:

	December 31,
	2003	2002
Common stock, authorized 100,000,000 shares	25,251,470	23,070,871
Nonvoting common stock, authorized 15,000,000 shares and 10,000,000 shares, respectively	3,446,282	3,446,282
Series B common stock, authorized 850,000 shares	830,245	830,245

Total shares issued and outstanding	29,527,997	27,347,398

Preferred Stock

The Company has authorized 120,000 shares of 9.50% senior cumulative preferred stock. Preferred dividends accrue at the rate of $95 per annum per share and are payable in cash, additional shares, or any combination of the two. At December 31, 2003 and 2002, there were no preferred stock shares issued and outstanding nor were there any cumulative preferred dividends in arrears.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Plans

In connection with a reorganization in 1997, outstanding stock awards under prior stock option plans were replaced by substitute awards under the Company’s Class A and Class B Replacement Option Plans. The Company also established the 1997 Stock Incentive Plan (the “Plan”), which is administered by the Board of Directors of the Company. The Plan, as amended, provides for the issuance of options to purchase up to 7.0 million shares of common stock, at exercise prices and vesting periods determined by the Board and defined in the applicable option agreements. Options may be granted to employees, officers, directors, consultants and advisors of the Company under the Plan. In November 2002, the Board of Directors approved an increase in the shares available under the Plan to 8.0 million.

Option grants generally vest over four or five years. In addition, for the options that vest over five years, accelerated exercisability is subject to the attainment of certain liquidity thresholds. Options cannot be issued under the Plan after December 15, 2007; however, options previously granted under the Plan may still be exercised beyond that date. The Plan also contains certain provisions for the option holders in the event of an acquisition, as defined in the Plan. In March 2004, the Board of Directors authorized the Company immediately prior to closing of the merger to remove the liquidity thresholds and accelerate the vesting of one-third of the unvested portion of all outstanding stock options.

The following table summarizes the status of the Company’s stock option plans and changes to the plans during the periods indicated:

	Number of shares	Weighted average exercise price
Outstanding at December 31, 2000	5,839,173	$3.47
Granted	2,510,538	2.83
Exercised	(59,158)	0.59
Forfeited/canceled	(1,621,974)	4.36

Outstanding at December 31, 2001	6,668,579	3.02
Granted	1,472,000	1.14
Exercised	(99,492)	0.33
Forfeited/canceled	(1,161,533)	4.40

Outstanding at December 31, 2002	6,879,554	2.43
Granted	725,000	1.00
Exercised	(275,976)	0.34
Forfeited/canceled	(1,382,321)	2.99

Outstanding at December 31, 2003	5,946,257	$2.20

Options exercisable at:
December 31, 2001	1,628,343	$2.11
December 31, 2002	1,807,896	$2.19
December 31, 2003	1,785,888	$2.07

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Options available for future grant at December 31, 2003, 2002 and 2001 were 1,401,878, 1,309,839 and 624,958, respectively. The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

Range of exercise prices	Outstanding at December 31, 2003	Weighted average remaining contractual life (years)	Exercisable at December 31, 2003
$0.06	183,896	1.07	183,896
0.29 – 0.36	873,431	4.35	227,412
0.60 – 0.87	483,014	1.30	483,014
1.00	1,155,900	9.12	49,050
1.14	60,375	5.48	19,325
1.25	2,052,350	7.98	352,500
5.15	415,956	5.76	276,759
8.20	490,563	7.01	124,157
10.93	230,772	6.16	69,775

	5,946,257	6.56	1,785,888

Stock-Based Compensation

In 1999, the Company issued 1,999,500 stock options to employees at exercise prices ranging from $1.15 to $5.18, which at the time of grant was below the estimated fair market value of the Company’s common stock. As a result of these options and grants, the Company recorded deferred stock compensation of $10.1 million, which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock on the grant date as determined for financial reporting purposes for grants to employees. This amount is being recognized as stock-based compensation expense over the vesting periods of the underlying stock options. The Company recorded stock-based compensation income of $0.5 million, $0.5 million and $1.5 million during the years ended December 31, 2003, 2002 and 2001, respectively, related to these options. As a result of options being forfeited by employees prior to vesting, during the years ended December 31, 2003, 2002 and 2001, the Company reversed $0.8 million, $1.1 million and $4.1 million, respectively, of deferred stock compensation that had been previously recognized related to the unvested options.

In October 2003, the Company issued 175,000 stock options to employees at an exercise price of $1.00, which at the time of the grant was below the estimated fair market value of the Company’s common stock. As a result the Company recorded deferred stock compensation of $0.1 million, which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock on the grant date as determined for financial reporting purposes for grants to employees. This amount was recognized as stock-based compensation expense during the year ended December 31, 2003.

Restricted Stock

During the year ended December 31, 2003, pursuant to the 1997 Stock Incentive Plan certain key members of management purchased shares of restricted stock of the Company for $1.00 per share. The Company retains the right to repurchase the stock in the event of termination of the employee, and the participating management were required to execute a non-compete and non-solicitation agreement. During the year ended December 31, 2003, 560,000 shares of common stock were purchased with proceeds to the Company of $0.6 million.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

14.	Derivative Financial Instruments

The Company enters into forward currency exchange contracts to hedge intercompany and third-party liabilities denominated in currencies other than the functional currency. The fair value of the Company’s foreign currency exchange contracts is estimated based on foreign exchange rates as of December 31, 2003 and 2002. At December 31, 2003, the notional value of the Company’s foreign currency exchange contracts was to sell 4.2 million Euros, 3.7 million British Pounds, and 267.3 million Hungarian Forints. At December 31, 2002, the notional value of the Company’s foreign currency exchange contracts was to buy 25.7 million Singapore dollars, 9.2 million Euros and 0.9 million British Pounds.

The Company believes that these contracts economically function as effective hedges of the underlying exposures, but the foreign currency contracts do not meet the specific criteria for hedge accounting defined in SFAS No. 133, thus requiring the Company to record all changes in the fair value of these contracts in earnings in the period of the change. The Company recorded a charge of $0.2 million, a benefit of $0.3 million and a charge of $0.2 million in the years ended December 31, 2003, 2002 and 2001, respectively, to reflect the impact of its forward foreign currency exchange contracts.

15.	Restructuring Charges

Fiscal 2003 Restructuring

In 2003, the Company recorded a pretax restructuring charge of $6.1 million relating to the restructuring of its global operations. The restructuring charge included $4.8 million for severance and termination benefits and $1.3 million for the remaining lease obligations related to the closure of one facility in North America. At December 31, 2003, the remaining accrual totaled $1.9 million, as follows (in thousands):

	Severance Amount	Facilities Amount	Total
Fiscal 2003 charge	$4,765	$1,319	$6,084
Fiscal 2003 utilization	(3,966)	(205)	(4,171)

Balance at December 31, 2003	$799	$1,114	$1,913

Of the $1.9 million remaining liability, $1.4 million is expected to be paid during the year ended December 31, 2004, while $0.5 million will be paid through December 31, 2006.

Fiscal 2002 Restructuring

In 2002, the Company recorded a pretax restructuring charge of $3.2 million relating to the restructuring of its global operations. The restructuring charge included $2.6 million for severance and termination benefits and $0.5 million related to a closure of a facility in Europe. At December 31, 2003, there was no remaining accrual, as follows (in thousands):

	Severance Amount	Facilities Amount	Total
Fiscal 2002 charge	$2,642	$515	$3,157
Fiscal 2002 utilization	(822)	—	(822)

Balance at December 31, 2002	1,820	515	2,335
Fiscal 2003 utilization	(1,820)	(515)	(2,335)

Balance at December 31, 2003	$—	$—	$—

Fiscal 2001 Restructuring

In 2001, the Company recorded a pretax restructuring charge of $8.0 million relating primarily to the restructuring of its global operations. The restructuring charge included $5.5 million for severance and termination benefits and $2.5 million for the remaining lease obligations related to the closure of three

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

facilities in North America. The changes from 2001 estimate result from a reversal of $1.2 million of a previously established reserve partially offset by a $1.0 million increase due to increased rent costs for exited facilities that no longer could be sublet. At December 31, 2003, there was no remaining accrual, as follows (in thousands):

	Severance Amount	Facilities Amount	Total
Fiscal 2001 charge	$5,500	$2,500	$8,000
Fiscal 2001 utilization	(3,568)	(2,500)	(6,068)

Balance at December 31, 2001	1,932	—	1,932
Fiscal 2002 adjustments	(1,249)	1,003	(246)
Fiscal 2002 utilization	(683)	—	(683)

Balance at December 31, 2002	—	1,003	1,003
Fiscal 2003 utilization	—	(1,003)	(1,003)

Balance at December 31, 2003	$—	$—	$—

The following consolidated balance sheet as of March 31, 2004 and consolidated statements of operations and of cash flows for the three months ended March 31, 2004 and 2003, and the accompanying notes thereto, are all unaudited.

MODUS MEDIA, INC.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

MODUS MEDIA, INC.

UNAUDITED CONSOLIDATED BALANCE SHEET

March 31, 2004
(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$35,408
Accounts receivable, less allowance for doubtful accounts of $2,099	95,222
Inventories	23,708
Prepaid expenses and other current assets	8,272

Total current assets	162,610
Property, plant and equipment, net	32,664
Deferred tax assets	4,050
Goodwill	7,482
Other noncurrent assets	15,028
Note receivable from related party	362

Total assets	$222,196

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$839
Accounts payable	83,787
Accrued liabilities	32,389

Total current liabilities	117,015
Long-term debt, net of current portion	96,818
Deferred tax liabilities	2,466
Other noncurrent liabilities	2,099

Total liabilities	218,398

Stockholders’ equity:
Preferred stock, $0.01 par value, liquidation value of $1,000 per share; 120,000 shares authorized; zero shares issued and outstanding	—
Common stock, $0.01 par value; 115,850,000 shares authorized; 29,570,083 shares issued and outstanding	296
Additional paid-in capital	35,332
Note receivable from stockholder	(1,310)
Deferred stock compensation	(169)
Accumulated deficit	(22,247)
Other comprehensive loss	(8,104)

Total stockholders’ equity	3,798

Total liabilities and stockholders’ equity	$222,196

The accompanying notes are an integral part of these unaudited consolidated financial statements.

MODUS MEDIA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2004	2003
	(in thousands)
Revenue	$140,184	$133,131
Cost of revenue	114,922	106,089

Gross profit	25,262	27,042
Selling, general and administrative expenses	21,047	22,528
Management fee expense to related party	375	375
Restructuring and merger related charges	310	3,298
Stock-based compensation expense	2,024	—

Operating income	1,506	841
Other expense (income):
Interest expense	4,483	4,059
Equity in earnings of unconsolidated affiliates	(219)	(134)
Foreign exchange losses, net	612	235
Other income, net	(27)	(9)

Loss before income taxes	(3,343)	(3,310)
Provision for income taxes	169	33

Net loss	$(3,512)	$(3,343)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

MODUS MEDIA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2004	2003
	(in thousands)
Cash flows from operating activities:
Net loss	$(3,512)	$(3,343)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,044	2,558
Stock-based compensation	2,024	—
Equity in earnings of unconsolidated affiliates	(219)	(134)
Amortization of debt issuance costs	738	786
Amortization of debt discount costs	226	226
Non cash interest expense accrued on long-term debt	1,201	1,001
Changes in assets and liabilities:
Accounts receivable, net	9,306	9,595
Inventories	6,323	2,733
Prepaid expenses and other current assets	291	(2,595)
Accounts payable	(23,636)	(17,833)
Accrued liabilities	(2,526)	(2,065)
Accrued management fee to related party	(375)	(1,891)
Other assets and liabilities, net	(575)	(2,750)

Net cash used in operating activities	(8,690)	(13,712)

Cash flows from investing activities:
Purchase of property and equipment	(704)	(525)
Proceeds from payment of note receivable from related party	—	1,000

Net cash provided by (used in) investing activities	(704)	475

Cash flows from financing activities:
Borrowings on long-term debt	2,061	9,778
Repayments on long-term debt and capital lease obligations	(569)	(132)
Issuance costs on long-term debt refinancing	—	(3,918)
Proceeds from issuance of common stock	33	1,783
Decrease in book overdraft (included in accounts payable)	—	(4,519)

Net cash provided by financing activities	1,525	2,992

Effect of exchange rate changes on cash and cash equivalents	91	816

Decrease in cash and cash equivalents	(7,778)	(9,429)
Cash and cash equivalents, beginning of period	43,186	37,957

Cash and cash equivalents, end of period	$35,408	$28,528

The accompanying notes are an integral part of these unaudited consolidated financial statements.

MODUS MEDIA, INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2004 and 2003

1.	General

Basis of Presentation.

The accompanying interim consolidated financial statements of Modus Media, Inc. (the “Company”) are unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation (consisting of normal recurring adjustments) have been reflected in the interim periods presented. Due principally to the seasonal nature of the Company’s business, results may not be indicative of results for a full year. The accompanying interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2003.

Recently Issued Accounting Pronouncements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 addresses the consolidation of variable interest entities, including entities commonly referred to as special purpose entities. The Company was required to apply FIN 46 to all new variable interest entities created or acquired after January 31, 2003. December 2003, the FASB revised certain portions of FIN 46 (“FIN 46-R”). For all entities created on or before December 31, 2003, the Company is not required to adopt FIN 46, but will be required to adopt FIN 46-R as of January 1, 2005. The Company is in the process of evaluating whether its investments are considered variable interest entities and would therefore be consolidated as of January 1, 2005. For entities created after December 31, 2003, the Company will apply the provisions of FIN 46-R as of the date they first become involved with the respective entities. There have been no entities created after December 31, 2003, therefore the adoption of this portion of FIN 46-R did not have a material impact on the Company’s consolidated financial position or results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue 00-21 provides guidance on how to determine when an arrangement that involves multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes, and if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. The guidance is effective for revenue arrangements entered into on or after January 1, 2004. The adoption of EITF Issue 00-21 did not have a material effect on the Company’s consolidated financial position or results of operations.

MODUS MEDIA, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Accounting for Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company follows the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS 123, for all stock based awards.

	Three Months Ended March 31,
	2004	2003
Net loss:
As reported	$(3,512)	$(3,343)
Add Back:
Stock-based compensation expense included in reported net loss	2,024	—
Deduct:
Stock-based compensation expense under the fair value based method for all awards	(2,085)	(242)

Pro forma net loss	$(3,573)	$(3,585)

3.	Inventories

The components of inventories were as follows (in thousands):

March 31, 2004
Raw materials	$22,041
Work-in-process	895
Finished goods and completed components	772

$23,708

4.	Loan to officer

In January 2003, a loan of $1.3 million was issued to an officer of the Company to purchase 1,250,000 shares of the Company’s common stock; the loan is collateralized by 2,500,000 shares of the Company’s common stock and otherwise is nonrecourse. As of March 31, 2004, this loan and related accrued interest receivable of $1.3 million is classified as note receivable from stockholder in the accompanying consolidated balance sheet. Because this loan was issued to purchase shares of the Company’s common stock and the interest is prepayable, this loan is accounted for as a variable stock option and is marked-to-market each reporting date. During the quarter ended March 31, 2004, the Company recorded stock-based compensation expense of $2.0 million in connection with this mark-to-market calculation.

MODUS MEDIA, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	Comprehensive loss

The table below presents comprehensive loss, defined as changes in stockholders’ equity excluding changes resulting from investments by and distributions to stockholders:

	Three months Ended March 31,
	2004	2003
Net loss	$(3,512)	$(3,343)
Translation adjustments	136	300

Comprehensive loss	$(3,376)	$(3,043)

6.	Restructuring and merger related charges

In the first quarter of 2004, the Company recorded $0.3 million in expenses related to a potential merger that was not consummated. At March 31, 2004 these expenses had been fully paid and there was no remaining merger related accrual.

In the first quarter of 2003, the Company recorded a pretax restructuring charge of $3.3 million relating to the restructuring of its global operations. The restructuring charge included $2.1 million for severance and termination benefits and $1.2 million for the remaining lease obligations related to the closure of one facility in North America. At March 31, 2004, the remaining accrual totaled $1.4 million, as follows (in thousands):

	Severance Amount	Facilities Amount	Total
Balance at December 31, 2003	$799	$1,114	$1,913
Fiscal 2004 utilization	(310)	(235)	(545)

Balance at March 31, 2004	$489	$879	$1,368

Of the $1.4 million remaining liability, $0.9 million is expected to be paid during the year ended December 31, 2004, while $0.5 million will be paid through December 31, 2006.

7.	Merger with CMGI

On March 23, 2004, the Company entered into a merger agreement (stock for stock) with CMGI, at a preliminary aggregate purchase price of $157.5 million, subject to reduction if Modus’ net indebtedness at closing exceeds a targeted amount. The exchange ratio for the merger is variable based on the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing (but not less than $2.028 or greater than $2.478 per share) and the total number of shares of Modus common stock deemed outstanding immediately prior to closing (including shares issuable upon exercise of in-the-money options and warrants to purchase Modus common stock). The exchange ratio will not be greater than 2.231789 or less than 1.826501 (assuming no adjustment to the aggregate purchase price based upon the net indebtedness of Modus at the time of the closing. CMGI has agreed to repay the outstanding senior debt of the Company of approximately $95 million at March 31, 2004 upon closing plus early debt termination fees of approximately $1.2 million. The merger is subject to various closing conditions including stockholder and regulatory approval and compliance with various representations and warranties contained in the merger agreement.

ANNEX 1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CMGI, INC.,

WESTWOOD ACQUISITION CORP.

AND

MODUS MEDIA, INC.

DATED AS OF MARCH 23, 2004

i

INDEX OF SCHEDULES AND EXHIBITS

Company Disclosure Schedules:

Schedule 2.1.5- Capital Leases

Schedule 3.1- Foreign Jurisdictions

Schedule 3.2- Corporate Records

Schedule 3.4.1(a)- Company Common Stock

Schedule 3.4.1(b)- Dividends or Distributions

Schedule 3.4.2(a)- Company Options

Schedule 3.4.2((b)- Company Warrants

Schedule 3.4.2(c)- Other Equity Commitments

Schedule 3.4.2(d)- Voting Agreements

Schedule 3.4.2(e)- Registration Agreements

Schedule 3.4.3- Preemptive Rights

Schedule 3.5.1- Subsidiaries

Schedule 3.5.2- Subsidiary Governance

Schedule 3.5.3- Other Equity Interests or Obligations

Schedule 3.5.4- Material Subsidiaries

Schedule 3.6- Violations

Schedule 3.7- Approvals

Schedule 3.8.1- Financial Statements

Schedule 3.8.4- Undisclosed Liabilities

Schedule 3.9- Certain Changes

Schedule 3.10.1- Personal Property Leases

Schedule 3.10.2- Real Property Leases

Schedule 3.10.3- Owned Real Property

Schedule 3.10.4- Material Contracts

Schedule 3.10.5- No Default

Schedule 3.11.1- Owned Intellectual Property

Schedule 3.11.2- License Agreements

Schedule 3.11.3- Third Party Intellectual Property Rights

Schedule 3.11.4- Intellectual Property Exceptions

Schedule 3.11.10- Certain Owned Intellectual Property

Schedule 3.12- Litigation

Schedule 3.13- Compliance with Laws; Permits

Schedule 3.14- Taxes

Schedule 3.14.3- Tax Liens

Schedule 3.15- Insurance

Schedule 3.16.1- Employee Plan Modifications

Schedule 3.16.5- Employee Plan Administration

Schedule 3.17- Employees

Schedule 3.17.5- Certain Employee Payments

Schedule 3.18- Personal Property; Assets

Schedule 3.18(a)- Excluded Assets

Schedule 3.18(b)- Intellectual Property Assets

Schedule 3.19- Environmental Matters

v

Schedule 3.19.1- Environmental Permit; Authorizations

Schedule 3.19.2- Environmental Claims

Schedule 3.19.3- Environmental Actions

Schedule 3.20- Customers

Schedule 3.21- Inventory

Schedule 3.23- Related Party Transactions

Schedule 3.25- Acquisitions

Schedule 3.26.1- International Trade Laws

Schedule 3.26.2- International Trade Investigations

Schedule 3.28.1- Labor and Other Matters

Schedule 3.28.2- Employment Agreements

Schedule 3.31- Subsidies

Schedule 5.1- Conduct of Business

Schedule 5.1.16- Certain Facilities

Schedule 6.2.3- Material Consents and Approvals

Schedule 6.2.11- Satisfaction of Loans

Exhibits:

Exhibit A- Form of Certificate of Incorporation

Exhibit B- Form of Escrow Agreement

Exhibit C- Form of Affiliate Letter

Exhibit D- Sample Implied Value Calculation

AGREEMENT AND PLAN OF MERGER, dated as of March 23, 2004, by and among CMGI, Inc., a Delaware corporation (“Parent”), Westwood Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Modus Media, Inc., a Delaware corporation (the “Company”), and, solely with respect to Article 8 and as defined therein, the Stockholder Representative.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub; and

WHEREAS, as a condition to and inducement to Parent’s and the Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into support agreements with Parent and the Merger Sub (the “Support Agreements”), and certain stockholders of the Company are entering into Stock Transfer Agreements with Parent (the “Transfer Agreements”); and

WHEREAS, the parties intend that the Merger shall qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of Company and Parent shall be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Merger

Section 1.1 The Merger. At the Effective Time and upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall automatically, and without further action, be amended as necessary to read the same as the Certificate of Incorporation attached hereto as Exhibit A.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Article 2.

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

Section 2.1.1 Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2 and Dissenting Shares), shall be converted, subject to Section 2.2.5, into the right to receive (A) at the Effective Time, a number of shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”) equal to a quotient (calculated to six decimal places), (i) the numerator of which is equal to $157,500,000 (the “Purchase Price”), divided by the average closing price per share of Parent Common Stock for the period of 20 trading days ending immediately prior to the second trading day before the date on which the Merger is consummated (the “Closing Date”) as quoted on NASDAQ (the “Closing Parent Common Stock Price”), and (ii) the denominator of which is the total number of shares of Company Common Stock outstanding (including Loan Shares) plus the aggregate number of shares which would be outstanding if all outstanding options and warrants to purchase shares of Company Common Stock at an exercise price less than the Implied Value per share were exercised on a cashless basis (calculated for each such option or warrant as the number of shares of Company Common Stock underlying such option or warrant minus the quotient of (a) the number of shares underlying such option or warrant multiplied by the exercise price for such option or warrant, divided by (b) the Implied Value), in each case immediately prior to the Effective Time (as modified by the next succeeding proviso, the “Exchange Ratio”); provided that the Exchange Ratio shall (x) not be based upon a Closing Parent Common Stock Price less than $2.028 (in which case $2.028 shall be utilized), (y) not be based upon a Closing Parent Common Stock Price greater than $2.478 (in which case $2.478 shall be utilized), (z) not result in the issuance of shares of Parent Common Stock at the Effective Time (including, for such purpose, shares as would otherwise be issued in respect of Dissenting Shares) which, when taken together with the aggregate number of shares of Parent Common Stock that will be subject to issuance upon exercise of Company Options assumed by Parent pursuant to Section 2.4.2 or, if the letter from NASDAQ contemplated in Section 5.19 is not obtained, are subject to issuance following the Effective Time under options substituted for Company Options pursuant to Section 2.4.3, does not exceed the maximum number of shares that may be issued and options and warrants that may be assumed, substituted or granted without approval of the stockholders of Parent under NASD Rule 4350; and provided, further, that the number of shares of Parent Common Stock deliverable upon the Effective Time shall be net of shares deposited with the Escrow Agent pursuant to Section 2.2.10; and (B) subsequent to the Effective Time and pursuant to and in accordance with Section 2.2.10, a number of shares of Parent Common Stock deposited with the Escrow Agent determined in accordance herewith. All shares of Company Common Stock outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall, following the Effective Time, no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

Section 2.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.3 Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the calculation of the Exchange Ratio and related calculations and the termination rights under Sections 7.1.10 and 7.1.11 shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.1.5 Net Debt and Working Capital Adjustment. No later than two business days prior to the Closing Date, the Company shall prepare and deliver to Parent and the Stockholder Representative (i) a projected balance sheet of the Company and its Subsidiaries on a consolidated basis as of the Closing Date immediately prior to the Effective Time (the “Preliminary Closing Balance Sheet”), and (ii) a statement setting forth (x) the difference, if any, between the Net Debt as of the Closing Date and the Target Net Debt and (y) the difference, if any, between the Working Capital as of the Closing Date and the Target Working Capital, in each case as determined by reference to the Preliminary Closing Balance Sheet (the “Preliminary Net Debt and Working Capital Statement”). The Preliminary Closing Balance Sheet and the Preliminary Net Debt and Working Capital Statement shall be prepared in conformity with GAAP and consistent with the preparation of the Company Financial Statements, and represent a good faith estimate made and attested to by an authorized executive officer of the Company. For purposes of this Section 2.1.5, “Net Debt” shall mean the total amount of short-term and long-term indebtedness for borrowed money (including capitalized lease obligations but excluding the Excluded Obligations), less the sum of all cash and cash equivalents, plus (A) the sum of all professional fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and (B) the actual cost or, if not then known, the estimated cost, of the Company taking the actions described in Schedule 2.1.5; and “Working Capital” shall mean the total amount of current assets (excluding cash and cash equivalents), less the total amount of current liabilities (excluding current portion of long-term indebtedness and indebtedness with a maturity of less than one year). Any fees paid to PricewaterhouseCoopers for performing the 2001 audit and SAS 100 reviews and providing the comfort letters contemplated by Section 6.2.4 will be added back to the cash balance used for calculating Net Debt, and any amounts included in accounts payable or liabilities for the fees, expenses or costs referenced in clauses (A) and (B) of the preceding sentence or fees paid to PricewaterhouseCoopers referenced in the preceding sentence shall be deducted from payables and/or current liabilities for purposes of calculating Working Capital. In the event that the Net Debt reflected on the Preliminary Net Debt and Working Capital Statement (the “Estimated Net Debt”) exceeds $76,000,000 (the “Target Net Debt”), and such excess is greater than the amount, if any, by which the Working Capital reflected on the Preliminary Net Debt and Working Capital Statement (the “Estimated Working Capital”) exceeds the amount of Working Capital reflected on the unaudited consolidated balance sheet of the Company and its Subsidiaries at February 29, 2004 included within the Monthly Unaudited Financial Information (the “Target Working Capital”), then (A) the Purchase Price shall be reduced by an amount (the “Purchase Price Adjustment Amount”) equal to the difference of (x) the Estimated Net Debt minus the Target Net Debt, less (y) if a positive number, the Estimated Working Capital minus the Target Working Capital; and (B) the Exchange Ratio shall be recalculated using such adjusted Purchase Price. As promptly as practicable after the Effective Time, but in no event later than 30 business days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative (i) a final balance sheet of the Company and its Subsidiaries on a consolidated basis as at the Closing Date immediately prior to the Effective Time, prepared in accordance with GAAP (the “Final Closing Balance Sheet”), and (ii) a final statement setting forth the difference, if any, of the Net Debt as of the Closing Date and the Target Net Debt and the difference, if any, of the Working Capital as of the Closing Date and the Target Working Capital, in each case as determined by reference to the Final Closing Balance Sheet (the “Final Net Debt and Working Capital Statement”). After the delivery to the Stockholder Representative of the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement in accordance herewith, Parent shall provide reasonable access to the Stockholder Representative and its advisors (including, without limitation, accountants) during normal business hours to the work papers, schedules, memoranda and other documents and information and data necessary to prepare the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement for a period of 20 business days after receipt by the Stockholder Representative of the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement (the “Review Period”). Prior to the expiration of the Review Period, the Stockholder Representative shall notify Parent of any objections or proposed changes to the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement. If the Stockholder Representative fails to so notify Parent of any objections or proposed changes within the Review Period, or if the Stockholder Representative notifies Parent that he has no objections or proposed changes to any of such items, or if the Stockholder Representative and Parent agree in writing on the resolution of all such objections or changes within 10 business days following delivery to Parent of such objections or proposed changes, the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement, with any changes as may be agreed upon in writing, shall be final and binding. If the Stockholder Representative and Parent shall fail to reach an agreement with respect to any objection or proposed change within 10 business days of delivery to Parent of any such objections or proposed changes (the “Dispute Period”), then all such disputed objections or changes shall, not later than 5 business days after the end of the Dispute Period, be submitted for resolution to any “Big Four” accounting firm mutually acceptable to Parent and the Stockholder Representative (the “Auditor”), or if they cannot so agree, to be selected by lot (excluding PricewaterhouseCoopers and KPMG). The Stockholder Representative and Parent shall use reasonable efforts to cause the report of the Auditor to be rendered within 20 business days after its appointment, and the Auditor’s determination as to the resolution of all such disputed objections or changes to any of such statements will be final and binding. Parent, on the one hand, and the Stockholder Representative, on the other, shall bear the costs and expenses of the Auditor equally. If the amount of the Net Debt and the Working Capital reflected on the Final Net Debt and Working Capital Statement (the “Actual Net Debt” and the “Actual Working Capital,” respectively) are different from the amount of the Estimated Net Debt and the Estimated Working Capital, respectively, then the Purchase Price Adjustment Amount shall be recalculated using the Actual Net Debt and the Actual Working Capital. If the resulting Purchase Price Adjustment Amount is greater than the Purchase Price Adjustment Amount determined prior to the Effective Time (and used to recalculate the Exchange Ratio), then Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to return to Parent from the Escrow Fund that number of shares of Parent Common Stock (valued at the Closing Parent Common Stock Price) equal to the dollar amount of such deficiency.

Section 2.2 Exchange of Certificates.

Section 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 (net of shares deposited with the Escrow Agent pursuant to Section 2.2.10) in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2.5 hereof, the Exchange Fund shall not be used for any other purpose.

Section 2.2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the right to receive shares of Parent Common Stock out of the Escrow Fund pursuant to an Escrow Agreement substantially in the form of Exhibit B, attached hereto (the “Escrow Agreement”), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the right to receive shares of Parent Common Stock out of the Escrow Fund pursuant to the terms of the Escrow Agreement.

Section 2.2.3 Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

Section 2.2.4 Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 2.2.5 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

Section 2.2.5.1 As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2.1 and (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.2.2 (such difference being the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on NASDAQ, all in the manner provided in this Section 2.2.5.

Section 2.2.5.2 The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Stock as part of the Exchange Fund. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Company shall pay the Exchange Agent’s compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

Section 2.2.5.3 As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2.3.

Section 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

Section 2.2.7 No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

Section 2.2.9 Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.2.10 Escrow Account. At the Effective Time, Parent shall deposit a number of shares of Parent Common Stock equal to 10.6% of the aggregate number of shares of Parent Common Stock issuable to holders of Company Common Stock pursuant to Section 2.1.1 prior to any adjustments pursuant to Section 2.1.5 (such number of shares of Parent Common Stock so deposited, the “Escrow Fund”) into an account with an escrow agent selected by Parent subject to the consent of the Stockholder Representative (as hereinafter defined), such consent not to be unreasonably withheld, as escrow agent (the “Escrow Agent”) in accordance with the provisions of an Escrow Agreement. The portion of the Escrow Fund that shall be deposited with respect to each holder of Company Common Stock shall be equal to total number of shares of Parent Common Stock included in the Escrow Fund multiplied by a fraction (i) the numerator of which is the number of shares of Parent Common Stock issuable to such stockholder pursuant to Section 2.1.1 prior to any adjustments pursuant to Section 2.1.5, and (ii) the denominator of which is the total number of shares of Parent Common Stock issuable to holders of Company Common Stock pursuant to Section 2.1.1 prior to any adjustments pursuant to Section 2.1.5 (such result shall hereinafter be referred to as the “Pro Rata Portion”). The Escrow Fund shall be held in the escrow account until 5:00 p.m., New York time, on that date which is the twelve month anniversary of the Closing Date and shall be used as the sole and exclusive source of payment for the payment of any indemnification rights to which the Indemnified Parties may be entitled under Article 8 and payment of amounts due under Section 2.1.5 and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. Shares of Parent Common Stock remaining in the Escrow Fund shall be distributed to the Company Stockholders in accordance with their Pro Rata Portion as provided in the Escrow Agreement.

Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3.

Section 2.4 Stock Options. At the Effective Time, all unexercised and unexpired options to purchase shares of Company Common Stock (“Company Options”) then outstanding under any stock option plan of the Company, including the 1997 Class A Replacement Option Plan, the 1997 Class B Replacement Option Plan, the 1997 Stock Incentive Plan or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, will be either assumed and converted into options to purchase shares of Parent Common Stock or terminated and substituted with options to purchase Parent Common Stock, in each case in accordance with and subject to the limitations contained in this Section 2.4. Subject to Sections 2.4.2 and 2.4.3, the manner of so converting and/or substituting options under this Section 2.4 shall be determined by Parent in consultation with the Company, with the goals of preserving the economic benefits provided to holders of Company Options by such Company Options, maximizing the availability of options under Parent’s stock option plans for future grants following the Effective Time, and minimizing the extent of any cut-back in shares of Parent Common Stock that Company Stockholders will receive in the Merger pursuant to Section 2.1.1 attributable to the limitation imposed in clause (y)(2) of the first proviso of Section 2.1.1.

Section 2.4.1 Amendment of Company Stock Option Plans. Prior to the Closing Date, the Company shall take all actions necessary to provide for acceleration of the vesting of one-third of the remaining unvested portion (after giving effect to vesting effected by consummation of the Merger) of all Company Options subject to such Company Stock Option Plans and removal of liquidity thresholds to exercise contained in the option agreements under certain of such Company Stock Option Plans, in each case effective as of the Effective Time.

Section 2.4.2 Assumption of Company Options. At the Effective Time, the number of Company Options which are assumed and converted into options to purchase shares of Parent Common Stock pursuant to this Section 2.4 shall be such number of Company Options which, when taken together with the number of shares of Parent Common Stock issuable to holders of Company Common Stock pursuant to Section 2.1.1, represents the maximum number of Company Options that can be assumed by Parent without requiring Parent to obtain approval of the stockholders of Parent under NASD Rule 4350 for the transactions contemplated by this Agreement. Each Company Option so assumed and converted will continue to have, and be subject to, substantially the same terms and conditions as set forth in the applicable Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that each Company Option will be exercisable (or will become exercisable in accordance with its terms) for Equivalent Shares at an exercise price determined as set forth in Section 2.4.4 below.

Section 2.4.3 Substitution of Company Options. At the Effective Time, each outstanding Company Option not assumed pursuant to Section 2.4.2 shall, to the extent permitted by the terms of the Company Stock Option Plans, the applicable stock option agreements, and Parent’s stock option plans, be terminated and substituted with an option issued under one of Parent’s existing stock option plans to acquire Equivalent Shares at an exercise price determined as set forth in Section 2.4.4 below; provided that the maximum number of Equivalent Shares subject to substituted options under Parent’s 2000 Stock Incentive Plan shall be 1,900,000. Such substitute options shall otherwise be granted on such terms and conditions as Parent (or the applicable plan administrator) may determine in consultation with the Company, subject to the terms and conditions of the applicable Parent plan. The Company shall take all actions necessary to effectuate the provisions of this Section 2.4.3 and Section 2.4 generally. In order to provide that all Company Options not assumed by Parent pursuant to Section 2.4.2 can be terminated and exchanged for substitute options pursuant to this Section 2.4.3, the Company shall, at the request of Parent, take all necessary actions, including, without limitation, obtaining the consent of the optionees prior to the Closing Date to convert Company Options that qualify as incentive stock options within the meaning of Section 422 of the Code into non-qualified stock options or to repurchase Company Stock Options for nominal purchase consideration (in connection with the grant of substitute options under a Parent stock option plan), in each case to facilitate the grant of substitute options under Parent’s 2000 Stock Incentive Plan. Notwithstanding the foregoing, to the extent that any Company Option in excess of those assumed under Section 2.4.2 is not able or permitted to be substituted for with an option under Parent’s 2000 Stock Incentive Plan for any reason, then such option shall not be substituted for under this Section 2.4.3 and, unless such option is otherwise assumed by Parent or terminated, or is substituted for under some plan other than the 2000 Stock Incentive Plan, as provided for above, then the shares subject thereto shall count towards the calculation of the maximum number of shares which may be issued in the Merger without obtaining approval of the stockholders of Parent pursuant to NASD Rule 4350.

Section 2.4.4 Equivalent Shares. As used herein, “Equivalent Shares” shall mean that that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, provided that the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option assumed shall be adjusted to be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

Section 2.4.5 Assumption of Company Stock Option Plans. At the Effective Time, Parent shall assume each Company Stock Option Plan. The number and kind of shares available for issuance under each such Company Stock Option Plan shall be converted into shares of Parent Common Stock in accordance with the provisions of the applicable Company Stock Option Plan.

Section 2.5 Dissenters’ Rights. Shares of Company Common Stock that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand and appraisal have been properly made in accordance with the DGCL (“Dissenting Shares”) will not be converted into the right to receive the shares of Parent Common Stock otherwise owed with respect to such shares of Company Common Stock at or after the Effective Time, but will be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Delaware. If a holder of Dissenting Shares (a

“Dissenting Stockholder”) withdraws his or her demand for such payment and appraisal or become ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the shares of Parent Common Stock in accordance with this Agreement. The Company will give Parent prompt notice of any demand received by the Company from a Dissenting Stockholder for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the shares of Parent Common Stock that would otherwise have been owed with respect to Dissenting Shares if such shares of Company Common stock were not Dissenting Shares will be retained by Parent.

Section 2.6 Company Indebtedness. At the Effective Time, Parent shall pay, or cause or to be paid, all amounts (including, without limitation, principal, interest and prepayment penalties) outstanding pursuant to (i) the Credit Agreement, dated as of January 9, 2003, among International, the Company, the financial institutions from time to time party thereto as lenders, the financial institutions from time to time a party thereto as an Issuing Bank and Citicorp USA, Inc. as administrative agent, (ii) the Domestic Note Purchase Agreement among the Company, International, certain affiliates of Canyon Capital Advisors LLC, OCM Mezzanine Fund, L.P., Sankaty Advisors, LLC, Linwood A. Lacy, Jr. (the “Investors”) and U.S. Bank National Association, dated as of January 9, 2003, (iii) the Foreign Note Purchase Agreement among International Modus, International Pte. Ltd., Modus International Ireland (Holdings), Modus International B.V., the Investors and U.S. Bank National Association, dated January 9, 2003, and (iv) the Second Amended and Restated Promissory Notes (Nos. A-1 through A-6), each dated January 9, 2003. The agreements specified in clauses (i), (ii), (iii) and (iv) of the preceding sentence are referred to herein as the “Company Debt Agreements.”

Article 3.

Representations and Warranties of the Company

The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article 3 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Except as set forth in the Company Disclosure Schedule attached hereto and delivered by the Company, the Company hereby represents and warrants to the Parent and Merger Sub, as of the date hereof (or, if made as of a specified date, as of such date) and as of the Closing Date, as follows:

Section 3.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all material governmental licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted. The Company is duly qualified or licensed to do business as a corporation, and is in good standing as a corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Schedule 3.1 hereto sets forth a true, correct and complete list of all foreign jurisdictions in which the Company is so qualified or licensed and in good standing.

Section 3.2 Corporate Records. Copies of the certificate of incorporation and of the by-laws of the Company heretofore delivered to Parent are true, correct and complete copies of such instruments as amended. Such certificate of incorporation and by-laws of the Company are in full force and effect. Except as set forth in Schedule 3.2 hereto, the Company is not in violation of any provision of its certificate of incorporation or by-laws. The books and records, minute books, stock record books and other similar records of the Company, all of which have been made available by the Company, are true, correct and complete in all material respects.

Section 3.3 Corporate Power and Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, perform its obligations hereunder and consummate the transactions contemplated hereby. Except for the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and any Ancillary Agreement to which the Company is a part, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement and the any Ancillary Agreement to which the Company is a party constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. The Board of Directors of the Company has approved this Agreement and each Ancillary Agreement to which the Company is a party, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and each Ancillary Agreement to which the Company is a party and the transactions contemplated hereby and thereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders. True and complete copies of the resolutions of the Board of Directors have been previously provided to Parent.

Section 3.4 Capitalization.

Section 3.4.1 The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, of which 25,290,556 shares are issued and outstanding as of the date hereof; (ii) 15,000,000 shares of Non-Voting Common Stock, $0.01 par value per share, of which 3,446,282 shares are issued and outstanding; (iii) 850,000 shares of Series B Common Stock, of which 830,245 shares are issued and outstanding; and (iv) 120,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued and outstanding as of the date hereof. The Company Common Stock is held as of the date of this Agreement by the Persons and in the amount of shares as set forth in Schedule 3.4.1(a) hereto. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non assessable and have been issued in compliance with applicable federal, state and foreign securities Laws and all requirements set forth in contracts. Except as set forth in Schedule 3.4.1(b) hereto, there are no declared or accrued but unpaid dividends or distributions with respect to any shares of Company Common Stock.

Section 3.4.2 There are no Company Options other than those granted pursuant to the Company Stock Option Plans. Schedule 3.4.2(a) hereto sets forth for each outstanding Company Option, (i) the name of the holder of such option, (ii) the number of shares of Company Common Stock issuable upon the exercise of such option, (iii) the exercise price of such option and (iv) the plan under which such option was issued and if it is an “incentive stock option” within the meaning of Section 422 of the Code. Schedule 3.4.2(b) hereto sets forth for each outstanding Company warrant to purchase shares of capital stock of the Company, (A) the name of the holder of such warrant, (B) the number of shares of Company Common Stock issuable upon exercise of such warrant and (C) the exercise price of such warrant. Except for the Company Options and warrants to purchase shares of capital stock of the Company and the documents set forth in Schedule 3.4.2(c) hereto, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. True, correct and complete copies of the plans and agreements pursuant to which such Company Options and warrants to purchase shares of capital stock of the Company have been issued have been provided to the Parent. Except as set forth in Schedule 3.4.2(d) hereto, the Company is not a party to, and as of the date hereof, to the Knowledge of the Company, there are no other voting trusts, proxies or other agreements or understandings with respect to the voting interests of the Company. Except as set forth in Schedule 3.4.2(e) hereto, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act. All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary have been granted and issued, and all Company Options and shares of capital stock of the Company to be granted and issued pursuant to the Company Stock Option Plans prior to the

Effective Time, will be granted and issued, in compliance with (x) all applicable securities laws and other applicable legal requirements, and (v) all requirements set forth in applicable contracts.

Section 3.4.3 Except as set forth in Schedule 3.4.3 hereto, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of shares of Company Common Stock to which the Company is a party or to which it is bound.

Section 3.5 Subsidiaries.

Section 3.5.1 Schedule 3.5.1 hereto sets forth a true, correct and complete list of (i) all of the Company’s Subsidiaries, (ii) all outstanding capital stock, membership or partnership interests or other equity based or equity linked securities (“Capital Securities”) of each such Subsidiary, (iii) all options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating each Subsidiary to issue, transfer or sell any Capital Securities, (iv) any agreements, arrangements or understandings granting any Person any rights in the Subsidiaries similar to Capital Securities, (v) the jurisdiction of organization of each Subsidiary and (vi) a list of the officers and Directors of each Subsidiary. Except as disclosed in Schedule 3.5.1 hereto, all of the outstanding Capital Securities or other voting securities of each Subsidiary of the Company are validly issued, fully paid and non-assessable and owned by the Company or a Subsidiary of the Company free and clear of any Lien with respect thereto. No Subsidiary of the Company has issued any securities in violation of any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating each Subsidiary to issue, transfer or sell any Capital Securities and, except as set forth in Schedule 3.5.1 hereto, there are no options, warrants, calls, rights or other securities, agreements or commitments of any character obligating or committing either a Subsidiary of the Company or the Company to issue, deliver or sell shares of such Subsidiary’s capital stock or debt securities, or obligating either a Subsidiary of the Company or the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

Section 3.5.2 Except as set forth in Schedule 3.5.2, each Subsidiary of the Company (i) is a corporation or similar organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) is duly qualified or licensed as a foreign corporation, and is in good standing, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect and (iii) has the requisite power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its property and assets and conduct its business as it is now being owned, operated, leased and conducted. The Company has delivered to Parent a true and correct copy of each Subsidiary’s organizational documents (e.g., charter and by-laws), each as amended and in full force and effect. The minute books, stock record books and other similar records of each Subsidiary and, in the case of International only, the books and records are true, correct and complete in all material respects. No Subsidiary is in violation of any material provision of its organizational documents.

Section 3.5.3 Except as set forth in Schedule 3.5.3 hereto, the Company does not hold or own, directly or indirectly, any securities, equity interests or rights in any other corporation, partnership, joint venture or other Person, and there are no outstanding contractual obligations of the Company or any Subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or other person.

Section 3.5.4 The Company has identified its material Subsidiaries on Schedule 3.5.4 (the “Material Subsidiaries”). The business operations of the Material Subsidiaries (other than International), together with their Subsidiaries, were responsible for generating more than 80% of the consolidated revenues of the Company’s Subsidiaries (other than International) for the fiscal year ended December 31, 2003.

Section 3.6 No Violation. Except for the filing of the Certificate of Merger, such consents, waivers, approvals, orders, authorizations, declarations and filings as may be required under the HSR Act and other Antitrust Laws, and as set forth in Schedule 3.6 hereto, neither the execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder, nor the consummation by it of the transactions contemplated hereby, will (a) assuming receipt of the Company Stockholder Approval, contravene any provision of the certificate of incorporation or by-laws of the Company or any organizational documents or agreements of any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.7, violate any Law or judgment applicable to the Company or any of its Subsidiaries, (c) result in the creation or imposition of any Lien on any of the property held by the Company or any of its Subsidiaries, or (d) require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights, cancellation, modification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any assets of the Company or any of its Subsidiaries or acceleration of any right or obligation of the Company or any of its Subsidiaries or a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, deed of trust, license, contract, lease, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company any of its Subsidiaries or their respective properties or assets are bound or affected (including under any outstanding debt), except for (i) any default, right of termination, change of control rights, cancellation, modification, placement, release or acceleration which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or (ii) any notice or other action the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby.

Section 3.7 Approvals. Except as set forth in Schedule 3.7 hereto, no declaration, filing or registration with, notice to, nor Approval of, any Governmental Authority or work counsel or similar labor organization is required to be made, obtained or given by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under other Antitrust Laws which if not obtained or made would be material to the Company or any of its Material Subsidiaries or to the Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 3.8 Financial Statements; No Undisclosed Liabilities.

Section 3.8.1 Schedule 3.8.1 hereto includes true, correct and complete copies of the Company’s (i) audited consolidated balance sheets as of December 31, 2002 and 2003, and consolidated statements of income and cash flows for the years ended December 31, 2001, 2002 and 2003 (the “Annual Financial Statements”) and (ii) unaudited consolidated balance sheets and the related unaudited consolidated statements of income and cash flows for the monthly periods ended subsequent to December 31, 2003 and prior to the date hereof (the “Monthly Unaudited Financial Information” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from, and in accordance with, the information contained in the books and records of the Company, which have been regularly kept and maintained in accordance with the Company’s normal and customary practices and applicable accounting practices and fairly present, in all material respects, the financial condition of the Company as of the dates thereof and results of operations and cash flows for the periods referred to therein, and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated; provided, however, that the Monthly Unaudited Financial Information referred to in clause (ii) above is subject to normal recurring year-end adjustments (including adjustments for non-cash stock compensation expense, income taxes, joint venture equity accounting and pension accounting) which are consistent in nature with adjustments made in prior years, do not include footnotes and the statements of cash flows therein are not prepared in accordance with Financial Accounting Standards 95.

Section 3.8.2 The Company shall have provided the Parent with unaudited consolidated balance sheets and the related unaudited consolidated statements of income and cash flows for each quarterly period (“Quarterly Unaudited Financial Information”) completed subsequent to the date hereof, in each case within 45 days after the end of such quarterly period and accompanied by a certificate, duly executed by the chief financial officer, chief accounting officer or other senior financial officer of the Company in such person’s capacity as an officer, restating with respect to such Quarterly Unaudited Financial Information, the representations and warranties set forth in Section 3.8.1, and further, the Company shall be deemed to make such representations and warranties as to the Quarterly Unaudited Financial Information for all purposes of this Agreement; provided, however, that the Quarterly Unaudited Financial Information referred to in this Section 3.8.2 is subject to normal recurring year-end adjustments (including adjustments for non-cash stock compensation expenses, income taxes, joint venture equity accounting and pension accounting) which are consistent in nature with adjustments made in prior years and do not include footnotes to the extent permitted by Regulation S-X, and the statements of cash flows in the Quarterly Unaudited Financial Information are not prepared in accordance with Financial Accounting Standards 95.

Section 3.8.3 The Unaudited Company Interim Financial Statements, when delivered to Parent pursuant to Section 5.17 of this Agreement (including in each case, the notes thereto), (i) have been or (when delivered) will be, as the case may be, prepared in accordance with (x) GAAP consistent with the accounting principles and practices applied in preparation of the Annual Financial Statements, applied on a consistent basis for the periods involved, except for changes in accounting principles required by GAAP as expressly disclosed therein, and except for normal year-end adjustments which are consistent in nature with adjustments made in prior years and except for the absence of footnotes to the extent permitted by Regulation S-X (with attached thereto an associated review report of PricewaterhouseCoopers LLP under SAS 100 without exception or qualification) and (y) Regulation S-X of the Exchange Act, (ii) fairly presents or (when delivered) will fairly present, as the case may be, in all material respects the consolidated financial position, results of operations and cash flows of the Company, as of the dates and for the periods presented therein and (iii) have been prepared from, and in accordance with, the books and records relating thereto, which books and records will have been regularly kept and maintained in accordance with the Company’s normal and customary practices and applicable accounting requirements.

Section 3.8.4 Since December 31, 2003, neither the Company nor any of its Subsidiaries has incurred any material Liabilities or obligations (whether direct, indirect, accrued or contingent), except for Liabilities or obligations (i) incurred in the ordinary course of business and consistent with past practices subsequent to December 31, 2003, (ii) shown, accrued or reserved against in the Financial Statements or (iii) disclosed in Schedule 3.8.4.

Section 3.9 Absence of Certain Changes. Except as set forth in Schedule 3.9 hereto, since December 31, 2003, the Company has conducted its business in the ordinary course, consistent with past practice, and there has not been:

(a) any event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect other than developments generally in the supply chain management services industry, provided that such developments and have not disproportionately affected the Company or any of its Material Subsidiaries individually or taken as a whole;

(b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by the Company;

(c) any grant of any waiver or release by the Company or any Subsidiary of any right or claim, including any write off or other compromise of any account receivable other than in the ordinary course of business;

(d) except as required by applicable Law, any change in any election in respect of any Tax, adoption or change in any accounting method in respect of any Tax, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(e) any declaration, setting aside or payment of any dividend or other distribution payable in cash, stock or property with respect to its Capital Securities;

(f) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices, other than customer Liens imposed, or that may be imposed, pursuant to the terms of customer contracts, purchase orders or other agreements;

(g) any change in any method of financial accounting or financial accounting practice by the Company or any of its Subsidiaries except for any such changes after the date hereof required by reason of a concurrent change in GAAP;

(h) any material change in the Company’s Working Capital from the Estimated Working Capital;

(i) any change in the terms of payment or rebate arrangements set forth in any of the Material Contracts;

(j) any entry into any agreement or arrangement relating to hedging or foreign exchange transactions;

(k) any damage, destruction or loss of any property or asset, whether or not covered by insurance, for an amount in excess of $100,000; or

(l) any increase in the compensation payable (above budgeted amounts) to or to become payable to any of the corporate officers, Directors or Key Employees of the Company or its Subsidiaries (or any material increase in the compensation payable (above amounts provided for in the 2004 Budget) to other employees or consultants of the Company or its Subsidiaries), any amendment, establishment or termination of any Company Stock Option Plan, any grant or amendment of any bonus or any stock awards, stock options, stock appreciation rights or similar awards to any such corporate officers, directors, Key Employees or consultants or any actual or, to the Knowledge of the Company, anticipated departures of any of the corporate officers, Directors or Key Employees of the Company or its Subsidiaries.

Section 3.10 Leases of Personal Property and Real Property; Owned Real Property; Material Contracts; No Default.

Section 3.10.1 Schedule 3.10.1 hereto sets forth a true, correct and complete list of each lease, sublease, license and other agreement, including all amendments, modifications or supplements with respect thereto, of personal property and equipment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound (i) which provides for payments in excess of $100,000 per annum or (ii) which provides for payments in excess of $50,000 per annum and has a term remaining after the date hereof in excess of three years (collectively, the “Personal Property Leases”). The Company has delivered or made available to the Parent a true, correct and complete copy of each of the Personal Property Leases.

Section 3.10.2 Schedule 3.10.2 hereto sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements, including all amendments, modifications or supplements with respect thereto (collectively, the “Real Property Leases”), under which the Company or any Subsidiary uses or occupies or has the right to use or occupy any real property (the land, buildings and other improvements covered by the Real Property Leases and any other rights of the tenant thereunder being herein called the “Leased Real Property”), including the address of the premises demised under each Real Property Lease, the landlord, rent and use thereof. With respect to all Leased Real Property, the Company or any of its Subsidiaries has quiet possession thereof, and has valid leasehold interests providing exclusive and legally enforceable rights to use such Leased Real Property. Except as set forth in Schedule 3.10.2 hereto, neither the Company nor any Subsidiary has subleased any of the real property or given any third party any license or other right to occupy any portion of the real property leased by it. To the Knowledge of the Company, neither the operations of the Company and its Subsidiaries on the Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. The Leased Real Property is in good operating condition and repair, and to the Knowledge of the Company, free from material structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. The Company has delivered or made available to the Parent a true, correct and complete copy of each of the Real Property Leases, and (i) neither the Company nor any Subsidiary nor any other party to any Real Property Lease has waived any term or condition thereof, and all covenants to be performed by the Company or any Subsidiary prior to the Closing Date, or any other party to any Real Property Lease, have been performed in all material respects, (ii) the Company and any Subsidiary are current (and not late) with respect to all rental payments due under any Real Property Lease, (iii) no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full and (iv) the Company and any Subsidiary have not collaterally assigned or granted any security interest in any Real Property Lease or any interest therein.

Section 3.10.3 Except as set forth in Schedule 3.10.3 hereto, neither the Company nor any Subsidiary (i) currently owns or ground leases any real property or (ii) has ever owned or ground leased any real property.

Section 3.10.4 Schedule 3.10.4 hereto sets forth a true, correct and complete list of all agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, of the following types: (a) Real Property Leases; (b) Personal Property Leases; (c) material License Agreements, other than License Agreements granted to the Company by specific customers to enable the Company to provide services to or for the benefit of such customers and not to other customers; (d) any contract involving an investment by the Company or any of its Subsidiaries in any partnership, limited liability company or joint venture; (e) any contract of the Company or any of its Subsidiaries which involves a financing arrangement in excess of $250,000, other than purchase orders entered into in the ordinary course of business which contain customary terms and conditions; (f) employment agreements with any member of the Management Committee or any Key Employee; (g) sales agency, distribution or manufacturers representatives’ agreements; (h) loan agreements, notes, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money; (i) agreements with any Affiliate of the Company or its Subsidiaries; (j) any contract involving non-competition, exclusivity or any other restriction, in each such case with respect to the geographical area of operations or scope or type of business of the Company or any of its Subsidiaries or any of their respective Affiliates; (k) any contract relating to any acquisition or disposition of any capital stock or equity interest of the Company or any of its Subsidiaries; (l) contracts with the top twenty customers of the Company and its Subsidiaries based on revenues for fiscal year ended December 31, 2003; and (m) contracts that require stated payments in excess of $250,000 per annum; (n) contracts which as of the date hereof, are “material contracts” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act; (o) contracts which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement; (p) “requirements” contracts or any contracts committing a person to provide the quantity of goods or services required by another person which are material to the Company; (q) “take or pay” contracts which are material to the Company or any Subsidiary;

and (r) derivative contracts and other hedging arrangements (such contracts described in (a)–(r) above, the “Material Contracts”). The Company has delivered or made available to the Parent a true, correct and complete copy of each of the Material Contracts.

Section 3.10.5 Except as set forth in Schedule 3.10.5 hereto, each Material Contract is in full force and effect and is legal, valid, binding and enforceable against the Company or any of its Subsidiaries a party thereto and, to the Knowledge of the Company, on the part of any other parties thereto in accordance with its terms. None of the Company or any Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger; (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement; or (iii) have a Company Material Adverse Effect.

Section 3.11 Intellectual Property Matters.

Section 3.11.1 Schedule 3.11.1 hereto sets forth, for all of the following included in (or in the case of Software, covered by) the Company Owned Intellectual Property, a true, correct and complete list of all United States, state, foreign and international: (i) Patents (including, without limitation, Patent applications); (ii) Trademark registrations, applications and material unregistered Trademarks; (iii) Copyright registrations, applications and material unregistered copyrights; and (iv) material Software.

Section 3.11.2 Schedule 3.11.2 hereto sets forth a true, correct and complete list of all material License Agreements, other than License Agreements granted to the Company by specific customers to enable the Company to provide services to or for the benefit of such customers and not to other customers.

Section 3.11.3 Except as set forth in Schedule 3.11.3 hereto, the Company has not granted any third Person any right to promote, market, distribute, license or sell any of the Company Owned Intellectual Property.

Section 3.11.4 Except as set forth on Schedule 3.11.4, the Company owns or has the valid right to use, free and clear of all Liens (except customer Liens in the ordinary course), all of the Intellectual Property that is used or is necessary for the conduct of the Company’s and the Subsidiaries’ business as currently conducted. The material Company Owned Intellectual Property and, to the Knowledge of the Company, the Intellectual Property owned by third Persons that is the subject of a material License Agreement, has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned. Except as set forth on Schedule 3.11.4, the Company has not granted to any third Person any exclusive right with respect to any of the Company Owned Intellectual Property.

Section 3.11.5 There is no pending or threatened claim against the Company or any Subsidiary (i) alleging that the Company, any Subsidiary, any Company Owned Intellectual Property or any License Agreement infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third Person, or (ii) challenging the Company’s or any Subsidiary’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property and, to the Knowledge of the Company, there is no reasonable basis for a claim regarding any of the foregoing. To the Knowledge of the Company, there exists no prior act or current conduct or use by the Company, any of its Subsidiaries or any third party that would void or invalidate any material Intellectual Property owned by the Company or any of its Subsidiaries that is used or is necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted, or give cause to any licensor of material Intellectual Property licensed to the Company or any of its Subsidiaries to terminate or otherwise impair the rights of the Company or any of its Subsidiaries pursuant to any such License Agreement.

Section 3.11.6 Neither the Company nor any Subsidiary has brought or threatened a claim against any Person (i) alleging infringement, misappropriation, dilution or any other violation of the Company Owned Intellectual Property or the Intellectual Property that is the subject of any License Agreement, or (ii) challenging any Person’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property and, to the Knowledge of the Company, there is no reasonable basis for a claim regarding any of the foregoing.

Section 3.11.7 No current or former shareholder, partner, Director, officer, employee or contractor of Company or any Subsidiary (or any of their respective predecessors in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Company Owned Intellectual Property.

Section 3.11.8 The Company and all Subsidiaries take reasonable measures to protect, where appropriate in the exercise of reasonable business judgment, the confidentiality of the Trade Secrets included in the Company Owned Intellectual Property, including, but not limited to, requiring its employees and, where appropriate, third Persons having access thereto to execute written agreements containing obligations of non-disclosure with respect to such Trade Secrets. To the Knowledge of the Company, no material Trade Secrets included in the Company Owned Intellectual Property have been disclosed or authorized to be disclosed to any third Person other than pursuant to a written agreement containing non-disclosure obligations that adequately protect Company’s and the applicable Subsidiaries’ proprietary interests in such Trade Secrets. To the Knowledge of the Company, no third Person that is a party to any agreement with the Company or any of its Subsidiaries containing obligations of non-disclosure with respect to such Trade Secrets is in breach or default thereof.

Section 3.11.9 The registered and material unregistered Trademarks included in the Company Owned Intellectual Property have not been abandoned by the Company, and any other material Trademarks are the subject of a pending application for registration that is based on the Company’s use of, or bona fide intent to use, such Trademarks. To the Knowledge of the Company, there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks, and the Company has adequately policed the Trademarks against third party infringement so as to maintain the validity of such Trademarks.

Section 3.11.10 Except as set forth on Schedule 3.11.10, all material Software covered by the Company Owned Intellectual Property was developed by either (i) employees of the Company within the scope of their employment, or (ii) independent contractors who have assigned all of their rights in such Software to the Company pursuant to a written agreement.

Section 3.12 Litigation. Except as set forth in Schedule 3.12 hereto and except with respect to matters relating to routine employment or the provision of goods and services in the ordinary course of business where the amounts at issue do not exceed $75,000 individually, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, or their respective properties or their respective Directors or corporate officers in their respective capacities as such or for which the Company or any Subsidiary is obligated to indemnify a third party, in the case of pending claims, before any Governmental Authority, (b) there is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing, against the Company, its Subsidiaries, their properties (tangible or intangible) or their officers or Directors in their respective capacities as such or for which the Company or any Subsidiary is obligated to indemnify a third party, in the case of pending claims, before any Governmental Authority, and (c) no Governmental Authority has provided the Company with written notice challenging or questioning the legal right of the Company or any Subsidiary to conduct its operations as conducted at that time or as presently conducted. Except as set forth in Schedule 3.12 hereto, neither the Company nor any of its Subsidiaries is subject to (i) any outstanding judgment, order, arbitration ruling or other finding or decree of any Governmental Authority (or arbitral body) or (ii) any settlement or similar agreement or written arrangement with ongoing obligations relating to a dispute with any third party, in each case other than matters relating to routine employment and the provisions of goods and services in the ordinary course of business where the amounts at issue do not exceed $75,000 individually.

Section 3.13 Compliance with Laws; Permits.

Section 3.13.1 The Company and each of its Subsidiaries is, and since January 1, 2001 has been, in compliance in all material respects with all Laws (other than Environmental Laws, which are addressed under Section 3.19) applicable thereto, except for any violations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect, including those applicable by virtue of a contractual relationship with a third party. Neither the Company nor its Subsidiaries is in violation of or in default under, and to the Knowledge of the Company, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority. None of the Company nor any of its Subsidiaries is subject to reporting or registration under the Securities Exchange Act of 1934.

Section 3.13.2 Each of the Company and each Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority (other than Company Permits required under Environmental Laws, which are addressed under Section 3.19) necessary for the Company and each Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) result in a Company Material Adverse Effect.

Section 3.14 Taxes. Except as set forth in Schedule 3.14 hereto:

Section 3.14.1 The Company and its Subsidiaries have (a) duly and timely filed (or there has been filed on their behalf) with the appropriate Governmental Authorities all material Tax Returns (including all relevant elections associated with those Tax Returns) required to be filed by them, and all such Tax Returns are true, correct and complete, except for any error or omission that would not reasonably be expected to have a Company Material Adverse Effect and (b) timely paid all Taxes shown as due on such Tax Returns or have provided adequate reserves in accordance with GAAP, consistently applied, on the Company’s most recent audited Financial Statements for any taxes attributable to Tax Periods covered by such Tax Returns that have not been paid, whether or not shown as due on such Tax Returns.

Section 3.14.2 The Company and its Subsidiaries have complied in all material respects with all applicable Tax Laws relating to the payment and withholding of

Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code and employment withholding Taxes) and have, within the time and manner prescribed by Law, both registered for the purpose of each withholding Tax in the relevant territory or jurisdiction and withheld and paid over to the proper Governmental Authority all amounts required to be withheld and paid over under all applicable Tax Laws.

Section 3.14.3 There are no Liens for Taxes upon the assets or properties of the Company or any Subsidiary except for (a) statutory Liens for current Taxes not yet due and (b) Liens for Taxes being contested in good faith (to the extent that such Liens are set forth on Schedule 3.14.3 hereto);

Section 3.14.4 Neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any Subsidiary;

Section 3.14.5 To the Knowledge of the Company or any of its Subsidiaries, no federal, state, local or foreign audits, reviews, or other Actions (“Audits”) exist or have been initiated that have not otherwise been closed with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and neither the Company nor any Subsidiary has received any written notice of such an Audit; provided, however, that solely for the purposes of this Section 3.14.5, Key Employees shall include the Company’s tax director and any state or international tax director;

Section 3.14.6 All Tax deficiencies which have been claimed, proposed or asserted against the Company or any Subsidiary by any Governmental Authority have been fully paid or are being contested in good faith. No issue has been raised by any Governmental Authority in any current or prior Audit which, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any subsequent Tax Period.

Section 3.14.7 Neither the Company nor any Subsidiary (a) is required to include in income in any taxable period ending after the Closing Date any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Authority proposed any such adjustment or change of accounting method); (b) has made an election, or is required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property under Section 168 of the Code or any comparable provision of foreign, state or local law; or (c) has filed a consent pursuant to former Section 341(f) of the Code for (or any corresponding provision of state or local law) or agreed to have former Section 341(f) of the Code (or any corresponding provision of state or local law) applied to the disposition of any asset.

Section 3.14.8 No power of attorney has been granted by or with respect to the Company or any Subsidiary with respect to any matter relating to Taxes;

Section 3.14.9 Neither the Company nor any Subsidiary is a party to any agreement, contract or arrangement that will result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and no action by the Company or any subsidiary, whether pursuant to this Agreement or otherwise shall result in the making of any such payment;

Section 3.14.10 Neither the Company nor any Subsidiary has requested or received a ruling or determination from any Governmental Authority or signed a closing or other agreement with any Governmental Authority, in either case with respect to Taxes;

Section 3.14.11 Neither the Company nor any Subsidiary is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (collectively, “Tax Indemnification Agreements”); as of the date of this Agreement, the Company has no Knowledge of any potential Liability to any Person as a result of, or pursuant to, any such Tax Indemnification Agreement, including any Tax Indemnification Agreement set forth on Schedule 3.14;

Section 3.14.12 The Company has previously delivered or made available to the Parent true, correct and complete copies of (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company or any Subsidiary, (b) all United States federal Tax Returns, and those state, local and foreign Tax Returns filed by the Company or any Subsidiary (or, in each case, on its behalf) for tax periods ending on or after December 31, 2001 and (c) all closing agreements entered into by the Company or any Subsidiary with any Governmental Authority with respect to Taxes; the Company will deliver to the Parent all materials with respect to the foregoing for all matters arising after the date hereof;

Section 3.14.13 Neither the Company nor any Subsidiary has any Liability for Taxes of another Person (other than the affiliated group of which the Company is now the common parent) under Section 1.1502-6 of the Treasury regulations promulgated under the Code (the “Treasury Regulations”) or any similar provision under state, local or foreign Law, by contract or otherwise;

Section 3.14.14 Neither the Company nor any Subsidiary has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations (or similar provision under state, local or foreign Law) or any excess loss account under Section 1.1502-19 of the Treasury Regulations (or similar provision of state, local or foreign Law);

Section 3.14.15 Since the date of the most recent Financial Statement, neither the Company nor any Subsidiary has incurred any Liability for Taxes other than in the ordinary course of business;

Section 3.14.16 No claim has been made, nor is it reasonably expected that a claim will be made, by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns to the effect that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction;

Section 3.14.17 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 3.15 Insurance. Schedule 3.15 hereto sets forth a true, correct and complete list of all material insurance policies or binders maintained by or for the benefit of the Company, its Subsidiaries and its Directors, officers, employees or agents. The Company has delivered or made available to the Parent true, correct and complete copies of such policies and binders. Except as set forth in Schedule 3.15 hereto, (a) all such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies or binders by the Company or any

Subsidiary as to which the insurers have denied Liability, (c) the Company and its Subsidiaries have complied in all material respects with the provisions of such policies and (d) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by the Company or any Subsidiary to its insurers. Except as set forth in Schedule 3.15 hereto, the insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement and, following the Closing Date, the Company and its Subsidiaries will continue to be covered under such policies for events occurring prior to the Closing Date. Except as set forth in Schedule 3.15 hereto, no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment or loss sharing arrangement arising wholly or partially out of events arising prior to the date hereof. The Company and its Subsidiaries maintain insurance coverage with reputable insurers, or maintain self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries, respectively (taking into account the cost and availability of such insurance). Schedule 3.15 sets forth a list of all claims (other than insurance claims made by or for the benefit of employees) submitted to insurers during the past 18-month period ending February 29, 2004.

Section 3.16 Employee Benefit Plans.

Section 3.16.1 Schedule 3.16.1 hereto contains a true, correct and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, “change in control”, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is, or was within the past six years, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary (the “Employee Plans”); provided that with respect to Employee Plans established or maintained primarily for employees or former employees working outside the United States only material Employee Plans are listed. “Former Employee Plan” shall mean any Employee Plans which are not currently, but were within the past six years, maintained by the Company or any Subsidiary notwithstanding that such plans are not listed on Schedule 3.16.1. Except as set forth in Schedule 3.16.1, neither the Company nor any Subsidiary or ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional material employee benefit plan or modify or change, in any material way, any existing Employee Plan that would affect any employee or former employee of the Company or any Subsidiary and no condition exists which would prevent the Company or a Subsidiary from terminating any Employee Plan (other than an Employee Plan required to be maintained under applicable Law) without liability to the Company or a Subsidiary (other than for benefits accrued at the time of such termination), except to the extent limited by Law.

Section 3.16.2 With respect to each Employee Plan, the Company has heretofore delivered or made specifically available to the Parent a current, true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including any amendments thereto) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter; (iii) any summary plan descriptions or other reports and summaries required under ERISA or the Code; (iv) any material written communication (or a description of any material oral communications) to participants concerning the Employee Plans; and (v) for the two most recent years for which such documents are available, the Form 5500 and attached schedules, audited financial statements, actuarial valuation reports and any attorney’s response to any auditor’s request for information. Each Employee Plan and Former Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be “qualified” by the Internal Revenue Service and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to affect such qualified status. Each Employee Plan and Former Employee Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

Section 3.16.3 None of the Employee Plans or Former Employee Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA (a “Multiemployer Plan”), nor is or was any Employee Plan or Former Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such Liability. Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time sponsored, maintained, contributed to or had an obligation to contribute to, any Multiemployer Plan or any pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

Section 3.16.4 Neither the Company or any Subsidiary, any Employee Plan, any Former Employee Plan, any trust created thereunder, nor, to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Employee Plan, any Former Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any Former Employee Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. To the Knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Plan or any Former Employee Plan that could result in any material liability to the Company or an ERISA Affiliate.

Section 3.16.5 Except as set forth on Schedule 3.16.5, each Employee Plan and Former Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, and all contributions required to be made under the terms of any of the Employee Plans or any Former Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Company Financial Statements except for any failure to do so which would not result in any material liability to the Company or an ERISA Affiliate.

Section 3.16.6 No Employee Plan or Former Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

Section 3.16.7 The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer or (iii) prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Former Employee Plan.

Section 3.16.8 There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Employee Plan or Former Employee Plan, by any employee or beneficiary covered under any such Employee Plan or Former Employee Plan with respect to such plan, or otherwise involving any such Employee Plan or Former Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine claims for benefits).

Section 3.16.9 With respect to each Employee Plan and Former Employee Plan that is subject to the Law of any jurisdiction outside the United States (each, a “Foreign Benefit Plan”):

(a) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been timely made in all material respects, or, if applicable, accrued, in accordance with applicable accounting practices;

(b) the fair market value of the assets of each funded Foreign Benefit Plan, the Liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of December 31, 2003, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations;

(c) the Foreign Benefit Plan has been maintained in all material respects in accordance with all applicable Laws and, if intended to qualify for special tax treatment, the Foreign Benefit Plan meets all requirements for such treatment, except for any failure to do so which would not result in any material liability to the Company; and

(d) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

Section 3.17 Employees. Except as set forth in Schedule 3.17 hereto:

Section 3.17.1 There is no:

(a) collective bargaining agreement or any other agreement, whether in writing or otherwise, with any labor organization, union, group or association applicable to the employees of the Company or any of its Subsidiaries;

(b) unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries before the National Labor Relations Board or any other federal, state local or foreign agency;

(c) pending or, to the Knowledge of the Company, threatened or affecting the Company or its Subsidiaries, strike, slow-down, work stoppage, lockout or other collective labor Action or dispute by or with respect to any employees of the Company or any Subsidiary; or

(d) pending or, to the Knowledge of the Company, threatened representation question or union or labor organizing activities with respect to employees of the Company or any Subsidiary.

Section 3.17.2 During the past three years, neither the Company nor any of its Subsidiaries have effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries; nor has the Company or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The employees of the Company or its Subsidiaries have not suffered an “employment loss” (as defined in the WARN Act) since three months prior to the date of this Agreement.

Section 3.17.3 The Company and its Subsidiaries have at all times and in all material respects properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable, and no indication has been received from any Governmental Authority that such contractors would be considered employees for employment law or tax purposes at any time.

Section 3.17.4 The Company and its Subsidiaries have at all times and in all material respects paid their respective employees in conformance with applicable federal, state, local and foreign wage and hour laws. There are not presently pending, or to the Knowledge of the Company threatened, any claims with respect to working hours or the payment of wages, overtime or any other form of employee compensation.

Section 3.17.5 The Company and its Subsidiaries do not, formally or informally, have a custom or practice of paying ex-gratia severance payments to employees, except as disclosed on Schedule 3.17.5.

Section 3.18 Personal Property; Assets. Schedule 3.18 hereto sets forth a true, correct and complete list of all equipment and fixtures (a) purchased by the Company and its Subsidiaries since December 31, 2003, and (b) owned by third Persons, including any customers of the Company and its Subsidiaries, and used by the Company and its Subsidiaries in their business other than pursuant to Personal Property Leases. Except as set forth in Schedule 3.18(a) hereto, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in or right to use by license or otherwise, the properties and assets used by it on or immediately prior to the date hereof (collectively, the “Assets”), free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable and (ii) Liens that are not material to the value of the properties or assets encumbered and that do not impair in any material respect the current use or operation or value of such properties and assets. Except as set forth in Schedule 3.18(b) hereto, the Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible (including all Company Owned Intellectual Property and all Intellectual Property used by the Company and its Subsidiaries pursuant to License Agreements), necessary to conduct the business of the Company and its Subsidiaries in all material respects as conducted by the Company and its Subsidiaries on or immediately prior to the date hereof.

Section 3.19 Environmental Matters.

Section 3.19.1 Except as set forth in Schedule 3.19 hereto, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries has received any written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, alleging that the Company or its Subsidiaries is not in such compliance, and there are no past or present

Actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future. All material permits and other governmental authorizations currently held by the Company and its Subsidiaries pursuant to applicable Environmental Laws are identified in Schedule 3.19.1 hereto.

Section 3.19.2 Except as set forth in Schedule 3.19.2 hereto, there is no Environmental Claim pending or threatened against the Company or its Subsidiaries or, to the Knowledge of the Company, against any Person whose Liability for any Environmental Claim the Company or its Subsidiaries has or may have retained or assumed either contractually or by operation of Law which would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.19.3 Except as set forth in Schedule 3.19.3 hereto, there are no past or present Actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which reasonably would be expected to form the basis of an Environmental Claim against the Company, or to the Knowledge of the Company, against any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law other than those of which the Company, as of the date hereof, does not have Knowledge and which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.20 Customers. Schedule 3.20 hereto sets forth a list of the top twenty customers of the Company and its Subsidiaries based on revenues for the fiscal year ended December 31, 2003 and identifies those customers for whom the Company holds consigned inventory.

Section 3.21 Inventory. Except as set forth in Schedule 3.21 hereto, all inventory of the Company and its Subsidiaries reflected on the Current Balance Sheet consisted, and substantially all such inventory acquired since February 29, 2004 consists, of a quality and quantity reasonably expected to be usable and salable in the ordinary course of business, net of any reserves and amounts subject to sunset salebacks to customers. Except as disclosed in the notes to the Financial Statements or in Schedule 3.21 hereto, all items included in the inventory of the Company are the property of the Company or a Subsidiary free and clear of any Lien, have not been pledged as collateral, are not held by the Company or a Subsidiary on consignment from others and conform in all material respects to all standards applicable to the use or sale of such inventory imposed by Governmental Authorities.

Section 3.22 Fees. Except for Goldman, Sachs & Co., there is no investment banker, broker, finder, intermediary or other Person (other than lawyers and accountants) with whom the Company has any understanding or arrangement who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23 Related-Party Transactions. Except as set forth in Schedule 3.23 hereto and other than advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Company policy, no Key Employee, officer or Director of the Company or any Subsidiary or member of his or her immediate family is currently indebted to the Company or any Subsidiary. Except as set forth in Schedule 3.23 hereto, to the Knowledge of the Company, as of the date hereof none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary except, in any of such cases, for up to a one-percent interest in any corporation with shares that are publicly traded. Except as set forth in Schedule 3.23 hereto, no Key Employee, officer or Director of the Company or any Subsidiary and no member of the immediate family of any Key Employee, officer or Director of the Company or any Subsidiary is directly or indirectly interested in any Material Contract with the Company or any Subsidiary or has or claims to have any interest in the Intellectual Property of the Company and its Subsidiaries.

Section 3.24 Foreign Corrupt Practices Act. To the Knowledge of the Company, none of the Company or its Subsidiaries or any of their respective Directors, officers, agents or employees or (solely in respect of the Company and its Subsidiaries) Parent or Merger Sub has in the past three years (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 3.25 Acquisitions. Schedule 3.25 hereto sets forth each acquisition, by means of asset purchase, merger, consolidation or other similar transaction, of a Person or business by any of the Company or its Subsidiaries (each, an “Acquisition”): (a) the identities of the selling parties in such Acquisition, (b) the Liabilities or obligations incurred with respect to such Acquisition that are outstanding or contingent as of the date hereof, and (c) the existence, if any, of outstanding disputes between the Company or any of its Subsidiaries, on the one hand, and one or more of the selling parties in such Acquisition, on the other hand, which relate to the Acquisition.

Section 3.26 International Trade Laws.

Section 3.26.1 Except as disclosed on Schedule 3.26.1, none of the Company or any of its Subsidiaries or any Key Employees has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has taken any action or made any omission in violation of, or that would reasonably be expected to cause the Company or any of its Subsidiaries to be in violation of, any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation: the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto (collectively, the “International Trade Laws”), except in each case for actions, omissions or violations that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 3.26.2 Except as disclosed on Schedule 3.26.2, none of the Company or any of its Subsidiaries or any Key Employees has any reasonable basis for believing that, in the past five (5) years, the Company or any of its Subsidiaries are or have been the subject of any investigation, complaint or claim of any violation of the International Trade Laws by any Governmental Authority, except in each case for violations that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 3.27 Disclosure Documents.

Section 3.27.1 The Proxy Statement, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, and (D) the Effective Time, will comply as to form in all material respects with the applicable requirements of all applicable Laws.

Section 3.27.2 The Proxy Statement, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, and (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this (b) will not apply to statements or omissions included in the Proxy Statement based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

Section 3.28 Labor and Other Employment Matters.

Section 3.28.1 Except as disclosed on Schedule 3.28.1, each of the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours such that any individual claim would result in a Company Material Adverse Effect with the respective business activities of the Company or any Subsidiary. Except as disclosed on Schedule 3.28.1, none of the Company or any of its Subsidiaries is aware of any claimed or alleged liability for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as disclosed on Schedule 3.28.1, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority such that any individual claim would result in a Company Material Adverse Effect with the respective business activities of the Company or any Subsidiary. Except as disclosed on Schedule 3.28.1, to the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

Section 3.28.2 The Company has identified in Schedule 3.28.2 and has made available to Parent true and complete copies of (A) all agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries committing the Company or any of its Subsidiaries to make severance payments in the event of termination and (B) all written severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees.

Section 3.28.3 There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 3.29 Tax Treatment. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.30 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other equity interests of the Company necessary to approve the Merger.

Section 3.31 Subsidies. Except as set forth on Schedule 3.31, the Company does not, and in fiscal year 2003 did not, enter into a factoring or discounting arrangement with a third party with respect to accounts receivable from the Company’s top twenty customers based on revenues for fiscal year 2003.

Article 4.

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Company Stockholders as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent’s Restated Certificate of Incorporation, as amended (the “Parent Certificate”) and Restated By-laws, as amended (the “Parent By-laws”) that are listed as exhibits to Parent’s Form 10-K for the year ended July 31, 2003 are complete and correct copies thereof as in effect on the date hereof, and there has been no amendment thereto since such date. Parent is not in violation of any of the provisions of the Parent Certificate or Parent By-laws.

Section 4.3 Capitalization. The authorized capital stock of Parent consists of 1,400,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the “Parent Preferred Stock”). As of March 18, 2004, (A) 401,286,091 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Parent Common Stock were held in the treasury of Parent or any of its Subsidiaries, and (C) 17,404,477 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date. As of March 18, 2004, no shares of Parent Preferred Stock were issued or outstanding. As of March 18, 2004, except for Parent Options to purchase not more than 17,404,477 shares of Parent Common Stock, agreements or arrangements described in the Parent SEC Filings, there were no options, warrants or other rights to purchase capital stock of Parent, or securities convertible into or exchangeable for such capital stock or obligating Parent to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of Parent. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

Section 4.4 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. Each of (A) the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub and the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and thereby and (B) the issuance of shares of Parent Common Stock in accordance with the Merger, have been duly and validly authorized by all necessary corporate action (including approval by Parent as sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

Section 4.5 No Conflict; Required Filings and Consents.

Section 4.5.1 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (B) assuming that all consents, approvals, authorizations, permits, filings and notifications described in Section 4.5.2 have been obtained or made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent or by which any property or asset of Parent, Merger Sub or any of Parent’s Subsidiaries is bound or affected or (C) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any of Parent’s Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Parent Material Adverse Effect.

Section 4.5.2 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of NASDAQ, and filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger, (y) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (z) have a Parent Material Adverse Effect. The execution and delivery of this Agreement and each Ancillary Agreement to which Parent and/or Merger Sub is a party do not, and the performance hereof and thereof by Parent and/or Merger Sub will not, require a vote of the Parent’s stockholders pursuant to the applicable rules and regulations of NASDAQ.

Section 4.6 Litigation. (A) There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent or Merger Sub, threatened in writing, against Parent or Merger Sub (including, without limitation, by or before any Governmental Authority), and (B) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any or Governmental Authority which, in the case of (A) or (B): (i) would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Merger; or (ii) would be required to be disclosed in response to Item 103 of Regulation S-K under the Securities Act that has not been so disclosed in the Parent SEC Filings filed prior to the date of this Agreement.

Section 4.7 SEC Filings; Financial Statements.

Section 4.7.1 Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since July 31, 2000 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (A) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments.) The books and records of Parent have been, and are being, maintained in accordance with applicable legal and accounting requirements.

Section 4.8 Disclosure Documents.

Section 4.8.1 The Registration Statement, the Proxy Statement, and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting and (D) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

Section 4.8.2 The Registration Statement, and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting and (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8.2 will not apply to statements or omissions included in the Registration Statement, or any Other Filings based upon information furnished in writing to the Parent or Merger Sub by the Company specifically for use therein.

Section 4.9 Absence of Certain Changes . Except as set forth in the Parent SEC Filings filed through the date of this Agreement, since July 31, 2003, the Parent has conducted its business in the ordinary course, consistent with past practice, and there has not been:

(a) any event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect other than developments generally in the industries in which Parent operates its business, provided that such developments have not disproportionately affected the Parent or any of its Subsidiaries individually or taken as a whole;

(b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by Parent; or

(c) any action taken by Parent or any of its Subsidiaries during the period from August 1, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

Section 4.10 Tax Matters. None of Parent, any Subsidiary of Parent or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11 Ownership of Merger Sub; No Prior Activities.

Section 4.11.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.11.2 All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

Section 4.11.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement or any Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.12 Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Article 5.

Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Schedule 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each of its Subsidiaries to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers and Key Employees of the Company and each of its Subsidiaries and to preserve the current relationships of the Company and each of its Subsidiaries with such of the customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Schedule 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of NASDAQ), and shall not permit any Subsidiary of the Company to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

Section 5.1.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

Section 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Capital Securities in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Capital Securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Capital Securities or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries, other than the issuance of additional (i) options granted to non-executive employees pursuant to Company Stock Option Plans in existence on the date of this Agreement in a manner consistent with past practice, (ii) warrants to purchase shares of Company Common Stock contemplated by agreements existing as of the date of this Agreement, and (iii) shares of Company Common Stock issuable upon the exercise of Company Options and/or warrants to purchase shares of capital stock of the Company outstanding as of the date of this Agreement in accordance with their terms, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice.

Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company or issuance of additional warrants to purchase shares of Company Common Stock contemplated by agreements existing as of the date of this Agreement) or enter into any agreement with respect to the voting of its capital stock;

Section 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Capital Securities or other securities;

Section 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets budgeted for in the Company’s budget for the fiscal year ending December 31, 2004 as disclosed to Parent prior to the date hereof (the “2004 Budget”) or in the ordinary course of business consistent with past practice that is individually not in excess of $250,000 or in the aggregate, not in excess of $1,000,000 for the Company and its Subsidiaries taken as a whole; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money; provided that the Company and its Subsidiaries may incur indebtedness for borrowed money under revolving credit lines pursuant to lending agreements existing as of the date of this Agreement so long as the Company’s Net Debt does not exceed $80,000,000; (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice; (D) make or authorize any capital expenditure in excess of the 2004 Budget, other than capital expenditures that are not, in the aggregate, in excess of $500,000 for the Company and its Subsidiaries taken as a whole; or (E) with respect to clauses (A) and (B) above, enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

Section 5.1.6 except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Schedule 3.28.2 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of non-officer employees of the Company or any of its Subsidiaries which are not across-the-board increases unless required pursuant to an agreement in existence on the date of this Agreement or collective bargaining or similar agreements to which the Company is subject); (B) grant any rights to severance or termination pay to, or enter into any agreement to provide severance benefits with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for the issuance of new stock options to new, non-executive employees in the ordinary course of business consistent with past practice, or to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Plans.

Section 5.1.7 (A) pre-pay any long-term debt in an amount not to exceed $50,000 in the aggregate for the Company and its Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for borrowings under revolving credit lines existing as of the date of this Agreement in the ordinary course of business consistent with past practice and in accordance with their terms, (B) fail to collect notes or accounts receivable in the ordinary course of business consistent with past practice or enter into a factoring or discounting arrangement with a third party with respect to accounts receivable, (C) fail to pay any account payable in the ordinary course of business consistent with past practice, or (D) vary the Company’s inventory practices in any material respect from the Company’s past practices;

Section 5.1.8 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Authority;

Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

Section 5.1.10 make any material tax election or settle or compromise any material liability for Taxes;

Section 5.1.11 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Section 5.1.12 adopt or implement any stockholder rights plan;

Section 5.1.13 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

Section 5.1.14 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and its Subsidiaries taken as a whole, except for depreciation and amortization in accordance with GAAP consistently applied and any write-offs of inventory or accounts receivable that do not exceed $200,000 individually or $500,000 in the aggregate.

Section 5.1.15 take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares any person or entity (other than Parent, Merger Sub or any of Parent’s Subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

Section 5.1.16 open or close, or enter into an agreement to open or close, any facility or office except as disclosed on Schedule 5.1.16;

Section 5.1.17 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

Section 5.1.18 fail to be in material compliance with the terms of instruments evidencing indebtedness incurred by the Company;

Section 5.1.19 allow any insurance policy relating to the Company’s business to lapse without obtaining replacement insurance coverage of comparable amount at similar cost;

Section 5.1.20 enter into any contract which contains any non-compete or exclusivity provisions with respect to any customer, line of business or geographic area with respect to the Company, any of its Subsidiaries or any of the Company’s current or future affiliates, or which restricts the conduct with respect to any customer, of any line of business by the Company, any of its Subsidiaries or any of the Company’s current or future affiliates or any geographic area in which the Company, any of its Subsidiaries or any of the Company’s current or future affiliates may conduct business, or which otherwise restricts operation of the Company’s business, in each case in any material respect, in each case other than non-compete agreements signed by employees incident to their employment by the Company or any of its Subsidiaries;

Section 5.1.21 take any formal action or grant any consent or approval concerning any joint venture outside the ordinary course of business consistent with past practice; or

Section 5.1.22 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Conduct of Business by Parent Pending the Closing. Except as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law or any stock exchange regulations applicable to the Parent), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

Section 5.2.1 amend or otherwise change the Parent Certificate or Parent By-laws or equivalent organizational documents in a manner that adversely affects the rights of holders of Parent Common Stock (except for a reverse stock split as previously approved by the stockholders of Parent);

Section 5.2.2 declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent’s capital stock (other than regular quarterly cash dividends);

Section 5.2.3 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a Governmental Authority;

Section 5.2.4 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Section 5.2.5 authorize or undertake any acquisitions of another company (whether by way of merger, consolidation, stock purchase, asset purchase or otherwise) in a manner that would be reasonably likely to delay the effectiveness of the Registration Statement due to a requirement to include financial statements for the acquired assets or company in the Registration Statement or authorize or undertake any equity financing intended primarily to raise capital for Parent;

Section 5.2.6 take any action that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except, in every case, as may be required by applicable Law; or

Section 5.2.7 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger, and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.4 Registration Statement; Proxy Statement.

Section 5.4.1 As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with approving the Merger (together with any amendments thereof or supplements thereof, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use all reasonable efforts to respond to any comments made by the SEC with respect to the Registration Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement (and a copy of the prospectus contained within the Registration Statement if the Proxy Statement is not included in the Registration Statement) to stockholders. The Proxy Statement shall (subject to the last sentence of Section 5.7.3 hereof) include the recommendation of the Board of Directors of the Company ( the “Company Board”) that adoption of the Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair and in the best interests of the Company’s stockholders.

Section 5.4.2 Subject to the last sentence of Section 5.7.3 hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to press releases made in compliance with Section 5.11 of this Agreement) to the Proxy Statement, the Registration Statement or any Other Filings will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement, the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.4.3 If at any time prior to the Effective Time, any event relating to Parent, the Company or any of its Subsidiaries, or any of their respective officers, directors of affiliates should be discovered by one party which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, such party shall promptly inform the other party. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respect with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

Section 5.4.4 The Registration Statement also shall register for resale the shares of Parent Common Stock received in the Merger by each stockholder of the Company that is a party to the Transfer Agreement (with respect to shares of Parent Common Stock subject to the Transfer Agreement) and the Stockholder Representative (with respect to shares of Parent Common Stock held in the Escrow Fund) (such stockholders and the Stockholder Representative, the “Covered Persons”) upon the terms set forth in the Transfer Agreement. If required by applicable law, rules or regulations, or if deemed desirable by Parent, after the Effective Time, Parent shall file a post-effective amendment on Form S-3 to the Registration Statement (the “S-3 Amendment”), which shall include a resale prospectus for the Covered Persons of the number of shares of Parent Common Stock received by them in the Merger and held in the Escrow Fund, and Parent shall keep the S-3 Amendment effective until the earliest of: (i) 270 days following the Effective Time, (ii) the date of final sale by the Covered Persons of all shares of Parent Common Stock registered on the S-3 Amendment (“Registrable Resale Shares”) or (iii) the date upon which all Covered Persons’ Registrable Resale Shares become saleable without registration pursuant to Rule 145 under the Securities Act.

Section 5.5 Company Stockholders’ Meeting. The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable (but not before 21 days after the effectiveness of the Registration Statement) for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

Section 5.6 Access to Information; Confidentiality.

Section 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of their respective officers, employees, accountants and legal counsel (collectively, the “Company Representatives”) to (A) provide to Parent and Merger Sub and their respective officers, employees, accountants and legal counsel (collectively, the “Parent Representatives”) access, at reasonable times upon 72 hours prior notice to, and with coordination through, the Chief Executive Officer, Chief Financial Officer or general counsel of the Company, to the officers, employees, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request. No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

Section 5.6.2 With respect to the information disclosed pursuant to Section 5.6.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

Section 5.7 No Solicitation of Transactions.

Section 5.7.1 None of the Company or any of its Subsidiaries shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the approval of the stockholders of the Company of the Merger, the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise be reasonably likely to constitute a breach of the directors’ fiduciary duties to stockholders, the Company may, in response to a Superior Proposal and subject to the Company’s compliance with Section 5.7.2 (x) furnish information with respect to the Company and its Subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions or negotiations with respect to such Superior Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

Section 5.7.2 The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

Section 5.7.3 Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the “Company Recommendation”) and the matters to be considered at the Company Stockholders’ Meeting, (B) other than the Merger, approve or recommend, or propose publicly or to its stockholders to approve or recommend, any Acquisition Proposal or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 5.7 shall prohibit the Company from (x), if subject thereto, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y), if the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise be likely to constitute a breach of its fiduciary duty to stockholders, from withdrawing or modifying its recommendation of the Merger no earlier than the second business day following the day of delivery of written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement.

Section 5.8 Appropriate Action; Consents; Filings.

Section 5.8.1 The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (i) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (ii) the HSR Act, (iii) the EC Merger Regulations, (iv) any other applicable Antitrust Laws and (v) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.8.1 shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

Section 5.8.2 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents (A) necessary to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule, (C) reasonably requested by Parent, or (D) otherwise referenced in Section 6.1.4 or Section 6.2.3, in each case other than customer contracts which do not contain minimum purchase obligations. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use reasonable efforts, and shall take reasonable actions to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.8.3 From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any of its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or any of its Subsidiaries, which in either case would reasonably be expected to result in a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

Section 5.9 Letters of Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent a comfort letter from the Company’s independent public accountants, one dated the date on which the Registration Statement shall become effective and one dated a date within two business days before the Effective Time, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants.

Section 5.10 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied, or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, except as provided in Section 7.1.9.

Section 5.11 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with NASDAQ.

Section 5.12 NASDAQ Listing. Parent shall promptly prepare and submit to NASDAQ and any other applicable stock exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.13 Employee Benefit Matters. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (the “Parent Benefit Plans”) in which any director, officer or employee of the Company or any of its Subsidiaries (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize, to the extent recognized under the applicable Employee Plan, all service of the Company Employees with the Company or any of its Subsidiaries (and predecessor entities), as the case may be, for purposes of vesting, eligibility for entitlement to and accrual of benefits, in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time; provided, however, that no service shall be recognized to the extent that such recognition would result in a duplication of benefits or benefit accrual.

Section 5.14 Indemnification of Directors and Officers.

Section 5.14.1 Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company’s Certificate of Incorporation and Company by-laws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and by-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any of its Subsidiaries or who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law. Parent agrees to cause the Surviving Corporation to comply with and satisfy, or Parent shall itself comply with and satisfy, the indemnification obligations contained in the certificate of incorporation and by-laws of the Surviving Corporation.

Section 5.14.2 For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $320,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.14, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.14 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14).

Section 5.14.3 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

Section 5.15 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.16 Affiliate Letters. The Company shall, within five business days of the date hereof, deliver to Parent a list of names and addresses of those Persons, that to the knowledge of the Company, are or may be deemed to be as of the time of the Company Stockholders’ Meeting “affiliates” of the Company within the meaning of Rule 145 under the Securities Act and who own Company Common Stock. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company, as the case may be (unless, in the case of Parent, an opinion of outside counsel to the Company reasonably acceptable to Parent is provided to Parent that such Person is not an affiliate), as a Person who may be deemed to be such an affiliate; provided, however, that no such Person identified by Parent or the Company, as the case may be, shall remain on such list of affiliates if Parent or the Company, as the case may be, shall receive from the other party, on or before the date of the Company Stockholders’ Meeting, an opinion of outside counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall use reasonable best efforts to deliver or cause to be delivered to the other party, prior to the date of the Company Stockholders’ Meeting, from each such affiliate identified in the foregoing lists a letter dated as of the Company Stockholders’ Meeting in the form attached as Exhibit C hereto (collectively, the “Affiliate Letter”). Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger.

Section 5.17 Delivery of Financial Statements. For each fiscal quarter ending on or after March 31, 2004 and on or before the date that is 45 days following the end of the quarter, the Company shall cause to be delivered to Parent the Quarterly Unaudited Financial Information for such quarter together with an associated review report under SAS 100 without exception or qualification of PricewaterhouseCoopers LLP with respect thereto.

Section 5.18 Resignations; Transfer of Joint Venture Interests.

Section 5.18.1 The Company shall, and shall cause its affiliates to, use reasonable commercial efforts to cause (i) to be delivered to Parent duly signed resignations (effective at the Effective Time) of the Company’s and its affiliates’ designees on the board of directors (or similar governing body) of each joint venture of the Company, each of which is listed on Schedule 3.5.3, effective at the Effective Time, and (ii) transfer (effective at the

Effective Time) any equity interest in the joint ventures listed on Schedule 3.5.3 held by the designees of the Company and its affiliates to the boards of directors (or similar governing body) of such joint ventures to those individuals designated by the Parent.

Section 5.18.2 Parent shall use reasonable commercial efforts to cooperate with the Company with respect to the Company’s obligations under subclause (ii) of Section 5.18.1.

Section 5.18.3 The Company shall, and shall cause its affiliates to, use reasonable commercial efforts to cause any shares of any Subsidiary held by nominees to be transferred to a nominee designated by Parent, effective at the Effective Time.

Section 5.19 NASDAQ Letter. Promptly following the date of this Agreement, Parent shall undertake with the Company’s cooperation to obtain written confirmation from NASDAQ that the shares of Parent Common Stock subject to issuance pursuant to the options granted in substitution of Company Options pursuant to Section 2.4.3 of this Agreement (the “Substitute Option Shares”) will not be counted in the calculation of the maximum number of shares which may be issued in the Merger without obtaining approval of the stockholders of Parent pursuant to NASD Rule 4350. If such letter is not obtained at least fifteen trading days prior to the Company Stockholder Meeting, the Company and Parent agree that the Substitute Option Shares shall be deemed to count towards such limitation for purposes of calculating the Exchange Ratio, including without limitation, the limitation imposed in clause (y)(2) of the first proviso in Section 2.1.1.

Section 5.20 FIRPTA Certification. Prior to the Closing Date, the Company shall deliver to Parent either (i) notices from the Company, also delivered to the Internal Revenue Service, that the Company Common Stock are not a “U.S. real property interest” in accordance with the Treasury Regulations under Section 897 and 1445 of the Code, or (ii) certifications from the Company’s stockholders that they are not foreign persons in accordance with Treasury Regulations described under Section 1445 of the Code. If Parent does not receive either the notices or certifications described above on or before the Closing Date, Parent shall be permitted to withhold from the Purchase Price any required withholding tax under Section 1445 of the Code.

Section 5.21 Acquisition of Non-U.S. Company Subsidiaries. At any time prior to the tenth business day prior to the Closing Date, Merger Sub or its designee (which may be Parent or any of its Subsidiaries) shall have the option, in its sole discretion, to elect to purchase from International all or substantially all of the outstanding capital stock of one or more of the Company’s Subsidiaries that are organized under the laws of jurisdictions outside the United States of America in exchange for one or more promissory notes with an aggregate value equal to the fair market value of the Subsidiaries acquired. If Merger Sub or its designee makes such election, any such purchase or purchases shall occur on the Closing Date after all conditions to Parent’s obligations to close the transactions contemplated by this Agreement have been satisfied, and be effective immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, any purchases of Company Subsidiaries pursuant to such election shall be disregarded for all purposes of this Agreement, including, without limitation, determining the accuracy of Company and Subsidiary representations and warranties and determining the Section 2.1.5 Net Debt and Working Capital Adjustment. Notwithstanding the foregoing, the Company shall cooperate with Parent in completing any such stock purchase by seeking any consents, approvals or waivers, or making any such filings and furnishing any information required in connection therewith. No purchases pursuant to this Section 5.21 shall be permitted in the event that such purchase could reasonably be expected to cause the Merger to fail to be a reorganization under Section 368(a) of the Code.

Section 5.22 Retention Policy. Prior to the Effective Time, Parent shall adopt an employee retention incentive policy to grant restricted shares of Parent Company Stock to certain employees of the Company who continue to be employed by the Company or Parent on the first anniversary of the Effective Time. Parent and the Company’s current Chief Executive Officer shall mutually agree which employees of the Company will be eligible for such grants and how the shares will be allocated among them. The shares of Parent Common Stock issued pursuant to such grants shall be issued promptly following the Effective Time, with the number of shares issuable being equal to (i) $3,500,000 divided by (ii) the closing price of Parent Common Stock on the first trading day following the Effective Time. The shares issuable pursuant to such grants may be issued under any new or pre-existing plan of Parent, as Parent shall determine consistent with the foregoing. Notwithstanding anything herein to the contrary, no awards under the retention policy will be made to persons who may be disqualified individuals within the meaning of Section 280G of the Code.

Section 5.23 Reaudit of 2001 Financial Statements. Promptly following the date of this Agreement, the Company shall undertake to obtain a reaudit of the financial statements for the Company for the fiscal year ended December 31, 2001 that were previously audited by Arthur Andersen, and shall undertake reasonable best efforts to have it completed as soon as practicable following the date of this Agreement.

Section 5.24 Repayment of Director and Officer Loans. The Company shall permit the obligors on the loans described on Schedule 6.2.11 to repay the outstanding principal and accrued interest due under such loans on or before the Closing Date in cash or shares of Company Common Stock, at the option of the obligor under each such loan, with the value of shares of Company Common Stock being based on a value per share equal to the Closing Parent Common Stock Price multiplied by the Exchange Ratio.

Article 6.

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

Section 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

Section 6.1.2 Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders.

Section 6.1.3 No Order. No Governmental Authority, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated,

enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

Section 6.1.4 Consents and Approvals. All consents, approvals and authorizations of any Governmental Authority set forth in Schedule 3.7 or required to be set forth in the related sections of the Company Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of any material conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of any material funds by Parent or the Company to a third party in exchange for any such consent.

Section 6.1.5 Antitrust Laws. Any applicable waiting periods, together with any extensions thereof, under Antitrust Laws shall have expired or been terminated.

Section 6.1.6 Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.2.1 Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement shall be true and correct (without regard to materiality qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only speak to that date), except as have not or would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time, it being expressly understood that any violation of clause (B) of Section 5.1.5 shall be deemed material for purposes of the Section 6.2.2. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.3 Consents and Approvals. All consents, approvals and authorizations listed on Schedule 6.2.3 shall have been obtained in each case, without (A) the imposition of any material conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of any material funds by Parent or the Company to a third party in exchange for any such consent.

Section 6.2.4 Accountant Letters. Parent shall have received from the Company a comfort letter of PricewaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective and a date within two business days before the Effective Time and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for comfort letters delivered by independent public accountants.

Section 6.2.5 Company Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Change.

Section 6.2.6 Court Proceedings. No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (B) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

Section 6.2.7 Escrow Agreement. The Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 6.2.8 Dissenting Stockholders. The number of Dissenting Shares shall not exceed 3% of the total shares of Company Common Stock outstanding immediately prior to the Effective Time.

Section 6.2.9 Satisfaction of Loans. The loans outstanding which are described on Schedule 6.2.11 and related interest thereon shall have been repaid in cash or through the transfer of shares of Company Common Stock based upon a value per share equal to the Closing Parent Common Stock Price multiplied by the Exchange Ratio.

Section 6.2.10 Tax Opinion. Parent shall have received the opinion of Latham & Watkins LLP, dated the date of the Effective Time, to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP may require and rely upon reasonably requested representation letters of Parent and the Company in such form as is reasonably acceptable to Latham & Watkins LLP.

Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement and each Ancillary Agreement shall be true and correct (without regard to materiality qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except as have not or would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of a responsible officer of Parent to that effect.

Section 6.3.3 Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 6.3.4 Parent Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Change.

Section 6.3.5 Tax Opinion. The Company shall have received the opinion of Hale and Dorr LLP, dated the date of the Effective Time, to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Hale and Dorr LLP may rely upon reasonably requested representation letters of Parent and the Company in such form as is reasonably acceptable to Hale and Dorr LLP.

Article 7.

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the Company Stockholders:

Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to November 30, 2004; provided further that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

Section 7.1.3 By either the Company or Parent if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);

Section 7.1.4 By either Parent or the Company if the approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; provided that if this Agreement is then terminable pursuant to Section 7.1.5 by Parent, Company shall not have a right to terminate under this Section 7.1.4;

Section 7.1.5 By Parent if (A) the Company Board shall have withdrawn, or adversely modified, its recommendation of the Merger or this Agreement (or determined to do so); (B) the Company Board shall have failed upon Parent’s request, in response to notification by the Company pursuant to Section 5.7.2 that it has received an Acquisition Proposal containing a proposed acquisition price, to reconfirm its recommendation of the Merger or this Agreement (or determined to do so) within ten days after such request (or such shorter period of time as may exist between such request and the second business day preceding the Company Stockholders’ Meeting); (C) the Company Board shall have determined to recommend to the stockholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; (D) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer; (E) any person (other than Parent or an affiliate of Parent) or group becomes after the date hereof the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (F) for any reason within its control the Company fails to call or hold the Company Stockholders’ Meeting by November 30, 2004;

Section 7.1.6 By the Company, if the Company Board determines to accept a Superior Proposal, but only after the Company (A) holds the Company Stockholders’ Meeting and has failed to obtain the stockholder approval required for consummation of the Merger and the other transactions contemplated hereby, provided, however, that the condition set forth in this clause (A) shall not apply if the Company is otherwise in compliance with its obligations under this Agreement and the Company Stockholders’ Meeting has not been held within sixty days (other than for failure of the stockholders to provide a quorum) after the Company Board has first notified Parent that it intends to withdraw or adversely modify its recommendation of the Merger in response to such Superior Proposal, and (B) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company’s right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of Section 5.7);

Section 7.1.7 By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Change and such Company Material Adverse Change is not cured within 10 days after written notice thereof or if (A)(1) there shall be breached any covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is qualified as to materiality or Company Material Adverse Effect shall have become untrue, or (3) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof, and (C) such breach of misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; or

Section 7.1.8 By the Company, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Change and such Parent Material Adverse Change is not cured within 10 days after written notice thereof or if (A)(1) there shall be breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Parent Material Adverse Effect shall have become untrue, or (3) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect,

(B) such breach or misrepresentation is not cured within 10 days after written notice thereof, and (C) such breach of misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 or not to be satisfied.

Section 7.1.9 By the Company if (i) the Company delivers a notice pursuant to Section 5.10 which describes the subject matter in reasonable detail and states that such subject matter provides Parent an appropriate basis to terminate this Agreement, and (ii) upon request by the Company, Parent does not, at least five days prior to the date that would have otherwise been the Closing Date, deliver written notification to the Company in which Parent agrees to limit its and Merger Sub’s rights to indemnification under Section 8.2 with respect to matters described in such notice to an amount no greater than $7,550,000; and provided, however, that if Parent does deliver such notification, it shall be deemed to constitute its agreement that it and the Merger Sub shall not be entitled to indemnification pursuant to Section 8.2 with respect to matters described in such notice in excess of $7,550,000.

Section 7.1.10 By Company if, on any date which is 20 days or more after the Registration Statement is declared effective, the average closing price per share of Parent Common Stock for the period of 20 trading days ending immediately prior to such date is less than $0.90120 per share.

Section 7.1.11 By Parent if, on any date which is 20 days or more after the Registration Statement is declared effective, the average closing price per share of Parent Common Stock for the period of 20 trading days ending immediately prior to such date is more than $3.60480 per share.

Section 7.2 Effect of Termination.

Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6, Section 5.11, this Section 7.2 and Article 9 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

Section 7.2.2 Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4, 7.1.5, 7.1.6 or 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to an amount equal to $1,750,000.

Section 7.2.3 Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $1,750,000.

Section 7.2.4 Payment of Expenses. Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment, but only for amounts incurred prior to the date of termination). In any proceedings concerning payment of amounts due under this Section 7.2, the party prevailing in such proceeding shall be entitled to recover its Expenses from the other party incurred in connection therewith.

Section 7.2.5 Termination Fee. In addition to any payment required by the foregoing provisions of this Section 7.2, (A) in the event that this Agreement is terminated pursuant to Section 7.1.5 or Section 7.1.6, then the Company shall pay to Parent immediately upon such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $2,875,000, and, the Company shall pay an additional termination fee of $2,875,000 upon the earlier of 90 days after such termination or upon the closing of a transaction that would have constituted an Acquisition Proposal, and (B) in the event that this Agreement is terminated pursuant to Section 7.1.4, and an Acquisition Proposal has been made and not withdrawn prior to the Company Stockholders’ Meeting, then the Company shall pay Parent a termination fee of $2,875,000 no later than two days after such termination and an additional termination fee of $2,875,000 upon the closing of a transaction that would have constituted an Acquisition Proposal as to which a definitive acquisition or similar agreement has been entered into by the Company within twelve months after such termination.

Section 7.2.6 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholders, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such Company Stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

Article 8.

Survival and Indemnification

Section 8.1 General Survival. The parties agree that, regardless of any investigation made by the parties, the representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., Boston time, on the first anniversary of the Closing Date. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

Section 8.2 Indemnification.

Section 8.2.1 Indemnity by Stockholders.

(a) Subject to the limitations set forth in Section 8.2.2 from and after the Effective Time, Parent, Merger Sub, the Company and their respective affiliates, officers, directors, employees, stockholders, representatives and agents (collectively the “Indemnified Parties”) shall be indemnified and held harmless out of the Escrow Fund then available pursuant to the Escrow Agreement, from and against and in respect of any and all Damages (as defined below) incurred or suffered by any Indemnified Parties arising out of or in connection with any inaccuracy in or breach of any of the Company’s representations, warranties, covenants or agreements (in the case of covenants and agreements to be performed by the Company, to the extent of performance or non-performance prior to the Closing Date) contained in this Agreement (in each case (other than with respect to Section 3.9(a)) without regard to any materiality qualifications contained therein, including, without limitation, as to Company Material Adverse Effect).

(b) For purposes of this Agreement, the term, “Damages” means any and all costs, losses (including without limitation diminution in value), taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, provided, however, that Damages shall not include any award of punitive or speculative damages except for such damages that are recovered by a third party from an Indemnified Party.

Section 8.2.2 Threshold. No Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2.1(a) for any Damages until the aggregate amount of all Damages under all claims of all Indemnified Parties for all such breaches shall exceed the Threshold, at which time the full amount of Damages incurred (minus a deductible of $500,000) shall be subject to indemnification hereunder. The “Threshold” shall be $1,000,000.

Section 8.3 Manner of Indemnification.

(a) Claims of indemnification by any Indemnified Party under this Article 8 (an “Indemnification Claim”) shall be paid solely and exclusively from the Escrow Fund withheld and deposited into an escrow pursuant to the Escrow Agreement in accordance with Section 2.2.11. The Escrow Fund so deposited shall be held and distributed in accordance with the Escrow Agreement.

(b) Each Indemnification Claim with respect to the Escrow Fund shall be made only in accordance with this Article 8 and the Escrow Agreement.

Section 8.4 Stockholder Representative. The Company hereby appoints, effective as of the Effective Time, and by voting to approve the Merger or accepting the payment of consideration contemplated by Section 2.1.1, the holders of Company Common Stock outstanding immediately prior to the Effective Time shall AUTOMATICALLY BE DEEMED TO HAVE APPOINTED R. SCOTT MURRAY AND NICHOLAS NOMICOS, AS THE REPRESENTATIVES AND ATTORNEYS-IN-FACT OF SUCH STOCKHOLDERS (collectively, the “Stockholder Representative”) for purposes as set forth herein. The two individuals serving as Stockholder Representative shall act by unanimous written consent. The Stockholder Representative has unlimited authority and power to act on behalf of each such stockholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. Such stockholders will be bound by all actions taken by the Stockholder Representative in connection with this Agreement or the Escrow Agreement, and Parent and the Company shall be entitled to rely on any action or decision of the Stockholder Representative. The Stockholder Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determined the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to such stockholders for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time prior to the mailing of the Proxy Statement in connection with the Company Stockholders’ Meeting, the Stockholder Representative may be changed by written notice to Parent from the Company Board. At any time during the term of the Escrow Agreement, holders of a majority in interest of the Escrow Fund can appoint a new Stockholder Representative by written consent by sending notice and a copy of the written consent appointing such new Stockholder Representative signed by holders of a majority in interest of the Escrow Fund to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date of such consent is received by Parent or the Company and the Escrow Agent.

Section 8.5 Third-Party Claims.

(a) If an Indemnified Party becomes aware of a third-party claim that the Indemnified Party believes, in good faith, may result in an Indemnification Claim by it, the Indemnified Party shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled to participate in any defense at the sole cost and expense of the Stockholder Representative. If (i) the claim is primarily for non-monetary damages (other than penalties payable to a Governmental Authority), (ii) the claim relates to a dispute with any customer of the Company’s business, (iii) the results of such claim would likely materially interfere with parent’s business or the Company’s business, (iv) the stockholders are not solely liable for any damages pursuant to the claim (the claims described in (i), (ii), (iii), and (iv) are collectively referred to as “Parent-Controlled Claims”) or (v) the Stockholder Representative declines to defend such third-party claim pursuant to paragraph (b) hereof, then Parent or the Company, as applicable, shall conduct and control such defense, but shall not settle any such claim without the consent of the Stockholder Representative, which consent will not be unreasonably withheld or delayed; provided, however, that, if the consent of the Indemnified Party is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the Indemnification Claim and neither the Stockholder Representative nor any other stockholder shall have any power or authority to object under and provision of this Article 8 to the amount of any demand by Parent or the Company for indemnification with respect to such settlement.

(b) For claims other than Parent-Controlled Claims, and upon written notice to the Indemnified Party within 10 days of the notice provided for in the first sentence of paragraph (a) above, the Stockholder Representative shall have the right to defend, with counsel reasonably satisfactory to Indemnified Party such third party claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Stockholder Representative to a final conclusion or will be settled at the discretion of the Stockholder Representative (but only with the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed); provided, however, that, if the consent of the Indemnified Party is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the Indemnification Claim and the Stockholder Representative shall not have any power or authority to object under any provision of this Article 8 to the amount of any demand by the Indemnified Party for indemnification with respect to such settlement. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and shall be entitled to any and all information or documentation relating to such defense. The costs and expenses of the Stockholder Representative reasonably incurred in the defense of claims other than Parent-Controlled Claims shall be paid from the Escrow Fund up to a maximum of $500,000.

Section 8.6 Exclusive Remedy of Parent and Merger Sub. If the closing of the merger contemplated by this Agreement occurs, then the indemnification under this Article 8 shall be Parent’s and Merger Sub’s sole and exclusive remedy, with respect to breaches of representations, warranties, covenants and agreements in this Agreement (except for matters of fraud).

Section 8.7 Stockholder Actions. From and after the Effective Time and until 5:00 p.m., Boston time, on the first anniversary of the Closing Date, any one or more of the stockholders of the Company immediately prior to the Effective Time shall have the right to make a claim against the Parent, Merger Sub or the Company, whether by way of an action, proceeding or otherwise, in respect of any and all Damages incurred or suffered by any such stockholder(s) arising out of or in connection with any inaccuracy in or breach of any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained in this Agreement (without regard to any materiality qualifications contained therein), including without limitation, any claim by the Company Stockholders against Parent for failure to pay the Purchase Price. Any such claim, action or proceeding commenced prior to such one-year anniversary shall be deemed timely made and shall continue until finally resolved or settled. No stockholder shall be entitled to recover Damages pursuant to this Section 8.7 until the aggregate amount of all Damages under all claims asserted pursuant to this Section 8.7 for all such breaches exceeds the Threshold, at which time the full amount of Damages incurred (minus a deductible of $500,000) shall be recoverable hereunder. Other than claims that Parent failed to pay the Purchase Price, the maximum amount of Damages for which Parent or Merger Sub shall be liable under this Section 8.7 shall be an amount equal to the number of shares of Parent Common Stock deposited into the Escrow Fund at the Effective Time multiplied by the Closing Parent Common Stock Price.

Article 9.

General Provisions

Section 9.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

CMGI, Inc.

425 Medford Street

Charlestown, MA 02129

Attn: General Counsel

with a mandated copy to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attn: Mark D. Gerstein

with an additional copy to:

Browne Rosedale & Lanouette LLP

31 St. James Avenue, Suite 830

Boston, Massachusetts 02116

Attn: Thomas B. Rosedale

If to the Company, addressed to it at:

Modus Media, Inc.

690 Canton Street

Westwood, Massachusetts 02090

Attn: General Counsel

with a mandated copy to:

Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Mark G. Borden

If to the Stockholder Representative, addressed to it at:

R. Scott Murray

108 Dover Road

Wellesley, Massachusetts 02482

and

Nicolas Nomicos

Bain Capital

111 Huntington Avenue

Boston, Massachusetts 02199

Section 9.2 Definitions. The following terms, as used herein, shall have the following meanings:

“Acquisition” has the meaning assigned to it in Section 3.25.

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination or share exchange, joint venture or otherwise of assets of the Company or any of its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, (C) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company or any of its Subsidiaries, (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or any of its Subsidiaries or (E) any combination of the foregoing (other than the Merger), provided, however, that any proposal or transaction involving the refinancing of the existing debt of the Company or of any of its Subsidiaries issued or created pursuant to the Company Debt Agreements.

“Action” means any action, charge, claim, dispute, proceeding, suit, hearing, litigation, audit or investigation (whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom.

“Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person, (ii) if such Person is not a natural Person, any Director or officer of such Person and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

“Agreement” means this Agreement and Plan of Merger and shall include all of the Schedules and Exhibits attached hereto.

“Ancillary Agreements” means the Escrow Agreement, the Support Agreements and the Stock Transfer Agreements.

“Antitrust Law” means and includes the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and the EC Merger Regulations, in each case as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate competition or investment (foreign or otherwise) or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Approval” means any approval, authorization, consent, license, franchise, order, registration, permit or other confirmation of or by, or filing with, a Person.

“Cleanup” means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the environment.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Common Stock” means the Common Stock, Non-Voting Common Stock and Series B Common Stock, collectively.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith prepared by the Company and delivered to the Parent simultaneously with the execution hereof.

“Company Material Adverse Change” means any change, effect, circumstance or event that, individually or when aggregated with all other changes, effects, circumstances or events, (a) has been, is or is reasonably likely to be, materially adverse to the business, condition (financial or otherwise), results of operations or assets of the Company and its Subsidiaries, taken as a whole, or (b) materially adversely affected or affects or is reasonably likely to materially adversely affect the ability of the Company to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement, except, with respect to clause (a), that none of the following, individually or collectively, will constitute a Company Material Adverse Change: (i) any change that is the result of economic factors affecting a national or the world economy, except to the extent that such factors disproportionately affect the Company’s or its Subsidiaries’ business relative to the effect of such factors on other Persons operating in the supply chain management services industry; (ii) any change that is the result of any outbreak of national or international hostilities or terrorism or disease or escalation thereof or other similar calamity or crisis, except to the extent that such conditions disproportionately affect the Company’s or its Subsidiaries’ business relative to the effect of such conditions on other Persons operating in the supply chain management services industry; (iii) any change that is the result of factors generally affecting the supply chain management services industry, except to the extent that such factors disproportionately affect the Company’s or its Subsidiaries’ business relative to the effect of such factors on other Persons operating in the supply chain management services industry; and (iv) the loss of the Company’s existing contract to provide fulfillment services for a large provider of DSL modems in the United States.

“Company Material Adverse Effect” means any change, effect, circumstance or event that (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or assets of the Company or any of its Material Subsidiaries, or (b) materially adversely affects or is reasonably likely to materially adversely affect the ability of the Company or any of its Material Subsidiaries to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any Subsidiary and the rights of the Company or any Subsidiary under any License Agreement granting rights in Intellectual Property owned by third persons.

“Company Stockholder” means a holder of Company Common Stock.

“Company Stockholder Approval” means the approval and adoption of this Agreement and the transactions contemplated hereby by a majority of holders of the Company Common Stock present, either in person or by proxy, and voting at a meeting duly called and held in accordance with the DGCL.

“Copyrights” means all copyrights, whether or not registered, including, but not limited to, any moral rights and rights of attribution and integrity, the content contained on any World Wide Web site, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Current Balance Sheet” means the Company’s audited balance sheet as of December 31, 2003.

“Director” means, as to a Person that is a corporate entity, a member of the Board of Directors of such entity.

“Environmental Claim” means any Action, investigation or notice (written or oral) by any Person alleging potential Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Excluded Obligations” shall mean all amounts owed by the Company and its Subsidiaries as of February 29, 2004 under: (a) the Promissory Note to John Cunningham in the Principal Amount of $650,000 issued by Lone Star Electronics Corporation on February 1, 1998, (b) the Term Loan Facility between Union Bank of Taiwan and each of Modus Media International (Taiwan) CD Services Limited and Modus Media International Pte. Ltd. Taiwan

Branch, (c) the Mortgage and Charge by Lieboch Limited in favor of Allied Irish Banks, dated August 25, 1999, (d) the Agreement between Batiroc Centre, Fructicomi and RR Donnelley France SA dated August 21, 1995 and (e) other capital leases listed on Schedule 2.1.5.

“Exchange Act” means The Securities Exchange Act of 1934, as amended, and the rules and regulations thereto.

“Expenses” includes all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and the solicitation of shareholder approvals and all other matters related to the transaction contemplated hereto.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States or non-U.S. federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

“Hazardous Materials” means all substances defined as “Hazardous Substances”, “Oils”, “Pollutants” or “Contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, all substances defined as such by, or regulated as such under, any Environmental Law and toxic mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereto.

“Implied Value” means the value implied to a share of Company Common Stock by the Exchange Ratio utilizing the Closing Parent Common Stock Price, an example calculation of which is attached as Exhibit D.

“Intellectual Property” means all Copyrights, Patents, Trademarks, Trade Secrets and Rights of Publicity, including all of the foregoing rights in Software.

“International” means Modus Media International, Inc.

“Key Employees” means the Management Committee, Robert Aldrich, Colin Beecham, Joseph DiGiantommaso and Phillip Radnidge.

“Knowledge” means the facts or other information that are actually known, without inquiry or investigation of the relevant facts and circumstances in question by the Key Employees.

“Law” means any non-U.S. or United States federal, state or local law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process (including any zoning or land use law or ordinance, building code, Environmental Law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors) or administrative interpretation thereof, and any court, or arbitrator’s order or process.

“Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due.

“License Agreements” means all agreements (including any licenses, outstanding decrees, orders, judgments, covenants not to sue, settlement agreements or stipulations) to which the Company or any Subsidiary is a party or otherwise bound (whether between Company or any Subsidiary and an independent Person or intercompany), which contain provisions (a) granting to Company or any Subsidiary rights in any Intellectual Property, (b) granting to third Persons any rights in any Company Owned Intellectual Property, or (c) restricting Company’s or any Subsidiary’s right to use any Intellectual Property.

“Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

“Loan Shares” means the number of shares of Company Common Stock which were transferred to the Company in settlement of any loans to the Company pursuant to Section 6.2.11.

“Management Committee” means R. Scott Murray, Timothy M. Adams, Sheila M. Flaherty, Jeremiah D. Kelly, Deborah A. Keeman, David A. Tanner, W. Kendale Southerland, Daniel F. Beck and Robert T. Dechant.

“Material Subsidiaries” has the meaning assigned to it in Schedule 3.5.4.

“Merger” has the meaning assigned to it in the Preamble.

“NASDAQ” means the NASDAQ National Market.

“Non-Voting Common Stock” means the non-voting common stock, par value $0.1 per share, of the Company.

“Other Filings” means any filings, other than the Registration Statement or the Proxy Statement, with any Governmental Authority, necessary to effectuate the Merger.

“Parent Material Adverse Change” means any change, effect, circumstance or event that, individually or when aggregated with all other changes, effects, circumstances or events, (a) has been, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or assets of the Parent or its Subsidiaries, taken as a whole, or (b) materially adversely affected or affects or is reasonably likely to materially adversely affect the ability of the Parent to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement, except, with respect to clause (a), that none of the following, individually or collectively, will constitute a Parent Material Adverse Change: (i) any change that is the result of economic factors affecting a national or the world economy, except to the extent that such factors disproportionately affect the Parent’s or its Subsidiaries’ business relative to the effect of such factors on other Persons operating in the industry in which the Parent operates; (ii) any change that is the result of any outbreak of national or international hostilities or terrorism or disease or escalation thereof or other similar calamity or crisis, except to the extent that such conditions disproportionately affect the Parent’s or its Subsidiaries’ business relative to the effect of such conditions on other Persons operating in the industry in which the Parent operates; and (iii) any change that is the result of factors generally affecting the Parent’s industry, except to the extent that such factors disproportionately affect the Parent’s or its Subsidiaries’ business relative to the effect of such factors on other Persons operating in the industry in which the Parent operates.

“Parent Material Adverse Effect” means any change, effect, circumstance or event that (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or assets of the Parent or any of its Subsidiaries, or (b) materially adversely affects or is reasonably likely to materially adversely affect the ability of the Parent or any of its Subsidiaries to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement.

“Patents” means all patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Rights of Publicity” means rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereto.

“Series B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.

“Software” means all (a) computer programs, including, but not limited to, any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including, but not limited to, any and all data and collections of data, and (c) all documentation, including, but not limited to, user manuals and training materials, whether in hardcopy, electronic, or other form relating to any of the foregoing.

“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent of the securities or other ownership interests, (b) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries, or (c) such person or any other Subsidiary of such person is the general partner (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership).

“Superior Proposal” means a bona fide Acquisition Proposal for at least 50% of the voting power of the Company’s capital stock or 50% of the Company’s consolidated assets, made by a third party which was not solicited by the Company, any Company Subsidiary, any Company Representatives or any other affiliates, that is not dependent on financing not then committed, and which, in the good faith judgment of the Company Board, after consultation with the Company’s financial advisor, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Tax” means any United States federal, state or local or non-U.S. income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other tax, charge fee or imposition in the nature of Taxes, whether computed on a separate, consolidated, unitary, combined or other basis, including any interest, penalties, additions, assessments or deferred Liability with respect thereto, whether disputed or not.

“Tax Law” means the Law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax.

“Tax Period” means with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.

“Tax Return” means any U.S. federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

“Trademarks” means all trademarks, service marks, trade names, Internet domain names, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin general intangibles of like nature, together with all goodwill of the Company or any Subsidiary symbolized by any of the foregoing, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Trade Secrets” means any and all forms and types of technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, source code, models, and methodologies, in each case which are not publicly known.

Section 9.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistently applied.

Section 9.4 Certain Terms. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

Section 9.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2004 Budget”	Section 5.1.5

“Annual Financial Statement”	Section 3.8.1

“Assets”	Section 3.18

“Auditor”	Section 2.1.5

“Audits”	Section 3.14.5

“Capital Securities”	3.5.1

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2.2

“Claim Notice”	Section 8.2.4

“Closing Date”	Section 2.1.1

“Closing Parent Common Stock Price”	Section 2.1.1

“Code”	Recitals

“Company”	Preamble

“Company Board”	Section 5.4.1

“Company Common Stock”	Section 2.1.1

“Company Debt Agreements”	Section 2.6

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.13

“Company Options”	Section 3.4.2

“Company Permits”	Section 3.13.2

“Company Recommendation”	Section 5.7.3

“Company Representatives”	Section 5.6.1

“Company Stock Option Plans”	Section 2.4

“Company Stockholders’ Meeting”	Section 5.5

“Confidentiality Agreement”	Section 5.6.2

“Covered Persons”	Section 5.4.4

“D&O Insurance”	Section 5.14.2

“Damages”	Section 8.2.1

“DGCL”	Recitals

“Dispute Period”	Section 2.1.5

“Effective Time”	Section 1.2

“Employee Plans”	Section 3.16.1

“Estimated Net Debt”	Section 2.1.5

“Estimated Working Capital”	Section 2.1.5

“ERISA”	Section 3.16.1

“ERISA Affiliate”	Section 3.16.1

“Excess Shares”	Section 2.2.5.1

“Exchange Agent”	Section 2.2.1

“Exchange Fund”	Section 2.2.1

“Exchange Ratio”	Section 2.1.1

“Escrow Agreement”	Section 2.2.2

“Final Closing Balance Sheet”	Section 2.1.5

“Final Net Debt and Working Capital Statement”	Section 2.1.5

“Financial Statements”	Section 3.8.1

“Foreign Benefit Plan”	Section 3.16.9

“Former Employee Plans”	Section 3.16.1

“Holdback Amount”	Section 2.1.5

“Indemnification Claim”	Section 8.3

“Indemnified Parties”	Section 8.2.1

“International Trade Laws”	Section 3.8.1

“Investors”	Section 2.6

“Leased Real Property”	Section 3.10.2

“Material Contracts”	Section 3.10.4

“Merger”	Recitals

“Merger Sub”	Preamble

“Monthly Unaudited Financial Information “	Section 3.8.1

“Multiemployer Plan”	Section 3.16.3

“Net Debt”	Section 2.1.5

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.13

“Parent By-laws”	Section 4.2

“Parent Certificate”	Section 4.2

“Parent Common Stock”	Section 2.1.1

“Parent Disclosure Schedule”	Article 4

“Parent Options”	Section 4.3

“Parent Preferred Stock”	Section 4.3

“Parent Representatives”	Section 5.6.1

“Parent SEC Filings”	Section 4.7.1

“Personal Property Leases”	Section 3.10.2

“Preliminary Closing Balance Sheet”	Section 2.1.5

“Preliminary Net Debt and Working Capital Statement”	Section 2.1.5

“Pro Rata Portion”	Section 2.2.10

“Proxy Statement”	Section 5.4.1

“Purchase Price”	Section 2.1.1

“Purchase Price Adjustment Amount”	Section 2.1.5

“Quarterly Unaudited Financial Information”	Section 3.8.2

“Real Property Leases”	Section 3.10.2

“Registrable Resale Shares”	Section 5.4.4

“Registration Statement”	Section 5.4.1

“Review Period”	Section 2.1.5

“S-3 Amendment”	Section 5.4.4

“Stockholder Representative”	Section 8.4

“Substitute Option Shares”	Section 5.19

“Surviving Corporation”	Section 1.1

“Support Agreements”	Recitals

“Target Net Debt”	Section 2.1.5

“Target Working Capital”	Section 2.1.5

“Tax Indemnification Agreement”	Section 3.14.11

“Transfer Agreement”	Recitals

“Treasury Regulations”	Section 3.14.13

“Working Capital”	Section 2.1.5

Section 9.6 Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.7 Descriptive Headings. Titles and headings to Articles and Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.9 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 9.10 Assignment. No party may assign this Agreement without the prior written consent of the other parties, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

Section 9.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.14 or Section 8.7 is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of laws principles thereof.

Section 9.13 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or State court sitting in the State of Delaware.

Section 9.14 Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by any party relating to (i) this Agreement and/or any understandings or prior dealings between the parties hereto, or (ii) the Property or any part thereof. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

Section 9.15 Disclosure. Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 9.16 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all Parties appear on each counterpart of this Agreement. All counterparts of this Agreement shall collectively constitute a single agreement. Signatures to this Agreement may be transmitted by facsimile and such signatures shall be deemed to be originals.

Section 9.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CMGI, INC.

By:	/s/ George A. McMillan
a duly authorized signatory

WESTWOOD ACQUISITION CORP.

By:	/s/ George A. McMillan
a duly authorized signatory

MODUS MEDIA, INC.

By:	/s/ R. Scott Murray
a duly authorized signatory

STOCKHOLDER REPRESENTATIVE

By:	/s/ R. Scott Murray
solely for purposes of Article 8

By:	/s/ Nicolas Nomicos
solely for purposes of Article 8

CMGI, Inc. agrees to furnish supplementally to the Securities and Exchange Commission copies of any of the following omitted schedules and exhibits upon the request of the Commission:

Company Disclosure Schedules:

Schedule 2.1.5- Capital Leases

Schedule 3.1- Foreign Jurisdictions

Schedule 3.2- Corporate Records

Schedule 3.4.1(a)- Company Common Stock

Schedule 3.4.1(b)- Dividends or Distributions

Schedule 3.4.2(a)- Company Options

Schedule 3.4.2((b)- Company Warrants

Schedule 3.4.2(c)- Other Equity Commitments

Schedule 3.4.2(d)- Voting Agreements

Schedule 3.4.2(e)- Registration Agreements

Schedule 3.4.3- Preemptive Rights

Schedule 3.5.1- Subsidiaries

Schedule 3.5.2- Subsidiary Governance

Schedule 3.5.3- Other Equity Interests or Obligations

Schedule 3.5.4- Material Subsidiaries

Schedule 3.6- Violations

Schedule 3.7- Approvals

Schedule 3.8.1- Financial Statements

Schedule 3.8.4- Undisclosed Liabilities

Schedule 3.9- Certain Changes

Schedule 3.10.1- Personal Property Leases

Schedule 3.10.2- Real Property Leases

Schedule 3.10.3- Owned Real Property

Schedule 3.10.4- Material Contracts

Schedule 3.10.5- No Default

Schedule 3.11.1- Owned Intellectual Property

Schedule 3.11.2- License Agreements

Schedule 3.11.3- Third Party Intellectual Property Rights

Schedule 3.11.4- Intellectual Property Exceptions

Schedule 3.11.10- Certain Owned Intellectual Property

Schedule 3.12- Litigation

Schedule 3.13- Compliance with Laws; Permits

Schedule 3.14- Taxes

Schedule 3.14.3- Tax Liens

Schedule 3.15- Insurance

Schedule 3.16.1- Employee Plan Modifications

Schedule 3.16.5- Employee Plan Administration

Schedule 3.17- Employees

Schedule 3.17.5- Certain Employee Payments

Schedule 3.18- Personal Property; Assets

Schedule 3.18(a)- Excluded Assets

Schedule 3.18(b)- Intellectual Property Assets

Schedule 3.19- Environmental Matters

Schedule 3.19.1- Environmental Permit; Authorizations

Schedule 3.19.2- Environmental Claims

Schedule 3.19.3- Environmental Actions

Schedule 3.20- Customers

Schedule 3.21- Inventory

Schedule 3.23- Related Party Transactions

Schedule 3.25- Acquisitions

Schedule 3.26.1- International Trade Laws

Schedule 3.26.2- International Trade Investigations

Schedule 3.28.1- Labor and Other Matters

Schedule 3.28.2- Employment Agreements

Schedule 3.31- Subsidies

Schedule 5.1- Conduct of Business

Schedule 5.1.16- Certain Facilities

Schedule 6.2.3- Material Consents and Approvals

Schedule 6.2.11- Satisfaction of Loans

Exhibits:

Exhibit A- Form of Certificate of Incorporation

Exhibit B- Form of Escrow Agreement

Exhibit C- Form of Affiliate Letter

Exhibit D- Sample Implied Value Calculation

ANNEX 2

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is entered into as of March     , 2004, by and among CMGI, Inc., a Delaware corporation (“Parent”), and the stockholder listed on Schedule I hereto (“Stockholder”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Modus Media, Inc., a Delaware corporation (the “Company”), set forth on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Subject Shares”);

WHEREAS, Parent, Westwood Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Stockholder is executing this Agreement; and

WHEREAS, the irrevocable proxy granted hereunder is being granted in connection with Parent and Merger Sub’s interests in the Company, including those established by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2 Other Definitions. For purposes of this Agreement:

“affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

A2-1

ARTICLE 2

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Subject Shares. Stockholder, in its capacity as such, hereby acknowledges receipt and review of the Merger Agreement and agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, such Stockholder shall vote (or cause to be voted) its Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries contained in the Merger Agreement or of any Stockholder contained in this Agreement, and (z) except with the written consent of Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; and (ii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any change in the present capitalization of the Company or any amendment of the Company’s articles of incorporation or bylaws; or (C) any other action or proposal involving the Company or any of its subsidiaries that is intended to prevent, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Stockholder agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any Person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement.

Section 2.2 Grant of Irrevocable Proxy. Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to the Subject Shares as to the matters which are the subject of and in accordance with Section 2.1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, including any and all action necessary or appropriate to assure that the Company will accept and give effect to, in accordance with Section 212 of the DGCL, the irrevocable proxy appointment set forth herein.

Section 2.3 Revocation of Prior Proxies. Stockholder represents that any proxies heretofore given in respect of its Subject Shares are revocable, that it has taken any and all action necessary to revoke all such proxies, and that all such proxies are hereby revoked.

Section 2.4 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. Stockholder hereby ratifies and confirms all that such proxies may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

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ARTICLE 3

COVENANTS

Section 3.1 Generally.

(a) Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares; or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement or of making any of its representations or warranties contained herein untrue or incorrect. Notwithstanding the foregoing, Stockholder may Transfer any or all of the Subject Shares to any partner, shareholder or member (each, a “Permitted Transferee”) as long as such Permitted Transferee agrees to be bound by the terms and conditions of this Agreement, including, without limitation, the obligations of the Stockholder set forth in Article 2.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c) Unless required by Law, during the Voting Period, Stockholder shall not, and Stockholder shall cause its respective representatives and affiliates not to, make any press release or other public announcement with respect to the business and affairs of the Company, Parent, Merger Sub or any of their respective affiliates, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder shall provide information reasonably requested by the Company, Parent or Merger Sub required for any filing or regulatory application made or approval sought for, or in connection with, the Merger and the other transactions contemplated by the Merger Agreement.

Section 3.2 Standstill Obligations. Stockholder covenants and agrees with Parent that, during the Voting Period:

(a) Stockholder shall not, nor shall Stockholder permit any controlled affiliate of Stockholder to, nor shall Stockholder act in concert with or permit any controlled affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” (as defined by the rules and regulations of the SEC) or powers of attorney or similar rights to vote from any holder of shares of Common Stock, nor seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by Article 2 of this Agreement.

(b) Stockholder shall not, nor shall Stockholder permit any affiliate of Stockholder to, nor shall Stockholder act in concert with or permit any affiliate to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by Article 2 of this Agreement.

(c) Stockholder shall not, and shall cause its controlled affiliates not to, directly or indirectly, through any officer, director, agent or otherwise, take any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to vote against or otherwise fail to support the Merger or any other transaction contemplated by this Agreement, or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any

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proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of the Subject Shares, and nothing herein shall prohibit, prevent or preclude Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement. Stockholder hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any Acquisition Proposal. Stockholder shall (i) promptly notify Parent (orally and in writing) if any offer is made to it, any discussions or negotiations are sought to be initiated with it, any inquiry, proposal or contact is made or any information is requested from it with respect to any Acquisition Proposal, (ii) promptly notify Parent of the terms of any proposal that he or it may receive in respect of any Acquisition Proposal, and the identity of the prospective purchaser, (iii) promptly provide Parent with a copy of any such offer, if written, or a written summary of such offer, if not in writing, and (iv) promptly inform Parent of any material changes to the terms of any Acquisition Proposal of which it is aware.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

Section 4.1 Due Organization, etc. With respect to any Stockholder that is not a natural person, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Stockholder is not in violation of any of the provisions of Stockholder’s certificate of incorporation, bylaws or other organizational documents.

Section 4.2 Power and Authority. With respect to any Stockholder that is not a natural person, such Stockholder has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution, delivery and performance by such a Stockholder of this Agreement, and the consummation by such a Stockholder of the transactions contemplated herein, have been duly authorized and approved by such a Stockholder’s Board of Directors or other governing board, and no other corporate action on the part of such Stockholder is necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement and the consummation by the transactions contemplated herein. This Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

Section 4.3 Ownership of Shares. Schedule I sets forth the number of shares of Common Stock over which such Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, Stockholder is the lawful owner of the shares of Common Stock denoted as being owned by Stockholder on Schedule I and has the sole power to vote (or cause to be voted) such shares of Common Stock. Except as set forth on such Schedule I, neither Stockholder nor any of its affiliates owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Stockholder has good and valid title to the Common Stock denoted as being owned by Stockholder on Schedule I, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or as could not reasonably be expected to impair Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4 No Conflicts. (i) No filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) with respect to any Stockholder

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that is not a natural person, conflict with or result in any breach of the organizational documents of such Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Stockholder’s ability to perform its obligations under this Agreement.

Section 4.5 Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Stockholder as follows:

Section 5.1 Due Organization, etc. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2 Power and Authority. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the transactions contemplated herein, have been duly authorized and approved by Parent’s Board of Directors, and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by the transactions contemplated herein. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by Stockholder, constitutes a valid and binding obligation of Parent.

Section 5.3 Conflicts. (i) Except for certain filings with the SEC, no filing with any governmental authority and no authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement, and (ii) none of the execution, delivery or performance of this Agreement by Parent shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE 6

TERMINATION

Section 6.1 Termination. This Agreement (including without limitation, the proxies granted under Section 2.2 hereof) shall terminate and neither Parent nor Stockholder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual consent of Parent and Stockholder; (ii) the date of the termination of the Merger Agreement in accordance with its terms; (iii) immediately prior to the commencement of a Company Stockholders’ Meeting being conducted in accordance with the terms of the Merger Agreement if, at the time of such meeting, the Company Board shall have withdrawn, or adversely modified, or failed upon Parent’s request to reconfirm its recommendation of the Merger or this Agreement pursuant to clause (y) of Section 5.7.3 of the Merger Agreement in connection with a Superior Proposal; and (iv) the Effective Time; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Section 7.1 and Sections 7.5 through 7.14, inclusive, of this Agreement shall survive the termination of this Agreement.

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ARTICLE 7

MISCELLANEOUS

Section 7.1 Appraisal Rights. To the extent permitted by applicable law, Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

Section 7.2 Publication. Stockholder hereby permits Parent to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

Section 7.3 Antitrust Filing Requirements. Stockholder represents and warrants to Parent that it is not required to make any filing with, or provide any notification to, any Governmental Entity with respect to the Merger Agreement, under the HSR Act, any antitrust and competition laws of any other applicable jurisdiction and any other applicable law.

Section 7.4 Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

Section 7.5 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

Section 7.7 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

If to Parent, to:

CMGI, Inc.

425 Medford Street

Charlestown, MA 02129

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attn: Mark D. Gerstein

If to Stockholder, to the address set forth on the signature page of this Agreement;

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

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All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day after transmission in the place of receipt.

Section 7.8 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 7.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.10 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 7.11 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign any of its rights, interests or obligations hereunder to any corporation, partnership or limited liability company controlled directly or indirectly by Parent, provided that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.11 shall be null and void.

Section 7.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or State court sitting in the State of Delaware.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.

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Section 7.13 Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does authorize the Company to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). If requested by Parent, Stockholder agrees as promptly as is reasonably practicable to apply a legend to all certificates representing the Subject Shares referring to the rights granted to Parent pursuant to this Agreement.

Section 7.14 Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature pages follow]

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IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the date first set forth above.

CMGI, INC.,
a Delaware corporation

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title:
Address:

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Schedule I

Ownership of Stock

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ANNEX 3

CONFIDENTIAL

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”) is made and entered into as of March [    ], 2004, by and among [Charlestown], a Delaware corporation (“Parent”), R. Scott Murray and Nicholas Nomicus solely as the designated representatives of the Stockholders of the Company, (who, with their permitted successors and assigns, are referred to collectively as the “Stockholder Representative”), and [            ] , as escrow agent (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to Section 2.2.10 of that certain Agreement and Plan of Merger dated as of March [    ], 2004, among Parent, [Westwood], a Delaware corporation (the “Company”), and [Merger Sub], a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Agreement”), a copy of which is attached hereto as Exhibit A, [    ] shares of Parent Common Stock shall be paid by Parent into the Escrow Fund created hereby to secure the obligations set forth in Section 2.1.5 and Article 8 of the Merger Agreement;

WHEREAS, the stockholders of the Company, as contemplated by Section 8.4 of the Merger Agreement, have designated and authorized R. Scott Murray and Nicholas Nomicus to act as the Stockholder Representative; and

WHEREAS, the Escrow Agent desires and is willing to act and serve as Escrow Agent pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article 1.

The Escrow

Section 1.1 Deposit Into Escrow. Pursuant to the provisions of the Merger Agreement, on the date hereof, Parent shall deposit with the Escrow Agent, and the Escrow Agent hereby agrees to accept in its capacity as such, one or more certificates for [            ] shares of Parent Common Stock (the “Escrow Shares”) issued in the name of the Escrow Agent or its nominee in an account with the Escrow Agent (the “Escrow Fund”). The Escrow Agent shall hold in escrow one or more stock certificates representing the Escrow Shares and the Escrow Cash, if any, pursuant to Section 1.5 of this Agreement, in the Escrow Fund on behalf of the stockholders of the Company whose names and addresses are set forth as Exhibit B hereto (the “Stockholders”). The number of Escrow Shares representing each Stockholder’s Pro Rata Portion are set forth in Exhibit B.

Section 1.2 Escrow Fund. The Escrow Fund shall serve as an indemnification fund pursuant to the indemnification provisions of Article 8 of the Merger Agreement and to satisfy the Company’s obligations under Section 2.1.5 of the Merger Agreement. The Escrow Fund shall be held as a trust fund and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement.

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Section 1.3 Dividend and Voting Rights. Any cash dividends or other distributions declared and paid on the Escrow Shares shall be paid by Parent to the Stockholders on behalf of whom such Escrow Shares have been transferred into the Escrow Fund; provided, however, that any securities distributed in respect of such Escrow Shares as a result of any stock split, reclassification, subdivision, or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in shares of Parent Common Stock, or change of shares of Parent Common Stock into any other securities of Parent or any other entity or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of Parent, or otherwise, (i) shall be transferred into the Escrow Fund, (ii) shall be held by the Escrow Agent as a portion of the Escrow Shares that is available to cover Damages of the Indemnified Parties and other payment obligations as provided in this Agreement and the Merger Agreement, and (iii) shall be distributed in accordance with Section 3 hereof. Each Stockholder shall have voting rights with respect to such Stockholder’s Pro Rata Portion of the Escrow Shares. Upon receipt of proxy materials in connection with any meeting of Parent stockholders, the Escrow Agent shall promptly forward copies of such materials to each Stockholder at the address set forth on Exhibit B. The Stockholder Representative shall, in accordance with instructions received the Stockholders, direct the Escrow Agent as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Stockholder Representative shall have no obligation to solicit consents or proxies from the Stockholders for purposes any such vote.

Section 1.4 Term of Escrow. The term of the escrow governed hereby (the “Escrow”) shall commence on the date hereof and terminate on the date that the Escrow Fund is completely disbursed in accordance with the terms hereof, subject to Section 2.1.4 hereof.

Section 1.5 Election to Sell Shares. At any time, and from time to time, after the date hereof, the Stockholder Representative, in his sole and absolute discretion, may direct the sale of some or all of the Escrow Shares, subject to the provisions of the last sentence of this Section 1.5. If the Stockholder Representative elects to sell any of the Escrow Shares in one or more transactions, he shall provide written instructions to the Escrow Agent (i) to sell a specified number of Escrow Shares, and (ii) setting forth any limitations on the price at which such Escrow Shares are to be sold and any limitations on the brokerage and other fees that may be incurred in connection with the sale of such Escrow Shares. The Stockholder Representative shall have no liability for any fluctuations in trading price of the Escrow Shares or for any decisions to sell or not to sell any or all of the Escrow Shares and shall be fully indemnified pursuant to the provisions of Section 8.4 of the Merger Agreement in that regard. The Escrow Agent shall cause the sale of the Escrow Shares strictly in accordance with the written instructions of the Stockholder Representative. The proceeds received from such sale of Escrow Shares (together with any interest thereon) shall be deposited into the Escrow Fund and shall be available to satisfy any Claim with respect to which an Indemnified Party may be entitled to indemnification under the Merger Agreement. For purposes hereof, all consideration received from such sale of Escrow Shares (together with any interest thereon) shall be referred to herein collectively as “Escrow Cash.” Notwithstanding the foregoing, none of the Escrow Shares shall be sold unless such sales are in accordance with the provisions of the Stock Transfer Agreement dated as of March [    ], 2004 by and among Parent and the Stockholders.

Section 1.6 Investment of Escrow Fund. The Escrow Agent shall invest and reinvest all Escrow Cash held from time to time as part of the Escrow Fund, in its discretion, in any of the following kinds of investments, or in any combination thereof: (i) bonds or other obligations of, or guaranteed by, the government of the United States of America or any State thereof or the District of Columbia, or agencies of any of the foregoing, having maturities of not greater than six (6) months after the date of acquisition thereof; (ii) commercial paper rated, at the time of the Escrow Agent’s investment therein or contractual commitment providing for such investment, at least P-1 by Moody’s Investors Service, Inc. and A-1 by Standard & Poor’s Corporation and having maturities of not greater than six (6) months after the date of acquisition thereof; (iii) corporate obligations rated, at the time of the Escrow Agent’s investment therein or contractual commitment providing for such investment, AA or higher by any nationally recognized statistical ratings organization and having maturities of not greater than six (6) months after the date of acquisition thereof; (iv) demand or time deposits in, certificates of deposit of or bankers’

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acceptances issued by (A) a depository institution or trust company incorporated under the laws of the United States of America, any State thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution or trust company if, in any such case, the depository institution, trust company or office or agency has combined capital and surplus of not less than five hundred million dollars ($500,000,000) (any such institution being herein called a “Permitted Bank”) having maturities of not greater than six (6) months after the date of acquisition thereof; (v) repurchase obligations of a Permitted Bank or securities dealer (acting as principal) meeting the capital and surplus requirements specified for a Permitted Bank with respect to any bond or other obligation referred to in clause (i) above; or (vi) such other investments as the Stockholder Representative shall approve in writing.

Article 2.

Claims Against the Escrow

Section 2.1 Indemnity Claims. Any Indemnified Party seeking indemnification from the Escrow Fund with respect to any Claim shall comply with the provisions of Article 8 of the Merger Agreement and must deliver a Claim Notice, on or prior to the Claims Expiration Date, to the Escrow Agent and the Stockholder Representative in order to seek such indemnification.

Section 2.1.1 Each Claim Notice shall in good faith state the Claimed Amount and in reasonable detail the basis for such claim. The Indemnified Party’s right to indemnification under this Agreement shall not be prejudiced by the failure of the Indemnified Party to accurately estimate or to state the Claimed Amount or portion thereon.

Section 2.1.2 Within twenty (20) business days after receipt of Claim Notice, the Stockholder Representative shall furnish a Response Notice to the Indemnified Party, with a copy to the Escrow Agent. If no Response Notice is delivered by the end of such twenty (20) business day period, the Stockholder Representative shall be deemed to have agreed that all of the Claimed Amount (or such lesser amount as is then held in the Escrow Fund) shall be released to the Indemnified Party from the Escrow Fund.

Section 2.1.3 If the Stockholder Representative agrees in a Response Notice that all or any portion of the Claimed Amount shall be released from the Escrow Fund to the Indemnified Party, or is deemed to have agreed to such release pursuant to Section 2.1.2 hereof by not submitting a Response Notice or the Escrow Agent receives a Payment Notice, the Escrow Agent, promptly following the earlier of the time of delivery of the Response Notice or the expiration of the twenty (20) business day period referred to in Section 2.1.2 hereof, will disburse to the Indemnified Party from the Escrow Fund an amount equal to the Claimed Amount or the Agreed Amount, as the case may be (or such lesser amount as is then held in the Escrow Fund). Any Claimed Amount pursuant to this 2.1.3 shall constitute full and final settlement of all claims included in the Claim Notice related to such Claimed Amount.

Section 2.1.4 After delivery of a Response Notice by the Stockholder Representative that disagrees with all or a portion of a Claimed Amount (a “Contested Amount”), the Escrow Agent shall continue to hold in the Escrow Fund (including past the Twelve-Month Release Date in accordance with Section 3.4 hereof) an amount sufficient to cover the Contested Amount (up to the amount then available in the Escrow Fund), notwithstanding the occurrence of the Claims Expiration Date, until delivery of a Payment Notice instructing the Escrow Agent as to the disbursements, if any, that shall be made with respect to the Contested Amount. Upon receipt of such a Payment Notice, the Escrow Agent shall release to the Indemnified Party the amount, if any, specified to be so released (the “Payment Amount”) in such Payment Notice (up to the amount then available in the Escrow Fund).

Section 2.2 Returned Shares. In the event that Parent becomes entitled to Returned Shares pursuant to the provisions of Section 2.1.5 of the Merger Agreement, and the Escrow Agent receives a written notice (a “Returned Share Notice”) executed by Parent and the Stockholder Representative to such effect, then the Escrow Agent shall release to Parent the number of Returned Shares set forth in the Returned Share Notice.

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Article 3.

Disbursements to Indemnified Parties

Section 3.1 Sole and Exclusive Remedy. The Escrow Fund shall be used as the sole and exclusive source of payment for the payment of any indemnification rights to which the Indemnified Parties may be entitled under Article 8 of the Merger Agreement.

Section 3.2 Procedure for Release of Shares to Indemnified Parties. Disbursements of any Payments Amounts to an Indemnified Party from the Escrow Fund in accordance with the instructions set forth in a Payment Notice delivered pursuant to Section 2.1.4 shall be made in Escrow Shares from the Escrow Fund. In the event that there are not sufficient Escrow Shares available in the Escrow Fund to fully satisfy the Payment Amount, the Escrow Agent shall first distribute the amount of Escrow Shares, if any, in the Escrow Fund available to satisfy the Payment Amount and then shall disburse Escrow Cash to satisfy the remainder of the Payment Amount. In the event that all or any portion of any Payment Amount hereunder is paid with Escrow Shares, rather than with Escrow Cash, the number of shares to be released to an Indemnified Party from the Escrow Fund in accordance with the provisions of this Agreement shall be equal to (i) the dollar amount specified in the Claim Notice if the notice is not contested, (ii) the Agreed Amount if a portion of a Claimed Amount is not contested, or (iii) the Payment Amount specified in a Payment Notice, in each case divided by Closing Parent Common Stock Price. Any distribution referred to in this Section 3.2 in satisfaction of any Claim will be deducted pro rata from the Pro Rata Portion of the Escrow Shares or Escrow Cash, as the case may be, beneficially owned by each Stockholder as shown on Exhibit B.

Section 3.3 Release of Monies for Stockholder Expenses. From time to time, upon provision of properly documented expenses which are entitled to be funded from the Escrow Fund pursuant to the last sentence of Section 8.5 of the Merger Agreement, Escrow Agent shall disburse, from any Escrow Cash then available, amounts equal to such expenses; provided, however, such amounts shall not in the aggregate exceed $500,000.

Section 3.4 Release of Escrow Funds. At the twelve-month anniversary of the Closing Date (the “Twelve-Month Release Date”), all Escrow Shares and/or all Escrow Cash then remaining in the Escrow Fund shall be released from the Escrow Fund and distributed to the Stockholders in accordance with their Pro Rata Portion; provided, however, that the Escrow Agent will continue to hold in the Escrow Fund an amount sufficient to cover (i) any Claimed Amount, for which a Response Notice has not been delivered if the time period in Section 2.1.2 above has not expired and (ii) any Contested Amount.

Article 4.

Escrow Agent

Section 4.1 Nature of Duties. The duties of the Escrow Agent hereunder are only such as are specifically set forth in this Escrow Agreement, such duties being purely ministerial in nature, and the Escrow Agent shall not become liable in any way or to any person for its compliance with its obligations under this Agreement, except as a result of its own negligence or willful misconduct. In the event of any disagreement between or among any of the parties to this Agreement, or between or among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the funds held in the Escrow, or in the event that the Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until it shall have received instructions in writing concurred in by the Stockholder Representative and Parent, whereupon it shall make disposition in accordance with such instructions or such determination. The Escrow Agent shall have the option, after 30 days’ notice to the other

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parties of its intention to do so, to file an action in interpleader requiring the parties to answer and arbitrate any claims and rights among themselves following the procedures set forth in the Merger Agreement. The rights of the Escrow Agent under this Article 4 are cumulative of all other rights which it may have by law or otherwise.

Article 5.

Understanding

Section 5.1 Understanding. It is understood and agreed that

Section 5.1.1 The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between or among the parties hereto, except as may be specifically provided herein. This Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Agreement or any other agreement, instrument or document.

Section 5.1.2 The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any party without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that such person has been properly authorized to do so.

Section 5.1.3 The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of any such counsel.

Section 5.1.4 The Escrow Agent shall be under no duty to give the property held in the Escrow Fund by it hereunder any greater degree of care than it gives its own similar property.

Article 6.

Compensation and Indemnity

The Escrow Agent shall receive as compensation for the performance of its duties as such hereunder an amount equal to [            ]. Parent shall pay such fee on the date hereof.

Article 7.

Expenses

All expenses reasonably incurred by the Escrow Agent in connection with the performance of its duties as such hereunder shall be paid by Parent.

Article 8.

Termination and Resignation of Escrow Agent

The Escrow Agent may be removed with or without cause, by written notice to the Escrow Agent from both the Stockholder Representative and Parent. The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 60 days written notice to the Stockholder Representative and Parent. Any such resignation shall terminate all obligations and duties of the Escrow Agent hereunder. On the effective date of such resignation, the Escrow Agent shall deliver this Agreement together with the Escrow Shares and the

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Escrow Cash then remaining in the Escrow Fund and any and all related instruments or document to any successor escrow agent reasonably agreeable to the Stockholder Representative, subject to this Agreement. If a successor escrow agent has not been appointed prior to the expiration of 60 days following the date of the notice of such resignation, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Agreement.

Article 9.

Certain Definitions

Section 9.1 Certain Definitions. For purposes of this Agreement, the term:

“Agreed Amount” means the part of the Claimed Amount that the Stockholder Representative does not contest.

“Claim” means any claim for indemnification pursuant to Article 8 of the Merger Agreement.

“Claim Notice” means written notice of a Claim delivered in accordance with Section 2.1.1 of this Agreement.

“Claimed Amount” means the amount or an estimate of the reasonably foreseeable maximum amount of claimed damages against the Escrow Fund. Each Claimed Amount shall be in the aggregate but not cumulative with respect to other Claimed Amounts.

“Claims Expiration Date” means the date that is one year after the Closing Date.

“Contested Amount” means the portion of any Claimed Amount that is contested in good faith in the Response Notice by the Stockholder Representative.

“Payment Notice” means (i) a copy of the settlement agreement or final order, decree or judgment of the original court of competent jurisdiction specifying an amount due to an Indemnified Party pursuant to the Merger Agreement or (ii) a joint written direction from the Stockholder Representative and the Parent directing payment of all or any portion of the Escrow Fund to any person.

“Response Notice” means a written response in which the Stockholder Representative (A) agrees that all of the Claimed Amount may be released from the Escrow Fund to the Indemnified Party, (B) agrees that the Agreed Amount may be released from the Escrow Fund to the Indemnified Party or (C) contests in good faith that all or some of the Claimed Amount may be released from the Escrow Fund to the Indemnified Party.

“Returned Shares” means any shares of Parent Common Stock which the Parent is entitled to have returned to it pursuant to the express terms and conditions of Section 2.1.5 of the Merger Agreement.

Article 10.

Miscellaneous

Section 10.1 Survival. This Agreement shall be binding upon the parties hereto and upon their respective successors in interest and assigns.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by facsimile transmission immediately followed by mailing by certified mail (return

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receipt requested), personally, or by a nationally-recognized overnight courier service for next-day delivery, addressed as follows (or to such other address as a party may have given prior notice). Notices shall be treated as having been given upon receipt:

(a) if to the Stockholder Representative:

[                    ]

[                    ]

[                    ]

(b) if to Parent:

[                    ]

[                    ]

[                    ]

(c) if to the Escrow Agent:

[                    ]

[                    ]

[                    ]

Section 10.3 Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 10.4 Governing Law. This Agreement and any disputes arising hereunder or controversies with respect to the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.5 Counterparts. This Agreement may be executed by facsimile in one or more counterparts each of which shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 10.6 Amendment. Any modification of this Agreement or any additional obligations assumed by any party hereto shall be binding only if evidenced by a writing signed by each of the parties hereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[CHARLESTOWN]

By:

[STOCKHOLDER REPRESENTATIVE]

By:

By:

[ESCROW AGENT]

By:

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Exhibit A

Merger Agreement

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Exhibit B

Stockholders

Names and Addresses	Pro Rata Portion

[To be provided]

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ANNEX 4

STOCK TRANSFER AGREEMENT

This STOCK TRANSFER AGREEMENT (this “Agreement”) is entered into as of March     , 2004, by and among CMGI, Inc., a Delaware corporation (“Parent”), each of the Stockholders listed on Exhibit A hereto and the Stockholder Representative (as defined in the Merger Agreement) as to the Escrow Shares (as defined in the Merger Agreement) (collectively, the “Stockholders”) and shall become effective upon the Effective Time (as defined in the Merger Agreement, as defined below).

W I T N E S S E T H:

WHEREAS, each of the Stockholders is currently the owner of shares of common stock of Modus Media, Inc., a Delaware corporation (the “Company”);

WHEREAS, Parent, Westwood Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Company intend to enter into an Agreement and Plan of Merger, (as the same may be amended, the “Merger Agreement” and the transaction contemplated therein, the “Merger”), pursuant to which shares of Company Common Stock (as defined in the Merger Agreement) will be converted into the right to receive shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”);

WHEREAS, pursuant to the Merger Agreement, Stockholders will be entitled to receive shares of Parent Common Stock (such shares of Parent Common Stock, together with any other shares of Parent Common Stock beneficial ownership of which is acquired by Stockholders during the period from and including the Closing Date (as defined in the Merger Agreement) through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Subject Shares”);

WHEREAS, Parent desires to ensure the orderly sale of Parent Common Stock following the Closing Date (as defined in the Merger Agreement);

WHEREAS, the Stockholders desire to have a registration statement effective with respect to the shares they receive in the Merger so as to facilitate the disposition thereof; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2 Other Definitions. For purposes of this Agreement:

“affiliate” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

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ARTICLE II

LOCK-UP; VOLUME LIMITATIONS; TRANSFER NOTICE; LEGENDS

Section 2.1 Lock-Up. Notwithstanding any other provision of this Agreement, but subject to the exceptions contained in this Section 2.1, Stockholders shall not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Subject Shares, any rights to acquire Subject Shares or any interest therein (any of the foregoing, a “Disposition”) if the aggregate number of Subject Shares sold by Stockholders on any given trading day would exceed the limitations set forth below:

		Sale Price as Percentage of Closing Price for the prior Trading Day	Number of Shares which may be Sold on Current Trading Day
	1)	Greater than 107.5%	1,100,000

Tier:	2)	Greater than 105.0% to 107.5%	850,000

	3)	Greater than 92.5% to 105.0%	700,000

	4)	Equal to or less than 92.5%	300,000

In applying such limitations, (x) incremental sales volume in a tier shall only benefit shares sold at prices within that tier, e.g., a sale at 102% of the prior day’s Closing Price following a sale at 106% of the Closing Price must be made within the lower tier limits of 700,000 shares, and (y) the tiered limits are not to be aggregated, e.g., on a given day where the sales price does not exceed 105% of the Closing Price, 400,000 shares may be sold at Tier 3 and 300,000 at Tier 4, or 700,000 could be sold in Tier 3 and none in Tier 4. As used herein, “Closing Price” shall mean the “previous close” reported by NASDAQ.

Further, between the 180th and the 240th date following the Effective Time, no Escrow Shares may be Disposed.

Notwithstanding the foregoing, a Stockholder’s Disposition of Subject Shares shall not be subject to the foregoing if the Disposition of Subject Shares is:

(a) to one or more affiliates of such Stockholder who have agreed in writing to be bound by the terms of this Agreement (a “Permitted Transferee”);

(b) pursuant to an offer or exchange subject to Regulation 14D of the Securities Exchange Act of 1934, as amended;

(c) arising as a result of a merger or similar transaction involving Parent;

(d) to Parent;

(e) a pledge of Subject Shares in connection with a bona fide financing with a financial institution (which would not include equity hedges or forward sale arrangements); provided, that the pledgee agrees to become a party to this Agreement, subject to all its terms and conditions, in the event that such party forecloses upon the Subject Shares (and prior to such foreclosure, pledgee shall not be required to execute this Agreement);

(f) if such Stockholder is, as of the date hereof, an investment vehicle, to its investors, provided that such investors agree in writing to be bound by the terms of this Agreement;

(g) to a “qualified institutional investor” in a transfer consented to by Parent, such consent not to be unreasonably withheld or delayed (as used herein, “qualified institutional investor” is a mutual fund registered

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under the Investment Company Act of 1940 which Parent determines, in its reasonable judgment, is acquiring such Subject Shares with the intention (and has a general reputation as to such effect in the marketplace with respect to its other investments) of holding the Subject Shares as a long term investment); or

(h) pursuant to foreclosure of a pledge described on the signature page hereto of such Stockholder.

In the event that the outstanding shares of Parent Common Stock shall be changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the limitations shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2 Stop Transfer Acknowledgment. In furtherance of this Agreement, concurrently herewith, Stockholders shall, and hereby do authorize Parent to, notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the transfer of such shares).

Section 2.3 Restrictive Legends. Each certificate representing Subject Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (the “Transfer Restriction Legend”):

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN STOCK TRANSFER AGREEMENT DATED MARCH     , 2004, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY UPON REQUEST.”

Parent agrees that the Securities Act Legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if a Stockholder shall have delivered to Parent an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act, and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act. Each Stockholder further understands and agrees that, except as provided in Article IV hereof, Parent is under no obligation to register the sale, transfer or other disposition of the Subject Shares by such Stockholder or on such Stockholder’s behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

Section 2.4 Reporting Obligations. Each Stockholder which is not then subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934 with respect to Parent hereby agrees that it will provide Parent with a written report no later than the fifth business day of every month, listing, for each day in the previous month, whether there was a Disposition of Subject Shares, the amount of such Disposition and the price(s) at which such Subject Shares were sold.

Section 2.5 Standstill. Each Stockholder agrees that, for the period beginning on the date hereof and ending two years from the date hereof (the “Standstill Period”), unless such Stockholder shall have been specifically invited in writing by the Board of Directors of Parent, neither such Stockholder nor any of its affiliates will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or “participate” in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) any “solicitation” of stockholder of Parent or file solicitation materials or mail or disseminate any solicitation materials to, or otherwise attempt to “solicit”, Parent’s stockholders with respect to any “consent” or “proxy” (each such term in quotations shall have the meanings attributed to such term in the proxy rules of the Securities and Exchange Commission); (b) otherwise act, alone or in concert with others, to nominate directors for election at any meeting of Parent’s stockholders (or similar action by written consent) or propose any matter for submission to a vote or action by written consent of stockholders of Parent or; (c) take any action which to the knowledge of such Stockholder requires Parent to make a public announcement regarding any of the types of matters set forth in (a) or (b) above.

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Section 2.6 Single Execution. Stockholders agree that all Dispositions of Subject Shares subject to the volume limits of Section 2.1 shall be effected through a single broker dealer designated by the Stockholder Representative. Unless otherwise agreed among the Stockholders, all sales of Subject Shares made on any particular day through the designated broker shall be allocated on a pro rata basis among the Stockholders who have requested that a sale of Subject Shares be made on such day

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Each Stockholder agrees that during term of this Agreement and except as contemplated by the terms of this Agreement, it shall not (i) make a Disposition of, or enter into any contract, option, hedge, equity swap, put, sale of exchangeable securities, forward sale or other similar arrangement or other agreement with respect to a Disposition of, any or all of the Subject Shares; or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement or of making any of its representations or warranties contained herein untrue or incorrect.

(b) In the event of a stock dividend or distribution, or any change in the Parent Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c) Unless required by law, no Stockholder shall, and each Stockholder shall cause its respective representatives and affiliates not to, make any press release or other public announcement with respect to the business and affairs of Parent, Merger Sub or any of their respective affiliates, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Each Stockholder will provide information reasonably requested by the Company, Parent or Merger Sub required for any filing or regulatory application made or approval sought for, or in connection with, the Merger and the other transactions contemplated by the Merger Agreement.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1 Definitions. As used in this Article IV, the following capitalized terms shall have the following meanings:

Claim: Any loss, claim, damage, liability or expense (including the reasonable costs of investigation and reasonable legal fees and expenses).

Holder: The beneficial owner of the Registrable Securities.

Indemnified Holder: The Holder of Registrable Securities, any officer or director of the Holder, and any Person who controls the Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act.

Misstatement: An untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus not misleading.

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Person: A natural person, partnership, corporation, business trust, association, joint venture or other entity or a government or agency or political subdivision thereof.

Prospectus: The prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

Registrable Securities: All shares of Parent Common Stock issued to Stockholders in connection with the Merger Agreement and the Escrow Shares.

Registration Statement: Registration statement of Parent which covers the resale by Stockholders of the Registrable Securities, pursuant to the provisions of this Article IV, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement. The Registration Statement may be the Form S-4 used for the Merger if it also shall register for resale the Registrable Shares. If required by applicable law, rules or regulations, or if deemed desirable by Parent, after the Effective Time, Parent may file a post-effective amendment on Form S-3 to the Registration Statement, which shall include a resale prospectus for the Registrable Shares.

Securities Act: The Securities Act of 1933, as from time to time amended.

SEC: The Securities and Exchange Commission.

Section 4.2 Registration Procedures. Parent shall effect registration of the resale by the Stockholders of the Registrable Securities and maintain an effective Registration Statement in accordance with the terms of this Article IV.

(a) Parent shall maintain the effectiveness of the Registration Statement until the earliest to occur of (i) the date on which Stockholders and the Stockholder Representative can sell all of the Registrable Securities freely without restriction pursuant to Rule 145 under the Securities Act, or any successor provision, (ii) the date on which Stockholders and the Stockholder Representative have sold all of the Registrable Securities, (iii) the 330th day after the Effective Time, extended by one day for each day the effectiveness of the Registration Statement is suspended hereunder (a “Suspension Day”); and (iv) upon termination of all of the limitations on Disposition set forth in Section 2.1; provided, that the Stockholder Representative shall notify Parent, in writing, prior to filing of the Registration Statement, of any proposed methods of distribution other than customary brokerage transactions;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by Parent or by the Securities Act or rules and regulations thereunder;

(c) promptly notify the Stockholder Representative

(1) when the Prospectus or any supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective,

(2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information,

(3) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose,

(4) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and

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(5) of the existence of any fact which results in the Registration Statement, the Prospectus or any document incorporated therein by reference containing a Misstatement;

(d) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible time;

(e) furnish to the Stockholder Representative, without charge, at least one copy of the Registration Statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(f) deliver to the Stockholder Representative, without charge, as many copies of each Prospectus as the Stockholder Representative may reasonably request (Parent hereby consenting to the use of each such Prospectus by the Stockholder Representative in connection with the offering and sale of the Registrable Securities covered by such Prospectus);

(g) register or qualify or cooperate with the Stockholder Representative and the Stockholder Representative’s counsel in connection with the registration or qualification of the Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as the Stockholder Representative may designate in writing; provided that Parent shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(h) direct Parent’s transfer agent to cooperate with the Stockholder Representative to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold and cause such Registrable Securities to be in such denominations and registered in the names of such Holders as the Stockholder Representative may request in accordance with the terms of this Agreement;

(i) if the Registration Statement or the Prospectus contains a Misstatement, prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the Prospectus will not contain a Misstatement;

(j) cause all Registrable Securities covered by the Registration Statement to be listed on the NASDAQ; and

(k) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders earnings statements satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of any 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of Parent’s first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said 12-month periods.

Section 4.3 Indemnification.

(a) Indemnification by Parent.

Parent agrees to indemnify, defend and hold harmless each Indemnified Holder from and against all Claims arising out of or based upon any Misstatement or alleged Misstatement, except insofar as such Misstatement or alleged Misstatement was based upon information furnished in writing to Parent by such Indemnified Holder expressly for use in the document containing such Misstatement or alleged Misstatement.

(b) Indemnification Procedures.

If any action or proceeding (including any governmental investigation or inquiry) shall be brought or asserted against an Indemnified Holder in respect of which indemnity may be sought from Parent, such Indemnified Holder shall promptly notify Parent in writing, and Parent may, at its election, assume the defense thereof.

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Such Indemnified Holder shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be the expense of such Indemnified Holder unless (i) Parent has agreed to pay such fees and expenses, (ii) Parent shall have failed to assume the defense of such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Holder and Parent, and such Indemnified Holder shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Holder that are different from or additional to those available to Parent.

The foregoing notwithstanding, Parent shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for such Indemnified Holder and any other Indemnified Holders (which firm shall be designated in writing by the Stockholder Representative) in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances.

Parent shall not be liable for any settlement of any such action or proceeding effected without its written consent, which shall not be unreasonably withheld or delayed.

(c) Indemnification by Stockholders.

Each Stockholder agrees to indemnify and hold harmless Parent, its directors and officers and each Person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Parent to such Stockholder, but only with respect to information furnished in writing by such Stockholder expressly for use in any Registration Statement, Prospectus or preliminary prospectus. In no event, however, shall the liability hereunder of such Stockholder be greater than the dollar amount of the proceeds received by such Stockholder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

In case any action or proceeding shall be brought against Parent or its directors or officers or any such controlling person, in respect of which indemnity may be sought against such Stockholder, such Stockholder shall have the rights and duties given Parent and Parent or its directors or officers or such controlling person shall have the rights and duties given to such Stockholder by Sections 4.3(a) and 4.3(b) above.

(d) Contribution

If the indemnification provided for in this Section 4 is unavailable to an indemnified party under Section 4.3(a) or Section 4.3(c) above (other than by reason of exceptions provided in those Sections) in respect of any Claims referred to in such Sections, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of Parent on the one hand and of the Indemnified Holder on the other in connection with the statements or omissions which resulted in such Claims as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the Claims referred to above shall be deemed to include, subject to the limitations set forth in Section 4.3(b), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The relative fault of Parent on the one hand and of the Indemnified Holder on the other shall be determined by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by Parent or by the Indemnified Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement or alleged Misstatement.

Parent and the Stockholder Representative agree that it would not be just and equitable if contribution pursuant to this Section 4.3(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

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Notwithstanding the provisions of this Section 4.3(d), an Indemnified Holder shall not be required to contribute any amount in excess of the amount by which (i) the total price at which the securities that were sold by such Indemnified Holder exceeds (ii) the amount of any damages which such Indemnified Holder has otherwise been required to pay by reason of such Misstatement.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 4.4 Suspension of Sales. Upon receipt of written notice from Parent to the Stockholder Representative that a Registration Statement or Prospectus contains a Misstatement, each Stockholder shall forthwith discontinue disposition of Registrable Securities until such Stockholder has received copies of the supplemented or amended Prospectus required by Section 4.2(i) hereof, or until the Stockholder Representative is advised in writing by Parent that the use of the Prospectus may be resumed, and, if so directed by Parent, each Stockholder shall deliver to Parent (at Parent’s expense) all copies, other than permanent file copies then in each Stockholder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 4.5 Forms. All references in this Agreement to particular forms of registration statements are intended to include all successor forms which are intended to replace, or to apply to similar transactions as, the forms herein referenced.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Each Stockholder hereby represents and warrants to Parent as follows:

Section 5.1 Power and Authority. Such Stockholder has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution, delivery and performance by such Stockholder of this Agreement, and the consummation by such Stockholder of the transactions contemplated herein, have been duly authorized and approved by such Stockholder’s Board of Directors or other governing board, and no other corporate action on the part of such Stockholder is necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement and the consummation by the transactions contemplated herein. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

Section 5.2 Ownership of Shares. As of the date hereof, and as of the Effective Time, such Stockholder is the lawful owner of the shares of Company Common Stock or rights to acquire shares of Company Common Stock set forth on its signature page hereto (or shares acquired after the date hereof pursuant to the exercise thereof) and has the sole power to vote (or cause to be voted) such shares of Company Common Stock (which shares will be converted in to Parent Common Stock on the Closing Date and thereby become the Subject Shares). Neither such Stockholder nor any affiliate of such Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company (other than warrants to acquire shares of the Company on the signature page hereto) or Parent or other securities of the Company or Parent or any interest therein or any voting rights with respect to any securities of Company or Parent. Such Stockholder has good and valid title to all of its shares of Company Common Stock, free and clear of any and all pledges, mortgages, liens, hedges, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or as could not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement. Such Stockholder has not, except for options issued under existing plans of the Company, entered into any contract, option, hedge, equity swap, put, sale of exchangeable securities, forward sale or other similar arrangement or other agreement with respect to Company Common Stock, Subject Shares or Parent Common Stock.

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Section 5.3 No Conflicts. (i) No filing with any governmental entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement.

Section 5.4 Reliance by Parent. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate, and none of Parent, any Stockholder or the Stockholder Representative shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect, upon the earliest to occur of (i) the mutual consent of Parent and the Stockholder Representative; (ii) as to all Subject Shares other than the Escrow Shares, 180 days from the Effective Time, and as to the Escrow Shares, 335 days from the Effective Time; and (iii) if the effectiveness of the Registration Statement shall have been suspended (or Dispositions pursuant to the Registration Statement have been suspended pursuant to Section 4.4) for greater than five trading days during the period of either the first 180 days of the intended effectiveness thereof or the last 90 days of the intended effectiveness thereof, respectively, on the trading day following the date of written notice thereof from the Stockholder Representative to Parent; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

Section 7.2 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by a party and that a party shall be entitled to equitable relief, including injunctive

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relief to prevent breaches of the provisions of this letter agreement by the other party, without the necessity of proving actual damages or of posting any bond. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such party shall be liable and pay to the other party the reasonable legal fees and costs incurred by the other party in connection with such litigation, including any appeal therefrom.

Section 7.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

If to Parent, to:

CMGI, Inc.

425 Medford Street

Charlestown, Massachusetts 02129

Attn: President

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attn: Mark D. Gerstein

If to a Stockholder or to the Stockholder Representative, to the address set forth on the signature page of this Agreement beneath such Stockholder’s or the Stockholder Representative’s signature; or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.5 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 7.6 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.7 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 7.8 Permitted Transferee as Stockholder. A Permitted Transferee shall become a party and Stockholder subject to the terms of this Agreement by executing an additional signature page hereto, acknowledged by the other parties hereto.

Section 7.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise)

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without the prior written consent of the other parties, except that Parent may assign any of their rights, interests or obligations hereunder to any corporation, partnership or limited liability company controlled directly or indirectly by Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.9 shall be null and void.

Section 7.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or State court sitting in the State of Delaware.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11 Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.12 Stockholder Representative. Stockholders hereby appoint, effective as of the Effective Time R. SCOTT MURRAY AND NICHOLAS NOMICOS, as the representatives and attorneys-in-fact of such Stockholders (collectively, the “Stockholder Representative”) for purposes as set forth herein and as provided in the Merger Agreement. The two individuals serving as Stockholder Representative shall act by unanimous written consent hereunder. The Stockholder Representative has unlimited authority and power to act on behalf of each such Stockholder with respect to this Agreement and the disposition, settlement or other handling of all rights or obligations arising from and taken pursuant to this Agreement. Stockholders shall be bound by all actions taken by the Stockholder Representative in connection with this Agreement, and Parent shall be entitled to rely on any action or decision of the Stockholder Representative. The Stockholder Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. In all questions arising under this Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to Stockholders for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative will not be required to take any action involving any

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expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time during the term of this Agreement, holders of a majority in interest of the Registrable Securities can appoint a new Stockholder Representative by written consent by sending notice to Parent and a copy of the written consent appointing such new Stockholder Representative signed by holders of a majority in interest of the Registrable Securities. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

[signature pages follow]

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IN WITNESS WHEREOF, Parent, Stockholder and Stockholder Representative have caused this Agreement to be duly executed as of the date first set forth above.

CMGI, INC.:,
a Delaware corporation

By:
Name:
Title:

Print Name of Stockholder

[If an Entity]:

By:
Name:
Title:
Address:

[If an Individual]:

By:
Name:
Address:

Share Ownership of Stockholder

Common Stock:

Warrants:

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IN WITNESS WHEREOF, Parent, Stockholder and Stockholder Representative have caused this Agreement to be duly executed as of the date first set forth above.

CMGI, INC.:,
a Delaware corporation

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE

R. Scott Murray
Address:

Nicholas Nomicos
Address:

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ANNEX 5

APPRAISAL RIGHTS UNDER SECTION 262 OF DGCL

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation

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of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law grants the registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the registrant except to the extent approved by a court.

Article Ninth of the registrant’s restated certificate of incorporation and Article VII of the registrant’s restated bylaws provide that the registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the registrant, or is or was serving at the written request of the registrant, as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article Ninth of the registrant’s restated certificate of incorporation and Article VII of the registrant’s restated bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article VII of the registrant’s restated bylaws also provides that the registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant, as a director, trustee, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of the registrant’s restated certificate of incorporation eliminates a director’s personal liability for monetary damages to the registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to the registrant or its stockholders, acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

The registrant maintains an insurance policy on behalf of itself and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

The registrant has entered into agreements with all of its directors affirming the registrant’s obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Exhibits and Financial Statement Schedules

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004, is incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated March 24, 2004 (File No. 000-23262).

2.2	Transaction Agreement, dated as of September 9, 2002, by and among the Registrant, CMGI (UK) Limited and Engage, Inc. is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated September 9, 2002 (File No. 000-23262).

2.3	Note and Stock Purchase Agreement, dated as of September 11, 2002, by and between the Registrant and ClearBlue Technologies, Inc. is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated September 11, 2002 (File No. 000-23262).

2.4	Asset Purchase Agreement, by and among Overture Services, Inc., AltaVista Company, Aurora I, LLC (a wholly owned subsidiary of AltaVista) and the Registrant, dated as of February 18, 2003, is incorporated herein by reference to Exhibit 2.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Overture Services, Inc. (File No. 000-26365).

2.5	Registration Rights Agreement between Overture Services, Inc. and AltaVista Company, dated as of February 18, 2003, is incorporated herein by reference to Exhibit 2.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Overture Services, Inc. (File No. 000-26365).

2.6	First Amendment to Registration Rights Agreement, dated as of April 25, 2003, by and between Overture Services, Inc. and AltaVista Company, is incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K dated April 25, 2003 of Overture Services, Inc. (File No. 000-26365).

2.7	Second Amendment to Registration Rights Agreement, dated as of August 13, 2003, by and between Overture Services, Inc. and AltaVista Company, is incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K dated August 13, 2003 of Overture Services, Inc. (File No. 000-26365).

3.1	Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-85047).

3.2	Certificate of Designations, Preferences and Rights of Series D Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated August 18, 1999 (File No. 000-23262).

3.3	Amendment of Restated Certificate of Incorporation of the Registrant, dated May 5, 2000 is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2000 (File No. 000-23262).

3.4	Certificate of Elimination of Series C Convertible Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2002 (File No. 000-23262).

3.5	Restated By-Laws of the Registrant, as amended, are incorporated herein by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-4 (File No. 333-92107).

4.1	Specimen stock certificate representing the Registrant’s Common Stock is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 1999 (File No. 000-23262).

4.2	Form of senior indenture is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-93005).

4.3		Form of subordinated indenture is incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-93005).

4.4		Form of Stockholder Support Agreement (included as Annex 2 to the proxy statement/prospectus forming a part of this registration statement).

4.5		Form of Escrow Agreement (included as Annex 3 to the proxy statement/prospectus forming a part of this registration statement).

4.6		Form of Stock Transfer Agreement (included as Annex 4 to the proxy statement/prospectus forming a part of this registration statement).

5.1		Form of Opinion of Latham & Watkins LLP regarding legality of securities being registered pursuant to that certain Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004.

8.1	*	Form of Opinion of Latham & Watkins LLP regarding tax implications of consummation of merger contemplated by that certain Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004.

8.2	*	Form of Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax implications of consummation of merger contemplated by that certain Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004.

23.1		Consent of KPMG LLP

23.2		Consent of PricewaterhouseCoopers LLP

24		Power of Attorney (included in the signature pages of this Registration Statement).

99		Form of Proxy.

*	To be filed by amendment.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the CMGI has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on June 10, 2004.

CMGI, INC.

By:	/s/ GEORGE A. MCMILLAN
George A. McMillan,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints George A. McMillan, Thomas Oberdorf and Peter L. Gray, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 10, 2004 in the capacities indicated.

SIGNATURES

/s/ David S. Wetherell
By:	DAVID S. WETHERELL
Chairman of the Board of Directors

/s/ George A. McMillan
By:	GEORGE A. MCMILLAN
President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas Oberdorf
By:	THOMAS OBERDORF
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Anthony J. Bay
By:	ANTHONY J. BAY
Director

/s/ Virginia G. Bonker
By:	VIRGINIA G. BONKER
Director

/s/ Francis J. Jules
By:	FRANCIS J. JULES
Director

/s/ Jonathan A. Kraft
By:	JONATHAN A. KRAFT
Director

/s/ Michael J. Mardy
By:	MICHAEL J. MARDY
Director

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004, is incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated March 24, 2004 (File No. 000-23262).

2.2	Transaction Agreement, dated as of September 9, 2002, by and among the Registrant, CMGI (UK) Limited and Engage, Inc. is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated September 9, 2002 (File No. 000-23262).

2.3	Note and Stock Purchase Agreement, dated as of September 11, 2002, by and between the Registrant and ClearBlue Technologies, Inc. is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated September 11, 2002 (File No. 000-23262).

2.4	Asset Purchase Agreement, by and among Overture Services, Inc., AltaVista Company, Aurora I, LLC (a wholly owned subsidiary of AltaVista) and the Registrant, dated as of February 18, 2003, is incorporated herein by reference to Exhibit 2.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Overture Services, Inc. (File No. 000-26365).

2.5	Registration Rights Agreement between Overture Services, Inc. and AltaVista Company, dated as of February 18, 2003, is incorporated herein by reference to Exhibit 2.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Overture Services, Inc. (File No. 000-26365).

2.6	First Amendment to Registration Rights Agreement, dated as of April 25, 2003, by and between Overture Services, Inc. and AltaVista Company, is incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K dated April 25, 2003 of Overture Services, Inc. (File No. 000-26365).

2.7	Second Amendment to Registration Rights Agreement, dated as of August 13, 2003, by and between Overture Services, Inc. and AltaVista Company, is incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K dated August 13, 2003 of Overture Services, Inc. (File No. 000-26365).

3.1	Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-85047).

3.2	Certificate of Designations, Preferences and Rights of Series D Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated August 18, 1999 (File No. 000-23262).

3.3	Amendment of Restated Certificate of Incorporation of the Registrant, dated May 5, 2000 is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2000 (File No. 000-23262).

3.4	Certificate of Elimination of Series C Convertible Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2002 (File No. 000-23262).

3.5	Restated By-Laws of the Registrant, as amended, are incorporated herein by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-4 (File No. 333-92107).

4.1	Specimen stock certificate representing the Registrant’s Common Stock is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 1999 (File No. 000-23262).

4.2	Form of senior indenture is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-93005).

4.3	Form of subordinated indenture is incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-93005).

4.4	Form of Stockholder Support Agreement (included as Annex 2 to the proxy statement/prospectus forming a part of this registration statement).

4.5		Form of Escrow Agreement (included as Annex 3 to the proxy statement/prospectus forming a part of this registration statement).

4.6		Form of Stock Transfer Agreement (included as Annex 4 to the proxy statement/prospectus forming a part of this registration statement).

5.1		Form of Opinion of Latham & Watkins LLP regarding legality of securities being registered pursuant to that certain Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004.

8.1	*	Form of Opinion of Latham & Watkins LLP regarding tax implications of consummation of merger contemplated by that certain Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004.

8.2	*	Form of Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax implications of consummation of merger contemplated by that certain Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004.

23.1		Consent of KPMG LLP

23.2		Consent of PricewaterhouseCoopers LLP

24		Power of Attorney (included in the signature pages of this Registration Statement).

99		Form of Proxy.

*	To be filed by amendment.